UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Limelight Networks, Inc.

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PRELIMINARY PROXY STATEMENT DATED APRIL 22, 2022—SUBJECT TO COMPLETION

PROPOSED TRANSACTION—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders,

You are cordially invited to attend the 2022 annual meeting of stockholders of Limelight Networks, Inc., a Delaware corporation (“Limelight”), which will be held virtually on [●], [●], 2022 at [●] Eastern time (including any adjournments or postponements thereof, the “annual meeting”). Stockholders will be able to attend the annual meeting by visiting www.virtualshareholdermeeting.com/LLNW2022 and using the 16-digit control number included in your proxy materials. You will not be able to attend the annual meeting physically in person. For purposes of attendance at the annual meeting, all references in the accompanying proxy statement to “present in person” or “in person” shall mean virtually present at the annual meeting.

At the annual meeting, you will be asked to consider and vote, among other things, upon the approval of the issuance of shares of common stock, par value $0.001 per share, of Limelight (“Limelight common stock”) pursuant to the Stock Purchase Agreement, dated as of March 6, 2022 (the “purchase agreement”), providing for the purchase of all of the outstanding shares of common stock of Edgecast Inc. (“Edgecast”), a California corporation and an indirect wholly-owned subsidiary of College Parent, L.P. (together with its wholly-owned subsidiaries other than Edgecast, “College Parent”), and certain assets specified in the purchase agreement. After the completion of the transaction, right, title and interest in and to all of the outstanding shares of common stock of Edgecast and certain subsidiaries of Edgecast will be owned by an indirect, wholly-owned subsidiary of Limelight.

If the transactions contemplated by the purchase agreement (the “transaction”) are completed, Limelight currently anticipates issuing approximately 71.9 million shares of Limelight common stock to either College Parent, the ultimate parent company of Edgecast, or a designated subsidiary of College Parent, representing a value of approximately $300 million at a share price of $4.1168 (which is the 30-day trailing VWAP as of March 4, 2022), which includes approximately $30 million cash investment in Limelight by College Parent or a designated subsidiary. College Parent or a designated subsidiary can also receive up to an additional 12.7 million shares of Limelight representing up to an additional $100 million in consideration, over the period ending on the third anniversary of the closing of the transaction, subject to the achievement of certain share-price targets.

The obligations of Limelight to complete the transaction are subject to the satisfaction or waiver of a number of conditions set forth in the purchase agreement, a copy of which is included as Annex A to this proxy statement, including stockholder approval of the issuance of Limelight common stock in connection with the proposed transaction (the “stock issuance proposal”).

You will also be asked to consider and vote on a proposal to: (i) elect Jeffrey T. Fisher, David C. Peterschmidt and Robert Lyons as Class III directors (the “director election proposal”); (ii) approve the ratification of Ernst & Young LLP as independent registered public accounting firm (the “ratification proposal”); and (iii) vote upon the proposal to adjourn or postpone the annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the stock issuance proposal (the “adjournment proposal” and together with the stock issuance proposal, director election proposal and the ratification proposal, the “proposals”). Approval of the proposals to approve: (i) the director election proposal; (ii) ratification proposal; and (iii) if necessary or appropriate, the adjournment proposal, are not conditions to the completion of the transaction.

Your vote is very important. Please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the annual meeting. The Limelight board of directors unanimously recommends that Limelight stockholders vote “FOR” each of the proposals being submitted to a vote of Limelight stockholders at the annual meeting.

Your vote is very important regardless of the number of shares that you own. We cannot complete the proposed transaction unless the proposal to approve the stock issuance proposal is approved by a majority of the votes cast by stockholders in person or via proxy with respect to this matter are cast in favor of the stock issuance proposal. The failure of any stockholder to vote in person by ballot at the annual meeting, to submit a signed proxy card or to grant a proxy electronically through the internet or by telephone will have no effect on the vote count for the proposals. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will be counted as present and entitled to vote for purposes of determining a quorum but will have no effect on the vote count for the proposals.

This proxy statement contains detailed information about Limelight, the annual meeting, the purchase agreement and the transaction. You should read this proxy statement carefully and in its entirety before voting, including the section entitled “Risk Factors” located elsewhere in this proxy statement. We look forward to Limelight’s successful acquisition of Edgecast.

I thank you for your continued support and investment in us. Together, let’s build a great company.

Robert Lyons

Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transaction described in this document or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement is dated [●], 2022 and is first being mailed to Limelight stockholders on or about [●], 2022.

PRELIMINARY PROXY STATEMENT DATED APRIL 22, 2022—SUBJECT TO COMPLETION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2022

Dear Fellow Stockholder:

We are pleased to invite you to attend the annual meeting of stockholders (including any adjournments or postponements thereof, the “annual meeting”) of Limelight Networks, Inc. (“Limelight”), a Delaware corporation, which will be held at [●], on [●], 2022 at [●], Eastern time, for the following purposes:

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to vote on the proposal to issue shares of common stock of Limelight, par value $0.001 per share (“Limelight common stock”) to either College Parent, L.P., a Delaware limited partnership (together with its wholly-owned subsidiaries other than Edgecast, “College Parent”), the ultimate parent company of Edgecast, Inc. (“Edgecast”) or a designated subsidiary of College Parent under the Stock Purchase Agreement, dated as of March 6, 2022, by and between Limelight and College Parent (the “purchase agreement”), a copy of which is included as Annex A to the proxy statement of which this notice is a part (the “stock issuance proposal”);

•	to vote upon the election of Jeffrey T. Fisher, David C. Peterschmidt and Robert Lyons as Class III directors (the “director election proposal”);

•	to vote upon the ratification of Ernst & Young LLP as independent registered public accounting firm (the “ratification proposal”); and

•

to vote upon the proposal to adjourn or postpone the annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the stock issuance proposal (the “adjournment proposal” and together with the stock issuance proposal, director election proposal and the ratification proposal, the “proposals”).

Please refer to the proxy statement of which this notice is a part for further information on the business to be transacted at the annual meeting.

Limelight’s board of directors (the “Limelight board”) has unanimously (a) determined that the purchase agreement and the transactions contemplated by the purchase agreement, are advisable, fair to and in the best interest of Limelight’s stockholders, (b) approved and adopted the purchase agreement and the transactions contemplated by the purchase agreement, (c) directed that the approval of the stock issuance proposal be submitted to a vote at a meeting of the stockholders of Limelight entitled to vote on such matters and (d) resolved to recommend to Limelight’s stockholders to vote in favor of the approval of the stock issuance proposal on the terms and subject to the conditions set forth in the purchase agreement. The Limelight board unanimously recommends that Limelight’s stockholders vote “FOR” each of the proposals being submitted to a vote of stockholders at the annual meeting.

The Limelight board has fixed the close of business on [●], 2022 as the record date (the “record date”) for determining Limelight’s stockholders entitled to receive notice of, and to vote at, the annual meeting. Only holders of record of Limelight common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting. The presence of the holders of a majority of the Limelight common stock issued and outstanding and entitled to vote, present in person or represented by proxy, is required to constitute a quorum for the transaction of business at the annual meeting. To ensure that your vote is counted, please provide your voting instructions as soon as possible, even if you plan to attend the annual meeting in person. We encourage you to vote via the internet or by telephone. You also have the option of voting by completing, signing, dating and returning the proxy card that accompanied the printed materials. Submitting your vote via the internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the annual meeting.

The approval of the stock issuance proposal and the ratification proposal requires the affirmative vote of the holders of a majority of the votes cast. For the director election proposal, the nominees receiving the highest number of votes will be elected to the Limelight board. Abstentions and broker non-votes will have no effect on the election of directors. The approval of the adjournment proposal, if necessary or appropriate, requires the affirmative vote of the stockholders of a majority in voting power present if a quorum is not present, or, if a quorum is present, the affirmative vote of the holders of a majority of the votes cast. Abstentions if any, will have the same effect as a vote “AGAINST” the proposals. Broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum but will have no effect on the vote count for the proposals. A list of the names of Limelight’s stockholders of record will be open to the examination by any stockholder for any purpose germane to the annual meeting for ten days before the annual meeting via the Internet at www.virtualshareholdermeeting.com/LLNW2022. Such list will also be available on-line at the annual meeting during the webcast of the meeting. Your vote is very important. Whether or not you expect to attend the annual meeting, we urge you to submit a proxy to vote your shares as promptly as possible by either (1) accessing the internet website specified on your proxy card and following the on-screen instructions; (2) calling the toll-free number specified on your proxy card; or (3) signing, dating and mailing your proxy card in the postage-paid envelope provided as soon as possible, so that your shares may be represented and voted at the annual meeting.

This proxy statement provides a detailed description of the purchase agreement and the transactions contemplated thereby as well as a description of the issuance of shares of Limelight common stock to College Parent under the purchase agreement. We urge you to read this proxy statement, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the purchase agreement, the transactions contemplated thereby or this proxy statement, would like additional copies of this document, or need help voting your shares of Limelight common stock, please contact Limelight’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll-free from the U.S. or Canada: (877) 825-8793

From other locations please dial: +1 (412) 232-3651

Banks and Brokers may call collect: (212) 750-5833

On behalf of the Limelight board, I thank you for your ongoing support and appreciate your consideration of these matters.

By Order of the Board of Directors,

Michael D. DiSanto Chief Administrative and Legal Officer & Secretary

Tempe, Arizona

[●], 2022

ADDITIONAL INFORMATION

This proxy statement incorporates by reference important business and financial information about Limelight Networks, Inc. (“Limelight”) from other documents that are not included in or delivered with this proxy statement. For a listing of the documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find Additional Information and Incorporation of Certain Documents by Reference” located elsewhere in this proxy statement. This information is available to you without charge upon your written request. You can obtain the documents incorporated by reference into this document through the United States Securities and Exchange Commission website at www.sec.gov or by requesting them in writing at Limelight Networks, Inc., 2220 W. 14th Street, Tempe, Arizona 85281, Attention: Corporate Secretary.

You may also obtain documents incorporated by reference into this proxy statement by requesting them in writing or by telephone from Innisfree M&A Incorporated, Limelight’s proxy solicitor, at the following addresses and telephone numbers:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll-free from the U.S. or Canada: (877) 825-8793

From other locations please dial: +1 (412) 232-3651

Banks and Brokers may call collect: (212) 750-5833

To receive timely delivery of the documents in advance of the annual meeting of Limelight stockholders (the “annual meeting”), you should make your request no later than five business days before the date of the annual meeting, or no later than [●], 2022.

ABOUT THIS PROXY STATEMENT

This proxy statement constitutes a proxy statement for Limelight Networks, Inc. (“Limelight”) under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting for the annual meeting of Limelight stockholders.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement and we take no responsibility for, and cannot provide any assurances as to the reliability of, any other information that others may give you. This proxy statement is dated [●], 2022. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement to our stockholders nor the issuance by us of shares of common stock of Limelight, par value $0.001 per share, under the Stock Purchase Agreement, dated as of March 6, 2022, by and between Limelight and College Parent, L.P., a Delaware limited partnership (together with its wholly-owned subsidiaries other than Edgecast, “College Parent”) will create any implication to the contrary.

In addition, Yahoo, Inc., a California corporation (“Yahoo”), Edgecast Inc. (“Edgecast”), College Parent and Apollo Management IX, L.P., a Delaware limited partnership (“Apollo Manager”) have supplied all information contained in this proxy statement relating to Yahoo, Edgecast, College Parent and Apollo and their affiliates, including, without limitation, information about their businesses, properties, and risk factors, and various financial statements and accounting information and data that pertain to the Edgecast business. We, Yahoo, Edgecast, College Parent and Apollo Manager all contributed information to this proxy statement relating to the proposed transaction.

All references in this proxy statement to “Limelight,” “we,” “us,” and “our” refer to Limelight Networks, Inc.; all references in this proxy statement to “College Parent” refers to College Parent, L.P. together with its wholly-owned subsidiaries other than Edgecast; all references in this proxy statement to “Yahoo” refers to Yahoo, Inc., the parent company of Edgecast, which is controlled by funds and vehicles managed by affiliates of Apollo Global Management, Inc.; all references in this proxy statement to “Apollo” refers to Apollo Global Management, Inc. and its consolidated subsidiaries; all references in this proxy statement to “Edgecast” refers to Edgecast Inc. together with its subsidiaries, which is an indirect, wholly-owned subsidiary of College Parent but will become a wholly-owned subsidiary of Limelight after the closing of the proposed transaction; and unless otherwise indicated or as the context requires, all references to the “purchase agreement” refer to the Stock Purchase Agreement, dated as of March 6, 2022, by and between Limelight and College Parent, a copy of which is included as Annex A to this proxy statement.

All brand trademarks, service marks or trade names cited in this report are the property of their respective holders, including those of other companies and organizations. Solely for convenience, trademarks, trade names and service marks referred to in this report appear without the ® or ™ symbols, however such references are not intended to indicate in any way that we, College Parent, Edgecast, or the owner, as applicable, will not assert, to the fullest extent under applicable law, all rights to such, trademarks, trade names and service marks.

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SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Transactions and Annual Meeting” and “Summary,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the 2022 annual meeting of stockholders of Limelight Networks, Inc., a Delaware corporation (“Limelight”), which will be held virtually on [●], [●], 2022 at [●] Eastern time (including any adjournments or postponements thereof, the “annual meeting”).

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Limelight is a leading provider of edge enabled web applications and content delivery solutions. For more information about Limelight, see the section entitled “The Parties” located elsewhere in this proxy statement.

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Edgecast, Inc. (“Edgecast”) is a business unit of Yahoo, Inc. designed to help companies meet the ever-growing expectations of their customers. Edgecast’s leading set of solutions across content delivery, cloud security and video streaming, combined with a team of customer-oriented domain experts, streamlines operations and improves efficiencies, so businesses can redirect their energy into creating value for their customers—not managing multiple vendors and workflows. For more information about Edgecast, see the section entitled “The Parties” and “Management’s Discussion and Analysis of the Financial Condition and Results of Operations of Edgecast” located elsewhere in this proxy statement.

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College Parent, L.P. (together with its wholly-owned subsidiaries, “College Parent”) is a Delaware limited partnership and is the ultimate parent company that controls Yahoo and Edgecast. College Parent is owned by funds managed by affiliates of Apollo Global Management, Inc. (together with its consolidated subsidiaries, “Apollo”), Verizon Communications Inc. and other certain co-investors. For more information about College Parent, see the section entitled “The Parties” located elsewhere in this proxy statement.

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Yahoo, Inc., a Delaware corporation (“Yahoo”), is a global media and tech company that connects people to their passions. Yahoo reaches nearly 900 million people around the world, bringing them closer to what they love—from finance and sports, to shopping, gaming and news—with the trusted products, content and tech that fuel their day. For partners, Yahoo provide a full-stack platform for businesses to amplify growth and drive more meaningful connections across advertising, search and media. Yahoo is the parent company of Edgecast and a wholly owned subsidiary of College Parent, which is controlled by Apollo. For more information about Yahoo, see the section entitled “The Parties” located elsewhere in this proxy statement.

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Apollo is a global, high-growth alternative asset manager. In its asset management business, Apollo seeks to provide its clients excess return at every point along the risk-reward spectrum from investment grade to private equity with a focus on three business strategies: yield, hybrid, and equity. For more than three decades, Apollo’s investing expertise across its fully integrated platform has served the financial return needs of its clients and provided businesses with innovative capital solutions for growth. Through Athene, its retirement services business, Apollo specializes in helping clients achieve financial security by providing a suite of retirement savings products and acting as a solutions provider to institutions. Apollo’s patient, creative, and knowledgeable approach to investing aligns its clients, businesses it invests in, its employees, and the communities it impacts, to expand opportunity and achieve positive outcomes. As of December 31, 2021, Apollo had approximately $498 billion of assets under management. For more information about Apollo, see the section entitled “The Parties” located elsewhere in this proxy statement.

•	The Stock Purchase Agreement, dated as of March 6, 2022, by and between Limelight and College Parent, a copy of which is included as Annex A to the proxy statement of which this notice is a part (the “purchase agreement”) contemplates that, prior to the closing of the transactions contemplated by the purchase agreement (the “transaction,” and the closing of which the “closing”), Edgecast and its subsidiaries will undergo an internal reorganization through a series of inter-company transactions (the “pre-closing restructuring”). For more information about the pre-closing restructuring, see the section entitled “The Transaction—Effect of the Transaction” located elsewhere in this proxy statement.

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At the closing, an indirect, wholly-owned subsidiary of Limelight will acquire all of College Parent’s right, title and interest in and to all of the outstanding shares of common stock of Edgecast, and certain specified assets for an aggregate number of shares of common stock, par value $0.001, of Limelight (the “Limelight common stock”) equal to approximately 71.9 million Limelight common stock (the “aggregate closing consideration”) representing a value of approximately $300 million, subject to the terms and conditions of the purchase agreement. The aggregate closing consideration also includes a $30 million investment in Limelight by College Parent or a designated subsidiary. For more information about the purchase agreement, see the sections entitled “The Transaction” and “Proposal Number 1: Stock Issuance Proposal” located elsewhere in this proxy statement.

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At the closing, Limelight and College Parent (or a designated subsidiary) will enter into a stockholders agreement with respect to certain governance related matters, including College Parent’s right to designate directors (the “stockholders agreement”). For more information about the stockholders agreement, see the section entitled “Other Agreements—Stockholders Agreement” located elsewhere in this proxy statement.

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Following the closing, Limelight’s board of directors (the “Limelight board”) will expand from its current size of eight members to nine members. Two members of the Limelight board prior to the transaction, Jefferey T. Fisher and Marc Debevoise, will resign upon the closing, and, pursuant to the stockholders agreement, three new members designated by College Parent will be appointed to the Limelight board. For more information about our board of directors following the transaction, and for more information about the stockholders agreement, see the sections entitled “The Transaction—Officers and Directors Following Closing” and “Other Agreements—Stockholders Agreement” located elsewhere in this proxy statement.

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Unless waived by the parties to the purchase agreement, the closing is subject to a number of conditions set forth in the purchase agreement, including, among others, (i) the expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the absence of any law or order restraining, enjoining or otherwise prohibiting the consummation of the transaction and (iii) approval by the stockholders of Limelight of the issuance of Limelight common stock in connection with the proposed transaction (the “stock issuance proposal”). For more information about the closing conditions to the transaction, and the requisite stockholder approval required for the transaction to occur, see the sections entitled “The Stock Purchase Agreement—Conditions to Completion of the Transaction” and “Questions and Answers About the Transactions and Annual Meeting—What vote is required to approve each proposal and how are abstentions, failures to vote and broker non-votes treated?” located elsewhere in this proxy statement.

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The purchase agreement may be terminated at any time prior to the consummation of the transactions contemplated by the purchase agreement upon mutual agreement of the parties thereto, or for other reasons in specified circumstances. For more information about the termination rights under the purchase agreement, see the section entitled “The Stock Purchase Agreement—Termination of the Purchase Agreement” located elsewhere in this proxy statement.

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The purchase agreement and transactions contemplated thereby involve numerous risks. For more information about these risks, please see the section entitled “Risk Factors” located elsewhere in this proxy statement.

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The Limelight board considered various factors in determining whether to approve the purchase agreement. For more information about the Limelight board’s decision-making process, see the sections entitled “The Transaction—Recommendation of the Limelight Board and Its Reasons for the Transaction” and “The Transaction—Opinion of Limelight’s Financial Advisor” located elsewhere in this proxy statement.

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In addition to voting on the stock issuance proposal, at the annual meeting, Limelight stockholders will also be asked to vote on the approval of (i) the election of Jeffrey T. Fisher, David C. Peterschmidt and Robert Lyons as Class III directors (the “the director election proposal”), (ii) the ratification of Ernst & Young LLP as independent registered public accounting firm (the “ratification proposal”) and (iii) the proposal to adjourn or postpone the annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the stock issuance proposal (the “adjournment proposal”). For more information about the director election proposal, the ratification proposal and the adjournment proposal, see the sections entitled “Proposal Number 2: Director Election Proposal”, “Proposal Number 3: Ratification Proposal” and “Proposal Number 4: Adjournment Proposal” located elsewhere in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE ANNUAL MEETING

The following are brief answers to certain questions that you may have about the proposals being considered at the annual meeting of our stockholders, which we refer to as the “annual meeting.” We urge you to carefully read this entire proxy statement, including its Annexes, and the other documents to which this proxy statement refers or incorporates by reference, because this section does not provide all of the information that might be important to you. Also see the section entitled “Where You Can Find Additional Information and Incorporation of Certain Documents by Reference” located elsewhere in this proxy statement.

About the Transaction

Q:	What is the proposed transaction?

A:

On March 6, 2022, Limelight Networks, Inc., a Delaware corporation (“Limelight”) and College Parent, L.P., a Delaware limited partnership (together with its wholly-owned subsidiaries other than Edgecast, “College Parent”) entered into that certain purchase agreement, dated March 6, 2022 (the “purchase agreement,” and the transactions contemplated thereby, collectively, the “transaction”), pursuant to which an indirect, wholly-owned subsidiary of Limelight will acquire from College Parent all of the outstanding shares of common stock of Edgecast, Inc. (“Edgecast common stock”), a California corporation and an indirect, wholly-owned subsidiary of College Parent (“Edgecast”), and certain Edgecast-related businesses and assets as specified in the purchase agreement, a copy of which is included as Annex A to this proxy statement. After the completion of the transaction, Limelight currently anticipates that approximately 71.9 million shares, par value $0.001 per share of its common stock (“Limelight common stock”) will be issued to an indirect, wholly-owned subsidiary of Limelight and delivered to either College Parent, the ultimate parent company of Edgecast, or a designated subsidiary of College Parent, representing a value of approximately $300 million based on a per share price of $4.1168 (which is based on the 30-day trailing VWAP as of March 4, 2022), which includes a $30 million cash purchase of Limelight common stock by College Parent from an indirect, wholly-owned subsidiary of Limelight taking place immediately prior to the closing of the transaction. College Parent or a designated subsidiary can also receive up to an additional 12.7 million shares of Limelight representing up to an additional $100 million in consideration, over the period ending on the third anniversary of the closing of the transaction, subject to the achievement of certain share-price targets (the “Limelight earnout shares”). After the completion of the transaction, Edgecast will become an indirect, wholly owned subsidiary of Limelight.

For a more complete discussion of the transaction and its effects, please see “The Transaction” located elsewhere in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:

You are receiving this proxy statement because you are a stockholder of record of Limelight on the record date. This proxy statement serves as the proxy statement through which we will solicit proxies to obtain the necessary stockholder approval for the proposal to issue shares of Limelight common stock to College Parent or a designated subsidiary under the purchase agreement (the “stock issuance proposal”).

In addition, we are also soliciting your proxy to vote on proposals to approve (a) the election of Jeffrey T. Fisher, David C. Peterschmidt and Robert Lyons as Class III directors (the “director election proposal”), (b) the ratification of Ernst & Young LLP as independent registered public accounting firm (the “ratification proposal”) and (c) the adjournment or postponement of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the stock issuance proposal (the “adjournment proposal” and together with the stock issuance proposal, director election proposal and ratification proposal, the “proposals”).

This proxy statement, including its Annexes, contains and incorporates by reference important information about Limelight and Edgecast, the transaction and the annual meeting. You should read all the available information carefully and in its entirety.

Q:	How will Limelight stockholders be affected by the transaction?

A:

Upon completion of the transaction, each Limelight stockholder will hold the same number of shares of Limelight common stock that such stockholder held immediately prior to closing of the transaction. Limelight will be issuing shares of Limelight common stock to College Parent or a subsidiary thereof in exchange for its shares of Edgecast common stock and certain other specified Edgecast-related businesses and assets. Limelight common stock will continue to be traded on the NASDAQ Global Select Market (“Nasdaq”) following the closing of the transaction.

Q:	When does Limelight expect to complete the transaction?

A:

We currently expect to complete the transaction in summer 2022. However, we cannot predict the actual date on which the transaction will be completed, nor can we assure you that the transaction will be completed, because completion is subject to conditions beyond either company’s control. See the section entitled “The Stock Purchase Agreement—Conditions to Completion of the Transaction” located elsewhere in this proxy statement.

Q:	What happens if the stock issuance is not approved or the transaction is not completed?

A:

If the stock issuance proposal is not approved by our stockholders or the transaction is not completed for any other reason, College Parent will not receive any payment for shares of Edgecast common stock and certain specified Edgecast-related businesses and assets owned by College Parent and no shares of Limelight common stock will be issued as contemplated by the purchase agreement. Instead, Limelight will continue to conduct our operations as currently conducted, and Edgecast will remain a subsidiary of College Parent.

Under specified circumstances, we may be required to pay a termination fee upon termination of the purchase agreement, as described under “The Stock Purchase Agreement—Effect of Termination” located elsewhere this proxy statement.

Q:	Are there any risks to the transaction that I should consider?

A:	Yes. The material risks associated with the transaction that are known to us are discussed in the section entitled “Risk Factors” located elsewhere in this proxy statement.

Q:	Who will own Limelight immediately following the transaction?

A:

We estimate that, upon the closing of the transaction, Limelight stockholders as of immediately prior to the closing will own approximately 65% of the total outstanding shares of Limelight common stock, or approximately 61% assuming Limelight achieves all share price targets under the purchase agreement and thus triggering the issuance of the Limelight earnout shares, and College Parent (or a designated subsidiary) will own approximately 35% or 39%, respectively.

Q:	What is householding and how does it affect Limelight stockholders?

A:

The United States Securities and Exchange Commission permits Limelight to deliver a single copy of its proxy statements and annual reports to Limelight stockholders who have the same address and last name, unless Limelight has received contrary instructions from such Limelight stockholders. Each Limelight stockholder will continue to receive a separate proxy card. This procedure, called “householding”, will reduce the volume of duplicate information Limelight stockholders receive and reduce Limelight’s printing and postage costs. Limelight will promptly deliver a separate copy of this proxy statement to any such Limelight stockholder upon written or oral request. A stockholder wishing to receive a separate proxy statement can notify Limelight at Limelight Networks, Inc., 2220 W. 14th Street, Tempe, AZ 85281, Attention: Corporate Secretary, telephone: (602) 850-5000. Similarly, Limelight stockholders currently receiving multiple copies of these documents can request the elimination of duplicate documents by contacting Limelight as described above.

Q:	What are the material U.S. federal income tax consequences of the transaction to Limelight stockholders?

A:	Holders of our common stock will not recognize any gain or loss as a result of the transaction related to their ownership of Limelight common stock.

About the Annual Meeting

Q:	What proposals will be considered at the annual meeting?

A:	At the annual meeting, Limelight stockholders will be asked:

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to vote on the proposal to issue shares of Limelight common stock which will be transferred to an indirect, wholly-owned subsidiary of Limelight to College Parent, the ultimate parent company of Edgecast, Inc. under the purchase agreement;

•	to vote upon the election of Jeffrey T. Fisher, David C. Peterschmidt and Robert Lyons as Class III directors (the “director election proposal”);

•	to vote upon the ratification of Ernst & Young LLP as independent registered public accounting firm (the “ratification proposal”); and

•

to vote upon the proposal to adjourn or postpone the annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the stock issuance proposal (the “adjournment proposal” and together with the stock issuance proposal, director election proposal and the ratification proposal, the “proposals”).

Q:	When and where will the annual meeting be held?

A:

The annual meeting will be held virtually and you will be able to attend the annual meeting by visiting www.virtualshareholdermeeting.com/LLNW2022 and using the 16-digit control number included in your proxy materials. You will not be able to attend the annual meeting physically in person.

Q:	Who is entitled to vote at the annual meeting?

A:

Only holders of record of Limelight common stock at the close of business on [●], 2022, the record date for the annual meeting (the “record date”), will be entitled to notice of, and to vote at, the annual meeting, or any adjournment or postponement thereof. At the close of business on the record date, [●] shares of Limelight common stock were issued and outstanding and held by [●] holders of record.

Holders of record of Limelight common stock on the record date are entitled to one vote per share at the annual meeting on each proposal. A list of the names of our stockholders of record will be open to the examination by any stockholder for any purpose germane to the annual meeting for ten days before the annual meeting via the Internet at www.virtualshareholdermeeting.com/LLNW2022. Such list will also be available on-line at the annual meeting during the webcast of the meeting.

Q:	What constitutes a quorum at the annual meeting?

A:

No business may be transacted at the annual meeting unless a quorum is present. The presence of the holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, is required to constitute a quorum for the transaction of business at the annual meeting. If a quorum is not present, or if there are not sufficient votes at the time of the annual meeting to approve the stock issuance proposal, the annual meeting may be adjourned or postponed to allow more time for obtaining additional proxies or votes. At any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the annual meeting, except for any proxies that have been effectively revoked or withdrawn before the adjourned meeting.

Q:	How do I vote my shares of common stock?

A:

Whether or not you expect to attend the annual meeting virtually, we urge you to submit a proxy to vote your shares as promptly as possible by either (1) accessing the internet website specified on your proxy card and following the on-screen instructions; (2) calling the toll-free number specified on your proxy card; or (3) signing, dating and mailing your proxy card in the postage-paid envelope provided as soon as possible, so that your shares may be represented and voted at the annual meeting.

Q:	How will the votes be tabulated?

A:	We appointed [●] to serve as the Inspector of Election for the annual meeting. [●] will independently tabulate affirmative and negative votes and abstentions.

Q:	Where can I find the voting results of the annual meeting?

A:	Voting results will be disclosed on a Current Report on Form 8-K filed with the SEC within four business days after the annual meeting and will be available on Limelight’s website.

Q:	How does the Limelight board recommend that I vote?

A:

The Limelight board of directors (the “Limelight board”) unanimously recommends that Limelight stockholders vote “FOR” each of the proposals being submitted to a vote of Limelight stockholders at the annual meeting.

Q:	What vote is required to approve each proposal and how are abstentions, failures to vote and broker non-votes treated?

A:

The approval of the stock issuance proposal and the ratification proposal requires the affirmative vote of the holders of a majority of the votes cast. For the director election proposal, the nominees receiving the highest number of votes will be elected to the Limelight board. The approval of the adjournment proposal, if necessary or appropriate, requires the affirmative vote of the stockholders of a majority in voting power present if a quorum is not present, or, if a quorum is present, the affirmative vote of the holders of a majority of the votes cast. Abstentions if any, will have the same effect as a vote “AGAINST” the proposals. Broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum but will have no effect on the vote count for the proposals.

Instructions to “ABSTAIN” for each proposal to be voted upon at the annual meeting will be counted for purposes of determining the number of shares present and entitled to vote for purposes of determining a quorum. Abstentions will not be included in the vote totals for each proposal and will have no effect on the outcome of the vote on the stock issuance proposal, the ratification proposal or the adjournment proposal.

Q:	My shares are held in “street name” by my bank, broker or other nominee. Will my bank, broker or other nominee automatically vote my shares for me?

A:

If your shares of Limelight common stock are held in “street name” in a stock brokerage account or by another nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker or other nominee. You may not vote shares of Limelight common stock held in street name by returning a proxy card directly to Limelight.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

The failure of any stockholder to vote in person by ballot at the annual meeting, to submit a signed proxy card or to grant a proxy electronically through the internet or by telephone will have the same effect as a vote “AGAINST” the proposals. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposals.

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:	You can change your vote or revoke your proxy at any time before your proxy is voted at the annual meeting. If you are a stockholder of record, you can do this in one of three ways:

•	you can grant a new, valid proxy bearing a later date, including by telephone or through the internet before the closing of those voting facilities at [●] on [●], 2022;

•	you can send a signed notice of revocation to Limelight Networks, Inc., 2220 W. 14th Street, Tempe, Arizona 85281, Attention: Corporate Secretary, which must be received prior to [●] on [●], 2022; or

•

you can attend and vote at the annual meeting, which will revoke any proxy previously given. Simply attending the annual meeting without voting will not revoke any proxy that you have previously given or otherwise change your vote.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy.

Q:	Do I need to do anything with my shares of common stock other than voting for the proposals at the annual meeting?

A:	No. If the transaction is consummated, you are not required to take any action with respect to your shares of Limelight common stock.

Q:	Do I have appraisal rights?

A:	No, Limelight’s stockholders are not entitled to appraisal or dissenters’ rights in connection with the transaction or any of the other transactions contemplated by the purchase agreement.

Q:	Who can help answer my questions?

A:

If you have questions about the transaction, the other matters to be voted on at the annual meeting or how to submit a proxy, or if you desire additional copies of this proxy statement or additional proxy cards, you should contact Innisfree M&A Incorporated, our proxy solicitor, at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll-free from the U.S. or Canada: (877) 825-8793

From other locations please dial: +1 (412) 232-3651

Banks and Brokers may call collect: (212) 750-5833

SUMMARY

The Parties

Limelight

Limelight Networks, Inc. (“Limelight”) is a leading provider of edge enabled web applications and content delivery solutions that enable organizations to deliver faster websites, more responsive applications, the highest quality video, and consistent game and software downloads to any device. We assist our clients on serving their global customers with experiences such as livestream sporting events, global movie launches, video games or file downloads for new phone apps. We target media, high tech, software, gaming, enterprise, and other organizations for which the delivery of digital content and apps are critical to the success of their business. As of December 31, 2021, we had approximately 580 active clients worldwide, including many notable brands in the fields of online video, live sports, digital music, news media, games, rich media applications, e-commerce, financial services, travel, and software delivery.

Limelight offers a secure infrastructure with the capacity to support the most onerous digital traffic demands. Our private fiber backbone enables traffic to bypass the congested public internet, resulting in faster, more reliable, and more secure content delivery. Our infrastructure is densely architected with data centers clustered around major metropolitan locations and directly interconnected with thousands of major internet service providers and last-mile networks. Unlike traditional content delivery network vendors which rely on third-party technologies for key components of their content delivery infrastructure, Limelight’s ongoing investment in the development and optimization of every component of our content delivery platform provides a fully-integrated suite of software services that solve clients’ content and application delivery challenges.

Limelight’s network has helped launch and grow many large video properties in the world and is now on the forefront of enabling a new generation of web and application development with Layer0 by Limelight. Layer0 by Limelight is a SaaS-based application acceleration and developer support platform that enables developers to program at the edge and cache dynamic data, thereby delivering faster page loads at lower costs.

This proxy statement incorporates important business and financial information about us from other documents that are incorporated by reference. See the section entitled “Where You Can Find Additional Information and Incorporation by Reference” located elsewhere in this proxy statement.

Edgecast

Edgecast, Inc. (“Edgecast”) is a business unit of Yahoo, Inc. designed to help companies meet the ever-growing expectations of their customers. Edgecast’s leading set of solutions across content delivery, cloud security and video streaming, combined with a team of customer-oriented domain experts, streamlines operations and improves efficiencies, so businesses can redirect their energy into creating value for their customers—not managing multiple vendors and workflows.

College Parent

College Parent, L.P. (together with its wholly-owned subsidiaries, “College Parent”) is a Delaware limited partnership and is the ultimate parent company that controls Yahoo and Edgecast. College Parent is owned by funds managed by affiliates of Apollo Global Management, Inc. (together with its consolidated subsidiaries, “Apollo”), Verizon Communications Inc. and other certain co-investors.

Yahoo

Yahoo, Inc. (“Yahoo”) is a global media and tech company that connects people to their passions. Yahoo reaches nearly 900 million people around the world, bringing them closer to what they love—from finance and sports, to shopping, gaming and news—with the trusted products, content and tech that fuel their day. For partners, Yahoo provides a full-stack platform for businesses to amplify growth and drive more meaningful connections across advertising, search and media.

Apollo

Apollo is a global, high-growth alternative asset manager. In its asset management business, Apollo seeks to provide its clients excess return at every point along the risk-reward spectrum from investment grade to private equity with a focus on three business strategies: yield, hybrid, and equity. For more than three decades, Apollo’s investing expertise across its fully integrated platform has served the financial return needs of its clients and provided businesses with innovative capital solutions for growth. Through Athene, its retirement services business, Apollo specializes in helping clients achieve financial security by providing a suite of retirement savings products and acting as a solutions provider to institutions. Apollo’s patient, creative, and knowledgeable approach to investing aligns its clients, businesses it invests in, its employees, and the communities it impacts, to expand opportunity and achieve positive outcomes. As of December 31, 2021, Apollo had approximately $498 billion of assets under management.

Apollo’s principal executive offices are located at 9 West 57th Street, New York, New York 10019 and its telephone number is (212) 513-3200.

The Transaction

The Stock Purchase Agreement, dated as of March 6, 2022, by and between Limelight and College Parent, a copy of which is included as Annex A to this proxy statement of which this summary is a part (the “purchase agreement”) provides that, on the terms and subject to the conditions set forth in the purchase agreement, at the closing of the transactions (the “closing”) contemplated by the purchase agreement (the “transaction”), Limelight will, through an indirect, wholly-owned subsidiary, issue approximately 71.9 million shares of its common stock (the “aggregate closing consideration”), par value $0.001 per share (the “Limelight common stock”), to either College Parent, the ultimate parent company of Edgecast, or a designated subsidiary of College Parent, representing a value of approximately $300 million at a share price of $4.1168 (which is the 30-day trailing VWAP as of March 4, 2022), in exchange for (i) all of the right, title and interest to the outstanding shares of common stock of Edgecast (“Edgecast common stock”), (ii) certain Edgecast-related businesses and assets from College Parent or its applicable subsidiary (the “local transfers”) and (iii) approximately $30 million cash investment in Limelight by College Parent or a designated subsidiary (the “primary issuance purchase price”).

As a result of the transactions contemplated by the purchase agreement, Edgecast will become an indirect, wholly owned subsidiary of Limelight and Limelight, or an indirect, wholly-owned subsidiary thereof will acquire the Edgecast-related business and assets transferred in the local transfers. We anticipate changing the name of Limelight to Edgio, Inc. prior to or at the closing. A copy of the purchase agreement is attached as Annex A to this proxy statement and is incorporated by reference herein. Please carefully read the purchase agreement as it is the legal document that governs the foregoing transactions. For more information on the transactions contemplated by the purchase agreement and the purchase agreement, see the section entitled “The Stock Purchase Agreement” located elsewhere in this proxy statement.

Recommendation of the Limelight Board and Its Reasons for the Transaction

The Limelight board of directors (the “Limelight board”), after careful consideration of the various factors described under “The Transaction—Recommendation of the Limelight Board and Its Reasons for the Transaction” located elsewhere in this proxy statement, at a meeting held on March 6, 2022, unanimously (a) determined that the purchase agreement and the transactions contemplated by the purchase agreement, are advisable, fair to and in the best interest of Limelight’s stockholders, (b) approved and adopted the purchase agreement and the transactions contemplated by the purchase agreement, (c) directed that the approval of the proposal to issue shares of Limelight common stock to College Parent or a designated subsidiary under the purchase agreement (the “stock issuance proposal”) be submitted to a vote at a meeting of the stockholders of Limelight entitled to vote on such matters and (d) resolved to recommend to Limelight’s stockholders to vote in favor of the approval of the stock issuance proposal on the terms and subject to the conditions set forth in the purchase agreement.

In evaluating the transaction, the Limelight board consulted with and received the advice of its outside legal and financial advisors, held discussions with its management and considered a number of factors that it believed supported its decision to approve it entering into the purchase agreement and the issuance of shares of Limelight common stock in the transaction. These factors included, but were not limited to, those listed in “The Transaction—Recommendation of the Limelight Board and Its Reasons for the Transaction” located elsewhere in this proxy statement.

Accordingly, the Limelight board recommends that Limelight’s stockholders vote “FOR” each of the proposals being submitted to a vote of stockholders at the annual meeting of Limelight’s stockholders.

Opinion of Limelight’s Financial Advisor

Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to Limelight board that, as of March 6, 2022 and based upon and subject to the factors and assumptions set forth therein, the aggregate consideration, to be paid by Limelight in the transaction pursuant to the purchase agreement was fair from a financial point of view to Limelight. The “aggregate consideration” consists of the aggregate closing consideration, as adjusted pursuant to the terms of the purchase agreement, the Limelight earnout shares and the primary issuance purchase price. The full text of the written opinion of Goldman Sachs, dated March 6, 2022 (the “Goldman Sachs opinion”), which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the Goldman Sachs opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Limelight board in connection with its consideration of the transaction pursuant to the purchase agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of Limelight common stock should vote with respect to the transaction or any other matter. Pursuant to an engagement letter between Limelight and Goldman Sachs, Limelight has agreed to pay Goldman Sachs a transaction fee consisting of $6,000,000 plus a discretionary amount of up to $4,000,000, $750,000 of which transaction fee became payable at announcement of the transaction, and the reminder of which is contingent upon consummation of the transaction.

For a more information, see the section entitled “The Transaction—Opinion of Limelight’s Financial Advisor” and Annex B located elsewhere in this proxy statement.

Overview of the Stock Purchase Agreement

Pursuant and subject to the terms and conditions set forth in the purchase agreement, at the closing Limelight will issue to its indirect, wholly-owned subsidiary, and Limelight’s indirect, wholly-owned subsidiary will deliver to College Parent, (i) in exchange for Edgecast common stock and in consideration of the consummation of the local transfers by College Parent, $270,000,000 worth of Limelight common stock (subject to customary closing adjustments) and (ii) in exchange for a one-time payment by College Parent of $30,000,000, an additional $30,000,000 worth of Limelight common stock, in each case at the share price of $4.1168 (which is the 30-day trailing VWAP as of March 4, 2022). In the event that the sale price of Limelight common stock exceeds certain thresholds during the period commencing on the date of the execution of the purchase agreement and ending on the third anniversary of the closing, Limelight will be required to issue up to an additional $100,000,000 of Limelight common stock at certain trigger prices to be delivered by Limelight’s indirect, wholly-owned subsidiary to College Parent in order to satisfy earnout obligations pursuant to the purchase agreement.

Interests of Limelight’s Directors and Executive Officers in the Transaction

In considering the recommendation of the Limelight board of directors (the “Limelight board”) to vote “FOR” the proposal to issue shares of Limelight common stock to College Parent (the “stock issuance proposal”), you should be aware that certain members of the Limelight board and certain of our executive officers may have interests in the transaction that may be in addition to, or different from, your interests as a Limelight stockholder. These interests may create the appearance of conflicts of interest. The Limelight board was aware of these potential conflicts of interest during its deliberations on the merits of the purchase and in making its decision to approve the purchase agreement and the issuance of Limelight common stock to College Parent.

Each of the current members of our senior management team will continue as an executive officer following the completion of the transaction, and will hold office from and after the completion of the transaction until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement or removal.

At the closing, the Limelight board will expand from its current size of eight members to nine members. Two members of the Limelight board prior to the transaction, Jefferey T. Fisher and Marc Debevoise, will resign upon the closing, and, pursuant to the stockholders agreement between Limelight and College Parent (the “stockholders agreement”), three new members designated by College Parent will be appointed to the Limelight board at closing.

For a more complete discussion of the interests of our directors and executive officers in the transaction, see the section entitled “The Transaction—Interests of Limelight’s Directors and Executive Officers in the Transaction” located elsewhere in this proxy statement.

Treatment of Long-Term Incentive and Retention Awards

Pursuant to the purchase agreement, College Parent shall retain all liabilities in respect of each long-term cash or equity-based incentive or retention award granted to any transferred business employee (as defined in the purchase agreement) that is outstanding as of closing. Each such long-term incentive award will be treated as though the transferred business employee is involuntarily terminated by College Parent without cause (or as a result of retirement, as applicable) upon the closing with respect to the accelerated vesting provisions of such award. With respect to the portions of certain of the incentive awards that are forfeited at the closing under the terms of such awards, Limelight will grant to each transferred business employee who previously held such an award a replacement long-term cash award.

Please see the section entitled “The Stock Purchase Agreement—Treatment of Long-Term Incentive and Retention Awards” located elsewhere in this proxy statement for more information.

Regulatory Approvals Required for the Transaction

The transaction is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which prevents us and College Parent from completing the transaction until the applicable waiting period under the HSR Act is terminated or expires. We and College Parent filed (or caused to be filed) the Notification and Report Forms with the Antitrust Division of the Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) on March 18, 2022. Filing an HSR Notification and Report Form initiated a 30-day waiting period, during which the parties were not permitted to close the acquisition. The relevant waiting period under the HSR Act expired at 11:59 p.m. EST on April 18, 2022 and satisfies one of the conditions to the completion of the transaction.

We cannot assure you that a challenge to the transaction will not be made or that, if a challenge is made, it will not succeed.

Closing of the Transaction

The closing will take place remotely by conference call and electronic exchange and delivery of signatures and documents, on the second business day following the satisfaction or waiver of the conditions to closing described below under “Conditions to the Completion of the Transaction” (other than those conditions that by their nature are to be satisfied, or waived, on the date of the closing, but subject to the satisfaction or waiver of those conditions) or at such other place, time or date as may be mutually agreed upon in writing by Limelight and College Parent.

Conditions to the Completion of the Transaction

The respective obligations of each party to the purchase agreement to consummate the transactions contemplated by the purchase agreement are subject to the satisfaction or waiver of the following conditions:

•	the termination or expiration of any applicable waiting period under the HSR Act;

•

no governmental entity of competent authority will have issued an order, enacted a law or issued any other legal restraint that remains in effect and makes illegal or prohibits the consummation of the transactions contemplated by the purchase agreement; and

•	the stock issuance proposal will have been approved by Limelight stockholders (the “Limelight stockholder approval”).

The obligations of Limelight to consummate the transactions contemplated by the purchase agreement are subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of College Parent relating to its organization and qualification, authority, conflicts with organizational documents, ownership, organization of Edgecast Inc., Edgecast Limited, Edgecast Services Limited and Edgecast Canada ULC (each a “transferred entity,” and collectively, the “transferred entities”) and broker’s fees being true and correct in all material respects as of the date of the purchase agreement and as of the date of the closing (the “closing date”) as if made on and as of the closing date;

•

the representations and warranties of College Parent relating to capitalization and the absence of a business material adverse effect (as defined in the purchase agreement) being true and correct as of the date of the purchase agreement and as of the closing date as if made on and as of the closing date;

•

each other representation and warranty of College Parent being true and correct in all respects as of the date of the purchase agreement and as of the closing date as if made on and as of the closing date, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a business material adverse effect;

•

College Parent will have complied with the covenants and agreements of College Parent required to be performed or complied with on or before the closing date in accordance with the terms of the purchase agreement in all material respects;

•	Limelight will have received a certificate of College Parent certifying that certain conditions have been satisfied;

•	Limelight will have received the audited financial statements of the Edgecast business for the years ended December 31, 2020 and 2021; and

•	Limelight will have received from College Parent a Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) certificate according to the terms of the purchase agreement.

The obligations of College Parent to consummate the transactions contemplated by the purchase agreement are subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of Limelight relating to its organization and qualification, authority, conflicts with organizational documents, capitalization and broker’s fees being true and correct in all material respects as of the date of the purchase agreement and as of the closing date as if made on and as of the closing date;

•

the representations and warranties of Limelight relating to absence of a purchaser material adverse effect and solvency being true and correct as of the date of the purchase agreement and as of the closing date as if made on and as of the closing date;

•

the representations and warranties of Limelight relating to capitalization being true and correct other than de minimis inaccuracies as of the date of the purchase agreement and as of the closing date as if made on and as of the closing date;

•

each other representation and warranty of Limelight being true and correct in all respects as of the date of the purchase agreement and as of the closing date as if made on and as of the closing date, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a purchaser material adverse effect;

•

Limelight will have complied with the covenants and agreements of Limelight required to be performed or complied with on or before the closing date in accordance with the terms of the purchase agreement in all material respects; and

•	College Parent will have received a certificate of Limelight certifying that certain conditions have been satisfied.

Termination of the Stock Purchase Agreement

The purchase agreement contains certain customary termination rights for Limelight and College Parent. The parties may mutually agree to terminate the purchase agreement before the closing.

In addition, Limelight or College Parent may terminate the purchase agreement:

•

if the closing has not occurred on or before the date that is nine months after the date of the purchase agreement, subject to extension to 12 months after the date of the purchase agreement under certain circumstances where the required antitrust approvals have not been obtained;

•	if any legal restraint permanently preventing or prohibiting the consummation of the transactions contemplated by the purchase agreement has become final and non-appealable; or

•	if the Limelight stockholder approval will not have been obtained following a vote taken at the annual meeting of Limelight stockholders (the “annual meeting”).

In addition, College Parent may terminate the purchase agreement:

•	at any time prior to the obtainment of the Limelight stockholder approval, if the Limelight board will have made a recommendation change (as defined in the purchase agreement); or

•

if Limelight will have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements in the purchase agreement, which breach or failure to perform would give rise to the failure of the applicable condition to consummate the transactions contemplated by the purchase agreement and is either incapable of being cured by the applicable outside date of the purchase agreement or has not been cured prior to the date that is the earlier of (i) the business day immediately preceding such outside date and (ii) 30 days from the date that Limelight is notified of such breach. College Parent will not have the right to terminate the purchase agreement in the foregoing way if it is then in breach of any of its respective representations, warranties, covenants or other agreements contained in the purchase agreement and such breach would give rise to the failure of the applicable condition to consummate the transactions contemplated by the purchase agreement.

In addition, Limelight may terminate the purchase agreement:

•

at any time prior to obtaining the Limelight stockholder approval, in order to accept a superior proposal (as defined in the purchase agreement and described further under “Effect of Termination” below), subject to (i) the payment of $9,000,000 and (ii) the entry into a definitive agreement with respect to such superior proposal concurrently with such termination; or

•

if College Parent has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements in the purchase agreement, which breach or failure to perform would give rise to the failure of the applicable condition to consummate the transactions contemplated by the purchase agreement and is either incapable of being cured by the applicable outside date of the purchase agreement or has not been cured prior to the date that is the earlier of (x) the business day immediately preceding such outside date and (ii) 30 days from the date that Limelight is notified of such breach. Limelight will not have the right to terminate the purchase agreement in the foregoing way if it is then in breach of any of its respective representations, warranties, covenants or other agreements contained in the purchase agreement and such breach would give rise to the failure of the applicable condition to consummate the transactions contemplated by the purchase agreement.

Termination Fees and Expenses

Generally, costs and expenses incurred in connection with the purchase agreement and the transactions contemplated by the purchase agreement shall be paid by the party incurring such costs and expenses, unless expressly otherwise contemplated in the purchase agreement.

Limelight may be obligated to pay (or cause to be paid) a termination fee of $9,000,000 to College Parent in the following circumstances:

•	if College Parent terminates the purchase agreement at any time prior to obtaining the Limelight stockholder approval, if the Limelight board has made a recommendation change;

•	if Limelight terminates the purchase agreement at any time prior to obtaining the Limelight stockholder approval, in order to accept a superior proposal;

•

if Limelight terminates the purchase agreement at any time prior to obtaining the Limelight stockholder approval if the Limelight stockholder approval will not have been obtained following a vote taken at the annual meeting and if at the time of such termination College Parent was entitled to terminate the purchase agreement due to the Limelight board having made a recommendation change; or

•

If the purchase agreement is validly terminated by Limelight or College Parent due to the expiration of the applicable outside date or due to the failure to obtain the Limelight stockholder approval and following the date of the purchase agreement and prior to such termination, an alternative proposal will have been publicly disclosed or will have otherwise become publicly known and within 12 months after such termination Limelight enters into a definitive agreement with respect to an acquisition proposal (as defined in the purchase agreement) and consummates such acquisition proposal or another acquisition proposal.

No Rights of Appraisal for Limelight Stockholders

Current holders of Limelight common stock will not have any rights of appraisal as a result of the transaction.

Listing of Shares of Limelight’s Common Stock

Application will be made to the NASDAQ Global Select Market (“Nasdaq”) to have the shares of Limelight common stock issued in connection with the transaction approved for listing on the Nasdaq, where shares of Limelight common stock are currently traded under the symbol “LLNW.” For more information on the listing of shares of Limelight common stock, see the section entitled “The Transaction—Nasdaq Listing of Limelight Common Stock” located elsewhere in this proxy statement.

Accounting Treatment of the Transaction

Limelight and Edgecast prepare their financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under GAAP, the transaction will be accounted in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations with Limelight treated as the accounting acquirer.

See the section entitled “The Transaction—Accounting Treatment” located elsewhere in this proxy statement.

Material United States Federal Income Tax Consequences of the Transaction

Limelight stockholders will not recognize any gain or loss as a result of the transaction related to their ownership of our common stock. Accordingly, there are no material U.S. federal income tax consequences to you as a result of the transaction.

Required Stockholder Approval for the Transaction

The approval of the stock issuance proposal and the ratification of Ernst & Young LLP as independent registered public accounting firm (the “ratification proposal”) requires the affirmative vote of the holders of a majority of the votes cast. For the election of Jeffrey T. Fisher, David C. Peterschmidt and Robert Lyons as Class III directors (the “director election proposal”), the nominees receiving the highest number of votes will be elected to the Limelight board. Abstentions and broker non-votes will have no effect on the election of directors. The approval of the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the stock issuance proposal (the “adjournment proposal” and together with the stock issuance proposal, director election proposal and ratification proposal, the “proposals”), requires the affirmative vote of the stockholders of a majority in voting power present if a quorum is not present, or, if a quorum is present, the affirmative vote of the holders of a majority of the votes cast. Failures to vote and broker non-votes, if any, will have no effect on the proposals.

The Annual Meeting

Date, Time and Place

The annual meeting will be held virtually by visiting www.virtualshareholdermeeting.com/LLNW2022 and using the 16-digit control number included in your proxy materials. You will not be able to attend the annual meeting physically in person.

Purpose

At the annual meeting, and any adjournments or postponements thereof, you will be asked to consider and vote on:

•	the stock issuance proposal;

•	the director election proposal;

•	the ratification proposal; and

•	the adjournment proposal, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the stock issuance proposal.

Record Date; Stockholders Entitled to Vote

Only holders of record of Limelight common stock at the close of business on [●], 2022, the record date for the annual meeting (the “record date”), will be entitled to notice of, and to vote at, the annual meeting, or any adjournment or postponement thereof. At the close of business on the record date, [●] shares of Limelight common stock were issued and outstanding and held by [●] holders of record.

Holders of record of Limelight common stock on the record date are entitled to one vote per share at the annual meeting on each proposal. A list of the names of our stockholders of record will be open to the examination by any stockholder for any purpose germane to the annual meeting for ten days before the annual meeting via the Internet at www.virtualshareholdermeeting.com/LLNW2022. Such list will also be available on-line at the annual meeting during the webcast of the meeting. Our stockholder list will also be available at the annual meeting for examination by any stockholder present at such meeting.

Quorum

No business may be transacted at the annual meeting unless a quorum is present. The presence of the holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, is required to constitute a quorum for the transaction of business at the annual meeting. If a quorum is not present, or if there are not sufficient votes at the time of the annual meeting to approve the stock issuance proposal, the annual meeting may be adjourned or postponed to allow more time for obtaining additional proxies or votes. At any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the annual meeting, except for any proxies that have been effectively revoked or withdrawn before the adjourned meeting.

Abstentions (shares of Limelight common stock for which proxies have been received but for which the holders have abstained from voting) will be included in the calculation of the number of shares of Limelight common stock represented at the annual meeting for purposes of determining whether a quorum has been achieved and for purposes of determining the number of votes cast. Broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum but will have no effect on the vote count for the proposals.

Voting by Limelight Directors and Executive Officers

As of the close of business on the record date, directors and executive officers of Limelight and their affiliates were entitled to vote [●] shares of Limelight common stock, or approximately [●]% of the Limelight common stock outstanding. Limelight currently expects that our directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of our stockholders at the annual meeting, although none of them has entered into any agreement obligating them to do so.

For additional information about the annual meeting, see the section entitled “The Annual Meeting” located elsewhere in this proxy statement.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF LIMELIGHT AND EDGECAST

The following summary unaudited pro forma condensed combined financial information of Limelight and Edgecast is being presented for informational purposes only and is not necessarily indicative of the financial position or results that would have occurred had the events been consummated as of the dates indicated, nor is it indicative of any future results. See the section entitled “Risk Factors” located elsewhere in this proxy statement for additional discussion of risk factors associated with the unaudited pro forma condensed combined financial statements.

This information is only a summary and has been derived from and should be read in conjunction with Limelight’s audited consolidated financial statements and the notes thereto contained in Limelight’s Annual Report on Form 10-K as of and for the year ended December 31, 2021, which is incorporated by reference into this proxy statement, Edgecast’s audited combined financial statements and the notes thereto as of and for the year ended December 31, 2021 included elsewhere in this proxy statement, and the more detailed unaudited pro forma condensed combined financial statements of Limelight and Edgecast and the notes thereto included elsewhere in this proxy statement. See sections entitled “Where You Can Find Additional Information and Incorporation of Certain Documents by Reference”, “Combined Financial Statements of Edgecast”, and “Unaudited Pro Forma Condensed Combined Financial Information of Limelight and Edgecast” located elsewhere in this proxy statement for more information.

Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data

(In thousands, except per share data)	Year Ended December 31, 2021
Revenue	$541,052
Operating loss	$(164,982)
Net loss	$(162,820)
Net loss per share, basic	$(0.82)
Net loss per share, diluted	$(0.82)

Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data

(In thousands)	As of December 31, 2021
Total assets	$827,657
Total liabilities	$308,037
Total stockholders’ equity	$519,620

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement and the documents that are incorporated into this proxy statement by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current expectations, estimates and projections of Limelight Networks, Inc., (“Limelight”) about its industry, the respective beliefs of the management of Limelight and certain assumptions made by the management of Limelight. Words such as “anticipates,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “target,” “goal,” “budget,” “should,” “continue,” “could,” “forecast,” “may,” “might,” “potential,” “strategy,” “will,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this proxy statement or any of the documents that are incorporated into this proxy statement by reference about the financial condition of Limelight or expected financial results of the transaction contemplated by the Stock Purchase Agreement, dated as of March 6, 2022, by and between Limelight and College Parent, L.P. (together with its wholly-owned subsidiaries other than Edgecast, “College Parent”) a copy of which is included as Annex A to the proxy statement of which this notice is a part (the “purchase agreement”), including any projections or pro forma financial statements also are forward-looking statements. Many factors could affect the actual financial results of Limelight and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in, or incorporated by reference into, this proxy statement. These forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events, including the completion of the transactions contemplated by the purchase agreement (the “transaction”), and are subject to risks, uncertainties and other factors. Many of these factors are outside our control and could cause actual results to differ materially from the results expressed or implied by these forward-looking statements. In addition to the risk factors described in the section entitled “Risk Factors” located elsewhere in this proxy statement, these factors include:

•	those that we have identified and disclosed in our filings with the United States Securities and Exchange Commission (the “SEC”);

•

failing to obtain our stockholder approval of the proposal to issue approximately 71.9 million shares of Limelight common stock (the “aggregate closing consideration”) to either College Parent, the ultimate parent company of Edgecast, or a designated subsidiary of College Parent, representing a value of approximately $300 million at a share price of $4.1168 (which is the 30-day trailing VWAP as of March 4, 2022) (the “stock issuance proposal”), which includes approximately $30 million cash investment in Limelight by College Parent or a designated subsidiary (the “primary issuance purchase price” and the related issuance of Limelight common stock in exchange for the primary issuance purchase price the “primary issuance,” and the shares of Limelight common stock issued in the primary issuance the “primary issuance purchaser shares”), and to issue an additional 12.7 million shares of Limelight common stock, representing up to an additional $100 million in value, to College Parent over the period ending on the third anniversary of the closing of the transaction, subject to the achievement of certain share-price targets (the “Limelight earnout shares”); the possibility that the closing conditions to the transaction may not be satisfied or may be waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval and any conditions imposed in connection with consummation of the transaction;

•	delay in closing the transaction or the possibility of non-consummation of the transaction;

•	the occurrence of any event that could give rise to termination of the purchase agreement;

•	the risk that litigation in connection with the transaction may affect the timing or occurrence of the transaction or result in significant costs of defense, indemnification and liability;

•	risks related to the disruption of the transaction to Limelight and its management;

•

the effect of the announcement of the transaction on the ability of Limelight to retain and hire key personnel and maintain relationships with customers, suppliers, third-party distributors and other third parties;

•

successfully integrating our and Edgecast’s businesses, and avoiding problems which may result in us not operating as effectively and efficiently as expected following the completion of the transaction;

•	the incurrence of significant costs, expenses and fees for professional services and other transaction costs associated with the transaction;

•	the risk that certain Limelight directors and executive officers may have interests in the transaction different from the interests of Limelight stockholders;

•	the effect and timing of changes in laws or in governmental regulations;

•	the cost and availability of capital and any restrictions imposed by lenders or creditors;

•	the possibility that the expected benefits of the transaction will not be realized within the expected time frame or at all;

•	prevailing economic, market and business conditions;

•	changes in the industry in which Limelight and Edgecast operate;

•

conditions beyond Limelight or Edgecast’s control, such as disaster, pandemics, epidemics, acts of war or terrorism, the weather and other natural phenomena, including the economic, operational and other effects of severe weather or climate events, such as tornadoes, hurricanes, volcanos, ice, sleet, or snowstorms;

•	the failure to renew, or the revocation of, any license or other required permits;

•	unexpected charges or unexpected liabilities arising from a change in accounting policies, or the effects of acquisition accounting varying from the Limelight or Edgecast’s expectations;

•

the risk that our and our subsidiaries’ credit ratings following the completion of the transaction may be different from what we expect, which may increase borrowing costs and/or make it more difficult for us to pay or refinance our and our subsidiaries’ debts and require us to borrow or divert cash flow from operations in order to service debt payments;

•	fluctuations in interest rates;

•	variations between the stated assumptions on which forward-looking statements are based and our and Edgecast’s actual experience; and

•	general worldwide economic conditions and related uncertainties.

For any forward-looking statements made in this proxy statement or in any documents incorporated by reference, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. All subsequent written and oral forward-looking statements concerning the transaction or other matters addressed in this proxy statement and attributable to us or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement and should be read in conjunction with the risk factors and other disclosures contained or incorporated by reference into this proxy statement. The areas of risk and uncertainty described above, which are not exhaustive, should be considered in connection with any written or oral forward-looking statements that may be made in this proxy statement or on, before or after the date of this proxy statement by us or anyone acting for us. We undertake no obligation to release publicly or otherwise make any revisions to any forward-looking statements, to report events or circumstances after the date of this proxy statement or to report the occurrence of unanticipated events, unless, and only to the extent, required by law.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports we have filed with the SEC. For a list of the documents incorporated by reference, see the section entitled “Where You Can Find Additional Information and Incorporation of Certain Documents by Reference” located elsewhere in this proxy statement.

RISK FACTORS

In addition to the other information contained in this proxy statement, you should carefully consider the following risk factors in determining whether to vote for the approval of the proposal for Limelight Networks Inc. (“Limelight”) to issue its common stock, par value $0.001 per share (“Limelight common stock”), to College Parent, L.P. (together with its wholly-owned subsidiaries other than Edgecast, “College Parent”), the ultimate parent company of Edgecast Inc. (“Edgecast”), pursuant to the Stock Purchase Agreement, dated as of March 6, 2022, by and between Limelight and College Parent, a copy of which is included as Annex A to the proxy statement (the “purchase agreement”), at the annual meeting of Limelight stockholders (the “stock issuance proposal”) and the other proposals described in this proxy statement. You should also read and consider the risk factors associated with the business of Limelight because these risk factors may affect the operations and financial results of Limelight regardless of whether the transaction is consummated. These risk factors may be found under Part I, Item 1A, “Risk Factors” in Limelight’s Annual Report on Form 10-K for the year ended December 31, 2021, as updated by Limelight’s future Quarterly Reports on Form 10-Q and other future filings with the United States Securities and Exchange Commission (the “SEC”), each of which is on file or will be filed with the SEC. See the section entitled “Where You Can Find Additional Information and Incorporation of Certain Documents by Reference” for information on where you can find the documents filed by Limelight with the SEC.

Risks Relating to the Transaction

The pendency of the transaction may adversely affect the business, financial condition and results of operations of Limelight.

Uncertainty about the effect of the transaction on employees, customers, suppliers, third-party distributors and other parties, may have an adverse effect on each of the business, financial condition and results of operations of Limelight, regardless of whether the transaction is completed, and may have an adverse effect on the business, financial condition and results of operations of Limelight if the transaction is completed. These risks include the following, all of which could be exacerbated by a delay in the completion of the transaction:

•	the impairment of Limelight’s ability to attract, retain and motivate current and prospective employees, including key personnel;

•	the diversion of significant time and resources of Limelight’s management;

•	difficulties maintaining relationships with Limelight’s customers, suppliers, third-party distributors and other business partners;

•	delays or deferments of certain business decisions by Limelight’s customers, suppliers, third-party distributors and other business partners;

•

Limelight’s inability to pursue alternative business opportunities or make appropriate changes to the business (as defined in the purchase agreement) because of requirements in the purchase agreement that it conduct the business in all material respects in the ordinary course of business consistent with past practice and not engage in certain activities prior to the completion of the transactions contemplated by the purchase agreement;

•	any litigation concerning the transaction and related costs; and

•	the incurrence of significant costs, expenses and fees for professional services and other transaction costs in connection with the transaction.

Failure to consummate the transaction contemplated by the purchase agreement within the expected timeframe or at all could have a material adverse impact on the business, financial condition and results of operations of Limelight.

There can be no assurance that the transaction will occur within the expected timeframe or at all. Consummation of the transaction is subject to specified conditions, including:

•

the accuracy of the representations and warranties of the parties to the purchase agreement (the “parties”) and compliance by the parties with their respective obligations under the purchase agreement, in each case subject to certain materiality qualifiers;

•	the receipt of Limelight stockholder approval;

•	the absence of any law or order in effect that prevents, makes unlawful or prohibits the consummation of the transaction; and

•	the absence of any material adverse effect on Limelight since December 31, 2021.

For additional information regarding the specified conditions to the closing of the transaction (the “closing”), see the section entitled “The Stock Purchase Agreement—Conditions to the Completion of the Transaction.”

We cannot provide any assurances that these conditions will be satisfied in a timely manner or at all or that the transaction will occur.

In addition, the purchase agreement contains certain termination rights. For additional information regarding the circumstances under which Limelight and College Parent are able to terminate the purchase agreement, see the section entitled “The Stock Purchase Agreement—Termination of the Stock Purchase Agreement.” The occurrence of any event that could give rise to termination of the purchase agreement could delay or prevent the transaction from occurring at all. In addition, if the purchase agreement is terminated under certain specified circumstances, we will be required to pay College Parent a termination fee of $9.0 million.

Our executive officers and directors may have interests in the transaction other than, or in addition to, the interests of certain of our stockholders generally.

Certain members of the Limelight board of directors (the “Limelight board”) and certain of our executive officers may have interests in the transaction that are different from, or are in addition to, the interests of our stockholders generally, including as discussed under the section entitled “The Transaction—Interests of Limelight’s Directors and Executive Officers in the Transaction.” The Limelight board was aware of these interests and considered them, among other matters, in approving the purchase agreement and the transaction.

We may be unable to attract and retain key personnel and management, which could adversely impact our ability to successfully implement and execute our growth strategy.

The successful implementation of our growth strategy post-closing of the transaction will depend in large part upon the ability and experience of members of our senior management and other personnel. In addition, our performance will be dependent on our ability to identify, hire, train, motivate and retain qualified management and personnel with experience in our industry. We may be unable to attract and retain such personnel on acceptable terms, or at all. If we lose the service of qualified management or other personnel or are unable to attract and retain the necessary members of senior management or personnel post-closing of the transaction, we may not be able to successfully execute on our business strategy, which could have an adverse effect on our business.

Limelight may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the transaction from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into agreements similar to the transaction involving a sale of a line of business or other business combinations. In addition, we may be subject to private actions, collective actions, investigations, and various other legal proceedings by stockholders, customers, employees, suppliers, competitors, government agencies, or others. Even if the lawsuits are without merit, defending against these claims can result in substantial costs, damage to our reputation, and divert significant amounts of management time and resources. If any of these legal proceedings were to be determined adversely to us, or we were to enter into a settlement arrangement, we could be exposed to monetary damages or limits on our ability to operate our business, which could have an adverse effect on our business, liquidity financial condition, and operating results. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting the closing, then that injunction may delay or prevent the transaction from being consummated, which may adversely affect Limelight’s business, financial position and results of operation. As of the date of this proxy statement, Limelight is not aware of any securities class action lawsuits or derivative lawsuits having been filed in connection with the transaction.

We have incurred and will continue to incur significant expenses in connection with the transaction, regardless of whether the transaction is completed.

We have incurred and will continue to incur significant expenses related to the transaction. These expenses include, but are not limited to, financial advisory and opinion fees and expenses, legal fees, accounting fees and expenses, certain employee expenses, consulting fees, filing fees, printing expenses and other related fees and expenses. Many of these expenses will be payable by us regardless of whether the transaction is completed.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and may not be an indication of Limelight’s financial condition or results of operations following the completion of the transaction.

The unaudited pro forma condensed combined financial information contained elsewhere in this proxy statement is presented for illustrative purposes only and may not be an indication of Limelight’s financial condition or results of operations following the completion of the transaction for several reasons. The unaudited pro forma condensed combined financial information has been derived from the historical financial statements of Limelight and Edgecast and adjustments and assumptions have been made regarding Limelight after giving effect to the transaction. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. As a result, the actual financial condition and results of operations of Limelight following the completion of the transaction may not be consistent with, or evident from, the unaudited pro forma condensed combined financial information. The assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors may affect Limelight’s financial condition or results of operations following the transaction. Any decline or potential decline in Limelight’s financial condition or results of operations may cause significant variations in the market price of the Limelight common stock.

The unaudited prospective financial information included in this proxy statement may not prove to be accurate and is not necessarily indicative of current values or future performance.

The unaudited prospective financial information of Limelight contained in this proxy statement involves risks, uncertainties and assumptions and is not a guarantee of future performance. The assumptions used in preparing the unaudited prospective financial information may not prove to be accurate, and other factors may affect the business’s financial condition or results of operations following the transaction. Limelight cannot provide any assurance that the results indicated in Limelight’s unaudited prospective financial information will be realized or that the Limelight’s future financial results will not materially vary from the unaudited prospective financial information. See “Certain Unaudited Prospective Financial Information.”

Holders of our voting stock will not have appraisal or dissenters’ rights in connection with the transaction.

Neither Delaware law nor Limelight’s Amended and Restated Certificate of Incorporation provides Limelight stockholders with appraisal or dissenters’ rights in connection with the transaction.

Failure to complete the transaction could cause Limelight’s stock price to decline.

The failure to complete the transaction may create doubt as to the value of Limelight’s ability to effectively implement its current business strategies and/or a strategic transaction, which may result in a decline in Limelight’s stock price.

Risks Related to Edgecast’s Business

Edgecast’s historical financial results may not be representative of Edgecast’s results as a separate company.

Edgecast’s historical financial information included in the section entitled “Combined Financial Statements of Edgecast” located elsewhere in this proxy statement (the “Edgecast financial statements”) has been derived on a carve-out basis from the consolidated financial statements and accounting records of Verizon Media Group (“VMG”) and College Parent and does not necessarily reflect what Edgecast’s financial position, results of operations or cash flows would have been had it been a separate company during the periods presented. Edgecast operated as part of VMG and College Parent, respectively, and consisted of several entities for which separate financial statements had not historically been prepared.

The Edgecast financial statements include an allocated share of costs related to VMG or College Parent corporate functions for certain services provided to Edgecast. Expenses were allocated to Edgecast based on utilization, percentage of revenue, or other metrics deemed reasonable and appropriate by Edgecast management. The historical information does not necessarily reflect what the cost to Edgecast of these functions will be in the future, pursuant to the transition services agreement that Limelight and College Parent will enter into at the closing or otherwise.

Before September 1, 2021, Edgecast also participated in cash pooling arrangements for its domestic operations, which is reflected within financing activities in the Edgecast financial statements. Edgecast’s due to related party balances were decreased through daily cash deposits by Edgecast to VMG and increased by cash distributions and disbursements made by VMG on behalf of Edgecast for operating expenses, fees, and services provided by VMG, including information system services and other operating expenses, such as personnel costs, legal costs, marketing production, facilities costs, and insurance. This arrangement was not reflective of the manner in which Edgecast would have financed its domestic operations had it been a stand-alone business separate from VMG.

For additional information in relation to materially significant related party transactions during the years ended December 31, 2021, 2020 and 2019, see “Combined Financial Statements of Edgecast—Note 6. Corporate Allocations and Related Party Transactions” located elsewhere in this proxy statement. Any further related party transactions in the fiscal years ended December 31, 2021, 2020 and 2019 were both immaterial and no more than incidental in nature.

Risks Related to Customers

If Edgecast is unable to attract new customers and broaden its customer base, its business will likely be harmed.

To grow its business, Edgecast must continue to attract new customers and broaden its customer base, and generate revenue from new customers. To do so, Edgecast must successfully convince potential customers of the benefits and the value of its network, platform and products. This may require significant and costly sales efforts that are targeted at larger enterprises and senior management of these potential customers. Sales to enterprise customers may involve longer sales cycles as a result of customers requiring considerable time to evaluate Edgecast’s network, platform and products, requiring participation in a competitive purchasing process, having more formal processes for approval of purchases, and more complex requirements. Sales to mid-market businesses and small and medium businesses may involve additional challenges associated with ensuring that these customers have the necessary infrastructure and third-party relationships in place to support Edgecast’s offerings. These factors significantly impact Edgecast’s ability to add new customers and increase the time and resources, required to do so. In addition, numerous other factors, some of which are out of Edgecast’s control, may now or in the future impact its ability to acquire new customers, including potential customers’ commitments to other providers, real or perceived costs of switching to its network, platform and products, its failure to expand, retain, and motivate its sales and marketing personnel, its failure to develop or expand relationships with potential customers and channel partners, failure by Edgecast to help its customers to successfully deploy its offerings, negative media or industry or financial analyst commentary regarding Edgecast or its offerings, litigation, and deteriorating general economic conditions. If Edgecast fails to attract new customers, and fails to broaden its customer base, as a result of these and other factors its business will likely be harmed.

If Edgecast is unable to have existing customers continue and increase their use of its network, platform and products, its business will likely be harmed.

Edgecast’s ability to grow and generate incremental revenue depends on its ability to maintain and grow its relationships with its existing customers so that they continue and increase their usage of its network, platform and products. If these customers do not maintain and increase their usage of Edgecast’s network, platform and products, its revenue may decline and its results of operations will likely be harmed. In order for Edgecast to maintain or improve its results of operations, it is important that Edgecast’s customers, in particular, its enterprise customers, use Edgecast’s network, platform or products in excess of their commitment levels, if any, and continue to use Edgecast’s network, platform and products on the same or more favorable terms. Edgecast’s ability to retain its largest customers and expand their usage could be impaired for a variety of reasons, including customer budget constraints, customer satisfaction, changes in Edgecast’s customers’ underlying businesses, changes in the type and size of Edgecast’s customers, pricing changes, competitive conditions, the acquisition of its customers by other companies, governmental actions, or the possibility thereof, and general economic conditions.

Edgecast’s future success also depends in part on its ability to expand its existing customer relationships, in particular, with enterprise customers, by increasing their usage of Edgecast’s network, platform and products and selling them additional products. The rate at which Edgecast’s customers increase their usage of Edgecast’s network and platform, and purchase products from Edgecast, depends on a number of factors, including Edgecast’s ability to grow its network and platform, maintain the security and availability of its network and platform, develop and deliver new features and products, maintain customer satisfaction, general economic conditions and pricing and services offered by Edgecast’s competitors. If Edgecast’s efforts to increase usage of its network and platform by, or sell additional products to, its enterprise customers are not successful, Edgecast’s business would be harmed. In addition, even if Edgecast’s largest customers increase their usage of Edgecast’s network and platform, Edgecast cannot guarantee that they will maintain those usage levels for any meaningful period of time. In addition, because many of Edgecast’s offerings endeavor to deliver increased efficiency and functionality, the successful sale of an additional products and features to an existing customer could result in a reduction of the customer’s overall usage of Edgecast’s network and platform.

Edgecast receives a substantial portion of its revenues from a limited number of customers, and the loss of, or a significant reduction in usage by, one or more of its major customers would result in lower revenues and could harm its business.

Edgecast’s future success is dependent on establishing and maintaining successful relationships with a diverse set of customers. However, Edgecast currently receives a substantial portion of its revenues from a limited number of customers. For the year ended December 31, 2020, Edgecast’s top three customers accounted for approximately 46.4% of its revenue. For the period from January 1, 2021 to August 31, 2021, Edgecast’s top three customers accounted for approximately 45.4% of its revenue and, for the period from September 1, 2021 to December 31, 2021, Edgecast’s top three customers accounted for approximately 41% of its revenue. It is likely that Edgecast will continue to be dependent upon a limited number of customers for a significant portion of its revenues for the foreseeable future and, in some cases, the portion of its revenues attributable to individual customers may increase in the future. In addition, changes to Edgecast’s customers’ business may cause Edgecast’s revenues attributable to individual customers to increase, including any impact from merger and acquisition activities, internal business reorganizations leading to operational and decision making changes, and corporate structure changes such as subsidiary consolidation and reorganization that may arise in the future. The loss of one or more key customers or a reduction in usage by any major customers would significantly reduce Edgecast’s revenues.

If current and potential large customers shift to hardware-based or other DIY internal solutions, Edgecast’s business will be negatively impacted.

Edgecast is reliant on large customers to direct traffic to its network for a significant part of its revenues. In the past, some of those customers have determined that it is better for them to employ a “do-it-yourself” or “DIY” strategy by putting in place equipment, software and other technology solutions for content and application delivery and security protection within their internal systems instead of using Edgecast’s products for some or all of their needs. Essentially, this is another form of competition for Edgecast. As the amount of money a customer spends with Edgecast increases, the risk that they will seek alternative products such as DIY or a multi-vendor policy likewise increases. If additional large customers shift to this model, traffic on Edgecast’s network and its contracted revenue commitments would decrease, which would negatively impact Edgecast’s business, profitability, financial condition, results of operations and cash flows.

Edgecast provides service level commitments under its customer agreements. If Edgecast fails to meet these contractual commitments, Edgecast could be obligated to provide credits, or face contract termination with refunds, which could harm its business.

Most of Edgecast’s customer agreements contain service level commitments. If Edgecast is unable to meet the stated service level commitments, Edgecast may be contractually obligated to provide the affected customers with service credits, which could significantly affect its revenues. Edgecast could also face customer terminations with refunds, which could significantly affect both its current and future revenues. Any service level failures could harm Edgecast’s business.

Edgecast’s ability to maintain customer satisfaction depends in part on the quality of its customer support. Failure to maintain high-quality customer support could have an adverse effect on Edgecast’s business, results of operation, and financial condition.

Edgecast believes that the successful use of its network, platform and products requires a high level of support and engagement for many of its customers, particularly its enterprise customers. In order to deliver appropriate customer support and engagement, Edgecast must successfully assist its customers in deploying and continuing to use its network, platform and products, resolving performance issues, addressing interoperability challenges with the customers’ existing IT infrastructure, and responding to security threats and cyber-attacks and performance and reliability problems that may arise from time to time. The IT architecture of Edgecast’s contracted customers, particularly enterprise customers, is very complex and may require high levels of focused support to effectively utilize Edgecast’s network, platform and products. Increased demand for customer support, without corresponding increases in revenue, could increase Edgecast’s costs and adversely affect its business, results of operations, and financial condition.

Edgecast also relies on channel partners in order to provide frontline support to some of its customers, including in regions where Edgecast does not have a significant physical presence or the customers primarily speak languages other than English. If Edgecast’s channel partners do not provide support to the satisfaction of Edgecast’s customers, Edgecast may be required to hire additional personnel and to invest in additional resources in order to provide an adequate level of support, generally at a higher cost than that associated with Edgecast’s channel partners. There can be no assurance that Edgecast will be able to hire sufficient support personnel as and when needed, particularly if its sales exceed its internal forecasts. To the extent that Edgecast is unsuccessful in hiring, training, and retaining adequate support resources, its ability to provide high-quality and timely support to its customers will be negatively impacted, and its customers’ satisfaction with its network, platform and products could be adversely affected. Any failure to maintain high-quality customer support, or a market perception that Edgecast does not maintain high-quality customer support, could adversely affect Edgecast’s reputation, business, results of operations, and financial condition, particularly with respect to its large customers.

If Edgecast cannot maintain compatibility with its customers’ IT infrastructure, including their chosen third-party applications, its business will be harmed.

Edgecast’s network, platform and products interoperate with its customers’ IT infrastructure, that often has different specifications, utilizes diverse technology, and requires compatibility with multiple communication protocols. Therefore, the functionality of Edgecast’s technology often needs to have, and maintain, compatibility with its customers’ technology environment, including their chosen third-party technology. Customers, and in particular these chosen third-party applications, may change features, restrict Edgecast’s access to, or alter their applications in a manner that causes incompatibilities or causes Edgecast significant costs to maintain compatibility, and as a result Edgecast’s business could be adversely affected. Such changes could functionally limit or prevent the compatibility of Edgecast’s network, platform and products with its customers’ IT infrastructure, which would negatively affect adoption of Edgecast’s network, platform and products and harm Edgecast’s business. If Edgecast fails to update its offerings to achieve compatibility with new third-party applications that its customers use, Edgecast may not be able to offer the functionality that its customers need, which could harm Edgecast’s business.

Risks Related to Market Dynamics

Edgecast operates in emerging and evolving markets, which may develop more slowly or differently than expected. If Edgecast’s markets do not grow as expected, or if Edgecast cannot expand its network, platform and products to meet the demands of these markets, its revenue may decline, or fail to grow.

The markets for Edgecast’s network, platform and products are constantly evolving and characterized by rapid changes in technology, customer requirements, industry standards, and frequent introductions of new, and improvements of existing, products, making its business and prospects difficult to evaluate. For example, the number of people who access the internet through devices other than PCs, including mobile devices, game consoles, and television set-top devices continues to increase dramatically. The capabilities of these devices are advancing exponentially, and the increasing need to provide a high-quality video experience will present Edgecast with significant challenges. If Edgecast is unable to deliver its offerings to a substantial number of alternative device users and at a high quality, or if Edgecast is slow to develop services and technologies that are more compatible with these devices, Edgecast may fail to capture a significant share of an important portion of the growing market. Such a failure could limit Edgecast’s ability to compete effectively in an industry that is rapidly growing and evolving, which, in turn, could harm its business.

Similarly, the market for edge computing is in an early stage of development. There is considerable uncertainty over the size and rate at which this market will grow, as well as whether Edgecast’s platform will be widely adopted. Edgecast’s success will depend, to a substantial extent, on the widespread adoption of its platform. Some organizations may be reluctant or unwilling to use Edgecast’s platform for a number of reasons, including concerns about additional costs, uncertainty regarding the reliability, and security or lack of awareness of the benefits of Edgecast’s platform. Moreover, many organizations have invested substantial personnel and financial resources to integrate traditional on-premise services into their businesses, and therefore may be reluctant or unwilling to migrate to Edgecast’s services.

Edgecast’s ability to expand sales of its network, platform and products into new and existing markets depends on several factors, including potential customer awareness of its offerings; introduction and market acceptance of enhancements to its network, platform or new products that Edgecast may introduce; its ability to attract, retain and effectively train sales and marketing personnel; its ability to develop relationships with partners; the effectiveness of its marketing programs; the pricing of its services; and the success of its competitors. If Edgecast is unsuccessful in developing and marketing its network, platform or products into new and existing markets, or if organizations do not perceive or value the benefits of its network, platform or products, the market for these offerings might not continue to develop or might develop more slowly than Edgecast expects, either of which may harm its business.

Edgecast faces significant competition and may be unsuccessful against current and future competitors. If Edgecast does not compete effectively, its operating results and future growth could be harmed.

Competition is intense in the markets that Edgecast operates in and with the introduction of new technologies and market entrants, Edgecast expects competition to further intensify in the future. In addition, some of Edgecast’s competitors may make acquisitions, be acquired, or enter into strategic relationships to offer a more comprehensive service than Edgecast does. These combinations may make it more difficult for Edgecast to compete effectively. Edgecast expects these trends to continue as competitors attempt to strengthen or maintain their market positions.

Demand for many of Edgecast’s offerings is sensitive to price. Many factors, including Edgecast’s marketing, customer acquisition and technology costs, commoditization of its products and services and its current and future competitors’ pricing and marketing strategies, can significantly affect Edgecast’s pricing strategies. There can be no assurance that it will not be forced to engage in price-cutting initiatives, or to increase its marketing and other expenses to attract and retain customers in response to competitive pressures, either of which could have a material adverse effect on Edgecast’s revenue, operating results and resources.

Edgecast may have difficulty scaling and adapting its existing infrastructure to accommodate increased traffic and storage, technology advances or customer requirements.

In the future, advances in technology, increases in traffic and storage, and new customer requirements may require Edgecast to change its infrastructure, expand its infrastructure or replace its infrastructure entirely. Scaling and adapting Edgecast’s infrastructure is likely to be complex and require additional technical expertise. If Edgecast is required to make any changes to its infrastructure, it may incur substantial costs and experience delays or interruptions in its service. These delays or interruptions may cause customers and partners to become dissatisfied with Edgecast’s service and move to competing service providers. Edgecast’s failure to accommodate increased traffic and storage, increased costs, inefficiencies or failures to adapt to new technologies or customer requirements and the associated adjustments to its infrastructure could harm its business, financial condition and results of operations.

Edgecast faces risks associated with global operations and will face increased risks as Edgecast expands its presence outside the United States.

Edgecast’s operations in foreign countries subject Edgecast to risks that may increase its costs, disrupt its operations or make its operations less efficient and require significant management attention. These risks include:

•	uncertainty regarding liability for content or services, including uncertainty as a result of local laws and lack of legal precedent;

•	loss of revenues if the U.S. or foreign governments impose limitations on doing business with significant current or potential customers;

•	adjusting to different employee/employer relationships and different regulations governing such relationships;

•	being subject to regulatory oversight;

•	corporate and personal liability for alleged or actual violations of laws and regulations;

•	difficulty in staffing, training, developing and managing foreign operations as a result of distance, language, cultural differences or regulations;

•	theft of intellectual property in high-risk countries where Edgecast operates;

•	difficulties in enforcing contracts, collecting accounts and longer payment cycles in certain countries;

•	difficulties in transferring funds from, or converting currencies in, certain countries;

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managing the costs and processes necessary to comply with export control, sanctions, anti-corruption, data protection and competition laws and regulations or other regulatory or contractual limitations on Edgecast’s ability to sell or develop its offerings in certain foreign markets;

•	geopolitical developments, including any that impact Edgecast or its customers’ ability to operate or deliver content to a country;

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other circumstances outside of Edgecast’s control such as trade disputes, political unrest, the imposition of sanctions, export controls, warfare, military or armed conflict, such as the Russian invasion of Ukraine, terrorist attacks, public health emergencies such as the ongoing COVID-19 pandemic and natural disasters that could disrupt Edgecast’s ability to provide services or limit customer purchases of them;

•	reliance on one or more channel partners over which Edgecast has limited control or influence on a day-to-day basis; and

•	potentially adverse tax consequences.

Edgecast’s foreign operations subject Edgecast to laws and regulations worldwide that differ among jurisdictions, affecting its operations in areas such as intellectual property ownership and infringement; tax; anti-corruption; internet and technology regulations; foreign exchange controls and cash repatriation; data privacy; competition; and employment. Compliance with such requirements can be onerous and expensive and may otherwise impact Edgecast’s business operations negatively. Although Edgecast has, and will continue to develop, policies, controls, and procedures designed to help ensure compliance with applicable laws, there can be no assurance that its employees, contractors, suppliers or agents will not violate such laws or Edgecast’s policies. Violations of these laws and regulations can result in fines; criminal sanctions against Edgecast, its officers or its employees; prohibitions on the conduct of Edgecast’s business; and damage to Edgecast’s reputation. As Edgecast continues to grow its foreign operations, it will face increased exposure to the risks discussed above.

Risks Related to Third Parties

Edgecast’s business strategy depends on the ability to source adequate network capacity and the equipment it needs to operate its network; failure to have access to those resources could lead to loss of revenue and service disruptions.

To operate Edgecast’s network, Edgecast is dependent in part upon network capacity provided by third-party telecommunications network providers, the availability of co-location facilities to house its servers and equipment to support its operations. Edgecast may be unable to purchase the bandwidth and space it needs from these providers due to limitations on their resources or other reasons outside of Edgecast’s control. Inability to access facilities where Edgecast would like to install servers, or perform maintenance on existing servers, because of governmental restrictions on access due to stay-at-home orders or social distancing requirements due to the ongoing COVID-19 pandemic or other events impedes Edgecast’s ability to expand or maintain capacity. As a result, there can be no assurance that Edgecast is adequately prepared for unexpected increases in bandwidth demands by its customers, particularly those under cyber-attack or impacted by pandemic-related events. Failure to put in place the capacity Edgecast requires to operate its business effectively could result in a reduction in, or disruption of, service to its customers and ultimately a loss of those customers.

Edgecast’s network, platform and products rely on hardware equipment, including servers deployed around the world. Global supply chain constraints in the wake of the COVID-19 pandemic continue to increase lead times for equipment components, which adds risk to Edgecast’s ability to flex to meet future business needs. Disruptions in Edgecast’s supply chain could prevent Edgecast from purchasing needed equipment at attractive prices or at all. For example, from time to time, it has been, and may continue to be, more difficult to purchase equipment that is manufactured in areas that face disruptions to operations due to unrest or other political activity, public health issues (such as the ongoing COVID-19 pandemic), safety issues, natural disasters or general economic conditions. Failure to have adequate equipment, including server equipment, could harm the quality of Edgecast’s services, which could lead to the loss of customers and revenue.

Edgecast utilizes third-party technology in its business, and failures or vulnerabilities, and/or litigation, related to these technologies may adversely affect its business.

Edgecast utilizes third party technology software, services, and other technology in order to operate critical functions of its business, including the integration of certain of these technologies into its network, platform and products. If these software, services, or other technology become unavailable or contain vulnerabilities, Edgecast’s expenses could increase and its ability to operate its network, provide its products, and its results of operations could be impaired until equivalent software, technology, or services are purchased or developed or any identified vulnerabilities are remedied. If Edgecast is unable to procure the necessary third-party technology it may need to acquire or develop alternative technology, it may have to resort to utilizing alternative technology of lower quality. This could limit and delay Edgecast’s ability to offer new or competitive products and increase its costs of providing services. As a result, Edgecast’s business could be significantly harmed. In addition, the use of third-party technology may expose Edgecast to third-party claims of intellectual property infringement which could cause Edgecast to incur significant costs in defense or alternative sourcing.

Edgecast’s growth depends, in part, on the success of its strategic relationships with third parties, and if Edgecast fails to continue to expand, grow, and retain these relationships then its business, results of operations, and financial condition may be adversely impacted.

To grow its business, Edgecast anticipates that it will continue to depend on relationships with third parties, such as value-added channel partners, resellers, referral partners, systems integrators, global platform providers, telecommunications companies, and managed security service providers. Developing, expanding, and retaining these strategic relationships has played, and will continue to play, an increasingly greater role in Edgecast’s sales efforts to its enterprise customers. However, identifying these types of strategic partners, negotiating and documenting business and contractual relationships with them, and monitoring the actions of Edgecast’s partners and their relationships with Edgecast’s end-customers, each require significant time and resources. Edgecast’s competitors also may be effective in providing incentives to third parties to favor their offerings over Edgecast’s offerings. In addition, acquisitions of such partners by Edgecast’s competitors could result in a decrease in the number of Edgecast’s current and potential customers, as these partners may no longer facilitate the adoption of Edgecast’s offerings by potential customers. Further, some of Edgecast’s partners are or may become competitive with certain of Edgecast’s offerings and may elect to no longer integrate with Edgecast’s network, platform and products. If Edgecast is unsuccessful in establishing, expanding, or maintaining its relationships with these third parties, its ability to compete in the marketplace or to grow its revenue could be impaired, and its business, results of operations, and financial condition may suffer. Even if Edgecast is successful, it cannot guarantee that these relationships will result in increased customer usage of its network, platform and products by, or increased revenue from, its customers.

Edgecast relies on certain “open-source” software, the use of which could result in it having to distribute its proprietary software, including its source code, to third parties on unfavorable terms, which could materially affect its business.

Certain of Edgecast’s offerings use software that is subject to open-source licenses. Open-source code is software that is freely accessible, usable and modifiable; however, certain open-source code is governed by license agreements, the terms of which could require users of such software to make any derivative works of the software available to others on unfavorable terms or at no cost. Because Edgecast uses open-source code, it may be required to take remedial action in order to protect its proprietary software. Such action could include replacing certain source code used in Edgecast’s software, discontinuing certain of Edgecast’s offerings or taking other actions that could be expensive and divert resources away from Edgecast’s development efforts. In addition, the terms relating to disclosure of derivative works in many open-source licenses are unclear and have not been interpreted by U.S. courts. If a court interprets one or more such open-source licenses in a manner that is unfavorable to Edgecast, Edgecast could be required to make certain of its key software available at no cost. Edgecast could also be subject to similar conditions or restrictions should there be any changes in the licensing terms of the open source software incorporated into its network, platform or products. In either event, Edgecast could be required to seek licenses from third parties in order to continue offering its offerings, to re-engineer its offerings or to discontinue the sale of its offerings in the event re-engineering cannot be accomplished on a timely or successful basis, any of which could adversely affect Edgecast’s business, operating results and financial condition. Furthermore, open-source software may have security flaws and other deficiencies that could make Edgecast’s offerings less reliable and damage its business.

Risks Related To Cybersecurity And Defects

Actual or perceived breaches or failures of Edgecast’s internal systems, networks, or data could cause its network, platform or products to be perceived as insecure, underperforming, or unreliable, Edgecast’s customers to lose trust in its network, platform and products, its reputation to be damaged, and its financial results to be negatively impacted.

Edgecast faces security threats from malicious third parties that could obtain unauthorized access to its internal systems, networks, and data. It is virtually impossible for Edgecast to entirely mitigate the risk of these security threats and the security, performance, and reliability of its network, platform and products may be disrupted by third parties, including nation-states, competitors, hackers, disgruntled employees, former employees, or contractors. Edgecast also faces the possibility of security threats from other sources, such as employee or contractor errors, or malfeasance. For example, hostile third parties, including nation-states, may seek to bribe, extort, or otherwise manipulate Edgecast’s employees or contractors to compromise its network, platform and products. In addition, as Edgecast’s business grows and it employs more employees in more countries around the world, its ability to supervise the actions of its employees will decrease and the risk of an employee or contractor error or act of malfeasance will increase. These security threats from third parties are also likely to increase as the numbers, sizes, and types of customers using Edgecast’s network, platform and products increases, particularly those customers that are involved in particularly sensitive industries or activities, such as banking and finance companies and governmental entities. While Edgecast has implemented security measures internally and has integrated security measures into its network, platform and products, these measures may not function as expected and may not detect or prevent all unauthorized activity, prevent all security breaches or incidents, mitigate all security breaches or incidents, or protect against all attacks or incidents.

The global network that Edgecast uses to provide its offerings to its customers is made up of equipment at co-location facilities located worldwide and Edgecast expects to continue to increase the size of its network in the future. As Edgecast grows the size and scope of its network, the number of its employees and third party contractors that have access to its equipment at these facilities will continue to increase, which will also increase the risk of potential errors or malfeasance such as potential equipment theft or potential attempts to interfere with, or intercept, network and customer data that is held in, or flows through, this equipment. In addition, local government officials may attempt to, or successfully take control of, Edgecast’s equipment in an attempt to interfere with its services or intercept data. Edgecast may also experience security breaches and other incidents that may remain undetected for an extended period and, therefore, may have a greater impact on Edgecast’s offerings and the networks and systems used in its business, and the proprietary and other confidential data contained on its network or otherwise stored or processed in its operations, and ultimately on its business. Edgecast expects to incur significant costs in its efforts to detect and prevent security breaches and other security-related incidents, and Edgecast may face increased costs in the event of an actual or perceived security breach or other security related incident. Edgecast’s internal systems are exposed to the same cybersecurity risks and consequences of a breach as the systems of Edgecast’s customers and other enterprises, any of which could have an adverse effect on Edgecast’s business or reputation. These cybersecurity risks pose a particularly significant risk to a business like Edgecast that is focused on providing highly secure products to customers. With the increase in remote work during the ongoing COVID-19 pandemic, Edgecast and its customers face increased risks to the security of infrastructure and data, and Edgecast cannot guarantee that its security measures will prevent security breaches or incidents. Edgecast also may face increased costs relating to maintaining and securing its infrastructure and data that Edgecast maintains and otherwise processes.

There can be no assurance that any security measures that Edgecast or its third-party service providers have implemented will be effective against current or future security threats, and Edgecast cannot guarantee that its systems and networks or those of its third-party service providers have not been breached or otherwise compromised, or that they and any software in Edgecast or Edgecast’s supply chains do not contain bugs, vulnerabilities, or compromised code that could result in a breach of or disruption to Edgecast’s systems and networks or the systems and networks of third parties that support Edgecast and its services. Unauthorized access to, other security breaches of, or security incidents affecting, systems, networks, and data used in Edgecast’s business, including those of its vendors, contractors, or those with which Edgecast has strategic relationships, even if not resulting in an actual or perceived introduction of ransomware, malware, or other malicious code or other actual or perceived breach of its customers’ networks, systems, or data, could result in the loss, compromise, corruption or other unavailability of data, disruptions to Edgecast’s and its customers’ products, systems, networks, and operations, loss of business, reputational damage adversely affecting customer or investor confidence, regulatory investigations and orders, litigation, indemnity obligations, damages for contract breach, penalties for violation of applicable laws or regulations, significant costs for remediation, and other liabilities.

Actual or perceived problems with Edgecast’s network, platform or products, or those of its vendors, contractors, or those with which Edgecast has strategic relationships, could result in actual or perceived breaches of Edgecast’s or its customers’ networks and systems or data. Actual or perceived breaches or other security incidents from these or other causes could lead to claims and litigation, indemnity obligations, regulatory audits, proceedings, and investigations and significant legal fees, significant costs for remediation, the expenditure of significant financial resources in efforts to analyze, correct, eliminate, remediate, or work around errors or defects, to address and eliminate vulnerabilities, and to address any applicable legal or contractual obligations relating to any actual or perceived security breach or incident. They also could damage Edgecast’s relationships with its existing customers and have a negative impact on Edgecast’s ability to attract and retain new customers. Because Edgecast’s business is focused on providing secure and high performing network services to its customers, Edgecast believes that its products and the networks and systems it uses in its business could be targets for hackers and others, and that an actual or perceived breach of, or security incident affecting, its networks, systems, or data, could be especially detrimental to its reputation, customer and channel partner confidence in its solution, and its business. Additionally, Edgecast’s offerings are designed to operate without interruption. If a breach or security incident were to impact the availability of Edgecast’s network, platform and products, its business, results of operations, and financial condition, as well as its reputation, could be adversely affected. Any cybersecurity insurance that Edgecast carries may be insufficient to cover all liabilities incurred by Edgecast in connection with any privacy or cybersecurity incidents or may not cover the kinds of incidents for which Edgecast submits claims.

Real or perceived errors, failures or bugs in Edgecast’s customer solutions, software or technology could adversely affect its business, financial condition and results of operations.

Edgecast’s network, platform and products may experience errors, failures, vulnerabilities, or bugs that cause its offerings not to perform as intended and the likelihood of these problems may increase as Edgecast continues to expand the number and complexity of products that it offer to its customers through its global network. Although events like this are outside Edgecast’s control, they could materially harm its reputation and diminish the confidence of its current and potential customers in its network, platform and products. In addition, deployment of Edgecast’s network, platform and products into other computing environments may expose these errors, failures, vulnerabilities, or bugs in its offerings. Any such errors, failures, vulnerabilities, or bugs may not be found until after they are deployed to Edgecast’s customers and may create the perception that Edgecast’s network, platform and products are insecure, underperforming, or unreliable. In addition, in the event network outages or similar events occur, these events can require additional capital expenditures to lessen the chance that similar events will occur in the future. Edgecast also provides frequent updates and enhancements to its network, platform and products, which increase the possibility of errors. Edgecast’s quality assurance procedures and efforts to report, track, and monitor issues with its network may not be sufficient to ensure it detects any such defects in a timely manner.

Risks Related to Edgecast’s Operations

If Edgecast is unable to sell its services at acceptable prices relative to its costs, its revenue and gross margins will decrease and its business and financial results will suffer.

Edgecast operates in a multi-content delivery network supplier environment, where customers can route traffic to Edgecast, or away from it, within seconds. This results in on-going price compression. Simultaneously, Edgecast invests significant amounts in purchasing capital equipment as part of its effort to increase the capacity of its global network. The investments in Edgecast’s infrastructure are based upon assumptions regarding future demand, anticipated network utilization, as well as prices that Edgecast will be able to charge for its services. These assumptions may prove to be wrong. If the price that Edgecast is able to charge customers to deliver their content falls to a greater extent than anticipated, if Edgecast over-estimates future demand for its services, is unable to achieve an acceptable rate of network utilization, or if costs to deliver services do not fall commensurate with any future price declines, Edgecast may not be able to achieve acceptable rates of return on its infrastructure investments, and its gross profit and results of operations may suffer dramatically.

As Edgecast further expands its global network and services, and refresh its network equipment, Edgecast is dependent on significant future growth in demand for its services to justify additional capital expenditures. If Edgecast fails to generate significant additional demand for its services, its results of operations will suffer, and Edgecast may fail to achieve planned or expected financial results.

A significant portion of Edgecast’s revenue is derived collectively from its streaming, security, edge computing and support services. These services tend to have higher gross margins than Edgecast’s network services. Edgecast may not be able to achieve the growth rates in revenue from such services that it expects or has experienced in the past. If Edgecast is unable to achieve the expected growth rates in revenue for these service offerings, Edgecast’s revenue and operating results could be significantly and negatively affected.

If Edgecast is unable to recruit and retain key employees and qualified sales, research and development, technical, marketing and support personnel, its ability to compete could be harmed.

Edgecast’s future success depends upon the services of its key technology, sales, research and development, marketing and support personnel. Like other companies in Edgecast’s industries,

Edgecast has experienced, and expects to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications, and, if Edgecast fails to attract new personnel or fails to retain and motivate its current personnel, its business and future growth prospects could suffer.

In addition, Edgecast’s future success will depend upon its ability to attract and retain employees. Such efforts will require time, expense and attention by Edgecast’s employees as there is significant competition for talented individuals, which affects both Edgecast’s ability to retain key employees and hire new ones and new hires require significant training. This competition may result in increased costs in the form of cash and stock-based compensation. The loss of the services of a significant number of Edgecast’s employees or any of its key employees or its inability to attract and retain new talent in a timely fashion may be disruptive to Edgecast’s operations and overall business.

Risks Related to Edgecast’s Reputation

Edgecast could be harmed if its reputation is damaged.

Edgecast’s corporate reputation is susceptible to material damage by events such as disputes with customers or competitors, cyber-attacks or service outages, internal control deficiencies, delivery failures, compliance violations, government investigations or legal proceedings. Similar events impacting one of Edgecast’s competitors could result in negative publicity for entire industry in which Edgecast operates, indirectly harming Edgecast’s business. Edgecast may also experience reputational damage if customers, vendors, employees, advocacy groups, regulators, investors, the media, social media influencers or others criticize its services, operations or public positions.

There is a risk that negative or inaccurate information about Edgecast’s business, even if based on rumor or misunderstanding, could adversely affect its business. Damage to Edgecast’s reputation could be difficult, expensive and time-consuming to repair. Damage to Edgecast’s reputation could also reduce the value and effectiveness of its brand name and could reduce investor confidence in Edgecast.

Edgecast’s dedication to its values may negatively influence its financial results.

Edgecast has taken, and may continue to take, actions that Edgecast believes are in the best interests of its customers, its employees, and its business, even if those actions do not maximize financial results in the short term. For instance, Edgecast has decided in the past, and may decide in the future, not to work with certain customers that do not align with Edgecast’s values or strategy. However, this approach may not result in the benefits that Edgecast expects, and its employees or third parties may disagree with these decisions, and Edgecast’s business could be adversely affected.

Legal and Regulatory Risks

Evolving privacy regulations could negatively impact Edgecast’s profitability and business operations.

Laws and regulations that apply to the internet related to privacy and data localization could pose risks to Edgecast’s revenues, intellectual property and customer relationships, as well as increase expenses or create other disadvantages to Edgecast’s business.

Privacy laws are rapidly proliferating, changing and evolving globally. Governments, privacy advocates and class action attorneys are increasingly scrutinizing how companies collect, process, use, store, share and transmit personal data. Laws, such as the European Union General Data Protection Regulation (“GDPR”), and the California Consumer Privacy Act of 2018 (“CCPA”), and industry self-regulatory codes have been enacted, and more laws are being considered that may affect how

Edgecast uses data generated from its network, platform and products as well as its ability to reach current and prospective customers, understand how its offerings are being used and respond to customer requests allowed under the laws. Any perception that Edgecast’s business practices, its data collection activities or how its offerings operate represent an invasion of privacy, whether or not consistent with current regulations and industry practices, may subject Edgecast to public criticism or boycotts, class action lawsuits, reputational harm or actions by regulators, or claims by industry groups or other third parties, all of which could disrupt its business and expose Edgecast to liability.

Engineering efforts to build new capabilities to facilitate compliance with increasing data localization requirements and new and changing privacy laws could require Edgecast to take on substantial expense and divert engineering resources from other projects. Edgecast might experience reduced demand for its offerings if Edgecast is unable to engineer products that meet its legal duties or help its customers meet their obligations under the GDPR, the CCPA or other data regulations, or if the changes Edgecast implements to comply with such laws and regulations make its offerings less attractive.

Edgecast’s ability to leverage the data generated by its global network of servers is important to the value of many of its offerings, its operational efficiency and future product development opportunities. Edgecast’s ability to use data in this way may be constrained by regulatory developments. Compliance with applicable laws and regulations regarding personal data may require changes in services, business practices or internal systems that result in increased costs, lower revenue, reduced efficiency or greater difficulty in competing with other firms. Compliance with data regulations might limit Edgecast’s ability to innovate or offer certain features and functionality in some jurisdictions where Edgecast operates. Failure to comply with existing or new rules may result in significant penalties or orders to stop the alleged non-compliant activity, as well as negative publicity and diversion of management time and effort.

Although Edgecast takes steps intended to improve the security controls across its business groups and geographies, Edgecast’s security controls over personal data, its training of employees and third parties on data security and other practices Edgecast follows may not prevent the improper disclosure or misuse of customer or end-user data Edgecast stores and manages. Improper disclosure or misuse of personal data could harm Edgecast’s reputation, lead to legal exposure to customers or end users, or subject Edgecast to liability under laws that protect personal data, resulting in increased costs or loss of revenue.

Other regulatory developments could negatively impact Edgecast’s business.

Local and foreign laws and regulations that apply to the internet related to, among other things, content liability, security requirements, law enforcement access to information, critical infrastructure, data localization requirements and restrictions on social media or other content could pose risks to Edgecast’s revenues, intellectual property and customer relationships as well as increase expenses or create other disadvantages to its business. Section 230 of the U.S. Communications Decency Act, often referred to as Section 230, gives websites that host user-generated content broad protection from legal liability for content posted on their sites. Proposals to repeal or amend Section 230 could expose Edgecast to greater legal liability in the conduct of its business. Regulations have been enacted or proposed in a number of countries that limit the delivery of certain types of content into those countries. Enactment and expansion of such laws and regulations would negatively impact Edgecast’s revenues. In addition, such laws and regulations could cause internet service providers, or others, to block Edgecast’s offerings in order to enforce content blocking efforts. In addition, efforts to block a single product or domain name may end up blocking a number of other products or domain names in an overbroad manner that could affect Edgecast’s business. Interpretations of laws or regulations that would subject Edgecast to regulatory supervision or, in the alternative, require Edgecast to exit a line of business or a country, could lead to loss of significant revenues and have a negative impact on the quality of Edgecast’s network, platform and products. As noted with privacy compliance above, engineering efforts to build new capabilities to facilitate compliance with law enforcement access requirements, content access restrictions, or other regulations could require Edgecast to take on substantial expense and divert engineering resources from other projects. These circumstances could harm Edgecast’s profitability.

Edgecast may not be successful in protecting and enforcing its intellectual property rights.

Edgecast relies on various patents, copyrights, trade names, trademarks, service marks, trade secrets and other similar intellectual property rights, as well as confidentiality agreements and procedures, to establish and protect its proprietary rights. For a variety of reasons, however, these steps may not fully protect Edgecast, including due to inherent limitations on the ability to enforce these rights. Furthermore, Edgecast may from time to time be subject to intellectual property infringement and other claims and related litigation. Edgecast has also agreed to indemnify its customers and certain strategic partners if its offerings infringe or misappropriate specified intellectual property rights. As a result, Edgecast may become involved in litigation or claims brought against customers or strategic partners if its offerings or technology are the subject of such allegations. If Edgecast is unsuccessful in protecting or enforcing its intellectual property rights, its business, competitive position, results of operations and financial condition could be adversely affected.

Risks Related to Limelight’s Business

For risks related to our business, please refer to the section entitled “Item 1A. Risk Factors” set forth in our Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on February 17, 2022, as updated by any subsequent quarterly reports on Form 10-Q.

THE PARTIES

Limelight

Limelight is a leading provider of edge enabled web applications and content delivery solutions that enable organizations to deliver faster websites, more responsive applications, the highest quality video, and consistent game and software downloads to any device. We assist our clients on serving their global customers with experiences such as livestream sporting events, global movie launches, video games or file downloads for new phone apps. We target media, high tech, software, gaming, enterprise, and other organizations for which the delivery of digital content and apps are critical to the success of their business. As of December 31, 2021, we had approximately 580 active clients worldwide, including many notable brands in the fields of online video, live sports, digital music, news media, games, rich media applications, e-commerce, financial services, travel, and software delivery.

Limelight offers a secure infrastructure with the capacity to support the most onerous digital traffic demands. Our private fiber backbone enables traffic to bypass the congested public internet, resulting in faster, more reliable, and more secure content delivery. Our infrastructure is densely architected with data centers clustered around major metropolitan locations and directly interconnected with thousands of major internet service providers (“ISPs”) and last-mile networks. Unlike traditional content delivery network vendors which rely on third-party technologies for key components of their content delivery infrastructure, Limelight’s ongoing investment in the development and optimization of every component of our content delivery platform provides a fully-integrated suite of software services that solve clients’ content and application delivery challenges.

Limelight’s network has helped launch and grow many large video properties in the world and is now on the forefront of enabling a new generation of web and application development with Layer0 by Limelight. Layer0 by Limelight is a SaaS-based application acceleration and developer support platform that enables developers to program at the edge and cache dynamic data, thereby delivering faster page loads at lower costs.

Our principal executive offices are located at 2220 W. 14th Street, Tempe, AZ 85281 and our telephone number is (602) 850-5000.

This proxy statement incorporates important business and financial information about us from other documents that are incorporated by reference; see the section entitled “Where You Can Find Additional Information and Incorporation of Certain Documents by Reference” located elsewhere in this proxy statement.

Edgecast

Edgecast is a business unit of Yahoo, Inc. (“Yahoo”) designed to help companies meet the ever-growing expectations of their customers. Edgecast’s leading set of solutions across content delivery, cloud security and video streaming, combined with a team of customer-oriented domain experts, streamlines operations and improves efficiencies, so businesses can redirect their energy into creating value for their customers—not managing multiple vendors and workflows.

College Parent

College Parent, L.P. is a Delaware limited partnership and is the ultimate parent company that controls Yahoo and Edgecast. College Parent is owned by funds managed by affiliates of Apollo Global Management, Inc. (together with its consolidated subsidiaries, “Apollo”), Verizon Communications Inc. (“Verizon”) and other certain co-investors.

Yahoo

Yahoo is a global media and tech company that connects people to their passions. Yahoo reaches nearly 900 million people around the world, bringing them closer to what they love—from finance and sports, to shopping, gaming and news—with the trusted products, content and tech that fuel their day. For partners, Yahoo provide a full-stack platform for businesses to amplify growth and drive more meaningful connections across advertising, search and media.

Apollo

Apollo is a global, high-growth alternative asset manager. In its asset management business, Apollo seeks to provide its clients excess return at every point along the risk-reward spectrum from investment grade to private equity with a focus on three business strategies: yield, hybrid, and equity. For more than three decades, Apollo’s investing expertise across its fully integrated platform has served the financial return needs of its clients and provided businesses with innovative capital solutions for growth. Through Athene, its retirement services business, Apollo specializes in helping clients achieve financial security by providing a suite of retirement savings products and acting as a solutions provider to institutions. Apollo’s patient, creative, and knowledgeable approach to investing aligns its clients, businesses it invests in, its employees, and the communities it impacts, to expand opportunity and achieve positive outcomes. As of December 31, 2021, Apollo had approximately $498 billion of assets under management.

THE ANNUAL MEETING

This proxy statement is being provided to Limelight stockholders as part of a solicitation of proxies by the Limelight board for use at the annual meeting of Limelight stockholders (the “annual meeting”) to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement and the information incorporated by reference herein provides our stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the annual meeting.

Date, Time and Place

The annual meeting will be held on [●], 2022, at [●], Eastern Time, virtually via www.virtualshareholdermeeting.com/LLNW2022, where you, or your proxy, will be able to attend the annual meeting and vote electronically. Please note that you will not be able to attend the annual meeting in person. The annual meeting will begin online promptly at [●], Eastern Time.

Stockholders will be able to listen, vote, and submit questions from their home or from any remote location that has Internet connectivity.

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the annual meeting beginning ten days prior to the annual meeting, and ending on the date of the annual meeting via the Internet at www.virtualshareholdermeeting.com/LLNW2022, subject to the satisfactory verification of stockholder status. Such list will also be available on-line at the annual meeting during the webcast of the meeting.

Purpose of the Annual Meeting

At the annual meeting, and any adjournments or postponements thereof, you will be asked to consider and vote on:

•	the stock issuance proposal;

•	the proposal to elect Jeffrey T. Fisher, David C. Peterschmidt and Robert Lyons as Class III directors (the “director election proposal”);

•	the proposal to ratify Ernst & Young LLP as independent registered public accounting firm (the “ratification proposal”);

•

the proposal to adjourn or postpone the annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the stock issuance proposal (the “adjournment proposal” and together with the stock issuance proposal, director election proposal and the ratification proposal, the “proposals”).

Recommendation of the Limelight Board

The Limelight board, after careful consideration of the various factors described under “The Transaction—Recommendation of the Limelight Board and Its Reasons for the Transaction” located elsewhere in this proxy statement, at a meeting held on March 6, 2022, unanimously determined that the purchase agreement and the transactions contemplated by the purchase agreement and the issuance of shares of Limelight common stock in the transaction are advisable, fair to and in the best interests of Limelight stockholders; approved and adopted the purchase agreement and the transactions contemplated by the purchase agreement, including the issuance of shares of Limelight common stock pursuant to the purchase agreement, directed that the approval of the issuance of shares of Limelight common stock be submitted to a vote at a meeting of Limelight stockholders entitled to vote on such matters and resolved to recommend to Limelight stockholders to vote in favor of the approval of the stock issuance proposal.

In evaluating the transaction, the Limelight board consulted with and received the advice of Limelight’s outside legal and financial advisors, held discussions with Limelight’s management and considered a number of factors that it believed supported its decision to enter into the purchase agreement. These factors included, but were not limited to, those listed in “The Transaction—Recommendation of the Limelight Board and Its Reasons for the Transaction” located elsewhere in this proxy statement.

Accordingly, the Limelight board unanimously recommends that you vote “FOR” the stock issuance proposal, “FOR” the director election proposal, “FOR” the ratification proposal and “FOR” the adjournment proposal.

Record Date; Stockholders Entitled to Vote

Only holders of record of Limelight common stock at the close of business on [●], 2022, the record date for the annual meeting (the “record date”), will be entitled to notice of, and to vote at, the annual meeting, or any adjournment or postponement thereof. At the close of business on the record date, [●] shares of Limelight common stock were issued and outstanding and held by [●] holders of record.

Holders of record of Limelight common stock on the record date are entitled to one vote per share at the annual meeting on each proposal. A list of the names of our stockholders of record will be open to the examination by any stockholder for any purpose germane to the annual meeting for ten days before the annual meeting via the Internet at www.virtualshareholdermeeting.com/LLNW2022. Such list will also be available on-line at the annual meeting during the webcast of the meeting. Our stockholder list will also be available at the annual meeting for examination by any stockholder present at such meeting.

Voting by our Directors and Executive Officers

At the close of business on the record date, our directors and executive officers were entitled to vote [●] shares of Limelight common stock, or approximately [●]% of the shares of Limelight common stock outstanding on that date. We currently expect that all of our directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of our stockholders at the annual meeting, although none of them has entered into any agreement obligating them to do so.

Quorum

No business may be transacted at the annual meeting unless a quorum is present. The presence of the holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, is required to constitute a quorum for the transaction of business at the annual meeting. If a quorum is not present, or if there are not sufficient votes at the time of the annual meeting to approve the stock issuance proposal, the annual meeting may be adjourned to allow more time for obtaining additional proxies or votes. At any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the annual meeting, except for any proxies that have been effectively revoked or withdrawn before the adjourned meeting.

Abstentions (shares of Limelight common stock for which proxies have been received but for which the holders have abstained from voting) will be included in the calculation of the number of shares of Limelight common stock represented at the annual meeting for purposes of determining whether a quorum has been achieved. Broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum but will have no effect on the vote count for the proposals.

Required Vote

The approval of the stock issuance proposal and the ratification proposal requires the affirmative vote of the holders of a majority of the votes cast. For the director election proposal, the nominees receiving the highest number of votes will be elected to the Limelight board. The approval of the adjournment proposal, if necessary or appropriate, requires the affirmative vote of the stockholders of a majority in voting power present if a quorum is not present, or, if a quorum is present, the affirmative vote of the holders of a majority of the votes cast.

Failure to Vote, Broker Non-Votes and Abstentions

If your shares of Limelight common stock are held in “street name” in a stock brokerage account or by another nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker or other nominee. You may not vote shares of Limelight common stock held in street name by returning a proxy card directly to Limelight.

Banks, brokers or other nominees who hold shares of Limelight common stock in street name for a beneficial owner typically have the authority to vote in their discretion on “routine” proposals, even when they have not received instructions from beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion on matters that are determined to be “non-routine” without specific instructions from the beneficial owner. A “broker non-vote” is a vote that, in accordance with stock exchange rules, is not cast by a broker on a non-routine matter because the bank, broker or other nominee has not received instructions from the beneficial owner of such shares to vote on the particular proposal and the bank, broker or other nominee does not have discretionary voting power on such proposal.

Under the written rules of the NASDAQ Global Select Market (“Nasdaq”), banks, brokers or other nominees do not have discretionary authority to vote on any of the proposals to be voted upon at this annual meeting. Therefore, if you are a Limelight stockholder who holds shares in “street name” and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee may not vote your shares on any of these proposals, and the resulting broker non-vote will have no effect on these proposals.

Instructions to “ABSTAIN” for each proposal to be voted upon at the annual meeting will be counted for purposes of determining the number of shares present and entitled to vote for purposes of determining a quorum. Abstentions will not be included in the vote totals for each proposal and will have no effect on the outcome of the vote on the stock issuance proposal, the ratification proposal or the adjournment proposal. If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted “FOR” the stock issuance proposal, “FOR” the director election proposal, “FOR” the ratification proposal and “FOR” the adjournment proposal.

Voting at the Annual Meeting

Whether or not you plan to attend the annual meeting virtually, please vote your shares. If you are a registered or “record” holder, which means your shares are registered in your name with American Stock Transfer & Trust Company, LLC, our transfer agent, you may vote in person at the annual meeting or be represented by proxy. If your shares are held in “street name,” which means your shares are held of record in an account with a bank, broker or other nominee, you must follow the instructions from your bank, broker or other nominee in order to vote. If you do not plan to attend the annual meeting or do not wish to vote at the annual meeting, you may authorize proxies to vote your shares by written proxy, by telephone or over the internet.

Voting by Proxy

You should vote your proxy in advance of the meeting even if you plan to attend the annual meeting. If you are a Limelight stockholder of record, a proxy card is enclosed for your use., we recommend that you promptly submit your proxy, even if you plan to attend the annual meeting virtually, using one of the following four methods:

•	through the Internet by logging onto the website specified on your proxy card and following the prompts using the control number located on the proxy card;

•	by calling using the toll-free telephone number listed on your proxy card;

•	by completing, signing, dating and returning your proxy card in the postage-paid return envelope provided; or

•

by attending the virtual annual meeting and voting online at www.virtualshareholdermeeting.com/LLNW2022 on [●], 2022, at [●], Eastern Time. We encourage you to allow reasonable time for online check-in, which begins at [●], Eastern Time. In order to attend the virtual annual meeting and vote online, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. The control number is designed to verify your identity and allow you to vote your shares of common stock at the annual meeting or to vote by proxy prior to the annual meeting.

If you vote via the Internet or by telephone, please do not return a signed proxy card.

If you hold your shares of Limelight common stock in street name (i.e., through a bank, broker or other nominee), you will find enclosed instructions from your bank, broker or other nominee that you must follow in order to vote your shares. You may authorize proxies to vote your shares by telephone or over the internet if your bank, broker or other nominee makes these methods available, as detailed on the enclosed voting instruction form. You may also return your voting instructions by signing, dating and returning the enclosed voting instruction form in the postage-paid envelope provided.

YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE SUBMIT YOUR PROXY PROMPTLY, BY TELEPHONE, INTERNET OR MAIL WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

How Proxies are Counted

All shares represented by properly executed proxies received in time for the annual meeting will be voted at the meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” each of the proposals covered by this proxy statement.

Only shares affirmatively voted for the proposals, and properly executed proxies that do not contain voting instructions, will be counted as “FOR” the proposals submitted by us as described in this proxy statement. Abstentions will not be included in the vote totals for each proposal and will have no effect on the outcome of the vote on any of the proposals. Failures to vote and broker non-votes, if any, will have no effect on the outcome of any of the proposals.

Revocation of Proxies

You can change your vote or revoke your proxy at any time before your proxy is voted at the annual meeting. If you are a stockholder of record, you can do this in one of three ways:

•	you can grant a new, valid proxy bearing a later date, including by telephone or through the internet before the closing of those voting facilities at [●] on [●], 2022;

•	you can send a signed notice of revocation to Limelight Networks, Inc., 2220 W. 14th Street, Tempe, AZ 85281, Attention: Corporate Secretary, which must be received prior to [●] on [●], 2022; or

•

you can attend and vote at the annual meeting, which will revoke any proxy previously given. Simply attending the annual meeting without voting will not revoke any proxy that you have previously given or otherwise change your vote.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy.

If you are a “beneficial holder” who holds shares of Limelight common stock in “street name,” you must contact your bank, broker or other nominee to change your vote.

Tabulation of Votes

We appointed [●] to serve as the Inspector of Election for the annual meeting. [●] will independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

We are soliciting proxies for the annual meeting from our stockholders. We will pay our own cost of soliciting proxies, including the cost of mailing this proxy statement, from our stockholders. In addition to solicitation by use of the mails, proxies may be solicited by each of our directors and certain members of our management team, each of whom may be deemed a participant in this solicitation, in person or by telephone or other means of communication. These persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.

We have retained Innisfree M&A Incorporated to provide investor response services and assist in the solicitation of proxies at a solicitation fee of up to $30,000 plus related reasonable out-of-pocket expenses. We will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them. We will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Adjournments

If quorum is not present, any adjournment or postponement of the annual meeting may be made by the chairperson of the meeting or a majority in voting power of the stockholders present; provided, however, that if the adjournment is for more than thirty days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Limelight board shall fix a new record date for notice of such adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting. If a quorum is not present at the annual meeting, or if there are not sufficient votes at the time of the annual meeting to approve the stock issuance proposal, then our stockholders may be asked to vote on a proposal to adjourn the annual meeting so as to permit the further solicitation of proxies.

PROPOSAL 1: STOCK ISSUANCE PROPOSAL

General

On March 6, 2022, we entered into the purchase agreement with College Parent, pursuant to which we agreed to acquire all of the issued and outstanding shares of Edgecast common stock and certain Edgecast-related businesses and assets held by each of Yahoo India Private Limited, Edgecast Digital do Brasil Ltda, and Oath (Israel) Ltd. (such acquisition of Edgecast-related businesses and assets, the “local transfers”). The purchase price consists of approximately 71.9 million shares of Limelight common stock, representing a value of approximately $300 million based on the 30-day trailing VWAP (as of March 4, 2022) of $4.1168, which includes a $30 million cash investment in Limelight by College Parent. College Parent can also receive up to an additional 12.7 million shares of Limelight common stock, representing up to an additional $100 million in value, over the period ending on the third anniversary of the closing, subject to the achievement of certain share-price targets. For more information, see “The Transaction” located elsewhere in this proxy statement.

Upon closing of the transaction, current Limelight stockholders will own approximately 65% of Limelight, or approximately 61% assuming Limelight achieves all share price targets under the purchase agreement and thus triggering the issuance of the Limelight earnout shares, and College Parent will own approximately 35% or 39%, respectively.

Nasdaq Capital Market Stockholder Approval Requirements

Limelight common stock is listed on, and Limelight is subject to the rules and regulations of Nasdaq. Rule 5635(a) of the Nasdaq rules requires stockholder approval with respect to issuances of Limelight common stock, among other instances, when the shares to be issued are being issued in connection with the acquisition of the stock or assets of another company and are equal to 20% or more of the outstanding shares of Limelight common stock before the issuance. Rule 5635(b) of the Nasdaq rules also requires stockholder approval when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Rule 5635(d) of the Nasdaq rules also requires stockholder approval for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common equity securities (or securities convertible into or exercisable for common equity securities) at a price that is less than market value of the stock if the number of equity securities to be issued is or may be equal to 20% or more of the common equity securities, or 20% or more of the voting power, outstanding before the issuance.

As described above, we are proposing to issue approximately 71.9 million shares of Limelight common stock upon closing of the transaction, and up to an additional 12.7 million shares over the period ending on the third anniversary of the closing of the transaction, pursuant to the terms of the purchase agreement. The number of shares we will issue will exceed 20% of both the voting power and the number of shares of Limelight common stock outstanding before the issuance. Accordingly, at the annual meeting, we are asking holders of shares of Limelight common stock to consider and vote on the stock issuance proposal to satisfy Nasdaq rules.

Recommendation of the Board

Stockholder approval of the stock issuance proposal is a condition to completion of the transaction pursuant to the purchase agreement. If our stockholders do not approve the stock issuance proposal,

we will be unable to consummate the transaction and the purchase agreement may be terminated by us or College Parent. For more information, see “The Stock Purchase Agreement—Termination of the Stock Purchase Agreement” located elsewhere in this proxy statement.

Vote Required for Approval

The stock issuance proposal will be approved if a majority of the votes cast by stockholders in person or via proxy with respect to this matter are cast in favor of the proposal. The stock issuance proposal is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not provided the brokerage firm voting instructions. Accordingly, if you hold your shares in “street name” and fail to instruct your broker to vote your shares for the proposal, your shares will not be counted as votes cast for the proposal and will have no effect on the outcome of the stock issuance proposal.

THE LIMELIGHT BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” THE APPROVAL OF THIS PROPOSAL.

THE TRANSACTION

General Description of the Transaction

On March 6, 2022, Limelight entered into the purchase agreement pursuant to which indirect, wholly-owned subsidiaries of Limelight will (i) purchase all of the issued and outstanding shares of Edgecast common stock (“Edgecast common stock”) and (ii) certain Edgecast-related businesses and assets held by each of Yahoo India Private Limited, Edgecast Digital do Brasil Ltda, and Oath (Israel) Ltd. will be transferred to wholly-owned subsidiaries of Limelight (such transactions, collectively, the “sale”). If the transaction is completed, Limelight currently anticipates issuing approximately 71.9 million shares of Limelight common stock to its indirect, wholly-owned subsidiaries, which will be transferred to College Parent (or a designated subsidiary), in connection with the transaction. The Limelight common stock to be transferred to College Parent represents a value of approximately $300 million based on the 30-day trailing VWAP (as of March 4, 2022) of $4.1168, which includes a $30 million cash investment in Limelight by College Parent (or a designated subsidiary). College Parent (or a designated subsidiary) can also receive up to an additional 12.7 million shares of Limelight representing up to an additional $100 million in consideration, over the period ending on the third anniversary of the closing of the transaction, subject to the achievement of certain share-price targets.

The purchase agreement contemplates that, prior to the closing, Edgecast and its subsidiaries will effect certain inter-company transactions (the “pre-closing restructuring”), which will result in Edgecast and its subsidiaries, Edgecast Limited, Edgecast Services Limited and Edgecast Canada ULC (together with Edgecast, each a “transferred entity,” and collectively, the “transferred entities”) owning the assets of the Edgecast business, other than certain components of the Edgecast-related business and assets held by College Parent that will be separately transferred pursuant to the purchase agreement.

We anticipate changing the name of Limelight to Edgio, Inc. prior to or at the closing. At the closing, Limelight and College Parent (and/or their designated subsidiaries) will enter into: (a) a stockholders agreement (the “stockholders agreement”) pursuant to which, among other things, Limelight will grant College Parent certain board and governance rights; (b) a registration rights agreement (the “registration rights agreement”) pursuant to which, among other things, Limelight must use commercially reasonably efforts to file with the SEC a registration statement on Form S-3 on or before (i) a 24 month lock-up period following closing, with respect to Limelight common stock issued at closing and (ii) for Limelight common stock issued in connection with a triggering event (as such term is defined in the stockholders agreement), the period ending on the later of (x) the date that is 24 months from the closing and (y) the date that is six months after the date Limelight common stock is issued to College Parent (the “relevant restricted period”); (c) one or more commercial agreements to reflect the service terms and obligations applicable to and governing certain service orders (collectively, the “commercial agreements”); (d) a domain name sublicense agreement (the “domain name sublicense agreement”) and a patent cross license agreement (the “patent cross license agreement”), each relating to the licensing of domain names and patents, respectively and (e) a transition services agreement (the “transition services agreement”) whereby College Parent will provide various services to Limelight following the closing.

Background of the Transaction

From time to time the Limelight board, together with Limelight management, has considered various strategic business initiatives intended to strengthen its business and enhance stockholder value. These have included licensing or acquiring rights to complementary technologies, or acquisitions of, or mergers with, other companies that have complementary products or technologies.

On May 3, 2021, Apollo announced that funds managed by affiliates of Apollo (the “Apollo Funds”) entered into an agreement to acquire Verizon Media Group for $5 billion. At the closing of the acquisition on September 1, 2021, Verizon Media Group was renamed “Yahoo” and Verizon Communications Inc. retained 10% ownership of the company.

On June 27, 2021, representatives of RBC Capital Markets, LLC (“RBC”), financial advisor to the Apollo Funds, contacted Robert Lyons, Chief Executive Officer of Limelight, to convey the Apollo Funds’ interest in exploring a potential business combination of Limelight and Edgecast. Yahoo is the parent company of Edgecast and College Parent is the ultimate parent company that controls Yahoo and Edgecast. Following this discussion, Reed Rayman, a Partner at Apollo, contacted Mr. Lyons and the parties discussed in general terms the potential advantages of such a business combination. The parties viewed these potential advantages as warranting further discussion following the exchange of certain non-public information concerning Edgecast and its business.

One June 30, 2021, Limelight entered into a joinder to an existing non-disclosure agreement, dated November 24, 2020, with Verizon and Apollo Funds to allow the parties to share non-public information in connection with a mutual evaluation of a potential business combination transaction.

On July 6, 2021, RBC provided to Limelight preliminary diligence information regarding Edgecast, including historical financial statements provided by Edgecast management.

Following the execution of the joinder to the non-disclosure agreement on July 12, 2021, Limelight discussed the potential transaction with representatives of Goldman Sachs & Co. LLC (“Goldman Sachs”), Limelight’s financial advisor, who had previously provided strategic financial advice to Limelight on other occasions, regarding the potential opportunity to acquire Edgecast.

Also on July 12, 2021, Limelight, RBC and Goldman Sachs held a phone call to discuss Limelight’s due diligence information request list. Following the call, Goldman Sachs provided RBC with Limelight’s initial due diligence request list.

On September 14, 2021, representatives from RBC and Evercore Group LLC (“Evercore” and together with RBC, “Edgecast’s financial advisors”) communicated to Goldman Sachs that Apollo Funds was launching a sale process for Edgecast, and provided Limelight’s management with access to a virtual data room and shared a confidential information presentation and the Yahoo Management Edgecast Projections concerning the Edgecast business. See the section entitled “The Transaction—Certain Unaudited Prospective Financial Information” located elsewhere in this proxy statement for more information.

On September 24, 2021, Limelight engaged in a discussion with a representative of a private investment firm we refer to as Company A, to discuss Company A’s participation in a potential transaction through the form of either an equity or debt investment in the combined company.

On September 27, 2021, Edgecast’s financial advisors sent a process letter to Goldman Sachs requesting that initial proposals for the acquisition of Edgecast be submitted by October 13, 2021.

On September 28, 2021, Company A entered into a joinder agreement to the existing non-disclosure agreement between Limelight, Verizon and Apollo Funds.

Also on September 28, 2021, Edgecast’s senior management hosted a meeting with Limelight’s senior management and representatives of Company A and Goldman Sachs to make a presentation on the Edgecast business and financial performance.

At a meeting held on October 14, 2021, the Limelight board discussed the potential transaction, including, among other matters, the potential advantages and disadvantages, its alignment with Limelight’s strategy and the potential terms of the transaction, and reviewed a proposed draft of a non-binding proposal to acquire Edgecast. Following this discussion, the Limelight board directed management to submit a non-binding proposal consistent with the discussion.

On October 15, 2021, acting on the instruction of and on behalf of Limelight, Goldman Sachs sent a written non-binding proposal to RBC and Evercore indicating a valuation for Edgecast of $400 million to $500 million, with proposing that the parties explore a structure involving a mix of cash and stock consideration, with College Parent owning between approximately 17% and 41% in the combined company post-closing.

On the basis of the October 15 proposal, on October 18, 2021, Edgecast invited Limelight to continue in the sale process and provided access to more comprehensive diligence items in the virtual data room. Edgecast also shared a reverse due diligence request list for information regarding Limelight. Edgecast’s management communicated to Limelight’s management that it believed there were alternative sources of financing for the transaction which could lead to more accretive outcomes for the stockholders of the combined company than Company A.

On November 3, 2021, Limelight and Edgecast held an in-person meeting in New York City, New York to discuss, among other matters, detailed diligence questions and potential synergies between the two businesses. The meeting was attended by Limelight’s senior management, Edgecast’s management and representatives of Apollo Funds, RBC, Evercore and Goldman Sachs. Following this meeting, the parties believed that further discussions were warranted and scheduled another meeting for November 18, 2021.

On November 18, 2021, Limelight and Edgecast held an in-person meeting at Edgecast’s offices in Los Angeles, California to discuss further potential synergies between the two businesses. The meeting was attended by Limelight’s senior management, Edgecast’s management and representatives of Apollo Funds, RBC, Evercore and Goldman Sachs.

On November 24, 2021, Edgecast submitted a written non-binding counterproposal to Limelight, which valued Edgecast at $500 million and proposed that the consideration be paid $100 million in upfront cash, $150 million in convertible preferred equity of Limelight, and $250 million in Limelight common stock.

On December 6, 2021, the Limelight board held a meeting, which was attended by members of Limelight’s management and representatives of Goldman Sachs, to discuss the counterproposal received from Edgecast and to discuss Edgecast’s financial results and Limelight Management Synergies Projections (see the section entitled “The Transaction—Certain Unaudited Prospective Financial Information” located elsewhere in this proxy statement for more information), which Limelight management had prepared following the prior meetings with Edgecast management and its review of Edgecast financial information. Following this discussion, the Limelight board directed Limelight management to prepare a revised term sheet reflecting the board discussions that would be further discussed at a later meeting.

On December 21, 2021, the Limelight board held a meeting, which was attended by members of Limelight’s management, representatives of Goldman Sachs and representatives of Goodwin Procter LLP (“Goodwin”), outside legal counsel to Limelight, to discuss a proposed non-binding term sheet, which included a valuation of Edgecast of $300 million to be paid with Limelight common stock and the possibility for additional earnout consideration of $100 million to be paid with Limelight common stock and a 60-day exclusivity agreement. Among other matters, the Limelight board discussed the results of Limelight’s business and financial diligence review of Edgecast and its business and the reasons for revising the up-front payment to $300 million. After discussion, the Limelight board approved the proposed terms and directed Limelight’s management to send a non-binding term sheet with the discussed terms to Edgecast.

Later on December 21, 2021, Goodwin provided Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), College Parent’s outside legal counsel, with the proposed non-binding term sheet.

On December 24, 2021, Paul Weiss provided Goodwin with a revised draft of the term sheet, which included changes to the proposed structure of the consideration and Yahoo’s corporate governance rights in the combined company following the closing.

On December 28, 2021, Goodwin provided Paul Weiss with a revised draft of the term sheet, which included further changes to the proposed structure of the consideration and Yahoo’s corporate governance rights in the combined company following the closing.

On December 30, 2021, Paul Weiss provided Goodwin with a revised draft of the term sheet, which included changes to the calculation of the exchange ratio and the triggering events for the Limelight earnout shares.

On January 2, 2022, Goodwin provided Paul Weiss with a revised draft of the term sheet, which included clarification that the exclusivity agreement did not pertain to a proposal for the acquisition of Limelight as well as further changes to the calculation of the exchange ratio, the triggering events for the Limelight earnout shares and the restrictions on transfer of the aggregate closing consideration.

On January 3, 2022, Mr. Lyons and Mr. Rayman had a phone call to discuss at a high level the progress of negotiations and material open items in the term sheet. Following this phone call, Paul Weiss sent Goodwin a revised draft of the term sheet, which extended the proposed period for triggering events for the Limelight earnout shares to 36 months and updated the targeted signing date among other minor changes.

On January 3, 2022, Goodwin provided Paul Weiss with a revised draft of the term sheet, which accepted the 36-month period for triggering events for the Limelight earnout shares.

On January 4, 2022, Limelight’s senior management held an organizational meeting with its various advisors including Goldman Sachs, Goodwin, Macula Systems, LLC (“Macula”), a technology consulting firm, and EY’s financial and tax due diligence teams, to discuss timeline, workplan and each party’s responsibilities.

Also on January 6, 2022, the Limelight board held a meeting, which was attended by members of Limelight’s management and representatives of Goldman Sachs and Goodwin, to discuss the term sheet negotiations. Limelight’s management and representatives of Goldman Sachs and Goodwin updated the Limelight board on then-current version of the term sheet, and the Limelight board approved the execution of a non-binding term sheet.

On January 6, 2022, Limelight and College Parent executed a non-binding term sheet, which valued Edgecast at $300 million to be paid with Limelight common stock and included the possibility for additional contingent earnout consideration of $100 million to be paid with Limelight common stock upon the occurrence of triggering events over a 36-month period following the closing of the transaction, and entered into a 60-day exclusivity agreement (the “January 6 Term Sheet”).

On January 7, 2022, Limelight entered into an engagement letter with Macula to engage Macula to advise Limelight on commercial and technical diligence as well as to evaluate the potential synergy opportunity following an acquisition of Edgecast.

On January 8, 2022 Paul Weiss provided Goodwin with the initial draft of the purchase agreement and the form of stockholders agreement.

On January 9, 2022, Paul Weiss provided Goodwin with the initial draft of the form of registration rights agreement.

During January 2022 and into early February 2022, each of Limelight and Edgecast continued to conduct due diligence regarding the other party and began negotiating the transaction documents. During this period, representatives of the two companies and their advisors held multiple calls to discuss a variety of diligence items, including matters related to Edgecast employees, compensation and benefits, corporate, global trade, intellectual property and privacy matters, cybersecurity, litigation, real estate, environmental, antitrust, and finance.

From January 31, 2022 to March 5, 2022, the parties exchanged drafts of the purchase agreement and the ancillary agreements, including the forms of stockholders agreement and registration rights agreement, and negotiated terms, including the representations and warranties, covenants and indemnification obligations of the parties, labor and employee benefits matters, composition of the Limelight board following the closing of the transaction, and the allocation of insurance costs between the parties.

On February 10, 2022 and February 11, 2022, Limelight’s management and Edgecast’s management held in-person diligence sessions in Austin, Texas, which were attended by RBC, Evercore, Apollo Funds, Goldman Sachs, Goodwin and Paul Weiss via Zoom at which the parties engaged in detailed discussions of diligence topics regarding the companies, their business, their assets and their finances.

On February 14, 2022, Yahoo provided to Limelight results for Edgecast’s fourth quarter 2021 financial results, lower than Limelight management originally expected. See the section entitled “The Transaction—Certain Unaudited Prospective Financial Information” located elsewhere in this proxy statement for more information.

On February 15, 2022, Mr. Lyons and Mr. Rayman had a phone call to discuss Edgecast’s fourth quarter 2021 financial results and potential adjustments to the pricing and other terms of the transaction. As part of the update on financial results, during the call Mr. Rayman indicated that Apollo Funds might be willing to invest $30 million of primary equity capital into the combined company given its positive outlook regarding the combined company’s prospects and to help the combined company accelerate various anticipated growth initiatives.

On February 23, 2022, the Limelight board held a meeting, which was attended by members of management and representatives of Goldman Sachs, Goodwin, and Macula, to discuss diligence, synergy analysis, and transaction documentation progress. Additionally, representatives of Goldman Sachs provided the Limelight board with financial analysis based on Limelight’s share price performance and a comparison of Edgecast’s fourth quarter 2021 financial results and the Yahoo Management Edgecast Projections. See the section entitled “The Transaction—Certain Unaudited Prospective Financial Information” located elsewhere in this proxy statement for more information.

On February 25, 2022, the Limelight board held a meeting, which was attended by members of management and representatives of Goldman Sachs and Goodwin to discuss Goldman Sachs’ financial analysis of the potential offer prices for Edgecast and potential ownership structure of Limelight based on different offer structures, Following this discussion, the Limelight board directed management to submit a revised offer price for the acquisition of Edgecast consistent with the discussion.

On February 26, 2022, as directed by the Limelight board and Limelight management, Goldman Sachs communicated a revised offer for the Edgecast business, which consisted of $270 million for the Edgecast business and a primary investment of $30 million by Yahoo in Limelight in exchange for shares of Limelight common stock, as well as the possibility for additional contingent earnout consideration of $100 million to be paid with Limelight common stock upon the occurrence of triggering events over a 36-month period following the closing of the transaction. The material terms of the offer remained the same as those set forth in the January 6 Term Sheet.

On March 2, 2022, the Limelight board held a meeting, which was attended by members of Limelight’s management and representatives of Goldman Sachs and Goodwin, to discuss the transaction, updated documentation and the planned re-branding of the Company relating to its planned change of name to Edgio, Inc. following the closing of the transaction. Representatives of Goodwin provided an overview of the role and fiduciary duties of the Limelight board, and representatives of Goldman Sachs reviewed preliminary financial analyses on Limelight and Edgecast.

Also on March 3, 2022, Paul Weiss and Goodwin had a phone call to discuss and resolve outstanding items in the draft of the purchase agreement.

On March 6, 2022, the Limelight board held a meeting, at which members of senior management and representatives of each of Goldman Sachs and Goodwin were present, to consider approval of the proposed transaction with College Parent. At the meeting, representatives of Goldman Sachs, Goodwin and senior management updated the Limelight board regarding the recent interactions with College Parent, Yahoo and Apollo Funds and the status of the definitive transaction documentation. Goldman Sachs reviewed with the Limelight board Goldman Sachs’ financial analyses of the Aggregate Consideration (as defined in Goldman Sachs’ written opinion, dated March 6, 2022 the “written opinion”) to be paid by Limelight. The representatives of Goodwin reviewed the fiduciary duties of the directors in this context and, thereafter, reviewed the terms of the proposed purchase agreement and the related documentation. Goldman Sachs then delivered to the Limelight board its oral opinion, which was subsequently confirmed by delivery of the written opinion to the effect that, as of March 6, 2022, and based upon and subject to the factors and assumptions set forth therein, the Aggregate Consideration to be paid by Limelight in the transaction pursuant to the stock purchase agreement was fair from a financial point of view to Limelight. Following discussion and consideration of the purchase agreement and the other transactions contemplated by the purchase agreement (including the factors described in the section entitled “The Transaction—Recommendation of the Limelight Board and Its Reasons for the Transaction”), the members of the Limelight board unanimously adopted resolutions (i) determining that the purchase agreement and the transactions contemplated thereby, including the sale and the primary issuance, were advisable, fair to and in the best interests of Limelight and Limelight’s stockholders and (ii) approving and adopting the purchase agreement and the transactions contemplated thereby, including the issuance of shares of Limelight common stock pursuant to the purchase agreement, including the issuance of (a) Limelight common stock in connection with the sale, (b) the primary issuance purchaser shares and (c) the Limelight earnout shares upon the occurrence of a triggering event (as such term is defined in the purchase agreement).

Also on March 6, 2022, the parties executed the purchase agreement. Prior to the opening of the U.S. stock markets on the morning of March 7, 2022, the parties issued a joint press release announcing the transaction.

Recommendation of the Limelight Board and Its Reasons for the Transaction

The Limelight board carefully reviewed and considered the proposed transaction in consultation with Limelight’s senior management and legal and financial advisors and the Limelight board (i) determined that the purchase agreement and the transactions contemplated thereby, including the sale and the primary issuance, are advisable, fair to and in the best interests of Limelight and Limelight’s stockholders and (ii) approved and adopted the purchase agreement and the transactions contemplated thereby, including the issuance of shares of Limelight common stock pursuant to the purchase agreement, including the issuance of (a) Limelight common stock in connection with the sale, (b) the primary issuance purchaser shares and (c) the Limelight earnout shares upon the occurrence of a triggering event (as such term is defined in the purchase agreement). Accordingly, the Limelight board recommends that stockholders vote “FOR” the approval of the share issuance proposal at the annual meeting.

In reaching their decision to approve the stock purchase agreement, and to recommend that Limelight stockholders approve the stock issuance proposal at the annual meeting, the Limelight board considered the following positive reasons to support the purchase agreement:

•

combining Limelight and Edgecast will create a globally scaled, edge enabled software solutions provider with pro forma 2021 revenue of more than $500 million across cloud security and web applications, content delivery and edge video platform;

•	Limelight and Edgecast have historically focused on different customer pools, and acquiring Edgecast will allow Limelight to dramatically expand its potential customer base;

•

the current and prospective business environment in which Limelight operates, including international, national and local economic conditions, the competitive environment and the likely effect of these factors on Limelight and the execution of Limelight’s plans without the acquisition of Edgecast;

•

the belief that, after negotiations with Apollo Funds, Yahoo and College Parent and their respective representatives (as described in more detail under the section entitled “The Transaction—Background of the Transaction” located elsewhere in this proxy agreement) that the terms of the purchase agreement include the most favorable terms to Limelight, in the aggregate, to which Apollo Funds, Yahoo and College Parent were willing to agree;

•

the continuity of the Limelight board and its familiarity with, and understanding of, Limelight and the timeshare industry, as augmented by the expected addition of three members designated by College Parent, which will only add to the Limelight board’s understanding and knowledge of the combined company and add additional experience with the industry;

•

the oral opinion of Goldman Sachs, subsequently confirmed in writing, to the effect that, as of March 6, 2022 and based upon and subject to the factors and assumptions set forth therein, the Aggregate Consideration to be paid by Limelight in the transaction pursuant to the purchase agreement was fair from a financial point of view to Limelight, as more fully described under the section entitled “The Transaction—Opinion of Limelight’s Financial Advisor” located elsewhere in this proxy statement, which full text of the written opinion is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety;

•	the fact that Limelight has sufficient operating flexibility to conduct its business in the ordinary course prior to the consummation of the transaction;

•	the high degree of certainty that the transaction will close, and that will close in a timely manner, in light of the parties and the conditions and other terms set forth in the purchase agreement;

•

the conditions to closing contained in the purchase agreement, which are limited in number and scope, and which, in the case of the condition related to the accuracy of Limelight’s representations and warranties, is generally subject to a Purchaser Material Adverse Effect (as defined in the section of this proxy statement entitled “The Stock Purchase Agreement—Representations and Warranties”) qualification;

•	the end date of December 7, 2022 (subject to extension under certain circumstances), which is expected to allow for sufficient time to complete the transaction;

•

the fact that Apollo Funds is a sophisticated investor and Apollo Funds’ willingness to invest in the combined company by taking stock consideration, which the Limelight board viewed as validation of the combined company’s prospect;

•

Apollo Funds agreed to certain company favorable governance terms under the stockholders agreement, including (a) limited approval rights and (b) a standstill and our ability to adopt a poison pill that would prevent the Apollo Funds from acquiring control of the combined company without negotiating with the full board of directors of the combined company;

•

Apollo Funds agreed to certain restrictions in the stockholders agreement on the manner and timing of the Apollo Funds’ ability to exit Limelight common stock, and such restrictions could be favorable to our stockholders;

•	Limelight’s rights to specific performance under the terms of the purchase agreement; and

•	the likelihood that the transaction would be consummated, in light of the experience, reputation and financial capabilities of Apollo Funds, Yahoo and College Parent.

In the course of its deliberations, the Limelight board also considered, among other things, the following negative factors:

•	the possibility that the transaction will not be consummated and the potential negative effects on Limelight’s business, operations, financial results and stock price;

•

the potential negative effects of the public announcement of the transaction on Limelight’s sales, operating results, business model transition, and stock price, its ability to retain key management, sales, engineering and other personnel, and its relationships with customers, suppliers and partners;

•

the restrictions on the conduct of Limelight’s business prior to the completion of the transaction, requiring Limelight to conduct its business in the ordinary course and preventing Limelight from taking certain specified actions, subject to specific limitations, all of which may delay or prevent Limelight from undertaking business opportunities pending completion of the transaction;

•

the significant costs involved in connection with entering into the purchase agreement and completing the transaction (many of which are payable whether or not the transaction is consummated) and the substantial time and effort of Limelight management required to complete the transaction, which may disrupt its business operations and have a negative effect on its financial results;

•	the potential earnings dilution to our stockholders following the closing of the transaction if synergies are not achieved;

•

our stockholders, who currently own all of the equity interests in Limelight, will own approximately 65% of the equity interest in the combined company on a fully diluted basis (see section entitled “Unaudited Pro Forma Condensed Combined Financial Information of Limelight and Edgecast” located elsewhere in this proxy statement for more information);

•	the conditions to the obligations of College Parent to complete the transaction and the right of College Parent to terminate the purchase agreement under certain circumstances;

•	the possibility that Limelight may be obligated to pay College Parent a termination fee of $9 million in the event that Limelight terminates the purchase agreement under certain circumstances;

•	the fact that completion of the transaction requires certain regulatory clearances and consents, including under applicable antitrust laws;

•	the risk of significant decline in value of Edgecast’s business during the period between signing and closing;

•	the risk that the Apollo Funds exit the stock of the combined company which could drive down the share price of the stock of the combined company;

•	the risk that adding three members to the board of directors of the combined company could alter the dynamics of the board of directors in unproductive ways;

•	the risk that Edgecast employees may not successfully integrate into our culture;

•	the risk of litigation; and

•

the interests that certain Limelight directors and executive officers may have with respect to the transaction, in addition to their interests as Limelight stockholders generally, as described in the section entitled “The Transaction—Interests of the Limelight’s Directors and Executive Officers in the Transaction” located elsewhere in this proxy statement

The preceding discussion of the information and factors considered by the Limelight board is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with their evaluation of the transaction and the complexity of these matters, the Limelight board did not find it practicable to, and did not, quantify or otherwise attempt to rank or assign relative weights to the various factors considered in reaching their respective determinations. In considering the factors described above and any other factors, individual members of the Limelight board may have viewed factors differently or given different weight, merit or consideration to different factors. In addition, the Limelight board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Limelight board, but rather the Limelight board conducted an overall review of the factors described above, including discussions with Limelight’s senior management and legal and financial advisors.

The foregoing discussion of the reasoning of the Limelight board and certain information presented in this section is forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Special Note About Forward-Looking Statements.” located elsewhere in this proxy statement.

Opinion of Limelight’s Financial Advisor

Goldman Sachs & Co. LLC (“Goldman Sachs”) rendered its written opinion, dated March 6, 2022 (the “Goldman Sachs opinion”) to the Limelight board that, as of March 6, 2022 and based upon and subject to the factors and assumptions set forth therein, the aggregate consideration to be paid by Limelight in the transaction pursuant to the purchase agreement was fair from a financial point of view to Limelight. The “aggregate consideration” consists of the aggregate closing consideration, as adjusted pursuant to the terms of the purchase agreement, the Limelight earnout shares and the primary issuance purchase price.

The full text of the Goldman Sachs opinion, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the Goldman Sachs opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Limelight board in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Limelight common stock should vote with respect to the transaction, or any other matter.

In connection with rendering the Goldman Sachs opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the purchase agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Limelight for the five fiscal years ended December 31, 2021;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Limelight;

•	certain other communications from Limelight to its stockholders;

•	certain publicly available research analyst reports for Limelight;

•	the Edgecast financial statements for the years ended December 31, 2021, December 31, 2020 and December 31, 2019;

•	the Yahoo Management Edgecast Projections (summarized in the section entitled “Certain Unaudited Prospective Financial Information” located elsewhere in this proxy statement);

•

the Limelight Management Edgecast Projections, the Limelight Management Limelight Projections and the Limelight Management Combined Company Projections (summarized in the section entitled “Certain Unaudited Prospective Financial Information” located elsewhere in this proxy statement), in each case as prepared by management of Limelight and as approved for Goldman Sachs’ use by Limelight, which are referred to as the “forecasts” in this section, including the Limelight Management Synergies Projections (summarized in the section entitled “Certain Unaudited Prospective Financial Information” located elsewhere in this proxy statement), as approved for Goldman Sachs’ use by Limelight, which are referred to as the “synergies” in this section; and

•

certain internal estimates of the adjustments to the purchase price (as defined in the purchase agreement) pursuant to Sections 2.4 through 2.7 of the purchase agreement and of the number and timing of the Limelight earnout shares to be issued under Section 2.8 of the purchase agreement, in each case as prepared by management of Limelight and approved for Goldman Sachs’ use by Limelight, which are referred to as the “adjustment estimates”.

Goldman Sachs also held discussions with members of the senior managements of Limelight, Edgecast and Yahoo regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition, and future prospects of Edgecast and Limelight; reviewed the reported price and trading activity for Limelight common stock; compared certain financial information for Edgecast and certain financial and stock market information for Limelight with similar financial and stock market information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with Limelight’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Limelight’s consent that the forecasts, including the synergies, and the adjustment estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Limelight. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Limelight, any of its subsidiaries or Edgecast and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on Limelight or Edgecast or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the transaction will be consummated on the terms set forth in the purchase agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Limelight to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to Limelight; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the Goldman Sachs opinion, of the aggregate consideration to be paid by Limelight in the transaction pursuant to the purchase agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the purchase agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the purchase agreement or entered into or amended in connection with the transaction, including the fairness of any ongoing obligations of Limelight, any allocation of the aggregate consideration, the ancillary agreements, and the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Limelight; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Limelight, or any class of such persons in connection with the transaction, whether relative to the aggregate consideration to be paid by Limelight in the transaction pursuant to the purchase agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the Goldman Sachs opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of the Goldman Sachs opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Limelight common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Limelight, Yahoo or Edgecast or the transaction, or as to the impact of the transaction on the solvency or viability of Limelight, Yahoo or Edgecast or the ability of Limelight, Yahoo or Edgecast to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Limelight board in connection with rendering the Goldman Sachs opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 4, 2022, the last trading day before the public announcement of the transaction, and is not necessarily indicative of current market conditions.

Illustrative Present Value of Future Share Price Analysis.

Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Limelight common stock, based on theoretical future values, as a function of the company’s financial multiples, calculated by Goldman Sachs for the shares of Limelight common stock on a stand-alone basis and on pro forma bases giving effect to the transaction with synergies and without synergies. For this analysis, Goldman Sachs used the forecasts. Goldman Sachs first calculated the implied enterprise value, as of the end of each of fiscal years 2022 to 2024, by applying enterprise value to next twelve months (“NTM”) revenue multiples (which is referred to for the purpose of this section of this proxy statement as “EV/NTM revenue”) of 1.5x to 3.5x (in the case of the analysis on a stand-alone basis) and 2.0x to 4.0x (in the case of the analyses on a pro forma basis with the synergies and without the synergies) to revenue estimates from the forecasts for each of fiscal years of 2023 to 2025. These illustrative EV/NTM revenue multiples were derived by Goldman Sachs utilizing its professional judgment and experience, and taking into account current and historical EV/NTM revenue multiples for Limelight and Akamai Technologies, Inc. (“Akamai”). Although Akamai is not directly comparable to Limelight, Akamai was chosen because it is a publicly traded company with operations that, for purposes of analysis, may be considered similar to certain operations of Limelight. Goldman Sachs then subtracted the net debt of Limelight as of the applicable fiscal year ends, as set forth in the forecasts, from such implied enterprise values to obtain implied equity values of Limelight as of such fiscal year ends. Goldman Sachs then divided these implied present equity values by the number of fully diluted shares, including the impact of any Limelight earnout shares estimated by the management of Limelight to be issued as of such fiscal year ends, as provided by management of Limelight to Goldman Sachs. Goldman Sachs then discounted these implied future equity value per share amounts as of the fiscal year ends 2022 to 2024 back to December 31, 2021 to obtain implied present equity value per share amounts for Limelight, using an illustrative discount rate of 9.3%, reflecting an estimate of Limelight’s cost of equity. Goldman Sachs derived such discount rate by application of the capital asset pricing model (“CAPM”), which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. These analyses indicated ranges of illustrative implied present values of:

•	$2.18 to $5.96 per share of Limelight common stock (in the case of the analysis of Limelight on a stand-alone basis),

•	$4.40 to $8.82 per share of Limelight common stock (in the case of the analysis of Limelight on a pro forma basis giving effect to the transaction with the synergies), and

•	$4.30 to $8.44 per share of Limelight common stock (in the case of the analysis of Limelight on a pro forma basis giving effect to the transaction without the synergies).

Illustrative Discounted Cash Flow Analysis.

Using the forecasts, including the estimates for future usage of net operating losses included in the forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Limelight on a stand-alone basis and on a pro forma basis giving effect to the transaction with the synergies and without the synergies, to derive ranges of illustrative present values per share of Limelight common stock.

Using discount rates ranging from 8.5% to 10.0%, reflecting estimates of Limelight’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2021 (i) estimates of unlevered free cash flow for Limelight for the years 2022 through 2028 as reflected in the forecasts and (ii) a range of illustrative terminal values for Limelight, which were calculated by applying exit terminal year multiples, ranging from 12.0x to 16.0x, to the last twelve month adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for the terminal year as reflected in the forecasts (which analysis implied perpetuity growth rates ranging from 6.0% to 8.1% on a stand-alone basis). Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of exit terminal year multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical NTM Adjusted EBITDA multiples for Limelight and Akamai. Although Akamai is not directly comparable to Limelight, the company was chosen because it is a publicly traded company with operations that for purposes of analysis may be considered similar to certain operations of Limelight. Goldman Sachs derived ranges of illustrative enterprise values for Limelight by adding (i) the ranges of present values it derived above and (ii) the estimated aggregate present value of the benefits of Limelight’s net operating losses, or

“NOLs,” for the years 2022 through 2028, as reflected in the forecasts, which Goldman Sachs calculated by discounting the estimated values of such NOLs for such years to present value as of December 31, 2021 using a discount rate of 9.25%, reflecting an estimate of Limelight’s weighted average cost of capital. Goldman Sachs then subtracted the net debt of Limelight of $33,330,579, as of December 31, 2021, as provided by management of Limelight to Goldman Sachs, from the ranges of illustrative enterprise values to derive ranges of illustrative equity values. Goldman Sachs then divided the ranges of illustrative equity values it derived by 136,099,530 shares of Limelight common stock plus the implied dilutive effect of options and restricted stock units (“RSUs”) based on 15,124,539 RSUs and 12,221,870 options outstanding as of March 4, 2022, including the impact of any Limelight earnout shares estimated by the management of Limelight to be issued, as provided by Limelight management to Goldman Sachs, to derive ranges of illustrative present values of:

•	$4.80 to $7.02 per share of Limelight common stock (in the case of the analysis of Limelight on a stand-alone basis),

•	$7.31 to $10.24 per share of Limelight common stock (in the case of the analysis of Limelight on a pro forma basis giving effect to the transaction with the synergies), and

•	$5.36 to $7.72 per share of Limelight common stock (in the case of the analysis of Limelight on a pro forma basis giving effect to the transaction without the synergies).

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Limelight, Yahoo or Edgecast or the transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Limelight board as to the fairness from a financial point of view of the aggregate consideration to be paid by Limelight in the transaction pursuant to the purchase agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Limelight, Yahoo, Edgecast, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The aggregate consideration to be paid by Limelight in the transaction pursuant to the purchase agreement was determined through arm’s-length negotiations between Limelight and Yahoo and was approved by the Limelight board. Goldman Sachs provided advice to Limelight during these negotiations. Goldman Sachs did not recommend any specific amount of consideration to Limelight or the Limelight board or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described in the section entitled “Recommendation of the Limelight Board and Its Reasons for the Transaction” located elsewhere in this proxy statement, Goldman Sachs’ opinion to the Limelight board was one of many factors taken into consideration by the Limelight board in making its determination to approve the purchase agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the Goldman Sachs opinion and is qualified in its entirety by reference to the Goldman Sachs opinion of attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Limelight, Yahoo, Edgecast and any of their respective affiliates and third parties, including Apollo Global Management, Inc. (“Apollo”) and Verizon Communications, Inc. (“Verizon”), both significant shareholders of Yahoo and their respective affiliates (collectively, the “significant shareholders”) and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transaction. Goldman Sachs acted as financial advisor to Limelight in connection with, and participated in certain of the negotiations leading to, the transaction.

Goldman Sachs has provided certain financial advisory and/or underwriting services to Limelight and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including the matters set forth in Annex B of this proxy statement.

Goldman Sachs also has provided certain financial advisory and/or underwriting services to Apollo and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including the matters set forth in Annex B of this proxy statement.

Goldman Sachs also has provided certain financial advisory and/or underwriting services to Verizon and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including the matters set forth in Annex B to this proxy statement.

During the two-year period ended March 6, 2022, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Limelight and/or its affiliates of approximately $2,379,753. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Limelight, Yahoo, Apollo, Verizon and their respective affiliates and, as applicable, portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Apollo and its affiliates from time to time and may have invested in limited partnership units of affiliates of Apollo from time to time and may do so in the future.

The Limelight board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to that certain Letter Agreement, dated January 25, 2022, by and between Limelight and Goldman Sachs (the “engagement letter”), Limelight engaged Goldman Sachs to act as its financial advisor in connection with the transaction. The engagement letter between Limelight and Goldman Sachs provides for a transaction fee of $6,000,000 plus a discretionary amount of up to $4,000,000, $750,000 of which transaction fee became payable at announcement of the transaction, and the remainder of which is contingent upon consummation of the transaction. In addition, Limelight has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

For further discussion on significant shareholders, see Annex B of this proxy statement.

Certain Unaudited Prospective Financial Information

Limelight does not, as a matter of course, make public projections as to future performance or earnings beyond the current fiscal year. Limelight generally does not make public financial projections for extended periods given, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. However, included below are certain unaudited financial forecasts that, as described below, were furnished to the Limelight board in connection with discussions concerning the transaction and were considered by the Limelight board in connection with its evaluation of the transaction, and were furnished to Goldman Sachs in connection with its financial analyses and in connection with its role as financial advisor as described in the section entitled “The Transaction—Opinion of Limelight’s Financial Advisor” located elsewhere in this proxy statement.

For internal purposes and in connection with the process leading to the purchase agreement, Limelight management prepared certain unaudited prospective financial information of Limelight on a stand-alone basis for the remainder of fiscal year 2021 and fiscal years 2022 through 2028 (the “Limelight Management Limelight Projections”). The estimates of Limelight’s future financial performance set forth in the section below entitled “Summary of the Limelight Management Limelight Projections” were prepared by Limelight management based on Limelight management’s reasonable best estimates, judgments and assumptions with respect to Limelight’s future financial performance at the time such estimates were prepared. The Limelight Management Limelight Projections were provided to the Limelight board and Goldman Sachs.

In connection with the transaction with Limelight, Yahoo management prepared certain unaudited prospective financial information for Edgecast for the remainder of fiscal year 2021 and fiscal year 2022 (the “Yahoo Management Edgecast Projections”). The estimates of Edgecast future financial performance set forth in the section entitled “Certain Unaudited Prospective Financial Information—Summary of the Yahoo Management Edgecast Projections” located elsewhere in this proxy statement were prepared by Yahoo management based on Yahoo management’s reasonable best estimates, judgments and assumptions with respect to Edgecast’s future financial performance at the time such estimates were prepared. The Yahoo Management Edgecast Projections were prepared by Yahoo management in connection with the transaction and were provided to the Limelight board, Limelight management and Goldman Sachs.

In order to have projections that would cover a longer period and would reflect certain differing assumptions with respect to future financial performance, Limelight management developed certain unaudited, prospective financial information with respect to Edgecast for the remainder of fiscal year 2021 and fiscal years 2022 through 2028 (the “Limelight Management Edgecast Projections”) based on its review of the Yahoo Management Edgecast Projections, discussions with Yahoo management, materials provided by Yahoo to Limelight management, industry data, and Limelight management’s judgment. The estimates of Edgecast future financial performance set forth in the section below entitled “Summary of the Limelight Management Edgecast Projections” were prepared by Limelight management based on Limelight management’s reasonable best estimates, judgments and assumptions with respect to Edgecast’s future financial performance at the time such estimates were prepared. None of Apollo, Yahoo or College Parent reviewed, commented on, or had any input on the Limelight Management Edgecast Projections. The Limelight Management Edgecast Projections were prepared by Limelight management at the direction of the Limelight board and were provided to the Limelight board and Goldman Sachs.

Limelight management, after discussions with Apollo and Yahoo, also estimated that the projected realization of (i) cost synergies would be $26 million and $44 million for each of fiscal years 2022 and 2023, respectively, and $49 million for each of fiscal years 2024, 2025, 2026, 2027 and 2028 and (ii) capital expenditures synergies would be $2 million for fiscal year 2022 and $3 million for each of fiscal years 2023, 2024, 2025, 2026, 2027 and 2028 (the “Limelight Management Synergies Projections”). Such synergies are not reflected in the Limelight Management Limelight Projections or the Limelight Management Edgecast Projections.

In addition, Limelight management prepared certain unaudited prospective financial information for the combined company for the remainder of fiscal year 2021 and for the fiscal years 2022 through 2028 by combining the Limelight Management Limelight Projections and the Limelight Management Edgecast Projections (the “Limelight Management Combined Company Projections” and together with the Limelight Management Limelight Projections, the Yahoo Management Edgecast Projections, the Limelight Management Edgecast Projections and the Limelight Management Synergies Projections and the other forward looking information summarized below, the “Financial Projections”). The Limelight Management Combined Company Projections were provided to the Limelight board and Goldman Sachs.

The Financial Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC or established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles (“GAAP”). Limelight’s independent registered public accounting firm has not compiled, examined, audited or performed any procedures with respect to the Financial Projections, and has not expressed any opinion or any other form of assurance regarding this information or its achievability. Edgecast’s independent auditor has not compiled, examined, audited or performed any procedures with respect to the Financial Projections, and has not expressed any opinion or any other form of assurance regarding this information or its achievability.

The tables below present summaries of the Financial Projections as prepared by Limelight management and, in the case of the Yahoo Management Edgecast Projections, prepared by Yahoo management, and provided by Limelight management to the Limelight board. The Financial Projections also were provided to Goldman Sachs for use and reliance by Goldman Sachs in connection with its financial analyses and in connection with its opinion to the Limelight board as described in the section entitled “The Transaction—Opinion of Limelight’s Financial Advisor” located elsewhere in this proxy statement.

The Financial Projections summarized below are included solely to provide Limelight stockholders access to financial projections that were made available to the Limelight board in connection with the proposed transaction, and are not included in this proxy statement to influence a Limelight stockholder’s decision whether to vote to approve the share issuance proposal or for any other purpose.

The Financial Projections summarized below, while presented with numerical specificity, were based on numerous variables and assumptions that necessarily involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions, all of which are difficult or impossible to predict and many of which are beyond Limelight’s control. The Financial Projections also reflect assumptions that are subject to change, including, but not limited to, assumptions regarding: the revenue growth rate of Limelight and Edgecast, the capital expenditures of Limelight and Edgecast remaining constant, a 21% tax rate, in the case of Limelight, the change in Net Working Capital being between (4)% and 3% of revenue through 2028, in the case of Edgecast, the change in Net Working Capital remaining (1)% of revenue, and the standalone costs of Edgecast of $7 million in 2022 and 2023 decreasing to $5 million thereafter. The Financial Projections cover multiple years, and thus, by their nature, they become subject to greater uncertainty with each successive year. Important factors that may affect actual results and the achievability of the Financial Projections include, but are not limited to: general economic conditions and disruptions in the financial, debt, capital, credit or securities markets; industry and market dynamics; the risks and uncertainties described in the section entitled “Risk Factors—Risks Related to Edgecast’s Business” in this proxy statement; and those risks and uncertainties described in Limelight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. See also the section entitled “Special Note About Forward-Looking Statements” located elsewhere in this proxy statement.

In addition, the Financial Projections reflect assumptions that are subject to change and are susceptible to multiple interpretations based on actual results, revised prospects for Limelight’s and/or Edgecast’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the Financial Projections were prepared. In addition, the Financial Projections may be affected by Limelight’s ability to achieve strategic goals, objectives and targets over the applicable period. Accordingly, actual results will differ, and may differ materially, from those contained in the Financial Projections. The Financial Projections assume organic company growth without business expansions from mergers and acquisitions or alternative business or licensing models. In addition, the Financial Projections do not take into account any circumstances, transactions or events occurring after the date on which the Financial Projections were prepared and do not give effect to any changes or expenses as a result of the transaction or any effects of the transaction. There can be no assurance that the financial results in the Financial Projections will be realized, or that future actual financial results will not materially vary from those estimated in the Financial Projections.

Certain of the measures included in the Financial Projections, including adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), are financial measures that are not calculated in accordance with GAAP. Such non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. Financial measures provided to a financial advisor are excluded from the SEC’s rules concerning non-GAAP financial measures and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures in disclosures relating to a proposed business combination such as the transaction if the disclosure is included in a document such as this proxy statement, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not prepared or relied upon by the Limelight board in connection with their consideration of the purchase agreement or by Goldman Sachs for purposes of its financial analyses. Accordingly, Limelight has not provided a reconciliation of every non-GAAP financial measure included in the Financial Projections.

Summary of the Limelight Management Limelight Projections

Set forth below is a summary of the Limelight Management Limelight Projections, which were based on information as prepared by Limelight management in connection with Limelight’s evaluation of the transaction. The Limelight Management Limelight Projections were presented to the Limelight board for the purposes of considering and evaluating the transaction and were approved for use by Goldman Sachs for purposes of its financial analysis and fairness opinion (summarized in the section entitled “The Transaction—Opinion of Limelight’s Financial Advisor” located elsewhere in this proxy statement).

($ in millions)
	Fiscal Year Ending December 31,
	2021	2022	2023	2024	2025	2026	2027	2028
Total Revenue	$218	$255	$291	$329	$379	$435	$491	$547
% Growth	(5)%	17%	14%	13%	15%	15%	13%	11%

Adj. EBITDA	$13	$24	$40	$47	$58	$76	$98	$123
% Margin	6%	9%	14%	14%	15%	18%	20%	23%
(-) Stock Based Compensation	(16)	(16)	(16)	(16)	(16)	(16)	(16)	(16)
(-) Taxes (1)	—	—	—	—	(0)	(3)	(6)	(10)
(-) Capex	(16)	(24)	(29)	(33)	(38)	(44)	(49)	(55)
(-) Change in Net Working Capital	6	(10)	(6)	9	(6)	(7)	(7)	(8)

Unlevered Free Cash Flow(2)	$(14)	$(26)	$(12)	$7	$(3)	$7	$19	$35

(1)

Assumes marginal tax rate of 21% and that Limelight is a full cash taxpayer. NOLs valued separately (See the section entitled “The Transaction—Opinion of Limelight’s Financial Advisor” located elsewhere in this proxy statement).

(2)	Certain total amounts do not sum due to rounding.

In addition, Limelight estimates that its net debt will be $59 million as of December 31, 2022, $57 million as of December 31, 2023, and $37 million as of December 31, 2024.

Summary of the Yahoo Management Edgecast Projections

Set forth below is a summary of the Yahoo Management Edgecast Projections, which were provided by Yahoo management to Limelight management and Goldman Sachs and were not adjusted by Limelight management. The Yahoo Management Edgecast Projections were based upon certain financial, operating and commercial assumptions developed solely using the information available to Yahoo management.

($ in millions)
	Fiscal Year Ending December 31,
	2021	2022
Total Revenue(1)	$285	$341
% Growth	4%	20%

Adj. EBITDA (excl. standalone costs)	$(1)	$27
% Margin	(0)%	8%

Adj. EBITDA – Capex (excl. standalone costs)	$(19)	$9
% Margin	(7)%	3%

(1)	Calculation of the total revenue excludes any barter transactions.

Summary of the Limelight Management Edgecast Projections

Set forth below is a summary of the Limelight Management Edgecast Projections prepared by Limelight management. The Limelight Management Edgecast Projections were presented to the Limelight board for the purposes of considering and evaluating the transaction and were approved to be provided to Goldman Sachs for purposes of its financial analysis and fairness opinion (summarized in the section entitled “The Transaction—Opinion of Limelight’s Financial Advisor” located elsewhere in this proxy statement).

($ in millions)
	Fiscal Year Ending December 31,
	2021	2022	2023	2024
Total Revenue(1)	$285	$275	$300	$317
% Growth	4%	(3)%	9%	6%

Adj. EBITDA	$(1)	$(6)	$10	$38
% Margin	(0)%	(2)%	3%	12%

Adj. EBITDA – Capex	$(19)	$(27)	$(9)	$19
% Margin	(7)%	(10)%	(3)%	6%

(1)	Calculation of the total revenue excludes any barter transactions.

Summary of the Limelight Management Synergies Projections

Set forth below is a summary of the Limelight Management Synergies Projections prepared by Limelight management. The Limelight Management Synergies Projections were presented to the Limelight board for the purposes of considering and evaluating the transaction and were approved to be provided to Goldman Sachs for purposes of its financial analysis and fairness opinion (summarized in the section entitled “The Transaction—Opinion of Limelight’s Financial Advisor” located elsewhere in this proxy statement).

($ in millions)
	Fiscal Year Ending December 31,
	2022	2023	2024	2025	2026	2027	2028
Cost Synergies
Post-Tax Cost	$26	$44	$49	$49	$49	$49	$49
Post-Tax Cost Synergies	$20	$35	$38	$38	$38	$38	$38
Synergy-Related Costs
Costs to Achieve	$(3)	—	—	—	—	—	—
One-Time Separation Costs	$(6)	$(2)	—	—	—	—	—
Post-Tax Synergy-Related Costs	$(7)	$(2)	$0	$0	$0	$0	$0
Capex Synergies	$2	$3	$3	$3	$3	$3	$3
Total Post-Tax Synergies(1)	$16	$35	$41	$41	$41	$41	$41

(1)	Certain total amounts do not sum due to rounding.

Summary of the Limelight Management Combined Company Projections

Set forth below is a summary of Limelight Management Combined Company Projections prepared by Limelight management, which were reviewed by the Limelight board. The Limelight Management Combined Company Projections were presented to the Limelight board for the purposes of considering and evaluating the transaction and were approved to be provided to Goldman Sachs for purposes of its financial analysis and fairness opinion (summarized in the section entitled “The Transaction—Opinion of Limelight’s Financial Advisor” located elsewhere in this proxy statement).

($ in millions)
	Fiscal Year Ending December 31,
	2021	2022	2023	2024	2025	2026	2027	2028
Combined Company Revenue	$502	$530	$591	$646	$720	$802	$888	$978

% Growth		6%	11%	9%	11%	11%	11%	10%

Adjusted EBITDA (excluding Stock Based Compensation, Including Standalone Costs)	$11	$46	$97	$139	$167	$192	$221	$254
% Margin	2%	9%	16%	22%	23%	24%	25%	26%
(-) Stock Based Compensation (including Edgecast Cash to Stock Conversion)	(29)	(39)	(40)	(41)	(42)	(43)	(45)	(46)
(-) Taxes	—	—	(1)	(9)	(13)	(17)	(21)	(26)
(-) Capex	(34)	(44)	(48)	(52)	(59)	(66)	(74)	(82)
(-) Costs to Achieve	—	(3)	—	—	—	—	—	—
(-) One Time Separation Costs	—	(6)	(2)	—	—	—	—	—
(+) Capex Savings	—	2	3	3	3	3	3	3
(-) Change in Net Working Capital	(5)	(5)	(6)	(6)	(7)	(8)	(9)	(10)

Unlevered Free Cash Flow(1)	$(57)	$(49)	$2	$33	$48	$61	$75	$93

(1)	Certain total amounts do not sum due to rounding.

In addition, Limelight estimates that the combined company’s net debt will be $46 million as of December 31, 2022, $5 million as of December 31, 2023, and $(77) million as of December 31, 2024.

Reconciliation of the Limelight Management-Determined Adjusted EBITDA for Edgecast

Set forth below is reconciled to the Adjusted EBITDA for Edgecast for the year ended December 31, 2021 as calculated by Limelight management to Edgecast’s net loss for the year ended December 31, 2021 (see the section entitled “Combined Financial Statements of Edgecast” located elsewhere in this proxy statement). In connection with considering and evaluating the transaction, the Limelight board and management took into account, among other matters, Edgecast’s Adjusted EBITDA, as calculated by Limelight management.

($ in millions)
Year Ended December 31, 2021
Carve-out net loss	$(89)
Depreciation and amortization	57
Interest expense	4
Income tax expense	(5)
Share-based compensation	9
Transaction, transition, and other expenses	22

Adj. EBITDA	$(2)

The inclusion of selected elements of the Financial Projections in the tables and accompanying narrative above should not be regarded as an indication that Limelight and/or any of Limelight’s affiliates, officers, directors, advisors or other representatives consider the Financial Projections to be necessarily predictive of actual future events, and this information should not be relied upon as such. The Financial Projections were based upon certain financial, operating and commercial assumptions developed solely using the information available to Limelight management at the time the Financial Projections were created. None of Limelight and/or its affiliates, officers, directors, advisors or other representatives gives any Limelight stockholder or any other person any assurance that actual results will not differ materially from the Financial Projections and, except as otherwise required by law, Limelight and/or its affiliates, officers, directors, advisors or other representatives undertake no obligation to update or otherwise revise or reconcile the Financial Projections to reflect circumstances existing after the date on which the Financial Projections were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the Financial Projections are shown to be in error. Limelight has made no representation to College Parent, Yahoo or Apollo concerning the Financial Projections in the purchase agreement or otherwise.

In light of the foregoing factors and the uncertainties inherent in the Financial Projections, Limelight stockholders are cautioned not to place undue, if any, reliance on such Financial Projections.

Interests of Limelight’s Directors and Executive Officers in the Transaction

In considering the recommendation of the Limelight board to vote “FOR” the stock issuance proposal, you should be aware that certain members of the Limelight board and certain of Limelight’s executive officers may have interests in the transaction that may be in addition to, or different from, your interests as a Limelight stockholder. These interests may create the appearance of conflicts of interest. The Limelight board was aware of these potential conflicts of interest during its deliberations on the merits of the transaction and in making its decision to approve the purchase agreement and the issuance of Limelight common stock to College Parent. These interests include the appointment of certain directors to competitors of Edgecast.

Effective as of closing of the transaction, the Limelight board will expand from its current size of eight members to nine members. Two members of the Limelight board prior to the transaction, Jefferey T. Fisher and Marc Debevoise, will resign upon the closing, and, pursuant to the stockholders agreement, three new members designated by College Parent will be appointed to the Limelight board at closing.

The transaction will not constitute a “change in control” for purposes of our currently outstanding equity-based awards and current executive severance agreements and we do not anticipate any payments, accelerated vesting or benefit enhancements to be triggered for our executive officers by the transaction.

Accounting Treatment

Limelight and Edgecast prepare their financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The transaction will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations, with Limelight being considered the accounting acquiror. Accordingly, Limelight will measure the assets acquired and liabilities assumed of Edgecast based on their estimated fair values as of the closing date of the transaction, with any excess aggregate closing consideration being allocated to goodwill. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information of Limelight and Edgecast” located elsewhere in this proxy statement.

No Appraisal Rights

Limelight’s stockholders are not entitled to appraisal or dissenters’ rights in connection with the transaction or any of the other transactions contemplated by the purchase agreement.

Material United States Federal Income Tax Consequences of the Transaction

Limelight stockholders will not recognize any gain or loss as a result of the transaction related to their ownership of Limelight common stock. Accordingly, there are no material U.S. federal income tax consequences to you as a result of the transaction.

Regulatory Approvals Required for the Transaction

We and College Parent have agreed to use each of our reasonable best efforts to obtain all governmental and regulatory clearances and approvals required to complete the transactions contemplated by the purchase agreement, including our reasonable best efforts to: (i) resolve such objections, if any, as may be asserted by any governmental authority with respect to the transactions contemplated by the purchase agreement, provided, that neither us nor College Parent shall be under any obligation to: (a) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, or (b) make proposals, execute or carry out agreements or submit to orders providing for (1) the sale, divestiture or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Limelight, any of its affiliates or Edgecast, or the holding separate of shares of capital stock of Edgecast, (2) the imposition of any limitation on the ability of Limelight or any of its affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of shares of capital stock of Edgecast, or (3) any modification or waiver of the terms and conditions of the purchase agreement, (c) otherwise agree to any course of conduct (or refrain from taking any action) with respect to, any assets, rights, product lines, businesses, properties, divisions or operations, or, in each case, any interests therein, of Limelight or such affiliates, or the business of Edgecast; and (ii) file or cause to be filed, as promptly as practicable, but in any event no later than ten Business Days after the date of the Purchase Agreement, notifications under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

Under the HSR Act, certain transactions, including the transaction, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) and all statutory waiting period requirements have been satisfied. We and College Parent filed (or caused to be filed) the Notification and Report Forms with the Antitrust Division and the FTC on March 18, 2022. Filing an HSR Notification and Report Form initiated a 30-day waiting period, during which the parties were not permitted to close the acquisition. The relevant waiting period under the HSR Act expired at 11:59 p.m. EST on April 18, 2022 and satisfies one of the conditions to the completion of the transaction.

At any time before or after the completion of the transaction, and notwithstanding the expiration or termination of the waiting period under the HSR Act, the FTC, Antitrust Division, any U.S. state or any other governmental authority could take action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the transaction or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. While there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

Limelight is not aware of any other material regulatory approvals or actions that are required for completion of the transaction that have not been obtained. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Nasdaq Listing of Limelight Common Stock

We have agreed to cause the shares of Limelight common stock to be issued in connection with the transaction to be approved for listing on Nasdaq.

THE STOCK PURCHASE AGREEMENT

The following is a summary of the material provisions of the purchase agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to carefully read this entire proxy statement, including the annexes and the other documents to which we have referred you. You should also review the section titled “Where You Can Find Additional Information and Incorporation of Certain Documents by Reference.”

The purchase agreement has been included to provide you with information regarding its terms, and we recommend that you read it in its entirety. The purchase agreement is a contractual document that establishes and governs the legal relations between the parties with respect to the transaction, the other agreements contemplated by the purchase agreement, and the transactions contemplated by the purchase agreement.

The purchase agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the purchase agreement or other specific dates specified in the purchase agreement. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract between the respective parties and are subject to representations, warranties, covenants and agreements contained in the purchase agreement, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the purchase agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by a confidential disclosure schedule made for the purposes of allocating contractual risk between the parties to the purchase agreement instead of establishing these matters as facts), and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors, security holders, or securities laws. Investors and security holders are not third-party beneficiaries under the purchase agreement and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the purchase agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the purchase agreement, which subsequent information may or may not be fully reflected in Limelight’s public disclosures.

The representations and warranties in the purchase agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings Limelight publicly files with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings Limelight makes with the SEC, as described in the section titled “Where You Can Find Additional Information and Incorporation of Certain Documents by Reference.”

Structure of the Transaction

Upon the terms and subject to the conditions set forth in the purchase agreement, at the closing, Limelight will cause its indirect, wholly-owned subsidiary to (i) purchase all of the right, title and interest to the outstanding shares of Edgecast common stock and (ii) acquire certain Edgecast-related businesses and assets from College Parent or its applicable subsidiary. Additionally, Limelight will, prior to the closing, issue a number of shares of Limelight common stock to its indirect, wholly-owned subsidiary, which will sell those shares of Limelight common stock to College Parent in exchange for the primary issuance purchase price.

Closing of the Transaction

The closing will take place remotely by conference call and electronic exchange and delivery of signatures and documents, on the second business day following the satisfaction or waiver of the conditions to closing described below under “Conditions to the Completion of the Transaction” (other than those conditions that by their nature are to be satisfied, or waived, on the date of the closing, but subject to the satisfaction or waiver of those conditions) or at such other place, time or date as may be mutually agreed upon in writing by Limelight and College Parent.

Effect of the Closing

Pursuant and subject to the terms and conditions set forth in the purchase agreement, at the closing, among other things:

•

College Parent will deliver to Limelight: (i) evidence of book-entry transfer of the Edgecast common stock, (ii) duly executed counterpart signature pages to the ancillary agreements and other agreements required by the terms of the purchase agreement, (iii) by wire transfer, the primary issuance purchase price and (iv) a duly executed IRS Form W-9.

•

Limelight will (i) deliver to College Parent: (A) evidence of book-entry transfer of the purchaser common share closing consideration (as defined in the purchase agreement), (B) evidence of book-entry transfer of the primary issuance purchaser shares, (C) evidence of book-entry transfer of any Limelight earnout shares to the extent required by the terms of the purchase agreement and (D) duly executed counterpart signature pages to the ancillary agreements and other agreements required by the terms of the purchase agreement and (ii) pay any transaction expenses that College Parent so requests in writing that Limelight pay pursuant to the estimated closing statement (as defined in the purchase agreement).

Transaction Consideration

Pursuant and subject to the terms and conditions set forth in the purchase agreement, at the closing Limelight will issue to its indirect, wholly-owned subsidiary, and its indirect, wholly-owned subsidiary will transfer to College Parent, (i) in exchange for the Edgecast common stock and in consideration of the consummation of the local transfers by College Parent, $270,000,000 worth of its common stock and (ii) in exchange for a one-time payment by College Parent of $30,000,000, an additional $30,000,000 worth of Limelight common stock, in each case at the share price of $4.1168 (which is the 30-day trailing VWAP as of March 4, 2022). In the event that the sale price of Limelight common stock exceeds certain thresholds during the period beginning on March 6, 2022 and ending on the third anniversary of the closing of the transaction, Limelight will be required to issue up to an additional $100,000,000 of Limelight common stock at certain trigger prices for delivery by its indirect, wholly-owned subsidiary to College Parent in order to satisfy earnout obligations pursuant to the purchase agreement.

Treatment of Long-Term Incentive and Retention Awards

Pursuant to the purchase agreement, College Parent shall retain all liabilities in respect of each long-term cash or equity-based incentive (each an “incentive award”) or retention award granted to any transferred business employee (as defined in the purchase agreement) that is outstanding as of closing. Each such incentive award will be treated as though the transferred business employee is involuntarily terminated by College Parent without cause (or as a result of retirement, as applicable) upon the closing with respect to the accelerated vesting provisions of such award.

With respect to the portions of certain of the incentive awards that are forfeited at the closing under the terms of such awards, Limelight will grant to each transferred business employee who previously held such an award a replacement long-term cash award (each a “replacement award”). Each replacement award will be subject to the same vesting (including accelerated vesting on termination of employment), payment and forfeiture provisions as applied to the corresponding forfeited incentive award. If a replacement award is earned by a transferred business employee in accordance with the terms of such replacement award, Limelight shall pay the applicable cash amount to such transferred business employee and College Parent will reimburse Limelight for such payment promptly, but in any event no later than ten business days following notice thereof from Limelight. With respect to any annual bonus that is accrued by College Parent with respect to a transferred business employee for the portion of the 2022 calendar year ending on the date of the closing, if such transferred business employee remains employed with Limelight (or its applicable subsidiary) through December 31, 2022, Limelight (or its applicable subsidiary) will pay the amount of such accrued annual bonus to such transferred business employee following December 31, 2022 concurrently when Limelight otherwise makes annual bonus payments to its employees, and College Parent will reimburse Limelight for such payment promptly, but in any event no later than ten business days following notice thereof from Limelight.

Representations and Warranties

The purchase agreement contains representations and warranties made by Limelight to College Parent, on the one hand, and by Edgecast Inc., Edgecast Limited, Edgecast Services Limited and Edgecast Canada ULC and College Parent to Limelight, on the other hand. Such representations and warranties (i) were made solely for the benefit of the parties, (ii) are subject to limitations agreed upon by the parties, (iii) are not intended to be treated as categorical statements of fact, but rather as a way of allocating contractual risk among the parties, (iv) may be subject to standards of materiality applicable to the parties that differ from what might be viewed as material to stockholders, (v) are qualified by information in confidential disclosure schedules delivered to Limelight by College Parent, on the one hand, and College Parent and the transferred entities to Limelight, on the other hand, concurrently with the execution and delivery of the purchase agreement, which contain information that modify, qualify and create exceptions to the representations and warranties set forth in the purchase agreement and (vi) were made only as of the date of the purchase agreement or such other date or dates as may be specified in the purchase agreement. Accordingly, investors and others should not rely on the representations and warranties, or any descriptions thereof, as characterizations of the actual state of facts or condition of Limelight, College Parent, the transferred entities or any of their respective subsidiaries or affiliates.

College Parent’s representations and warranties relate to, among other things:

•	organization and qualification;

•	authority with respect to the execution and delivery of the purchase agreement and the due and valid execution and delivery of the purchase agreement;

•	no conflicts with or violations of College Parent’s organizational documents, other contracts and applicable law;

•	ownership and title to assets;

•	litigation;

•	absence of untrue statements of material fact in information provided by College Parent;

•	College Parent having conducting its own independent investigation of Limelight.

The transferred entities’ representations and warranties relate to, among other things:

•	organization and qualification;

•	authority with respect to the execution and delivery of the purchase agreement and the due and valid execution and delivery of the purchase agreement;

•	no conflicts with or violations of such entities’ organizational documents, other contracts and applicable law;

•	ownership and title to assets;

•	litigation;

•	capitalization;

•	financial statements;

•	undisclosed liabilities;

•	litigation;

•	compliance with laws;

•	material contracts;

•	transferred entity and College Parent benefit plans;

•	employees and labor matters;

•	taxes;

•	sufficiency of assets;

•	insurance;

•	licenses, permits and authorizations required to conduct the business;

•	real property;

•	intellectual property;

•	information technology and data security;

•	data privacy;

•	environmental matters;

•	absence of certain changes relating to the business;

•	absence of affiliate contracts;

•	broker’s fees;

•	top customers and suppliers;

•	accounts receivable and accounts payable.

Limelight’s representations and warranties relate to, among other things:

•	organization and qualification;

•	authority with respect to the execution and delivery of the purchase agreement and the due and valid execution and delivery of the purchase agreement;

•	no conflicts with or violations of Limelight’s organizational documents, other contracts and applicable law;

•	capitalization;

•	financial statements;

•	absence of certain undisclosed liabilities;

•	litigation;

•	Limelight SEC reports;

•	compliance with certain applicable laws;

•	material contracts;

•	Limelight benefit plans;

•	employees and labor matters;

•	taxes;

•	insurance;

•	licenses, permits and authorizations;

•	real property;

•	intellectual property;

•	information technology and data security;

•	data privacy;

•	environmental matters;

•	absence of certain changes relating to Limelight’s business;

•	absence of related-party contracts;

•	broker’s fees;

•	solvency;

•	Limelight’s acquisition of the Edgecast common stock for investment purposes;

•	Limelight having conducting its own independent investigation of the transferred entities and the business.

Many of the representations and warranties in the purchase agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). Please refer to the definitions of “seller material adverse effect”, “business material adverse effect” and “purchaser material adverse effect” in the purchase agreement for the full description of the definitions of “material adverse effect” applicable in the purchase agreement.

Conduct of Business Prior to the Completion of the Transaction

Each of Limelight and the transferred entities has undertaken certain covenants in the purchase agreement restricting the conduct of their respective businesses between the date of the purchase agreement and the closing. In general, each of the Limelight and the transferred entities has agreed to, and to cause our and their respective subsidiaries to, carry on their respective businesses in the ordinary course of business and to use reasonable best efforts to preserve intact its business relationships with material customers, suppliers, distributors, lessors and others having material business dealings with such parties. However, each of the transferred entities and Limelight may deviate from the ordinary course covenants, if, among other things, after reasonable prior consultation with the other party, in order to take reasonable measures to comply with any law or order issued by a governmental entity in connection with SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

Each of Limelight and the transferred entities has also agreed to various specific restrictions relating to the conduct of its business, including with respect to the below (subject in each case to certain exceptions, including those specified below or in the purchase agreement or disclosed in the confidential disclosure schedules provided to the other party).

In the case of the transferred entities:

•

not (1) amend their organizational documents, (2) split, combine or reclassify their outstanding equity interests, or (3) declare, set aside or pay any dividend or distribution to any person other than a transferred entity;

•

other than to a transferred entity, not (1) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any equity interests or (2) pledge or agree to pledge any assets of the transferred entities (other than, in each case of clauses (1) and (2), in the case of pledges, permitted liens);

•

not (1) incur indebtedness for borrowed money outstanding at any time (other than intercompany indebtedness solely among the transferred entities, any borrowings under credit facilities in effect on the date of the purchase agreement that will be released or repaid at or prior to the closing), (2) guarantee any obligations of any of College Parent or its subsidiaries, other than the transferred entities (the “seller group”) (other than any guarantee that will be released at or prior to the closing), or (3) make any acquisition of any assets other than acquisitions of supplies, equipment, bandwidth or other assets for the purpose of being used in the ordinary course of business or any capital expenditure;

•

not (A) grant to any business employee (as defined in the purchase agreement) any increase in compensation or benefits, including but not limited to severance or termination pay, (B) adopt or enter into any transferred entity benefit plan (as defined in the purchase agreement) or adopt, enter into or materially amend any seller benefit plan (as defined in the purchase agreement), (C) hire, engage or terminate without cause, any business employee with annual compensation in excess of $150,000, (D) take any action to accelerate the payment, funding, right to payment or vesting of any rights, compensation or benefits with respect to any business employee, under any seller benefit plan, (E) grant or announce any equity or equity-based incentive awards to any business employee or (F) agree to pay to any business employee any pension, retirement allowance or other employee benefit not required by any existing benefit plan as in effect on the date hereof (or as adopted, entered into or amended after the date hereof as permitted hereunder), except, in each case, (x) as required by applicable law or existing benefit plans (as defined in the purchase agreement) or other written agreements in effect on the date hereof (or adopted, entered into or amended after the date hereof as permitted hereunder) or (y) to the extent such action similarly affects other similarly-situated employees of the seller group or would be taken as part of the seller group’s or the transferred entities’ customary performance management and pay review cycle in the ordinary course of business;

•

except as required by applicable law or the terms of a collective bargaining or other labor agreement, in each case, covering business employees outside of the United States, not (A) negotiate, extend, enter into, terminate or modify any collective bargaining agreement or (B) recognize or certify any labor union or labor organization, works council, or group of employees as the collective bargaining representative for any business employee;

•

not (A) change the responsibilities of any employee as of the date of the purchase agreement, such that the person is no longer a business employee, (B) change the responsibilities of any person, who was not a business employee as of the date of the purchase agreement, such that the person becomes a business employee, (C) transfer any business employee out of the transferred entities or (D) transfer any employee into the transferred entities who is not a business employee;

•	not implement or announce any layoffs; furloughs; reductions in compensation, hours or benefits; or facility or departmental closures, in each case, affecting any group of business employees;

•	not make any material change to its methods of financial accounting, except as required by a change in, or to comply with GAAP (or any interpretation thereof) or applicable law;

•

except as set forth in the capital budget of the business (as defined in the purchase agreement) made available to Limelight prior to the date hereof, not commit or authorize any commitment to make any capital expenditures in excess of $100,000 in the aggregate;

•	not merge or consolidate with any person other than another transferred entity in connection with the pre-closing restructuring;

•

not (1) make, change or revoke any material tax election (other than as contemplated in connection with the pre-closing restructuring), (2) change any material method of accounting for tax purposes, (3) settle any claim or assessment in respect of a material amount of taxes, (4) amend any tax return, (5) enter into any closing or voluntary disclosure agreement with a tax authority, or (6) following any claim or assessment by a tax authority, consent to any extension or waiver of the limitation period applicable to such claim or assessment;

•

not (1) materially amend, voluntarily terminate (other than in accordance with its terms) or voluntarily cancel any business material contract (as defined in the purchase agreement) or (2) enter into any contract that if in effect on the date hereof would be a business material contract, other than, in the case of each of clause (1) and clause (2), in the ordinary course of business or with respect to any shared contract (as defined in the purchase agreement);

•	not enter into any consent decree or settlement agreement with any governmental entity or settle or compromise any action against or involving any transferred entity.

In the case of Limelight and its affiliates:

•

not (1) amend their organizational documents in any manner adverse to College Parent or the transferred entities or (2) split, combine or reclassify their outstanding equity interests in any manner adverse to College Parent or the transferred entities;

•

other than to Limelight or its subsidiaries, not (1) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any equity interests, other than the issuance of Limelight common stock (A) upon the exercise of options to purchase shares of Limelight common stock (“Limelight options”) or awards of Limelight restricted stock units (“Limelight RSUs”) outstanding as of the date of the execution of the purchase agreement pursuant to existing purchaser entity benefit plans (as defined in the purchase agreement); (B) in connection with conversions (in whole or in part) of any of the Limelight senior notes in accordance with the terms of the Limelight Convertible Senior Notes Indenture dated as of July 27, 2020, by and between Purchaser and U.S. Bank National Association (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof) (the “Limelight senior notes indenture”) in effect as of the date hereof; nor (2) issue or sell any equity interests (A) to employees or directors of, or consultants or advisors to, Limelight or any of its affiliates pursuant to existing purchaser entity benefit plans; (B) to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction; or (C) to suppliers or third party service providers in connection with the provision of goods or services;

•	take any action that would reasonably be expected to result in an adjustment to the conversion rate (as defined in the Limelight senior notes indenture) for the Limelight senior notes;

•

not liquidate or dissolve or take steps to liquidate or dissolve any subsidiary of Limelight that is to be a purchaser of specified assets (as defined in the purchase agreement) in connection with the local transfers.

Additional Agreements

Employee Non-solicitation

College Parent and Limelight have agreed not to, and to cause their respective affiliates not to, at any time prior to 12 months from the date of the closing, without the other party’s prior written consent, solicit the employment or services of, or hire, any employee of the other party with a title of vice president or above, unless such person (i) has been terminated by such other party or any of its affiliates subsequent to the closing or (ii) has not been employed or engaged by such other party for a period of at least six months prior to the date of such solicitation or hire.

Non-Competition

College Parent has agreed that neither it or nor its affiliates will permit, cause or encourage for 36 months following the date of the closing, engage or actively prepare to engage in the business, subject to certain exceptions specified in the purchase agreement.

Efforts to Obtain Required Stockholder Vote

In connection with the purchase agreement, Limelight has agreed to, as reasonably practicable after the date of the execution of the purchase agreement, and following the delivery of the audited financial statements of the business for the years ended December 31, 2020 and 2021 (the “carve-out audited financials”) by College Parent, prepare and file with the SEC this proxy statement and to use commercially reasonable efforts to do so on or before April 15, 2022. Subject to the ability of the Limelight board to effect a recommendation change (as defined in the purchase agreement), Limelight has agreed to use reasonable best efforts to solicit from the holders of Limelight common stock proxies in favor of the approval of issuances of Limelight common stock contemplated by the purchase agreement.

Efforts to Complete the Transactions

Limelight and College Parent have agreed to, and have agreed to cause their respective subsidiaries to, use reasonable best efforts to take all actions and do all things necessary, proper or advisable under any applicable laws to consummate and make effective in an expeditious manner the transactions contemplated by the purchase agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by the purchase agreement and (ii) the obtainment of the regulatory approvals as discussed in this document under the heading “The Transaction—Regulatory Approvals Required for the Transaction” located elsewhere in this proxy statement.

Change in Limelight Board Recommendation

Limelight has agreed under the purchase agreement to not, through an action of the Limelight board, (i) withdraw, change, amend, modify or qualify or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to College Parent or Edgecast, its recommendation to Limelight stockholders to vote in favor of the approval of the issuances of Limelight common stock contemplated by the purchase agreement (the “purchaser board recommendation”), (ii) fail to include the purchaser board recommendation in this proxy statement, (iii) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any acquisition proposal (as defined in the purchase agreement), (iv) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any acquisition proposal subject to Regulation 14D under the Exchange Act within ten business days after commencement of such acquisition proposal, (v) following the date of receipt of any acquisition proposal or any material modification thereto is first made public, sent or given to the Limelight stockholders, fail to issue a press release that expressly reaffirms the purchaser board recommendation within two business days following a written request to do so from College Parent, or (vi) publicly propose to do any of the foregoing.

The purchase agreement provides that if the Limelight board reasonably determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law, the Limelight board may, solely in connection with a superior proposal (as defined in the purchase agreement) or in response to an intervening event (as defined in the purchase agreement), prior to the receipt of Limelight stockholders’ approval of the stock issuance proposal (“Limelight stockholder approval”), make a recommendation change if it (A) gives Edgecast at least four business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action and (B) at the end of such notice period, takes into account any amendment or modification to the purchase agreement proposed by College Parent and reasonably determines in good faith, after consultation with outside counsel, that the failure to make a recommendation change or, to the extent permitted, terminate the purchase agreement, would be inconsistent with its fiduciary obligations under applicable law.

Acquisition Proposals

Limelight and College Parent have agreed that they will not authorize or permit any of their respective affiliates or representatives to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any acquisition proposal or (iv) unless the purchase agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement.

Notwithstanding the foregoing, if after the purchase agreement and prior to the receipt of Limelight stockholder approval, Limelight receives a bona fide written acquisition proposal not solicited in violation (other than de minimis violations) of the applicable terms of the purchase agreement, Limelight and its affiliates and representatives may furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the acquisition proposal and Limelight’s representatives if the Limelight board determines in good faith after consultation with, and taking into account the advice of, its outside legal counsel that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law.

Directors and Officers Indemnification, Exculpation and Insurance

The purchase agreement requires Limelight, for a period of six years following the closing, to indemnify, defend and hold harmless each person who prior to the closing is or was a current or former director, manager, officer or employee of a transferred entity, or who at the request of College Parent or any of its affiliates served prior to the closing as a director, officer, member, manager, employee, trustee or fiduciary in connection with the business from liability for or in connection with acts or omissions occurring to any time prior to or on date of the closing (the “closing date”) to the same extent as such indemnified parties were indemnified as of the date of the purchase agreement under the organizational documents of College Parent or any of its subsidiaries or any indemnification agreements in existence as of the date of the purchase agreement. The purchase agreement also requires College Parent to purchase and maintain for six years following the closing date run off coverage for the indemnified persons in an amount not less than the existing coverage and with terms no less favorable to such persons than the coverage presently maintained by College Parent (the “d&o tail policy”). Limelight’s liability to all indemnified persons described in the foregoing will be limited to any recovery under the d&o tail policy.

Officers and Directors Following Closing

Upon the closing, the Limelight board will expand from its current size of eight members to nine members. Pursuant to the stockholders agreement (as defined in this document under the heading “Other Agreements related to the Transaction—Stockholders Agreement” located elsewhere in this proxy statement), up to three new members designated by College Parent will be appointed to the Limelight board at the closing. See “Other Agreements related to the Transaction—Stockholders Agreement” located elsewhere in this proxy statement, for more information about the stockholders agreement and College Parent’s right to appoint certain designees to the Limelight board.

Employee Matters

With respect to each transferred business employee, upon the terms set forth in the purchase agreement, Limelight has agreed to take all actions necessary to provide, for the period commencing on the closing date and ending on September 1, 2022, (a) at least the same wage rate or cash salary level in effect for such transferred business employee immediately prior to the closing, (b) target short-term incentive compensation and commission opportunities that are substantially comparable to the target short-term incentive compensation and commission opportunities as in effect for such transferred business employee immediately prior to the closing, (c) target long-term incentive compensation opportunities that are substantially comparable to the target long-term incentive compensation opportunities as in effect for such transferred business employee immediately prior to the closing, (d) severance benefits in amounts and upon and under terms, conditions and provisions that are at least as favorable as the severance benefits provided by any transferred entity, College Parent or any applicable affiliate of College Parent to such transferred business employee immediately prior to the closing and (e) employee benefits that are substantially comparable, in the aggregate, to those in effect with respect to such transferred business employee immediately prior to the closing.

Conditions to the Completion of the Transaction

The respective obligations of each party to the purchase agreement to consummate the transactions contemplated by the purchase agreement are subject to the satisfaction or waiver of the following conditions:

•	the termination or expiration of any applicable waiting period under the HSR Act;

•

no governmental entity of competent authority will have issued an order, enacted a law or issued any other legal restraint that remains in effect and makes illegal or prohibits the consummation of the transactions contemplated by the purchase agreement; and

•	the Limelight stockholder approval will have been obtained.

The obligations of Limelight to consummate the transactions contemplated by the purchase agreement are subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of College Parent relating to its organization and qualification, authority, conflicts with organizational documents, ownership, organization of the transferred entities and broker’s fees being true and correct in all material respects as of the date of the purchase agreement and as of the closing date as if made on and as of the closing date;

•

the representations and warranties of College Parent relating to capitalization and the absence of a business material adverse effect (as defined in the purchase agreement) being true and correct as of the date of the purchase agreement and as of the closing date as if made on and as of the closing date;

•

each other representation and warranty of College Parent being true and correct in all respects as of the date of the purchase agreement and as of the closing date as if made on and as of the closing date, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a business material adverse effect;

•

College Parent will have complied with the covenants and agreements of College Parent required to be performed or complied with on or before the closing date in accordance with the terms of the purchase agreement in all material respects;

•	Limelight will have received a certificate of College Parent certifying that certain conditions have been satisfied;

•	Limelight will have received the carve-out audited financials; and

•	Limelight will have received from College Parent a Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) certificate according to the terms of the purchase agreement.

The obligations of College Parent to consummate the transactions contemplated by the purchase agreement are subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of Limelight relating to its organization and qualification, authority, conflicts with organizational documents, capitalization and broker’s fees being true and correct in all material respects as of the date of the purchase agreement and as of the closing date as if made on and as of the closing date;

•

the representations and warranties of Limelight relating to absence of a purchaser material adverse effect (as defined in the purchase agreement) and solvency being true and correct as of the date of the purchase agreement and as of the closing date as if made on and as of the closing date;

•

the representations and warranties of Limelight relating to capitalization being true and correct other than de minimis inaccuracies as of the date of the purchase agreement and as of the closing date as if made on and as of the closing date;

•

each other representation and warranty of Limelight being true and correct in all respects as of the date of the purchase agreement and as of the closing date as if made on and as of the closing date, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a purchaser material adverse effect;

•

Limelight will have complied with the covenants and agreements of Limelight required to be performed or complied with on or before the closing date in accordance with the terms of the purchase agreement in all material respects; and

•	College Parent will have received a certificate of Limelight certifying that certain conditions have been satisfied.

Termination of the Stock Purchase Agreement

The purchase agreement contains certain customary termination rights for Limelight and College Parent. The parties may mutually agree to terminate the purchase agreement before the closing.

In addition, Limelight or College Parent may terminate the purchase agreement:

•

if the closing has not occurred on or before the date that is nine months after the date of the purchase agreement, subject to extension to 12 months after the date of the purchase agreement under certain circumstances where the required regulatory approvals have not been obtained;

•	if any legal restraint permanently preventing or prohibiting the consummation of the transactions contemplated by the purchase agreement has become final and non-appealable; or

•	if the Limelight stockholder approval will not have been obtained following a vote taken at the annual meeting.

In addition, College Parent may terminate the purchase agreement:

•	at any time prior to the obtainment of the Limelight stockholder approval, if the Limelight board will have made a recommendation change; or

•

if Limelight will have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements in the purchase agreement, which breach or failure to perform would give rise to the failure of the applicable condition to consummate the transactions contemplated by the purchase agreement and is either incapable of being cured by the applicable outside date of the purchase agreement or has not been cured prior to the date that is the earlier of (i) the business day immediately preceding such outside date and (ii) 30 days from the date that Limelight is notified of such breach. College Parent will not have the right to terminate the purchase agreement in the foregoing way if it is then in breach of any of its respective representations, warranties, covenants or other agreements contained in the purchase agreement and such breach would give rise to the failure of the applicable condition to consummate the transactions contemplated by the purchase agreement.

In addition, Limelight may terminate the purchase agreement:

•

at any time prior to obtaining the Limelight stockholder approval, in order to accept a superior proposal, subject to (i) the payment of $9,000,000 and (ii) the entry into a definitive agreement with respect to such superior proposal concurrently with such termination; or

•

if College Parent has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements in the purchase agreement, which breach or failure to perform would give rise to the failure of the applicable condition to consummate the transactions contemplated by the purchase agreement and is either incapable of being cured by the applicable outside date of the purchase agreement or has not been cured prior to the date that is the earlier of (x) the business day immediately preceding such outside date and (ii) 30 days from the date that Limelight is notified of such breach. Limelight will not have the right to terminate the purchase agreement in the foregoing way if it is then in breach of any of its respective representations, warranties, covenants or other agreements contained in the purchase agreement and such breach would give rise to the failure of the applicable condition to consummate the transactions contemplated by the purchase agreement.

Effect of Termination

Limelight may be obligated to pay (or cause to be paid) a termination fee to College Parent in the following circumstances:

•	if College Parent terminates the purchase agreement at any time prior to obtaining the Limelight stockholder approval, if the Limelight board has made a recommendation change;

•	if Limelight terminates the purchase agreement at any time prior to obtaining the Limelight stockholder approval, in order to accept a superior proposal;

•

if Limelight terminates the purchase agreement at any time prior to obtaining the Limelight stockholder approval if the Limelight stockholder approval will not have been obtained following a vote taken at the annual meeting and if at the time of such termination College Parent was entitled to terminate the purchase agreement due to the Limelight board having made a recommendation change; and

•

If the purchase agreement is validly terminated by Limelight or College Parent due to the expiration of the applicable outside date or due to the failure to obtain the Limelight stockholder approval and following the date of the purchase agreement and prior to such termination, an acquisition proposal will have been publicly disclosed or will have otherwise become publicly known and within 12 months after such termination Limelight enters into a definitive agreement with respect to an acquisition proposal and consummates such acquisition proposal or another acquisition proposal.

Indemnification

College Parent will indemnify Limelight for losses to the extent arising out of, resulting from, or in connection with: (a) the retained businesses and the retained liabilities (as such terms are defined in the purchase agreement), (b) any breach by College Parent or Edgecast of any of its covenants or agreements in the purchase agreement, (c) fraud by College Parent or the Edgecast, (d) taxes of, or attributable to the operations of, the retained businesses (or attributable to the retained liabilities) for any pre-closing tax period, (e) the post-closing restructuring, (f) pre-closing taxes (as defined in the purchase agreement), or (g) certain matters set forth in the confidential disclosure letter delivered to Limelight.

Limelight will indemnify College Parent for losses to the extent arising out of, resulting from, or in connection with: (a) the business liabilities (as defined in the purchase agreement), (b) any breach by Limelight of any of its covenants or agreements in the purchase agreement, (c) fraud by Limelight, (d) taxes of the operations of any transferred entity or the business for any post-closing tax period or (e) certain matters set forth in the confidential disclosure letter delivered to College Parent.

Amendment and Waiver

The purchase agreement may not be modified or amended, except in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party to the purchase agreement may waive, through a written instrument, compliance by the other party with any term or provision of the purchase agreement.

Governing Law

This purchase agreement, and all proceedings arising out of or relating to the purchase agreement or the actions of the parties in the negotiation, administration, performance and enforcement thereof, will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

OTHER AGREEMENTS RELATED TO THE TRANSACTION

The following is a summary of the material terms and conditions of certain other agreements entered into, or to be entered into, in connection with the transaction. This summary may not contain all the information about such agreements that is important to you and is qualified in its entirety by reference to the applicable agreement, a form of which is attached as an exhibit to the purchase agreement, as applicable, and incorporated by reference into this proxy statement. You are encouraged to read each agreement in its entirety.

Stockholders Agreement

Limelight and College Parent, have agreed to a “form of” stockholders agreement, which the parties intend to enter into as of the closing. The stockholders agreement will govern the terms of College Parent’s investment in Limelight post-closing. The following is a summary of the terms of the stockholders agreement.

Board and Governance Terms

Board Seats

College Parent will initially be entitled to designate three individuals (the “College Parent designees”) to serve on the Limelight board (out of a total of nine directors). College Parent has indicated that the initial designees will be Reed Rayman and E-Fei Wang and one independent director, who shall be an independent director under the rules and regulations of Nasdaq and the SEC. College Parent also has the right to designate replacements for the initial College Parent designees, subject to undergoing a customary evaluation process by our nominating and corporate governance committee. In connection with the appointment of the College Parent designees, Limelight will expand the size of the board to nine members and cause two current directors, Jefferey T. Fisher and Marc Debevoise, to resign at closing.

Following the closing, for so long as College Parent and any permitted transferee (as defined in the stockholders agreement) beneficially owns a number of shares of Limelight common stock representing more than ten percent of the then outstanding shares of Limelight common stock, the number of individuals that College Parent is entitled to designate to serve as a director shall be equal to the percentage Limelight common stock that is beneficially owned by College Parent and any permitted transferee that becomes a party to the stockholders agreement multiplied by the total number of directors, rounded to the nearest whole number, subject to a maximum of three; provided, that so long as College Parent has the right to propose for nomination two or three directors, one shall be independent under the rules and regulations of Nasdaq and the SEC; provided, further, that College Parent and its affiliates shall be entitled to designate zero directors if, at any time, College Parent or any permitted transferees in the aggregate, beneficially own less than ten percent of the outstanding shares of Limelight common stock.

Board Committees

College Parent shall be entitled, but not obligated, to cause the Limelight board to designate a number of College Parent designees to serve as members of each committee proportional to the number of College Parent designees on the Limelight board, rounded down to the nearest whole number.

Transfer Restrictions

College Parent is subject to (i) a 24 month lock-up period following the closing date, with respect to the shares Limelight common stock issued to College Parent at closing and (ii) for Limelight common stock issued in connection with a triggering event, the period ending on the later of (a) the date that is 24 months from the closing and (b) the relevant restricted period. Only certain “permitted transfers” (as such term is defined in the stockholders agreement) are allowed during this period, including transfers to affiliates (subject to such affiliates executing a joinder agreement), transfers pursuant to a bona fide loan or other financing arrangement and transfers pursuant to a total return swap; provided that written notice of any such total return swap, which shall include the number of shares of Limelight common stock underlying such total return swap, shall be provided to Limelight, and that such total return swap shall not result in an increase in the voting rights of College Parent and any permitted transferee.

After the lock-up period, College Parent may freely transfer its shares, so long as such transfers (i) comply with the volume and manner of sale restrictions in Rule 144, (ii) (a) are not a competitor of Limelight (as such term is defined in the stockholders agreement) and (b) are not listed on the then most recently published “SharkWatch 50” list.

Standstill Obligations

College Parent will be subject to standstill obligations for a period of the earlier of the date on which (i) College Parent and its affiliates cease to beneficially own at least 35% of Limelight common stock issued at closing, and (ii) College Parent and its affiliates no longer has any rights under the stockholders agreement to designate or nominate any College Parent designee to serve on the Limelight board or has otherwise irrevocably waived such designation rights (the “standstill period”).

During the standstill period, College Parent shall not, and shall direct its affiliates not to, directly or indirectly, without the prior written consent of Limelight, do the following:

•	acquire or agree to acquire, beneficial ownership of equity interests of Limelight (other than as permitted by the stockholders agreement);

•	publicly offer to acquire Limelight;

•	solicit proxies or influence any voting of Limelight common stock;

•	seek to control or influence of the board of director (including removal/election);

•	initiate Limelight stockholder proposals or seek action by Limelight stockholders;

•	form or join a “group” with respect to Limelight common stock (other than a group consisting solely of College Parent and its affiliates);

•	seek to control or influence Limelight management or policies (alone or with others);

•	advise, assist, encourage or enter into arrangements with anyone with respect to any of the above; and

•

publicly disclose any intention, plan, or arrangement inconsistent with any of the above that College Parent and its affiliates know, or would reasonably be expected to know, would require Limelight to make a public announcement regarding any of the foregoing activities.

Consent Rights

So long as College Parent and its affiliates beneficially own at least 50% of Limelight common stock issued immediately after the closing after giving effect to the issuance of approximately 71.9 million shares of Limelight common stock to either College Parent or a designated subsidiary of College Parent at the closing, the consent of College Parent will be required to (i) amend Limelight or its material subsidiaries’ charter or bylaws in a manner that would disproportionately affect the rights of College Parent and its affiliates or (ii) change the size of the Limelight board and (iii) undertake any liquidation or dissolution of Limelight.

Additionally, the stockholders agreement may not be amended without the written consent of both Limelight and College Parent.

Registration Rights Agreement

Limelight and College Parent, have agreed to a “form of” registration rights agreement, which the parties intend to enter into as of the closing, granting College Parent the right to require us to register under specified circumstances any shares of Limelight common stock held by College Parent, including shares issuable in connection with a triggering event, as well as any securities issued as (or issuable upon the conversion or exercise of any security issued as) a share split, share dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise (collectively, the “registrable securities”). The following is a summary of the material terms of the registration rights agreement.

Shelf Registration

On or before the first expiration of the relevant restricted period, we must use commercially reasonable efforts to file with the SEC a registration statement on Form S-3 (which, if Limelight is a well-known seasoned issuer at the time, must be designated as an automatic shelf registration statement) to register the offer and sale of all of the registrable securities, except if Limelight is not then eligible to register for resale the registrable securities on Form S-3, then such registration shall be on another appropriate form and shall provide for the registration of such registrable securities for resale by College Parent in accordance with any reasonable method of distribution elected by College Parent. In addition, pursuant to the registration rights agreement, following the effectiveness of a shelf registration statement registering registrable securities, College Parent will have the right to require us, subject to certain limitations set forth therein, to effect a sale of any or all of its registrable securities by means of an underwritten offering (including an underwritten block trade or bought deal). We will not be obligated to effect any underwritten offering (i) (A) subject to certain exceptions, if the dollar amount of the registrable securities to be included in such underwritten offering is anticipated to result in gross sale proceeds of less than $30 million or (B) such underwritten offering is a marketed underwritten offering and within 90 days of any other marketed underwritten offering and (b) if three marketed underwritten offerings (or two marketed underwritten offerings if the shelf registration statement is a long-form registration statement) have already been launched at the request of College Parent within a 365-day period.

Piggyback Registration

Additionally, except with respect to a shelf registration statement, if Limelight proposes to file a registration statement under the Securities Act of 1933, as amended with respect to an offering of Limelight common stock or other securities convertible, or exchangeable or exercisable for, Limelight common stock (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms thereto or (ii) filed to effectuate an exchange offer or any employee benefit or dividend reinvestment plan), then Limelight shall give prompt written notice of such filing, which notice shall be given, to the extent reasonably practicable, no later than seven business days prior to the filing date (the “piggyback notice”) to College Parent. The piggyback notice shall offer College Parent the opportunity to include (or cause to be included) in such registration statement the number of shares of registrable securities as College Parent may request. Any request by College Parent to include registrable securities in connection with an underwritten offering will be subject to customary underwriter cutback provisions.

Expenses of Registration

We are required to pay all registration expenses relating to any shelf or piggyback registration, including certain fees and expenses of one counsel for College Parent, but not including underwriting,

discounts, selling commissions and stock transfer taxes applicable to securities registered by College Parent.

Termination

Generally, the registration rights agreement terminates when College Parent and any other party to the registration rights agreement no longer holds any registrable securities.

Commercial Agreement

In connection with the transactions contemplated by the purchase agreement, on or before the closing, College Parent and/or its applicable subsidiaries, on the one hand, and Limelight and/or its applicable subsidiaries, on the other hand, have agreed to enter into one or more contracts reflecting the service terms and conditions applicable to certain service orders listed in an exhibit to the purchase agreement. To the extent the parties have not entered into such agreements as of the closing, those service orders will be governed by Limelight’s standard service terms and conditions until the parties have entered into such contracts.

Domain Name Sublicense Agreement

In connection with the transactions contemplated by the purchase agreement, the parties negotiated a term sheet that sets forth the material terms of the domain name sublicense agreement. Under the domain name sublicense agreement, Yahoo will grant Edgecast a limited, fully paid-up, royalty-free, non-sublicensable (except to affiliates solely to the extent permitted under the license from Verizon) sublicense under the rights granted by Verizon Trademark Services LLC (“Verizon Trademark”) pursuant to that certain Domain Names License Agreement, dated as of July 23, 2021, by and between Oath Inc. and Verizon Trademark (the “Verizon license”) to use two Verizon Trademark uniform resource locators (“URLs”), solely for redirects of Edgecast corporate email addresses existing as of September 1, 2021 to new Edgecast company email addresses, and expressly excluding any external use of the Verizon Trademark URLs. This license grant will be effective as of the closing; the sublicense to one of the domain names will expire after three years, and the sublicense to the other domain name will expire on November 30, 2031. The domain name sublicense agreement may only be terminated (i) for material breach, or (ii) if the Verizon license is terminated. Edgecast must use reasonable best efforts to ensure that the domain names are decommissioned as soon as practicable.

Patent Cross License Agreement

In connection with the transactions contemplated by the purchase agreement, the parties negotiated a term sheet that sets forth the material terms of the patent cross-license agreement. Under the patent cross-license agreement, which will be effective as of the closing, (i) Edgecast will grant Yahoo and its affiliates (but expressly excluding Apollo and its affiliates, their investment funds and their portfolio companies) a worldwide, perpetual, irrevocable, royalty-free, fully paid-up, non-exclusive, non-sublicensable (except to service providers, affiliates and customers) license to all patents owned by Edgecast immediately prior to the closing (including all family members and all foreign cases), and (ii) Yahoo will grant Edgecast and its subsidiaries a worldwide, perpetual, irrevocable, royalty-free, fully paid-up, non-exclusive, non-sublicensable (except to service providers, affiliates and customers) license to all patents owned by Yahoo or its subsidiaries immediately prior to the closing (including all family members and all foreign cases), solely as they relate to the Edgecast products and services commercially released (or for which substantial steps have been taken to develop or commercialize) as of the closing, and all improvements, modifications and natural extensions thereof. The patent cross-license agreement will include typical accommodations for divested entities or business lines, and may only be terminated for material breach. The term of this agreement will continue until the expiration or invalidation of the last patent so licensed.

Transition Services Agreement

In connection with the transactions contemplated by the purchase agreement, the parties negotiated the transition services agreement under which College Parent would provide certain back-office services (i.e., human resources, accounting, legal and compliance and information technology) to Limelight, with such services being provided at or near College Parent’s actual cost. The transition services agreement will be effective at the closing, and provision of the services will last between three and 18 months (depending on the actual service being provided), which time period may be extendable for up to two additional three-month periods. Limelight may terminate any particular service on 30 days’ prior written notice, and either party may terminate the agreement for material breach.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EDGECAST

The following management’s discussion and analysis (“MD&A”) is intended to help readers understand Edgecast’s results of operations, financial condition and cash flows and should be read in conjunction with the financial statements of Edgecast, as attached in the section entitled “Combined Financial Statements of Edgecast” located elsewhere in this proxy statement (the “Edgecast financial statements”) and the related notes included elsewhere in this proxy statement. In this MD&A Edgecast’s management has made forward-looking statements. These statements are based on Edgecast’s management’s estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning Edgecast’s possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “expects,” “hopes” or similar expressions. For those statements, Edgecast’s management claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. Edgecast’s management undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Overview

Edgecast, a business of College Parent and formerly a business of Verizon Media Group (“VMG”), operates one of the largest content delivery networks with over 135 terabytes of capacity, over 175 strategically placed points-of-presence in six continents, interconnected with more than 7,000 peering and routing partners. Edgecast’s platform is designed to help digital media companies meet the ever-growing expectations of their businesses by providing simplified workflows and improving efficiency across digital content delivery, video streaming services, cloud security, and edge computing. Edgecast’s platform provides innovative technology, first-class performance, excellent service and the security that comes with working with a proven market leader.

College Parent was formed in 2021 by Apollo to acquire VMG. VMG was a business of Verizon. On May 2, 2021, Verizon entered into a definitive stock purchase agreement with College Parent pursuant to which Verizon agreed to sell VMG, and on September 1, 2021, VMG was sold to College Parent (collectively, the “VMG transaction”). The information for the periods started from September 1, 2021 to December 31, 2021 (“successor”) and the period ended prior to August 31, 2021 (“predecessor”) relates to the periods succeeding and preceding the VMG transaction, respectively. The information for predecessor period from January 1, 2021 to August 31, 2021 (the “2021 predecessor period”) and the successor period from September 1, 2021 to December 31, 2021 (the “2021 successor period”) and the predecessor periods for the years ended December 31, 2020 and December 31, 2019 are derived from the Edgecast financial statements.

Edgecast’s products and solutions are categorized within the following areas: delivery services, streaming, and other. Edgecast offers a scalable platform for delivering content, including live broadcasts, video on demand, games, software and websites to end users on their devices at any time. This platform is targeted at media and entertainment companies and other businesses that deliver their digital products and services through the internet. As the digital landscape reshapes the delivery of data, media and entertainment content, there is an increasing need for stable, high-quality data delivery and video delivery platforms.

Edgecast has a highly diverse workforce of approximately 611 employees as of December 31, 2021.

Edgecast’s Business Strategy

As Edgecast prepares for future content and application demands, efforts are focused on the following areas:

•	network transformation to support compute workloads on the edge,

•	enhanced performance and protection with edge security,

•	enhanced performance and expansion of Edgecast’s video streaming platform,

•	new customer acquisition and the expansion of existing customers, and

•	providing customers with tools they need to easily configure and engage Edgecast’s platform.

Edgecast has reduced its footprint to focus on engaging customers with high-margins in addition to video streaming initiatives. Edgecast implemented new data analytics and processes that enable it to more accurately forecast margins and traffic from potential customers. Edgecast is shifting from a traditional, low-profit commoditized environment to increased profitability by upselling value added services to its target customer base. Edgecast is executing on its initiatives while staying true to its customer commitment.

Impacts of the COVID-19 Pandemic

Edgecast continues to operate through the COVID-19 pandemic, including recent variants.

The impact of COVID-19 pandemic in the future will depend on the duration and severity of the COVID-19 pandemic and the related public policy actions, additional initiatives Edgecast may undertake in response to employee, market or regulatory needs or demands, the length and severity of the global economic slowdown, and whether and how customers change their behaviors over the longer term. During the year ended December 31, 2021, Edgecast continued to experience recovery from the negative impacts of COVID-19 pandemic on video streaming. Professional sports leagues resumed their activities toward the end of fiscal year 2020, and Edgecast revenue normalized during the year ended December 31, 2021 as a result. During the year ended December 31, 2020, Edgecast experienced increased traffic on the content delivery network due to stay-at-home Orders and mask mandates. During the year ended December, 31, 2021, traffic normalized as stay-at-home Orders and mask mandates were lifted.

Results of Operations

For both the predecessor and successor periods, the Edgecast financial statements have been prepared on a “carve-out” basis. During predecessor and successor periods, Edgecast operated as part of VMG and College Parent, respectively, and consisted of several entities for which separate financial statements had not historically been prepared. As such, financial statements of Edgecast during predecessor and successor periods have been derived from VMG and College Parent’s historical accounting records and were prepared on a standalone basis. The Edgecast financial statements may not be indicative of what they would have been had the Edgecast actually been an independent standalone entity, nor are they necessarily indicative of Edgecast’s future results of operations, comprehensive income, financial position and cash flows.

Edgecast received an allocated share of the expense related to VMG or College Parent corporate functions for certain services that VMG or College Parent provides to Edgecast, but which are not specifically billed to Edgecast, such as administering employee benefits plans and paying related claims, human resources, legal functions, finance, executives, procurement, business development, facility management, real estate, license fees, central and shared technology, and various other VMG or College Parent corporate functions and overhead.

The following table sets forth Edgecast’s combined statement of operations information and combined statement of operations information as a percentage of revenue for the periods presented:

	(dollars in thousands)
	Successor		Predecessor
	Period from September 1, 2021 to December 31, 2021	% of Total Revenue	Period from January 1, 2021 to August 31, 2021	% of Total Revenue	Year ended December 31, 2020	% of Total Revenue
Revenues
Service revenues	$82,454	79.7%	$178,171	81.0%	$243,756	80.0%
Related party revenues	21,006	20.3%	41,791	19.0%	61,056	20.0%

Total Revenues	103,460	100.0%	219,962	100.0%	304,812	100.0%

Operating Expenses
Cost of revenues (exclusive of depreciation and amortization shown below)	77,717	75.1%	134,901	61.3%	192,860	63.3%
Related party cost of revenues (exclusive of depreciation and amortization shown below)	2,772	2.7%	13,904	6.3%	20,752	6.8%
Selling, general and administrative expense	34,698	33.5%	57,463	26.1%	95,906	31.5%
Related party selling, general and administrative expense	14,827	14.3%	30,720	14.0%	51,319	16.8%
Depreciation and amortization expense	14,111	13.6%	43,350	19.7%	72,648	23.8%

Total Operating Expenses	144,125	139.3%	280,338	127.4%	433,485	142.2%

Operating Loss	(40,665)	(39.3)%	(60,376)	(27.4)%	(128,673)	(42.2)%
Other income (expense), net	830	0.8%	1,810	0.8%	(2,490)	(0.8)%
Related party other income, net	3,287	3.2%	4,481	2.0%	17,333	5.7%
Related party interest (expense)	—	—%	(3,992)	(1.8)%	(8,823)	(2.9)%

Loss Before Benefit (Provision) for Income Taxes	(36,548)	(35.3)%	(58,077)	(26.4)%	(122,653)	(40.2)%
Benefit (provision) for income taxes	8,794	8.5%	(3,464)	(1.6)%	1,364	0.4%

Net Loss	$(27,754)	(26.8)%	$(61,541)	(28.0)%	$(121,289)	(39.8)%

	(dollars in thousands)
	Predecessor				Change
	Year Ended December 31, 2020	% of Total Revenue	Year Ended December 31, 2019 (unaudited)	% of Total Revenue	$	%
Revenues
Service revenues	$243,756	80.0%	$247,144	82.7%	$(3,388)	(1.4)%
Related party revenues	61,056	20.0%	51,634	17.3%	9,422	18.2%

Total Revenues	304,812	100.0%	298,778	100.0%	6,034	2.0%

Operating Expenses
Cost of revenues (exclusive of depreciation and amortization items shown below)	192,860	63.3%	174,602	58.4%	18,258	10.5%
Related party cost of revenues (exclusive of depreciation and amortization shown below)	20,752	6.8%	20,459	6.8%	293	1.4%
Selling, general and administrative expense	95,906	31.5%	97,567	32.7%	(1,661)	(1.7)%
Related party selling, general and administrative expense	51,319	16.8%	56,933	19.1%	(5,614)	(9.9)%
Depreciation and amortization expense	72,648	23.8%	90,229	30.2%	(17,581)	(19.5)%
Impairments of long-lived assets	—	0.0%	1,102	0.4%	(1,102)	(100.0)%

Total Operating Expenses	433,485	142.2%	440,892	147.6%	(7,407)	(1.7)%

Operating Loss	(128,673)	(42.2)%	(142,114)	(47.6)%	(13,441)	(9.5)%
Other (expense) income, net	(2,490)	(0.8)%	3,480	1.2%	(5,970)	(171.6)%
Related party other income, net	17,333	5.7%	13,633	4.6%	3,700	27.1%
Related party interest (expense)	(8,823)	(2.9)%	(13,572)	(4.5)%	(4,749)	(35.0)%

Income (Loss) Before Benefit for Income Taxes	(122,653)	(40.2)%	(138,573)	(46.4)%	(15,920)	(11.5)%
Benefit (provision) for income taxes	1,364	0.4%	13,258	4.4%	(11,894)	(89.7)%

Net Loss	$(121,289)	(39.8)%	$(125,315)	(41.9)%	$(4,026)	(3.2)%

Revenues

	(dollars in thousands)
	Successor		Predecessor
	Period from September 1, 2021 to December 31, 2021	% of Total Revenue	Period from January 1, 2021 to August 31, 2021	% of Total Revenue	Year ended December 31, 2020	% of Total Revenue
Delivery Services	$60,917	58.9%	$139,096	63.2%	$207,463	68.1%
Streaming Services	36,916	35.7%	66,672	30.3%	74,145	24.3%
Other Revenues	5,627	5.4%	14,194	6.5%	23,204	7.6%

Revenues	$103,460	100.0%	$219,962	100.0%	$304,812	100.0%

Revenues were $103.5 million, $220.0 million, and $304.8 million for the 2021 successor period, 2021 predecessor period, and the year ended December 31, 2020, respectively. The periods were impacted by growth in Edgecast’s streaming services from newly acquired customers and expansion from existing customers. Customers typically enter into agreements for periods in excess of one year. Additionally, Edgecast implemented initiatives to attract and retain customers with high-margin offerings. Delivery services decreased due to a planned reduction in low-margin customers. Other revenues decreased due to reductions in customized services related to video streaming provided to end customers.

	(dollars in thousands)
	Predecessor				Change
	Year ended December 31, 2020	% of Total Revenue	Year ended December 31, 2019 (unaudited)	% of Total Revenue	Change ($)	Change (%)
Delivery Services	$207,463	68.1%	$209,362	70.1%	$(1,899)	(0.9)%
Streaming Services	74,145	24.3%	67,979	22.8%	6,166	9.1%
Other Revenues	23,204	7.6%	21,437	7.2%	1,767	8.2%

Revenues	$304,812	100.0%	$298,778	100.0%	$6,034	2.0%

Revenue for the year ended December 31, 2020 was $304.8 million, an increase of $6.0 million or 2.0%, from the prior year comparable period. The increase was primarily attributed to continued growth in streaming services. Edgecast provided support to customers with linear platforms (i.e., pay-television, free-to-air, and broadcast television) through scheduling and syndication technology. Additionally, there was an increase in customized video projects to meet the specific needs of customers. The increase was partially offset by a $1.9 million decline in delivery services revenue due to changes in Edgecast’s pricing policies for that category.

Operating Expenses

	(dollars in thousands)
	Successor		Predecessor
	Period from September 1, 2021 to December 31, 2021	% of Total Revenue	Period from January 1, 2021 to August 31, 2021	% of Total Revenue	Year ended December 31, 2020	% of Total Revenue
Cost of revenues (exclusive of depreciation and amortization shown below)	$77,717	75.1%	$134,901	61.3%	$192,860	63.3%
Related party cost of revenues (exclusive of depreciation and amortization shown below)	2,772	2.7%	13,904	6.3%	20,752	6.8%
Selling, general and administrative expense	34,698	33.5%	57,463	26.1%	95,906	31.5%
Related party selling, general and administrative expense	14,827	14.3%	30,720	14.0%	51,319	16.8%
Depreciation and amortization expense	14,111	13.6%	43,350	19.7%	72,648	23.8%

Total Operating Expense	$144,125	139.3%	$280,338	127.4%	$433,485	142.2%

	(dollars in thousands)
	Predecessor				2020 vs. 2019
	Year ended December 31, 2020	% of Total Revenue	Year ended December 31, 2019 (unaudited)	% of Total Revenue	Change ($)	Change (%)
Cost of revenues (exclusive of depreciation and amortization shown below)	$192,860	63.3%	$174,602	58.4%	$18,258	10.5%
Related party cost of revenues (exclusive of depreciation and amortization shown below)	20,752	6.8%	20,459	6.8%	293	1.4%
Selling, general and administrative expense	95,906	31.5%	97,567	32.7%	(1,661)	(1.7)%
Related party selling, general and administrative expense	51,319	16.8%	56,933	19.1%	(5,614)	(9.9)%
Depreciation and amortization expense	72,648	23.8%	90,229	30.2%	(17,581)	(19.5)%
Impairments of long-lived assets	—	—%	1,102	0.4%	(1,102)	(100.0)%

Total Operating Expense	$433,485	142.2%	$440,892	147.6%	$(7,407)	(1.7)%

Cost of Revenues

Cost of revenues consists of bandwidth costs, cross-connect, dark fiber and lit wave costs, colocation costs, remote hands, cloud costs, security certificates, stock-based compensation related to certain employees involved in revenue generating activities, and other expenses associated with the production and usage of Edgecast’s network infrastructure and platforms. Cost of revenues also includes hosting costs such as third-party and other operating costs, directly related to revenue generating activities.

Cost of revenues as a percentage of revenue were 75.1%, 61.3%, and 63.3% for the 2021 successor period, the 2021 predecessor period, and the year ended December 31, 2020, respectively. The change was impacted by increased bandwidth costs, host web services costs, and barter transaction expense to support the increase in revenues and higher volume. Edgecast recorded approximately $13.2 million, $23.1 million, and $27.0 million in barter transaction expenses for the 2021 successor period, the 2021 predecessor period, and for the year ended December 31, 2020, respectively. Additionally, there was an increase in contract and outside services to support business needs from the impact of decreased headcount. Edgecast has implemented strategies to mitigate personnel attrition going forward by increased efforts in recruitment and their approach to remote work. Compensation expense related to the short-term incentive plan was $3.3 million, $3.0 million, and $2.8 million for the 2021 successor period, the 2021 predecessor period, and for the year ended December 31, 2020, respectively. Stock-based compensation expense related to Edgecast’s management equity program and the retention awards and replacement awards issued in connection with the VMG transaction was $1.5 million in the 2021 successor period. Stock-based compensation expense, including restricted stock units (“RSUs”) and performance stock units (“PSUs”), was $1.3 million and $2.4 million in the 2021 Predecessor period and the year ended December 31, 2020, respectively. These compensation plans are to support continued employment before and after the VMG transaction.

Cost of revenues for the year ended December 31, 2020 was $192.9 million, an increase of $18.3 million or 10.5%, from the prior year comparable period. The increase was due to a $20.4 million increase in network, bandwidth costs and host web services costs due to increased usage and an increase in Barter transaction expenses. There was a $3.2 million increase in broadcast production costs and maintenance contracts due to the increased revenue from customized video projects. The increase was partially offset by a $5.3 million decrease in personnel costs and stock-based compensation expense due to decreased headcount.

Related Party—Cost of Revenues

Related party cost of revenues were $2.8 million, $13.9 million, and 20.8 million for the 2021 Successor period, the 2021 Predecessor period and the year ended December 31, 2020, respectively. The change was attributed to a decrease in allocable costs from VMG or College Parent and lower facilities expense with Verizon. The 2021 successor period was impacted by $0.7 million from the transition services agreement entered into with Verizon as a result of the VMG transaction (the “VMG trnasition services agreement”).

Related party cost of revenues for the year ended December 31, 2020 were $20.8 million, an increase of $0.3 million or 1.4%, from the prior year comparable period. The change was attributed to increased allocable costs from VMG.

Selling, General, and Administrative

Selling, general, and administrative expenses consist of three main expenses groupings: sales and marketing expenses, product development and general and administrative. Sales and marketing expenses consist primarily of advertising and other marketing-related expenses, compensation-related expenses (including stock-based compensation expense), sales commissions, and travel costs. Product development expenses consist primarily of compensation-related expenses (including stock-based compensation expense) incurred for the development and enhancements of research and development, and Edgecast’s technology platforms and infrastructure. General and administrative expenses consist primarily of compensation-related expenses (including stock-based compensation expense) related to other corporate departments and fees for professional services.

Selling, general, and administrative expenses were $34.7 million, $57.5 million, and $95.9 million for the 2021 successor period, the 2021 predecessor period, and the year ended December 31, 2020, respectively. The 2021 predecessor period and the year ended December 31, 2020 were impacted by non-income tax reserve releases of $13.2 million and $3.9 million, respectively. Compensation expense related to the short-term incentive plan was $3.5 million, $7.7 million, and $8.4 million for the 2021 successor period, the 2021 predecessor period, and for the year ended December 31, 2020, respectively. Stock-based compensation expense related to the management equity program and the retention awards and replacement awards issued in connection with the VMG transaction was $6.3 million in the 2021 successor period. Stock-based compensation expense, including RSUs and PSUs, was $7.7 million and $9.0 million in the 2021 predecessor period and for the year ended December 31, 2020, respectively. The 2021 successor period had increased consulting fees for strategic initiatives. Edgecast continued to incur lower salaries and benefits due to decreased headcount.

Selling, general, and administrative expenses for the year ended December 31, 2020 were $95.9 million, a decrease of $1.7 million or 1.7%, from the prior year comparable period due to decreased headcount, reduced travel due to COVID-19 restrictions, and the expiration and subsequent release of non-income tax reserves.

Related Party—Selling, General, and Administrative

Related party for selling, general, and administrative expenses were $14.8 million, $30.7 million, and $51.3 million for the 2021 Successor period, the 2021 predecessor period, and the year ended December 31, 2020, respectively, due to reduced corporate allocations.

Related party for selling, general, and administrative expenses were $51.3 million, a decrease of $5.6 million or 9.9%, from the prior year comparable period due to reduced corporate allocations.

Depreciation and Amortization Expense

Depreciation and amortization expense was $14.1 million, $43.3 million, and $72.6 million for the 2021 successor period, the 2021 predecessor period, and the year ended December 31, 2020, respectively. The change was primarily attributable to fixed assets that were adjusted to fair value as part of the VMG transaction resulting in lower depreciation relative to the comparable period. The 2021 successor period was impacted by a $2.9 million increase in amortization due to additional intangible assets after the VMG transaction.

Depreciation and amortization expense for the year ended December 31, 2020 was $72.6 million, a decrease of $17.6 million or 19.5%, from the prior year comparable period. The decrease was primarily attributable to fewer assets subject to depreciation.

Impairment of Long-Lived Assets

Edgecast recorded a loss on impairment of internally developed software of $1.1 million for the year ended December 31, 2019 related to a decommissioned product previously offered to customers. There were no impairments recorded during the year ended December 31, 2020.

Other Results

Additional information relating to other income (expenses), net and interest expense (income) is as follows:

	(dollars in thousands)
	Successor		Predecessor
	Period from September 1, 2021 to December 31, 2021	% of Total Revenue	Period from January 1, 2021 to August 31, 2021	% of Total Revenue	Year ended December 31, 2020	% of Total Revenue
Other income (expense), net	$830	0.8%	$1,810	0.8%	$(2,490)	(0.8)%
Related party other income, net	3,287	3.2%	4,481	2.0%	17,333	5.7%
Related party interest (expense)	$—	$—	$(3,992)	(1.8)%	$(8,823)	(2.9)%

	(dollars in thousands)
	Predecessor				Change
	Year ended December 31, 2020	% of Total Revenue	Year ended December 31, 2019 (unaudited)	% of Total Revenue	Change ($)	Change (%)
Other income (expense), net	$(2,490)	(0.8)%	$3,480	1.2%	$(5,970)	(171.6)%
Related party other income, net	17,333	5.7%	13,633	4.6%	3,700	27.1%
Related party interest (expense)	$(8,823)	(2.9)%	$(13,572)	(4.5)%	$(4,749)	(35.0)%

Other income (expense), net was $0.8 million, $1.8 million, and $(2.5) million for the 2021 successor period, the 2021 predecessor period, and the year ended December 31, 2020, respectively. The periods were primarily impacted by foreign exchange rate fluctuations and transfer pricing adjustments. Other income (expense), net for the year ended December 31, 2020 was $(2.5) million, a decrease of $6.0 million or 171.6% from the prior year comparable period, primarily due to foreign exchange rate fluctuations.

Related party other income, net was $3.3 million, $4.5 million and $17.3 million for the 2021 successor period, the 2021 predecessor period, and the year ended December 31, 2020, respectively. The change was primarily attributed to a reduction in related party interest income and foreign exchange rate fluctuations. Related party other income, net was $17.3 million for the year ended December 31, 2020, an increase of $3.7 million or 27.1% from the prior year comparable period, primarily due to foreign exchange rate fluctuations.

Related party interest (expense) was $(4.0) million, and $(8.8) million for the 2021 predecessor period and the year ended December 31, 2020, respectively. There was no related party interest (expense) in the 2021 successor period. The change in each period with respect to interest expense was primarily attributable to outstanding related party loans between Edgecast and VMG or College Parent. All interest bearing related party indebtedness arising from historical related party transactions was settled in connection with the VMG transaction. Related party interest (expense) was $(8.8) million for the year ended December 31, 2020, a decrease of $4.7 million or 35% from the prior year comparable period, primarily attributable to a settlement in outstanding intercompany loans between Edgecast and VMG.

Benefit (Provision) For Income Taxes

Additional information relating to benefit (provision) for income taxes is as follows:

	(dollars in thousands)
	Successor		Predecessor
	Period from September 1, 2021 to December 31, 2021	% of Total Revenue	Period from January 1, 2021 to August 31, 2021	% of Total Revenue	Year ended December 31, 2020	% of Total Revenue
Net loss before income taxes	$(36,548)	(35.3)%	$(58,077)	(26.4)%	$(122,653)	(40.2)%
Benefit (provision) for income taxes	$8,794	8.5%	$(3,464)	(1.6)%	$1,364	0.4%
Effective income tax rate	24.1%		(6.0)%		1.1%

	(dollars in thousands)
	Predecessor				2020 vs. 2019
	Year ended December 31, 2020	% of Total Revenue	Year ended December 31, 2019 (unaudited)	% of Total Revenue	Change ($)	Change (%)
Net loss before income taxes	$(122,653)	(40.2)%	$(138,573)	(46.4)%	$(15,920)	(11.5)%
Benefit for income taxes	$1,364	0.4%	$13,258	4.4%	$(11,894)	(89.7)%
Effective income tax rate	1.1%		9.6%

The effective income tax rate was 24.1%, (6.0)%, and 1.1% for the 2021 successor period, the 2021 predecessor period, and the year ended December 31, 2020, respectively.

The tax benefit was $8.8 million during the 2021 successor period and was driven by federal and state income tax benefits on tax losses partially offset by valuation allowances recorded during the period and other permanent items. Edgecast was able to realize these tax attributes in the 2021 successor period due to the reversing taxable temporary differences booked as a result of the VMG transaction.

The tax provision of $(3.5) million during the 2021 predecessor period was primarily driven by valuation allowances recorded during the period and net operating loss utilization.

The effective income tax rate for the year ended December 31, 2020 was 1.1%, as compared to 9.6% for the prior year comparable period. The tax benefits were $1.4 million and $13.3 million, during the years ended December 31, 2020 and December 31, 2019, respectively. The tax benefits were primarily driven by federal and state income tax benefits on tax losses partially offset by valuation allowances recorded during the year.

Liquidity and Capital Resources

Summary

As of December 31, 2021, Edgecast had $7.8 million of cash, an increase of $7.8 million from December 31, 2020. Participation in the cash pooling arrangement for Edgecast’s domestic operations ended September 1, 2021. During predecessor periods, Edgecast participated in cash pooling arrangements for its domestic operations. Edgecast’s due to related party balances were decreased through daily cash deposits by Edgecast to VMG and increased by cash distributions and disbursements made by VMG on behalf of Edgecast for operating expenses, fees, and services provided by VMG, including information system services and other operating expenses, such as personnel costs, legal costs, marketing production, facilities costs, and insurance. This arrangement was not reflective of the manner in which Edgecast would have financed its domestic operations had it been a stand-alone business separate from VMG during predecessor periods presented. Further, as a result of this arrangement, Edgecast was dependent on transfers of cash from VMG to fund its operations. In the Edgecast financial statements in predecessor periods, the cash pooling arrangement is reflected within financing activities. In the 2021 successor period, Edgecast no longer participates in cash pooling arrangements for its domestic operation. Additionally, in the 2021 successor period, existing cash, cash generated by operations and net transfers from College Parent continue to be the primary sources of liquidity, as well as borrowings available and outstanding between affiliates.

Edgecast believes that its sources of funding provided by net transfers from College Parent will be sufficient to satisfy Edgecast’s currently anticipated cash requirements including capital expenditures, working capital requirements, or strategic investments and other liquidity requirements through at least the next 12 months. Edgecast executes planned infrastructure investments to replace servers and network equipment that have reached the end of their useful lives, leading to improved speed and performance of the network in support of Edgecast’s growth strategies in 2022 and beyond.

Edgecast has various commitments primarily to purchase bandwidth and cloud services, which will be used or sold in the ordinary course of business, from a variety of suppliers. As of December 31, 2021, such purchase commitments, which do not qualify for recognition on the Edgecast financial statements, amount to $5.1 million, of which $4.4 million is short-term. Edgecast’s commitments are generally determined based on the non-cancelable quantities or termination amounts and do not include obligations under contracts that we can cancel without a significant penalty.

Edgecast has entered into various operating leases for certain offices with contractual lease periods expiring between 2023 and 2026, some of which include options that we can elect to extend the leases term and some of which include options to terminate for leases. Edgecast recognized total rental expenses under operating leases of $15.3 million for the 2021 successor period, $20.7 million for the 2021 predecessor period, $29.8 million for 2020 and $28.7 million for 2019, respectively.

Cash Flows

The following table summarizes Edgecast’s cash flow information for the periods presented:

	(dollars in thousands)
	Successor	Predecessor	Predecessor
	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	Year ended December 31, 2020	Year ended December 31, 2019 (unaudited)
Cash flows provided by (used in):
Operating activities	$(37,943)	$(43,932)	$(79,496)	$(41,618)
Investing activities	(70,123)	(43,990)	(9,002)	(48,534)
Financing activities	115,850	87,922	(8,883)	169,964
Effect of foreign currency exchange rates	—	—	(3,866)	3,063

Net increase (decrease) in cash	$7,784	$—	$(101,247)	$82,875

Cash Flows Used In Operating Activities

Cash flows used in operating activities were $37.9 million, $43.9 million, and $79.5 million for the 2021 successor period, the 2021 predecessor period, and the year ended December 31, 2020, respectively. Various changes in working capital were $15.2 million, $30.4 million, $30.8 million for the 2021 successor period, the 2021 predecessor period, and the year ended December 31, 2020, respectively. The changes during the periods were primarily attributed to changes in affiliate interest receivable and payable. There was also a decrease in net loss, after adjustments for non-cash items of $22.7 million, $13.5 million, and $48.6 million for the 2021 successor period, the 2021 predecessor period, and the year ended December 31, 2020, respectively.

There was a $37.9 million increase in net cash used in operating activities during the year ended December 31, 2020 compared to the prior year comparable period due to a net change in operating assets and liabilities. The increase was due to a $57.5 million outflow due to a net decrease in payables to affiliates. There was also a $5.8 million outflow due to a decrease in accounts payable trade and other, accrued liabilities, and other current liabilities due to timing, and outflows of $3.0 million primarily due to an increase in accounts receivable trade and other. These were offset by a $17.2 million cash inflow from an increase in other liabilities primarily due to the timing of payments and a $11.2 million inflow due to a decrease in affiliate interest receivable.

Cash Flows Used In Investing Activities

Cash flows used in investing activities were $70.1 million, $44.0 million, and $9.0 million for the 2021 successor period, the 2021 predecessor period, and the year ended December 31, 2020, respectively. The change was primarily due to a cash outflow of $50.0 million for a revolving credit facility agreement with an affiliated entity during the 2021 successor period. There was a cash inflow of $47.6 million received for the Oath (Netherlands) B.V. promissory note during the year ended December 31, 2020. Cash flows used in investing activities were also impacted by capital expenditures. Capital expenditures continue to relate primarily to the use of capital resources to increase the operating efficiency and productivity of Edgecast’s networks, maintain existing infrastructure, facilitate the introduction of new products and services and enhance responsiveness to competitive challenges. Edgecast invested $20.1 million, $44.8 million, and $56.8 million in capital expenditures, including capitalized software, during the 2021 successor period, the 2021 predecessor period, and the year ended December 31, 2020, respectively.

The $39.5 million decrease in net cash used in investing activities was primarily due to $47.6 million received for the Oath (Netherlands) B.V. promissory note. The increase was offset by additional cash paid for capital expenditures to support ongoing initiatives and a decrease in proceeds received from dispositions of assets.

Cash Flows Provided By (Used In) Financing Activities

Cash flows provided by (used in) financing activities were $115.9 million, $87.9 million, and ($8.9) million for the 2021 successor period, the 2021 predecessor period, and the year ended December 31, 2020, respectively. Net transfers from VMG or College Parent were $115.9 million, $244.2 million, and $84.7 million for the 2021 successor period, the 2021 predecessor period, and the year ended December 31, 2020, respectively. Net transfers from VMG or College Parent include adjustments relating to certain transactions among Edgecast, VMG or College Parent and their affiliates, which include the transfer of the balance of cash held in cash pooling arrangements, settlement of related party loans and the related interest between Edgecast and VMG or College Parent or its affiliates, and pushdown of all costs of doing business that were paid on behalf of Edgecast by VMG or College Parent, or their affiliates. The 2021 predecessor period and the year ended December 31, 2020 were partially offset by payments to affiliates for loans of $156.3 million and $93.6 million, respectively.

The $178.8 million decrease in net cash related to financing activities for the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily due to payments of $93.6 million made on an unsecured loan note of $249.9 million to Oath Inc., Adap.tv, Inc., and Verizon Media Inc. There was also a decrease of $85.2 million for net transfers from VMG.

Critical Accounting Estimates

Edgecast’s management has identified the following accounting estimates as critical to Edgecast’s business operations and the understanding of the results of operations. The preparation of this MD&A requires Edgecast’s management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the Edgecast financial statements, and the reported amounts of revenue and expenses during the reporting period. While Edgecast’s management does not believe that a change in these estimates is reasonably likely, there can be no assurance that Edgecast’s actual results will not differ from these estimates.

Pushdown Accounting

The VMG transaction was accounted for by College Parent in accordance with the acquisition method of accounting pursuant to Accounting Standards Codification No. 805 (Business Combinations), and pushdown accounting was applied to VMG to record the fair value of the assets and liabilities of VMG as of September 1, 2021, the date of the VMG transaction. Edgecast, as a consolidating business of VMG, also accounts for the VMG transaction using pushdown accounting. Under pushdown accounting, identifiable assets and liabilities are recorded at fair value and the excess of the fair value of Edgecast above the fair value accounting basis of the net assets and liabilities of Edgecast is recorded as goodwill. Determining fair value of identifiable assets, particularly intangibles, and liabilities acquired also requires Edgecast’s management’s judgment in making estimates, such as useful lives, projected financial information, or discount rates which are based on all available information and in some cases assumptions with respect to the timing and amount of future revenues and expenses associated with an asset.

Goodwill

Impairment testing for goodwill is performed annually in the fourth quarter or more frequently if impairment indicators are present. During the presented periods, Edgecast’s management determined Edgecast comprised a single reporting unit for impairment test purposes.

To determine if goodwill is potentially impaired, Edgecast’s management has the option to perform a qualitative assessment. However, Edgecast’s management may elect to bypass the qualitative assessment and perform a quantitative impairment test even if no indications of a potential impairment exist.

The process of estimating the fair value of goodwill is subjective and requires us to make estimates that may significantly impact the outcome of the analysis. Under the qualitative assessment, Edgecast’s management considers several qualitative factors, including the business enterprise value of the reporting unit and the excess of fair value over carrying value from this test, macroeconomic conditions (including changes in interest rates and discount rates), industry and market considerations (including industry revenue and Earnings before interest, taxes, depreciation and amortization margin results and projections), the recent and projected financial performance of the reporting unit, cost factors, as well as other factors. The use of discount rates and projected financial performance requires Edgecast’s management’s judgment and estimates in making these quantitative assessments.

Edgecast’s management has concluded that it has one reporting unit and assigned the entire balance of goodwill to this reporting unit. As of October 31, 2021, the goodwill testing date, Edgecast performed its impairment test for goodwill which indicated that the fair value for the reporting unit exceeded the carrying value, and therefore did not result in a goodwill impairment.

Corporate Allocations

The Edgecast financial statements have been prepared on a “carve-out” basis and include an allocated share of costs related to VMG or College Parent corporate functions for certain services provided to Edgecast. Expenses are allocated to Edgecast based on utilization, percentage of revenue, or other metrics deemed reasonable and appropriate by management. As such, the Edgecast financial statements may not include all of the actual expenses that would have been incurred and may not reflect Edgecast’s results of operations, comprehensive income, financial position and cash flows had it been a standalone company during the periods presented. Actual costs that would have been incurred if Edgecast had been a standalone company would depend on multiple factors, including organization structure and various other strategic decisions.

Income Taxes

Income tax benefit (provision) represents the income tax benefit or expense associated with Edgecast’s operations based on the tax laws of the jurisdictions in which we operate. Foreign jurisdictions in which Edgecast operates have different statutory tax rates than the United States. Edgecast did not operate as a standalone entity in the past and, accordingly, tax losses, receivables and other deferred tax assets included in the Edgecast financial statements on a separate return basis may not be available upon separation of Edgecast from College Parent.

Deferred income taxes are provided for temporary differences in the bases between financial reporting and income tax assets and liabilities. Deferred income taxes are recalculated annually at tax rates in effect for the years in which those tax assets and liabilities are expected to be realized or settled. Edgecast records valuation allowances to reduce Edgecast’s deferred tax assets to the amount that is more likely than not to be realized. Valuation allowances reflected in the Edgecast financial statements arose due to the fact the business has historically produced losses and that it expected to continue into the foreseeable future. However, as a result of the VMG transaction, it was determined that loss attributes that existed in the predecessor periods would not transfer to the new owner and are not included in the successor opening balance sheet. This resulted in changes in the valuation allowance assessments in significant jurisdictions in which the business operates. Separately, tax positions taken or expected to be taken in a tax return are measured at the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

Edgecast’s effective tax rate fluctuates from period to period due to changes in the mix of income and losses in jurisdictions with a wide range of tax rates, the effect of acquisitions, changes resulting from the amount of recorded valuation allowance, permanent differences between GAAP and local tax laws, and certain one-time items.

Stock-Based Compensation

Edgecast’s share of the stock-based compensation expenses include allocations of direct expenses as well as expenses that have been deemed attributable to Edgecast’s operations. Edgecast’s stock-based compensation plans have several types of stock-based compensation, including awards that vest, based on service conditions, performance conditions, or a combination of service and performance conditions. Determining the appropriate amount to expense in each period is based on likelihood and timing of achievement of the stated targets for performance-based awards, and requires judgment, including forecasting future financial results. The estimates are revised periodically, based on the probability and timing of achieving the required performance targets, and adjustments are made as appropriate. Additionally, Edgecast’s management equity program has a vesting schedule that is based on service conditions or on actual distributions of cash proceeds that meet the minimum return of money on invested capital threshold in addition to service.

Edgecast’s stock based compensation plans and generally accepted valuation techniques require Edgecast’s management to make assumptions and to apply judgment to determine the fair value of awards. These assumptions and judgments rely on equity volatility, expected period of distribution to investors, and enterprise value. Changes in these assumptions can affect the fair value estimate. Edgecast accounts for forfeitures as they occur rather than on an estimated basis.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF LIMELIGHT AND EDGECAST

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Limelight and the historical combined financial position and results of operations of Edgecast after giving effect to the transaction as described in Note 1 – Description of the Transaction and the pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives effect to the transaction as if it had occurred on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives effect to the transaction as if it had occurred on January 1, 2021.

The unaudited pro forma condensed combined financial information has been prepared to give effect to the following:

•

Application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”) where the assets and liabilities of Edgecast will be recorded by Limelight at their respective fair values as of the date the transaction is completed;

•	Adjustments to conform the accounting policies and financial statement presentation of Edgecast to those of Limelight;

•

The issuance of approximately 71,936 thousand shares of Limelight common stock to College Parent (subject to customary closing adjustments) in exchange for the right, title and interest in and to all of the outstanding shares of common stock of Edgecast, certain Edgecast related assets specified in the purchase agreement, which includes a $30,000 thousand cash investment in Limelight by College Parent, and the issuance of up to an additional 12,685 thousand Limelight earnout shares, subject to the achievement of certain share-price targets;

•

Adjustments to reflect the elimination of certain affiliate balances between Edgecast and College Parent and certain employee award related balances of Edgecast that will be settled by College Parent; and

•	Adjustments to reflect transaction costs that would have been incurred had the transaction been effected as of and for the year ended December 31, 2021.

The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of Limelight and the related notes included in Limelight’s Annual Report on Form 10-K as of and for the year ended December 31, 2021 (see section entitled “Where You Can Find Additional Information and Incorporation of Certain Documents by Reference”), and (ii) the historical audited combined financial statements of Edgecast and the related notes as of and for the year ended December 31, 2021 (see section entitled “Combined Financial Statements of Edgecast”).

The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial information has been prepared by Limelight in accordance with Regulation S-X Article 11 under the Securities Act as amended by the final rule, Release 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies, or revenue synergies that may result from the transaction or the costs to achieve such synergies.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under GAAP. GAAP requires that business combinations are accounted for under the acquisition method of accounting, which requires all of the following steps: (a) identifying the acquirer; (b) determining the acquisition date; (c) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (d) recognizing and measuring goodwill or a gain from a bargain purchase. For the planned transaction, Limelight has been deemed to be the accounting acquirer. In identifying Limelight as the acquiring entity for accounting purposes, Limelight considered a number of factors, including but not limited to a) the relative voting rights of all equity instruments in the combined company after the transaction, in which Limelight stockholders and College Parent are expected to own approximately 65% and 35%, respectively, of the common stock, b) the intended executive management team after the transaction consisting of substantially all Limelight executives, and c) and the intended corporate governance structure of the combined company, with the board of directors consisting of nine members, in which Limelight will designate six directors.

On the acquisition date, the identifiable assets acquired and liabilities assumed and goodwill will be measured at fair value, with limited exceptions. The results of operations for the combined company will be reported prospectively after the acquisition date. While pro forma adjustments related to Edgecast assets and liabilities were based on estimates of fair value determined from preliminary information received from College Parent and initial discussions between Limelight and College Parent management, due diligence efforts, and information available in the historical audited combined financial statements of Edgecast and the related notes, the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Edgecast assets to be acquired and the liabilities to be assumed, as well as the identification of all adjustments necessary to conform Limelight and Edgecast accounting policies, remain subject to completion because, amongst other things, prior to the closing of the transaction, both companies are limited in their ability to share information. Thus, certain valuations and other studies have yet to progress to a stage where there is sufficient information available for a definitive measurement. Limelight intends to complete the valuations and other studies upon completion of the transaction and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the transaction. The assets and liabilities of Edgecast have been measured based on various preliminary estimates using assumptions that Limelight believes are reasonable, based on information that is currently available. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The unaudited pro forma condensed combined financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Special Note About Forward-Looking Statements” and “Risk Factors” included elsewhere in this proxy statement.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2021

(In thousands)

	Historical Limelight	Historical Edgecast after Reclassifications (Note 3)	Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$41,918	$7,784	$12,500	5(a), 5(b)	$62,202
Marketable securities	37,367	—	—		37,367
Accounts receivable, net	42,217	54,616	—		96,833
Affiliate loan receivable	—	50,778	(50,778)	5(c)	—
Income taxes receivable	61	—	—		61
Prepaid expenses and other current assets	13,036	38,659	(2,880)	5(d)	48,815

Total current assets	134,599	151,837	(41,158)		245,278
Property and equipment, net	33,622	128,584	—		162,206
Operating lease right of use assets	6,338	26,456	—		32,794
Marketable securities, less current portion	40	—	—		40
Deferred income taxes	1,893	40	—		1,933
Goodwill	114,511	60,919	81,715	5(e)	257,145
Intangible assets, net	14,613	49,111	58,889	5(f)	122,613
Affiliate loan receivable, non-current	—	201,000	(201,000)	5(c)	—
Other assets	5,485	163	—		5,648

Total assets	$311,101	$618,110	$(101,554)		$827,657

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,631	$46,342	$(13,763)	5(c)	$44,210
Deferred revenue	3,266	670	—		3,936
Operating lease liability obligations	1,861	11,907	—		13,768
Income taxes payable	873	—	—		873
Other current liabilities	19,292	69,445	(22,155)	5(d)	66,582

Total current liabilities	36,923	128,364	(35,918)		129,369
Convertible senior notes, net	121,782	—	—		121,782
Operating lease liability obligations, less current portion	9,616	14,619	—		24,235
Deferred income taxes	308	15,941	15,503	5(g)	31,752
Deferred revenue, less current portion	116	—	—		116
Other long-term liabilities	777	6	—		783

Total liabilities	169,522	158,930	(20,415)		308,037
Stockholders’ equity:
Common stock	134	—	72	5(b)	206
Additional paid-in capital	576,807	—	393,069	5(b)	969,876
Net parent investment	—	459,857	(459,857)	5(b)	—
Accumulated other comprehensive loss	(8,345)	(677)	677	5(b)	(8,345)
Accumulated deficit	(427,017)	—	(15,100)	5(b)	(442,117)

Total stockholders’ equity	141,579	459,180	(81,139)		519,620

Total liabilities and stockholders’ equity	$311,101	$618,110	$(101,554)		$827,657

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2021

(In thousands, except per share data)

	Historical Limelight	Historical Edgecast after Reclassifications (Note 3)	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue	$217,630	$323,422	$—		$541,052

Cost of revenue:
Cost of services	134,773	228,127	—		362,900
Depreciation - network	22,508	26,621	(4,805)	6(a)	44,324

Total cost of revenue	157,281	254,748	(4,805)		407,224

Gross profit	60,349	68,674	4,805		133,828
Operating expenses:
General and administrative	40,091	100,085	15,100	6(b)	155,276
Sales and marketing	29,760	33,647	—		63,407
Research and development	21,669	5,143	—		26,812
Depreciation and amortization	2,794	30,840	6,256	6(a), 6(c)	39,890
Restructuring charges	13,425	—	—		13,425

Total operating expenses	107,739	169,715	21,356		298,810
Operating loss	(47,390)	(101,041)	(16,551)		(164,982)
Other income (expense):
Interest expense	(5,245)	(3,992)	—		(9,237)
Interest income	134	8,636	(8,636)	6(d)	134
Other, net	(1,106)	1,772	—		666

Total other income (expense)	(6,217)	6,416	(8,636)		(8,437)

Loss before income taxes	(53,607)	(94,625)	(25,187)		(173,419)
Income tax expense (benefit)	1,154	(5,330)	(6,423)	6(e)	(10,599)

Net loss	$(54,761)	$(89,295)	$(18,764)		$(162,820)

Net loss per share:
Basic	$(0.43)				$(0.82)

Diluted	$(0.43)				$(0.82)

Weighted average shares used in per share calculation:
Basic	127,789			6(f)	199,725
Diluted	127,789			6(f)	199,725

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Description of the Transaction

On March 6, 2022, Limelight and College Parent entered into a purchase agreement, which provides that, pursuant to the terms and subject to the conditions set forth therein, Limelight will acquire all of College Parent’s right, title, and interest in and to all of the outstanding shares of common stock of Edgecast for an aggregate number of shares of common stock of Limelight equal to approximately 71,936 thousand shares of Limelight common stock, including shares for the $30,000 thousand cash investment in Limelight by College Parent. The share consideration is subject to changes based on final cash, indebtedness, and working capital adjustments. The consummation of the transactions contemplated by the purchase agreement are subject to certain conditions, including approval by a vote of the stockholders of Limelight and receipt of required regulatory approvals.

In the event that the sale price of Limelight common stock exceeds certain thresholds during the period commencing on the date of the execution of the purchase agreement and ending on the third anniversary of the closing of the transaction (the “earnout period”), Limelight will be required to issue up to an additional 12,685 thousand Limelight earnout shares to College Parent (the “earnout consideration”). The Limelight earnout shares are issuable on the later of the closing date of the transaction or when the triggering event is met. If during the earnout period, the closing share price of Limelight common stock exceeds the following share prices for 10 trading days in any 30 consecutive trading day period the following number of Limelight earnout shares will be issued: (a) approximately 5,398 thousand shares of Limelight common stock if the closing share price of a share of Limelight common stock exceeds $6.1752, (b) approximately 4,048 thousand shares of Limelight common stock if the closing share price of a share of Limelight common stock exceeds $8.2336, and (c) approximately 3,239 thousand shares of Limelight common stock if the closing share price of a share of Limelight common stock exceeds $10.2920.

Based on the 134,337 thousand shares of Limelight common stock outstanding as of December 31, 2021 and assuming no Limelight earnout shares are issued, after consummation of the transaction, Limelight stockholders and College Parent are expected to own approximately 65% and 35%, respectively, of the common stock of the combined company. The issuance of Limelight earnout shares would dilute the value of all shares of the combined company outstanding at that time. Based on the 134,337 thousand shares of Limelight common stock outstanding as of December 31, 2021, if all 12,685 thousand Limelight earnout shares were issued, Limelight stockholders and College Parent are expected to own approximately 61% and 39%, respectively, of the common stock of the combined company.

Note 2. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical consolidated statement of operations of Limelight and the historical combined statements of operations of Edgecast for the period from September 1, 2021 to December 31, 2021 (successor) and for the period from January 1, 2021 to August 31, 2021 (predecessor), giving effect to the transaction as if it had been completed on January 1, 2021. The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical consolidated balance sheet of Limelight and the historical combined balance sheet of Edgecast (successor), giving effect to the transaction as if it had been completed on December 31, 2021. Both Limelight and Edgecast have a fiscal year end of December 31.

The historical combined financial statements prior to September 1, 2021 represent the financial information of Edgecast prior to the business being acquired by College Parent and the historical combined financial statements for the period beginning on and subsequent to September 1, 2021 represent the financial information of the business after the business was acquired by College Parent. The parent of Edgecast during the predecessor period was Verizon Media Group (“VMG”). The acquisition of Edgecast by College Parent on September 1, 2021 was accounted for in accordance with ASC 805, and pushdown accounting was applied to record the fair value of the assets and liabilities as of the acquisition date. A black line separates the successor and predecessor historical combined financial statements of Edgecast to highlight the lack of comparability and change in basis of accounting between these two periods.

Edgecast’s historical combined financial information has been presented on a “carve-out” basis from College Parent’s and VMG’s consolidated financial statements using the historical results of operations, assets, and liabilities of Edgecast and includes allocations of corporate expenses and shared expenses from College Parent and VMG during the successor and predecessor periods, respectively. The following table summarizes the corporate costs allocated to Edgecast’s historical combined statement of operations:

(In thousands)	Historical Edgecast (Successor) Period from September 1, 2021 to December 31, 2021	Historical Edgecast (Predecessor) Period from January 1, 2021 to August 31, 2021
Related party cost of revenues	$2,098	$7,082
Related party selling, general and administrative expense	14,827	30,994

Total corporate allocations	$16,925	$38,076

These allocations reflect significant assumptions, and the financial statements may not fully reflect what Edgecast’s financial position, results of operations, or cash flows would have been had it been a stand-alone company during the period presented. As a result, historical financial information is not necessarily indicative of Edgecast’s future results of operations or financial position.

The unaudited pro forma condensed combined financial statements do not include any adjustments to these corporate and shared expense allocations from College Parent nor the realization of any costs from operating efficiencies, synergies, or other restructuring activities that might result from the transaction. Additionally, the unaudited pro forma condensed combined financial statements do not include any autonomous entity adjustments related to the transition services agreement whereby College Parent will provide various services to Limelight following the close as the information to calculate the impact on the combined company’s operating results is not currently available. Further, there may be additional charges related to restructuring or other integration activities resulting from the transaction, the timing, nature, and amount of which management cannot currently identify, and thus, such charges are not reflected in the unaudited pro forma condensed combined financial statements.

With respect to certain of Edgecast’s cash incentive awards that will be forfeited at the closing, Limelight will grant to each transferred business employee who previously held such an award a replacement long-term cash award, subject to the same vesting provisions as the original award. The unaudited pro forma condensed combined financial statements do not include the impact of the replacement awards as the information is not currently available. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that Limelight believes are reasonable under the circumstances.

The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the transaction involving Limelight and Edgecast under the acquisition method of accounting with Limelight as the acquirer. The unaudited pro forma condensed combined financial information is presented for informational purposes only and does not necessarily indicate the financial results of the combined company had the companies been combined at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of Edgecast, as of the acquisition date, will be recorded by Limelight at their respective fair values and the excess of the purchase consideration over the fair value of Edgecast’s net assets will be allocated to goodwill. The pro forma allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary materially from the actual purchase price allocation that will be recorded at the time the transaction is completed since, among other reasons, certain information will not be available until after the transaction is completed.

As discussed in Note 3 – Reclassification Adjustments, certain reclassifications were made to align Limelight’s and Edgecast’s financial statement presentation. There may be further reclassifications identified as future information is received and because certain information may not be available until after the transaction is completed. Upon completion of such review, additional conforming material adjustments or financial statement reclassification, may be necessary.

Note 3. Reclassification Adjustments

During the preparation of the unaudited pro forma condensed combined financial information, Limelight performed a preliminary analysis of Edgecast’s historical combined financial information to identify differences in accounting policies as compared to those of Limelight and differences in financial statement presentation as compared to the financial statement presentation of Limelight. At this time, Limelight is not aware of any material differences between the accounting policies of Limelight and Edgecast that would continue to exist subsequent to the application of acquisition accounting. However, certain reclassification adjustments have been made to conform Edgecast’s historical financial statement presentation to Limelight’s financial statement presentation. Following the consummation of the transaction, Limelight will conduct a more detailed review of Edgecast’s accounting policies to determine if differences in accounting policies require further reclassification or adjustment of Edgecast’s results of operations, or reclassification or adjustment of assets or liabilities, to conform to Limelight’s account policies and presentation. As a result, Limelight may identify additional differences between the accounting policies of Limelight and Edgecast that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. In certain cases, the information necessary to evaluate the differences in accounting policies and impacts thereof will not be available until after the transaction is completed.

Pro forma reclassifications to the Edgecast historical combined balance sheet as of December 31, 2021:

Refer to the table below for a summary of reclassification adjustments made to Edgecast’s historical combined balance sheet as of December 31, 2021 to conform with Limelight’s historical consolidated balance sheet as of December 31, 2021:

(In thousands)	Historical Edgecast (Successor)	Reclassification Adjustments	Notes		Historical Edgecast after Reclassifications
ASSETS
Current assets:
Cash and cash equivalents	$7,784	$—			$7,784
Accounts receivable, net	—	54,616	(a	)	54,616
Accounts receivable- Trade and other, net of credit losses	37,210	(37,210)	(a	)	—
Accounts receivable- Affiliates	17,406	(17,406)	(a	)	—
Affiliate loan receivable	50,778	—			50,778

(In thousands)	Historical Edgecast (Successor)	Reclassification Adjustments	Notes	Historical Edgecast after Reclassifications
Prepaid expenses and other current assets	$38,659	$—		$38,659

Total current assets	151,837	—		151,837
Property and equipment, net	128,584	—		128,584
Operating lease right of use assets	26,456	—		26,456
Deferred income taxes	40	—		40
Goodwill	60,919	—		60,919
Intangible assets, net	49,111	—		49,111
Affiliate loan receivable, non-current	201,000	—		201,000
Other assets	163	—		163

Total assets	$618,110	$—		$618,110

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$46,342	(b)	$46,342
Accounts payable - Trade and other	32,579	(32,579)	(b)	—
Accounts payable - Affiliates	13,763	(13,763)	(b)	—
Deferred revenue	670	—		670
Operating lease liability obligations	11,907	—		11,907
Other current liabilities	—	69,445	(c)	69,445
Accrued liabilities and other current liabilities	69,445	(69,445)	(c)	—

Total current liabilities	128,364	—		128,364
Operating lease liability obligations, less current portion	14,619	—		14,619
Deferred income taxes	15,941	—		15,941
Other long-term liabilities	6	—		6

Total liabilities	158,930	—		158,930
Stockholders’ equity:
Net parent investment	459,857	—		459,857
Accumulated other comprehensive loss	(677)	—		(677)

Total stockholders’ equity	459,180	—		459,180

Total liabilities and stockholders’ equity	$618,110	$—		$618,110

(a)

Represents an adjustment to reclassify $54,616 thousand to accounts receivable, net, consisting of $37,210 thousand from accounts receivable – trade and other, net of credit losses and $17,406 thousand from accounts receivable – affiliates.

(b)

Represents an adjustment to reclassify $46,342 thousand to accounts payable, consisting of $32,579 thousand from accounts payable – trade and other and $13,763 thousand from accounts payable – affiliates.

(c)	Represents an adjustment to reclassify $69,445 thousand from accrued liabilities and other current liabilities to other current liabilities.

Pro forma reclassifications to the Edgecast historical combined statements of operations:

Financial information in the “Pro Forma Edgecast Combined before Reclassification Adjustments” column in the table below combine the results of operations of Edgecast as a stand-alone entity for the period from September 1, 2021 to December 31, 2021 (successor) and for the period January 1, 2021 to August 31, 2021 (predecessor). Such financial information has been reclassified to conform to the presentation in Limelight’s consolidated statement of operations for the year ended December 31, 2021 as set forth below:

(In thousands)	Historical Edgecast (Successor) Period from September 1, 2021 to December 31, 2021	Historical Edgecast (Predecessor) Period from January 1, 2021 to August 31, 2021	Pro Forma Edgecast Combined before Reclassification Adjustments	Reclassification Adjustments	Notes	Historical Edgecast after Reclassifications
Revenue	$—	$—	$—	$323,422	(a)	$323,422
Service revenues	82,454	178,171	260,625	(260,625)	(a)	—
Related party revenues	21,006	41,791	62,797	(62,797)	(a)	—

Total revenues	103,460	219,962	323,422	—		323,422

Cost of revenue:
Cost of services	—	—	—	228,127	(b)	228,127
Depreciation- network	—	—	—	26,621	(c)	26,621

Total cost of revenue	—	—	—	254,748		254,748

Gross profit	—	—	—	(254,748)		68,674
Operating expenses:
Cost of revenues	77,717	134,901	212,618	(212,618)	(b), (d)	—
Related party cost of revenues	2,772	13,904	16,676	(16,676)	(b)	—
General and administrative	—	`	—	100,085	(e)	100,085
Sales and marketing	—	—	—	33,647	(f)	33,647
Selling, general and administrative expense	34,698	57,463	92,161	(92,161)	(d), (e), (f)	—
Related party selling, general and administrative expense	14,827	30,720	45,547	(45,547)	(e), (f)	—
Research and development	—	—	—	5,143	(d)	5,143
Depreciation and amortization	14,111	43,350	57,461	(26,621)	(c)	30,840

Total operating expenses	144,125	280,338	424,463	(254,748)		169,715
Operating loss	(40,665)	(60,376)	(101,041)	—		(101,041)
Other income (expense):
Interest expense	—	—	—	(3,992)	(g)	(3,992)
Interest income	—	—	—	8,636	(h)	8,636
Related party interest (expense)	—	(3,992)	(3,992)	3,992	(g)	—
Other, net	—	—	—	1,772	(i)	1,772
Other income (expense), net	830	1,810	2,640	(2,640)	(i)	—

(In thousands)	Historical Edgecast (Successor) Period from September 1, 2021 to December 31, 2021	Historical Edgecast (Predecessor) Period from January 1, 2021 to August 31, 2021	Pro Forma Edgecast Combined before Reclassification Adjustments	Reclassification Adjustments	Notes	Historical Edgecast after Reclassifications
Related party other income, net	$3,287	$4,481	$7,768	$(7,768)	(h), (i)	$—

Total other income (expense)	4,117	2,299	6,416	—		6,416

Loss before income taxes	(36,548)	(58,077)	(94,625)	—		(94,625)
Income tax expense (benefit)	(8,794)	3,464	(5,330)	—		(5,330)

Net loss	$(27,754)	$(61,541)	$(89,295)	$—		$(89,295)

(a)

Represents an adjustment to reclassify $323,422 thousand to revenue, consisting of $260,625 thousand from service revenues and $62,797 thousand from related party revenues. Approximately $54,473 thousand of Edgecast’s related party revenue would be considered third party revenue of the combined company, while the remaining $8,324 thousand of Edgecast’s related party revenue is related to services provided to Yahoo that will continue to be considered related party revenue of the combined company as a result of Yahoo’s expected beneficial ownership in the combined company.

(b)	Represents an adjustment to reclassify $228,127 thousand to cost of services, consisting of $211,451 thousand from cost of revenues and $16,676 thousand from related party cost of revenues.
(c)	Represents an adjustment to reclassify $26,621 thousand from depreciation and amortization to depreciation — network.
(d)

Represents an adjustment to reclassify $5,143 thousand to research and development, consisting of $3,976 thousand from selling, general and administrative expense and $1,167 thousand from cost of revenues.

(e)

Represents an adjustment to reclassify $100,085 thousand to general and administrative, consisting of $54,800 thousand from selling, general and administrative expense and $45,285 thousand from related party selling, general and administrative expense.

(f)

Represents an adjustment to reclassify $33,647 thousand to sales and marketing, consisting of $33,385 thousand from selling, general and administrative expense and $262 thousand from related party selling, general and administrative expense.

(g)	Represents an adjustment to reclassify $3,992 thousand from related party interest (expense) to interest expense.
(h)	Represents an adjustment to reclassify $8,636 thousand from related party other income, net to interest income.
(i)

Represents an adjustment to reclassify $1,772 thousand to other, net, consisting of $2,640 thousand from other income (expense), net, and $868 thousand of expenses from related party other income, net.

Note 4. Preliminary Purchase Price Allocation

Estimated Purchase Consideration

The total estimated purchase consideration is calculated as follows:

(In thousands except per share data)	Amount
Shares of Limelight common stock issued to College Parent (1)	71,936
Multiplied by per share price of Limelight common stock as of April 18, 2022	$5.29

Estimated purchase consideration to be paid in shares of Limelight common stock	$380,541

Earnout consideration (2)	15,000

Total estimated purchase consideration	$395,541

(1)	Includes the approximate 7,287 thousand shares of Limelight common stock issued to College Parent for the $30,000 thousand cash investment.
(2)	Represents the estimated fair value of the earnout consideration.

The final estimated purchase consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in the price of Limelight common stock up to the closing date of the transaction. A sensitivity analysis related to the fluctuation in the price of Limelight common stock was performed to assess the impact that a hypothetical change of 10% on the closing trading price of Limelight common stock on Nasdaq would have on the estimated purchase consideration and goodwill as of the closing date of the transaction.

Change in Fair Value of Limelight Common Stock	Limelight Common Stock Price	Estimated Purchase Consideration (1)	Estimated Goodwill
	(In thousands, except per share data)
Increase of 10%	$5.82	$435,667	$182,760
Decrease of 10%	$4.76	$355,415	$102,508

(1)

The estimated purchase consideration as a result of a hypothetical increase of 10% and a hypothetical decrease of 10% on the closing trade price of Limelight common stock also includes the impact of a change in the estimated fair value of the earnout consideration to $17,000 thousand and $13,000 thousand, respectively.

Preliminary Purchase Price Allocation

The preliminary estimated purchase consideration as shown in the table above is allocated to the tangible and intangible assets acquired and liabilities assumed of Edgecast based on their preliminary estimated fair values. The fair value assessments are preliminary and are based on available information and certain assumptions, which Limelight believes are reasonable. The following table sets forth a preliminary allocation of the estimated purchase consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Edgecast using Edgecast’s combined balance sheet as of December 31, 2021, adjusted for reclassification alignments to that of Limelight’s historical financial information, with the excess recorded to goodwill:

(In thousands)	Amount
Assets acquired
Cash and cash equivalents	$37,784
Accounts receivable, net	54,616
Prepaid expenses and other current assets	35,779
Property and equipment, net	128,584
Operating lease right of use assets	26,456
Deferred income taxes	40
Intangible assets, net	108,000
Other assets	163

Total assets acquired	$391,422

Liabilities assumed
Accounts payable	$32,579
Deferred revenue	670
Operating lease liability obligations	11,907
Other current liabilities	47,290
Operating lease liability obligations, less current portion	14,619
Deferred income taxes	31,444
Other long-term liabilities	6

Total liabilities assumed	138,515

Net assets acquired, excluding goodwill	252,907
Total estimated preliminary purchase consideration	395,541

Goodwill	$142,634

Note 5. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

(a) Represents an adjustment to record estimated transaction costs of $17,500 thousand as a decrease to cash and cash equivalents with an offsetting impact to accumulated deficit and additional paid-in capital (refer to Note 5(b)). There were no historical transaction costs related to this transaction recorded on the books of Limelight or Edgecast as of December 31, 2021. Edgecast is not expected to incur any transaction costs as all seller-related transaction costs will be incurred and paid for by College Parent.

(b) The following table summarizes the transaction accounting adjustments impacting the historical equity balances of Edgecast as well as new equity issued as consideration per the purchase agreement in exchange for the outstanding equity interest of Edgecast:

(In thousands)	Adjustments to Historical Equity	New Equity Structure	Earnout Consideration	Transaction Costs	Total Transaction Accounting Adjustments
Common stock	$—	$72	$—	$—	$72
Additional paid-in capital	—	380,469	15,000	(2,400)	393,069
Net parent investment	(459,857)	—	—	—	(459,857)
Accumulated other comprehensive loss	677	—	—	—	677
Accumulated deficit	—	—	—	(15,100)	(15,100)

Total equity	$(459,180)	$380,541	$15,000	$(17,500)	$(81,139)

Adjustments to Historical Equity: Represents the elimination of Edgecast’s historical equity balances as of December 31, 2021.

New Equity Structure: Represents the issuance of approximately 71,936 thousand shares of Limelight common stock at a par value of $0.001, resulting in an increase to common stock of $72 thousand and an increase to additional paid in capital of $380,469 thousand, based on Limelight’s closing stock price of $5.29 as of April 18, 2022.

Included within the new equity structure detailed above is the issuance of 7,287 thousand shares of Limelight common stock to College Parent in exchange of $30,000 thousand cash, resulting in a $30,000 thousand increase in cash and cash equivalents, which is offset by the decrease in cash and cash equivalents as a result of estimated transaction costs (refer to Note 5(a)).

Earnout Consideration: Represents the estimated fair value of $15,000 thousand for the earnout consideration that is contingently issuable and expected to be recorded as equity as of the closing date of the transaction.

Transaction Costs: Represents $17,500 thousand of estimated transaction costs expected to be incurred in connection with the transaction, of which $2,400 thousand are related to costs expected to be incurred by Limelight to issue the equity securities and have been reflected as a reduction in additional paid-in capital. The remaining $15,100 thousand of other transaction costs have been reflected as an increase in accumulated deficit.

(c) Represents the elimination of the current and non-current portion of Edgecast’s historical affiliate loan receivable balances and the elimination of Edgecast’s historical accounts payable – affiliates balance as these amounts will be settled by College Parent prior to the closing of the transaction.

(d) Represents an adjustment of $2,880 thousand to prepaid expenses and other current assets and $22,155 thousand to other current liabilities to eliminate employee award related balances of Edgecast that will be settled by College Parent.

(e) Represents the elimination of Edgecast’s historical goodwill of $60,919 thousand and the recognition of the preliminary goodwill of $142,634 thousand for the amount of estimated purchase consideration in excess of the fair value of the net assets acquired in connection with the transaction, resulting in a net transaction accounting adjustment of $81,715 thousand.

(f) Represents an adjustment of $58,889 thousand to intangible assets, net expected to be recognized in connection with the transaction, consisting of the following:

(In thousands)	Preliminary Fair Value	Estimated Weighted Average Useful Life (in years)
Total fair value of Edgecast’s identifiable intangible assets acquired (other than Goodwill)	$108,000	6
Less: Edgecast historical intangible assets, net	49,111

Transaction accounting adjustment	$58,889

The fair value estimates for all identifiable intangible assets are preliminary and are based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identifiable intangibles may differ materially from this preliminary determination.

The estimated fair value of Edgecast’s identified intangible assets includes definite-lived intangible assets such as customer relationships and technology. The assumptions used in estimating fair value were made solely for purposes for preparing the foregoing unaudited condensed combined pro forma financial information and the accounting treatment of acquired customer relationships and technology will only be determinable upon closing of the transaction.

(g) Represents an adjustment of $15,503 thousand to increase the net deferred income taxes liability, consisting of $10,622 thousand for temporary differences between the book and tax basis as a result of the preliminary purchase price allocation and $4,881 thousand for the elimination of deferred tax assets related to employee award related balances of Edgecast that will be settled by College Parent (refer to Note 5(d)). A blended U.S. federal and state statutory rate of 25.5% was used in establishing the deferred tax liability.

Note 6. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations

(a) Represents an adjustment of $4,805 thousand to depreciation – network and $4,206 thousand to depreciation and amortization to reflect a reduction in depreciation expense assuming the acquired property and equipment was recorded at fair value as of January 1, 2021 and depreciated on a straight-line basis over a weighted average useful life of 3 years as follows:

(In thousands)	Year Ended December 31, 2021
Elimination of historical depreciation expense (1)	$(49,923)
Depreciation expense based on fair value of acquired Edgecast property and equipment	40,912

Transaction accounting adjustment	$(9,011)

(1)

Edgecast’s historical depreciation expense in the predecessor period includes depreciation expense based on the original cost of the property and equipment prior to the application of pushdown accounting, on September 1, 2021, and depreciation expense related to developed technology, which was reclassified from property and equipment, net to intangible assets, net on September 1, 2021.

(b) Represents an adjustment to record $15,100 thousand of estimated transaction costs related to the transaction in general and administrative. For the twelve months ended December 31, 2021, no transaction costs related to the transaction were incurred by Limelight or Edgecast. These costs are non-recurring and are not expected to have a continuing impact on the combined company’s operating results in future periods. Additionally, Edgecast is not expected to incur any transaction costs as all seller-related transaction costs will be incurred and paid for by College Parent.

(c) Represents an adjustment to reflect an increase to amortization expense for the estimated fair value adjustment of acquired intangible assets on a straight-line basis over a weighted average useful life of 6 years as follows:

(In thousands)	Year Ended December 31, 2021
Elimination of historical amortization expense	$(7,538)
Amortization expense based on fair value of acquired Edgecast intangible assets	18,000

Transaction accounting adjustment	$10,462

(d) Represents an adjustment of $8,636 thousand to eliminate the interest income earned related to the Edgecast affiliate loan receivable that will be settled by College Parent as described in Note 5(c).

(e) A blended U.S. federal and state statutory rate of 25.5% for the year ended December 31, 2021 has been assumed for the pro forma adjustments. The blended tax rate is not necessarily indicative of the effective tax rate of the combined company. Further, as preliminary assessments are ongoing, no adjustments have been recorded related to tax deduction limitations for transaction costs.

(f) The following table summarizes the computation of the unaudited pro forma combined weighted average shares outstanding for the year ended December 31, 2021:

(In thousands, except per share data)	Year Ended December 31, 2021
Pro forma basic and diluted weighted average shares
Historical Limelight weighted average shares outstanding	127,789
Shares of Limelight common stock to be issued to College Parent pursuant to the purchase agreement	71,936

Pro forma weighted average shares – basic and diluted (1)	199,725

Pro forma basic and diluted net loss per share
Pro forma net loss	$(162,820)
Pro forma weighted average shares – basic and diluted (1)	199,725

Pro forma basic and diluted net loss per share	$(0.82)

(1)

Because the combined entity is in a net loss position, there is no difference between the basic and diluted pro forma net loss per share as outstanding awards granted under Limelight’s equity incentive compensation plans, convertible senior notes, and Limelight earnout shares are anti-dilutive and not included in the calculation of diluted net loss per share.

LIMELIGHT’S PRINCIPAL STOCKHOLDERS

The following tables set forth information about the beneficial ownership of Limelight common stock on March 31, 2022, by:

•	each person known to us to be the beneficial owner of more than 5% of Limelight common stock;

•	each executive officer;

•	each of Limelight’s directors; and

•	all of Limelight’s executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to state community property laws, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2022, and common stock issuable upon the vesting of RSUs within 60 days of March 31, 2022, ignoring the withholding of shares of common stock to cover applicable taxes, are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person. Percentage of ownership is based on 138,178,061 shares of our common stock outstanding on March 31, 2022. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Limelight Networks, Inc., 2220 West 14th Street, Tempe, AZ 85281.

	Shares Beneficially Owned
Beneficial Owner	Number		Percent
BlackRock, Inc.	9,315,847	(1)	7.0%
Robert Lyons	218,484	(2)	*
Daniel Boncel	590,396	(3)	*
Eric Armstrong	5,861	(4)	*
Michael DiSanto	1,655,839	(5)	1.2%
Ajay Kapur	8,612	(6)	*
Christine Cross	127,317	(7)	*
Kathy Austin	6,929	(8)	*
Ann-Lamar Tuten	5,751	(9)	*
Walt Amaral	267,154	(10)	*
Jeffrey T. Fisher	295,206	(11)	*
David Peterschmidt	30,601	(12)	*
Doug Bewsher	100,174	(13)	*
Scott Genereux	107,836	(14)	*
Marc DeBevoise	89,582	(15)	*
Patricia Parra Hadden	60,489	(16)	*
All directors and executive officers as a group (14 persons)	3,570,231	(17)	2.6%

(1)	This information is based on a Schedule 13G/A filed with the SEC on February 3, 2022, on behalf of BlackRock, Inc. BlackRock, Inc. reports its address as 55 East 52nd Street, New York, New York 10055.
(2)

This information is based on our records through February 1, 2021. Includes 188,148 shares of common stock held by Robert Lyons. Also includes 30,336 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2022.

(3)	Includes 228,591 shares of common stock held by Daniel Boncel. Also includes 361,805 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2022.
(4)	Includes 5,861 shares of common stock held by Eric Armstrong.
(5)	Includes 765,075 shares of common stock held by Michael DiSanto. Also includes 890,764 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2022.
(6)	Includes 8,612 shares of common stock held by Ajay Kapur.
(7)	Includes 48,185 shares of common stock held by Christine Cross. Also includes 79,132 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2022.
(8)	Includes 6,929 shares of common stock held by Kathy Austin.
(9)	Includes 5,751 shares of common stock held by Ann-Lamar Tuten.
(10)	Includes 267,154 shares of common stock held by Walt Amaral.
(11)	Includes 295,206 shares of common stock held by Jeffrey T. Fisher.
(12)	Includes 30,601 shares of common stock held by David Peterschmidt.
(13)	Includes 100,174 shares of common stock held by Doug Bewsher.
(14)	Includes 107,836 shares of common stock held by Scott Genereux.
(15)	Includes 89,582 shares of common stock held by Marc DeBevoise.
(16)	Includes 60,489 shares of common stock held by Patricia Hadden.
(17)	Includes an aggregate of 1,362,037 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2022.

PROPOSAL 2: DIRECTOR ELECTION PROPOSAL

We have a classified Limelight board. The Limelight board currently consists of three Class I directors, two Class II directors, and three Class III directors. At each annual meeting, directors are elected for a term of three years to succeed those directors whose terms expire on the annual meeting dates or until their respective successors are duly elected and qualified.

Changes in Composition of the Board of Directors

The Limelight board is presently composed of eight members, seven of whom are independent directors. In 2021, Robert Lento retired from his roles as CEO and director. Concurrent with Mr. Lento’s retirement, the Limelight board appointed our new CEO, Robert Lyons, to fill this vacancy, and Mr. Lyons accepted this appointment and agreed to serve until his successor is elected and qualified or until his earlier resignation or removal. Mr. Lyons became a Class III Board member, with the initial term of Mr. Lyons’s appointment expiring at our annual meeting in 2022. If the transaction is approved by the Limelight stockholders, following the closing, the Limelight board will expand from its current size of eight members to nine members. Two members of the Limelight board prior to the transaction will resign, and pursuant to the stockholders agreement, three new members designated by College Parent will be appointed to the Limelight board.

Nominees

The nominating and governance committee selected Jeffrey T. Fisher, David C. Peterschmidt, and Robert Lyons as nominees for election to Class III of the Limelight board at the annual meeting. Messrs. Fisher, Peterschmidt, and Lyons are current directors. Mr. Fisher and Mr. Peterschmidt were previously elected by the stockholders at the 2019 annual meeting and Mr. Lyons’s appointment began in February 2021. If elected, Messrs. Fisher, Peterschmidt and Lyons will each serve as a director until our annual meeting in 2025, until their respective successors are elected and qualified, or their earlier resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” Messrs. Fisher, Peterschmidt, and Lyons. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for another nominee designated by the Limelight board. We are not aware of any reason that any nominee would be unable or unwilling to serve as a director.

Vote Required

If a quorum is present, the nominees receiving the highest number of votes will be elected to the Limelight board. Abstentions and broker non-votes will have no effect on the election of directors.

Each director in an uncontested election will be elected by the vote of the majority of the votes cast with respect to the nominee. For these purposes, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. In a contested election, directors will be elected under a plurality standard.

THE LIMELIGHT BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF JEFFREY T. FISHER, DAVID C. PETERSCHMIDT, AND ROBERT LYONS TO THE LIMELIGHT BOARD; PROVIDED, HOWEVER, IF THE TRANSACTION IS APPROVED, FOLLOWING THE CLOSING, THE LIMELIGHT BOARD WILL EXPAND FROM ITS CURRENT SIZE OF EIGHT MEMBERS TO NINE MEMBERS. TWO MEMBERS OF THE LIMELIGHT BOARD PRIOR TO THE TRANSACTION WILL RESIGN, AND, PURSUANT TO THE STOCKHOLDERS AGREEMENT, THREE NEW MEMBERS DESIGNATED BY COLLEGE PARENT WILL BE APPOINTED TO THE LIMELIGHT BOARD.

CORPORATE GOVERNANCE

Limelight’s Board of Directors

The fundamental role of the Limelight board is to exercise their business judgment to guide Limelight in the strategic direction and affairs that it reasonably believes to be in the best interests of Limelight and its stockholders. The Limelight board’s duty is to oversee the chief executive officer (“CEO”) and other senior management in their responsible and principled operation of Limelight and in the safeguarding of its assets. The Limelight board is our authoritative decision-making body, except for those matters reserved for stockholders. During fiscal 2021, the Limelight board held five meetings and acted by unanimous written consent three times during fiscal 2021. All Limelight’s directors attended at least 75% of the meetings of the Limelight board and the committees on which they served.

Board Leadership Structure

The Limelight board recognizes that effective board leadership structure can be dependent on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of Limelight at any point in time. Limelight’s corporate governance guidelines support flexibility in the structure of the Limelight board by enabling the separation of the roles of chairman of the board and CEO, which it has done since 2013. The Limelight board believes that its current leadership structure is the most optimal for Limelight, with Mr. Lyons serving as president and CEO, and Mr. Peterschmidt serving as an independent, non-executive chairman of the Limelight board.

Board, Committee Composition, and Independence Determinations

Limelight’s directors are divided into three classes, with each classes of directors serving for staggered three-year terms. The Limelight board has three standing committees: audit, nominating and governance, and compensation. Each of these committees has adopted a written charter. All members of the committees are appointed by the Limelight board, and are non-executive directors. The Limelight board has determined that the members of each committee meet the requirements for independence under applicable Nasdaq and SEC rules and regulations for committee membership. The Limelight board further determined that none of its current directors, except our CEO, Robert Lyons, have any material relationship with Limelight, and are each independent.

Each committee, its membership as of April 1, 2022, its function, and the number of meetings held during fiscal 2021 are described below.

Name and Title	Director Since	Class (1)	Independent	Committee Memberships
				Audit	Comp	Nom & Gov
WALTER D. AMARAL	2007	Class I	☑

SCOTT GENEREUX	2017	Class I	☑

PATRICIA HADDEN	2018	Class I	☑

DOUG BEWSHER	2017	Class II	☑

MARC DEBEVOISE	2018	Class II	☑

JEFFREY T. FISHER	2008	Class III	☑

DAVID C. PETERSCHMIDT(2) Non-Executive Chairman	2007	Class III	☑

ROBERT LYONS(3) President and CEO	2021	Class III

(1)	Terms for Class III directors expire at this annual meeting.
(2)	Effective April 1, 2021, David Peterschmidt was appointed as our non-executive chairman of the Limelight board. The role was previously held by Mr. Amaral from 2013 to 2021.
(3)	Effective February 1, 2021, Robert Lento retired from his positions as CEO and board member. Robert Lyons was appointed to fill the vacancies created by Mr. Lento’s retirement.

Audit Committee

Limelight’s audit committee’s (the “audit committee”) primary function is to oversee our corporate accounting and financial reporting process. Additionally, the audit committee:

☐	evaluates our independent registered public accounting firm’s qualifications, independence, and performance

☐	determines the engagement of our independent registered public accounting firm

☐	approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services

☐	monitors the rotation of partners of our independent registered public accounting firm on our engagement team as required by law

☐	reviews our financial statements and reviews our critical accounting policies and estimates

☐

reviews and discusses with management and our independent registered public accounting firm the annual audit results, and our quarterly and annual financial statements, including any major issues regarding accounting, disclosure, auditing procedures and practices, and the adequacy of internal controls that could materially affect our financial statements

The audit committee held four meetings and acted by unanimous written consent one time during fiscal 2021.

Nominating and Governance Committee

Limelight’s nominating and governance committee’s (the “nominating and governance committee”) purpose is to oversee and assist the Limelight board in reviewing and recommending nominees for election as directors. Additionally, the nominating and governance committee:

☐	assesses the performance of the Limelight board

☐	directs guidelines for the composition of the Limeilght board to ensure that it is properly constituted to meet its fiduciary obligations to Limelight stockholders

☐	reviews, and investigates as necessary, any concerns regarding non-financial matters reported on Limelight’s corporate governance hotline

☐	reviews and administers our corporate governance guidelines, and ensures that Limelight has and follows appropriate corporate governance standards

☐	oversees succession planning and talent development for Limelight’s CEO and key executives

The nominating and governance committee held three meetings during fiscal 2021.

Compensation Committee

Limelight’s compensation committee (the “compensation committee”) oversees our compensation program. Additionally, the compensation committee:

☐	reviews and recommends compensation and benefits policies of Limelight’s officers and employees

☐	reviews and approves corporate goals and objectives relevant to compensation of CEO, executives, and certain other key employees

☐	evaluates the performance of Limelight’s executives in light of established goals and objectives

☐	sets the compensation of Limelight’s executives

☐	administers the issuance of equity awards under Limelight’s equity incentive plans

☐	reviews and approves a report on executive compensation and a compensation discussion and analysis for inclusion in this proxy statement

The compensation committee held seven meetings and acted by unanimous written consent on four occasions during fiscal 2021.

Corporate Governance Guidelines and Committee Charters

Our board of directors’ foundational governance policies, including our Corporate Governance Guidelines, Code of Ethics and Business Conduct (the “code of ethics”) and the committee charters, are available at https://investors.limelight.com. From this landing page, hover over the section titled “Corporate Governance” located on the navigation bar at the top of the page, which will reveal a short drop down menu. On this menu, click on “Governance Documents.” Here, you will find the code of ethics, Corporate Governance Guidelines, and the Limelight board committee charters.

Corporate Governance Practices and Policies

The Limelight board engages in the following governance practices designed to establish an independent perspective, observe prevailing governance practices, and align board member and stockholder interests:

Chairman and CEO role separation

Limelight’s CEO is able to concentrate on providing leadership to Limelight and Limelight’s non-executive chairman provides independent board leadership and presides over all board meetings and executive sessions without members of management.

Director independence	Seven out of eight of Limelight’s Bboard positions are held by strong and sophisticated independent directors with substantial executive leadership experience.

Outside advisors	The Limelight board and its committees may independently engage outside advisors.

Board size and tenure mix

The Limelight board has focused on having an appropriate tenure mix, with the average tenure just under seven years. Five new directors have been added since 2017. The Limelight board has the flexibility to modify the size of the Limelight board to ensure that it is composed of the right mix of skills and attributes necessary to fulfill its duties.

Director stock ownership and holding requirements	Each non-executive director is required to own Limelight common stock with a market value of at least 5 times their annual cash retainer.

Board and committee self-evaluations

The Limelight board and committees regularly conduct performance self-evaluations facilitated by an independent third party. Throughout the process, directors are encouraged to provide feedback on individual director performance.

Director orientation	All new non-executive directors participate in Limelight’s director orientation program.

Director education

Director education is provided through board materials and presentations, and other resources. Individual directors may periodically observe operational meetings. Directors are also encouraged to participate in ongoing education, and the Limelight board considers more formal director education from time to time.

Audit committee financial expertise	The Limelight board has determined that all members of Limelight’s audit committee qualify as audit committee financial experts.

Majority voting	Limelight has a majority voting standard for uncontested director elections with a resignation policy.

Succession planning and talent development	The Limelight board regularly reviews succession plans for CEO and certain other senior management positions and oversees executive talent development.

Prohibitions on hedging, pledging, and similar transactions	Limelight’s insider trading policy (the “policy”) expressly prohibits, among other things, short sales and “selling short against the box” with respect to Limelight’s securities by Limelight’s directors, officers, employees and agents (such as consultants and independent contractors), unless otherwise specified in the policy in certain limited circumstances. The policy also expressly prohibits Limelight’s directors, officers and certain employees and agents from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities (including any hedging or similar transaction designed to decrease the risk associate with holding Limelight’s securities) with respect to Limelight’s securities, unless otherwise specified in the policy in certain limited circumstances.

Compensation committee interlocks and insider participation

No member of Limelight’s compensation committee has ever been a Limelight employee. None of Limelight’s executives serves, or has in the past year served, as a member of the Limelight board or compensation committee of any entity that has an executive serving as a member of the Limelight board.

No related party transactions	There are currently no related person transactions with directors or executive officers.

Executive sessions	Limelight’s independent directors of the Limelight board and audit committee met in executive session on a quarterly basis, led by the non-executive chairman.

One share equals one vote	Limelight has a single class of shares with equal voting rights.

Risk Oversight

Limelight management has responsibility to manage risk and to bring to the Limelight board’s attention Limelight’s most material risks. The Limelight board has oversight responsibility of the processes established to report and monitor systems for Limelight’s most material risks. The Limelight board considers strategic and operational risks and opportunities, and regularly receives reports from the board committees regarding risk oversight in their respective areas of responsibility. The audit committee regularly reviews treasury risks (insurance, credit, and debt), financial and accounting, legal and compliance risks, information technology security risks and other risk management functions. The nominating and governance committee considers risks related to succession planning, and oversees the appropriate allocation of responsibility for risk oversight among the committees of the Limelight board. The compensation committee considers risks related to the attraction and retention of executives, as well as risks relating to the design of employee compensation programs and arrangements. Limelight has determined that it is not reasonably likely that Limelight’s compensation and benefit plans would have a material adverse effect on Limelight.

Stock Ownership Requirements for Non-Executive Directors

The Limelight board has adopted stock ownership guidelines with respect to non-executive directors. Each non-executive director is required to own Limelight common stock with a market value of at least five times his or her annual cash retainer ($40,000). Each director has up to three years from the date he or she is elected to the Limelight board to comply with this requirement. All of Limelight’s non-executive directors are currently in compliance with our stock ownership guidelines, and in many cases significantly exceeded the requirements. If a director fails to meet the ownership guidelines, the director will not be permitted to sell any shares of Limelight common stock until the director has exceeded the required ownership level.

Annual Meeting Attendance

Limelight does not have a formal policy regarding attendance by members of the Limelight board at Limelight’s annual meetings. However, Limelight encourages, but does not require, members of the Limelight board to attend Limelight’s annual meetings. No directors attended Limelight’s 2021 annual meeting.

Diversity and Inclusion

The Limelight board believes that it should seek diversity in experience and viewpoint to be represented on the Limelight board. In selecting a director nominee, the nominating and governance committee focuses on a combination of skills, professional expertise, background, and diverse viewpoints that would complement the Limelight board, recognizing that Limelight’s businesses and operations are diverse and global in nature.

Code of Ethics and Business Conduct

Limelight has adopted the code of ethics that applies to Limelight’s CEO, Chief Financial Officer (“CFO”), and all other Limelight employees, officers, and directors. The code of ethics can be found on Limelight’s investor website at https://investors.limelight.com. From this landing page, hover over the section titled “Corporate Governance” located on the navigation bar at the top of the page, which will reveal a short drop down menu. On this menu, click on “Governance Documents.” Here, you will find the code of ethics, corporate governance guidelines and board committee charters.

With input from relevant members of management, we regularly review and, where necessary or desired, update the code of ethics and related policies. The Board reviews and approves the code of ethics annually.

We intend to satisfy any disclosure requirement regarding an amendment to, or waiver from, a provision of the code of ethics by posting such information on our website, on the webpage found by clicking through to “Code of Ethics” as specified above.

Certain Relationships and Related Transactions

Agreements with Directors and Executives

Limelight enters into compensation arrangements with its non-executive directors and executives. Limelight also enters into indemnification agreements with each director and officer that require Limelight to indemnify each individual for certain liabilities to which they may become subject as a result of their affiliation with Limelight to the fullest extent permitted by Delaware law, Limelight’s bylaws, and Limelight’s articles of incorporation.

Policies and Procedures for Related Party Transactions

The Limelight board has adopted a written policy requiring approval of certain transactions between Limelight and “related parties.” For purposes of the policy, a “related party” consists of executive officers or directors, any stockholder beneficially owning more than 5% of Limelight common stock, or immediate family members of any such persons. This policy is administered by the audit committee, and applies to any transaction or series of transactions in which Limelight (or any subsidiary) is a participant, the amount involved exceeds or is expected to exceed $120,000 in any calendar year, and any related party has a direct or indirect material interest.

The audit committee must review and approve in advance any related party transaction that exceeds or is expected to exceed $5,000. All of Limelight’s directors, officers and employees are required to report any related party transaction to the audit committee prior to its completion. A memorandum detailing Limelight’s related party transactions is provided to the audit committee every quarter. The audit committee reviews and approves the related party memorandum, and such approvals are documented in the audit committee’s meeting minutes in which the related party memorandum is presented. For 2021, there were no related party transactions.

Communicating with the Board of Directors

Any stockholder who desires to contact any of the members of the Limelight board may write to the following address:

Board of Directors

c/o Corporate Secretary, Limelight Networks, Inc.

2220 West 14th Street

Tempe, AZ 85281

Communications received in writing will be collected, organized, and processed by Limelight’s secretary (the “secretary”), who will distribute the communications to the members of the Limelight Board, as appropriate, depending on the facts and circumstances outlined in the communication received. Where the nature of the communication warrants, the secretary may decide to obtain the more immediate attention of the appropriate committee of the Limelight board or an independent director, or our management or independent advisors, as the secretary considers appropriate.

If you would like to report any issues or concerns regarding Limelight’s governance, accounting, internal accounting controls, or auditing matters, you can also do so (on an anonymous basis, if desired) using Limelight’s confidential corporate governance hotline, which is available to you 24x7x365 by phone or secure web form, accessible on Limelight’s investor website at https://investors.limelight.com or at https://www.whistleblowerservices.com/llnw/.

DIRECTORS

Director Qualifications

The Limelight board’s nominating and governance committee’s (the “nominating and governance committee”) objective is to ensure that the Limelight board is properly constituted to meet its fiduciary obligations to our stockholders and that Limelight has and follows appropriate corporate governance standards. Starting from this objective, the nominating and governance committee seeks director candidates for nomination and appointment who have, among other things, diverse executive leadership experience, excellent decision-making skill, business acumen, relevant expertise, integrity, and sound business judgment. The nominating and governance committee also considers uniqueness of perspective, length of service, and other commitments. The nominating and governance committee believes that at least one member of the Limelight board meets the criteria as an audit committee financial expert, and that a majority of the members of the Limelight board meet the Nasdaq independent director standard. The nominating and governance committee also believes it may be appropriate for certain members of our management, in particular the chief executive officer (the “CEO”), to participate as a member of the Limelight board. Please see “Information About the Directors and Nominees” located elsewhere in this proxy statement for a discussion of the particular experience, qualifications, attributes, and skills relative to each member of the Board that led the Board to conclude that each director should serve on Limelight’s board.

Identification and Evaluation of Nominees for Directors

The nominating and governance committee identifies nominees for the class of directors being elected at each annual meeting by first evaluating the current members of such class of directors willing to continue in service. Current members of the Limelight board with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination, balancing the value of continuity of service by existing members of the Limelight board with that of obtaining a new perspective. If any member of such class of directors does not wish to continue in service, or if the nominating and governance committee or the Limelight board decides not to nominate a member of such class of directors for re-election, then the nominating and governance committee will identify a new nominee using the qualification criteria described above. Current members of the nominating and governance committee and the Limelight board are polled for suggestions as to individuals meeting the criteria for nomination. Research may also be performed to identify qualified individuals. The nominating and governance committee may, in its discretion, engage third party search firms to identify and assist in recruiting potential nominees to the Limelight board. Candidates may also come to the attention of the nominating and governance committee through management, stockholders, or other persons.

In evaluating a candidate, the nominating and governance committee may take such measures that it considers appropriate, including candidate interviews, inquiry of the person recommending the candidate, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the nominating and governance committee, the Limelight board, or management. The nominating and governance committee does not implement a different evaluation process for candidates that are nominated for election to the Limelight board by stockholders or other persons.

After such review and consideration, the nominating and governance committee selects, or recommends that the Limelight board select, the slate of director nominees.

Stockholder Recommendations and Nominations

The nominating and governance committee will review any director candidates recommended by our stockholders who are entitled to vote in the election of directors, provided that the stockholder recommendations are timely submitted in writing to our corporate secretary, along with all required information, in compliance with our bylaws and the rules and regulations of the SEC. In general, these deadlines and requirements are included in this document under the heading “Future Stockholder Proposals” located elsewhere in this proxy statement. A stockholder desiring to recommend a candidate for election to the Limelight board should direct the recommendation in writing to:

Corporate Secretary, Limelight Networks, Inc.

2220 West 14th Street

Tempe, Arizona 85281

A submitted recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications and information regarding any relationships between the candidate and Limelight within the last three years. Any candidates properly recommended in accordance with the foregoing requirements by stockholders will be considered in such manner as the members of our nominating and governance committee deem appropriate.

Nominees

We have a classified Limelight board. The Limelight board currently consists of three Class I directors, two Class II directors, and three Class III directors. At each annual meeting, directors are elected for a term of three years to succeed those directors whose terms expire on the annual meeting dates or until their respective successors are duly elected and qualified.

The nominating and governance committee selected Jeffrey T. Fisher, David C. Peterschmidt and Bob Lyons as nominees for election to Class III of the Board at the annual meeting. Messrs. Fisher, Peterschmidt, and Lyons are current directors. Messrs. Fisher and Peterschmidt were previously elected by the stockholders at the 2019 annual meeting and Mr. Lyons’s appointment began in February 2021. If elected, Messrs. Fisher, Peterschmidt and Lyons will each serve as a director until our annual meeting in 2025, until their respective successors are elected and qualified, or their earlier resignation or removal.

Information About the Directors and Nominees

The Limelight board is presently composed of eight members, seven of whom are independent directors. In 2021, Robert Lento retired from his roles as CEO and director. Concurrent with Mr. Lento’s retirement, the Limelight board appointed our new CEO, Robert Lyons, to fill this vacancy, and Mr. Lyons accepted this appointment and agreed to serve as a director. Mr. Lyons became a Class III Board member, with the initial term of his appointment expiring at the annual meeting. If the transaction is approved by the stockholders, following the closing, the Limelight board will expand from its current size of eight members to nine members. Two members of the Limelight board prior to the transaction will resign, and, pursuant to the stockholders agreement, three new members designated by College Parent will be appointed to the Limelight board.

Below is a brief account of each director’s business experience and the attributes that led to the conclusion that each director should serve as a director for Limelight. The Limelight board believes that each director and nominee individually has the necessary skills and experiences that, taken together, provide us with the variety and depth of knowledge and judgment necessary to provide effective oversight of our business.

CLASS I DIRECTORS

Walter D. Amaral

Experienced Financial and Technology Executive

Mr. Amaral, 70, has served as a director on the Limelight board since 2007, and was the Chairman of the Limelight board from 2013 through 2021. Mr. Amaral served as Senior Vice President and Chief Financial Officer of SiRF Technology Holdings, Inc., a provider of GPS enabled technology, from 2000 to 2006. Prior to that, from 1997 to 2000, Mr. Amaral served as Senior Vice President and Chief Financial Officer of S3 Incorporated. From 1995 to 1997, Mr. Amaral served as Senior Vice President and Chief Financial Officer of NetManage, Inc., a software company. From 1992 to 1995, Mr. Amaral served as Senior Vice President and Chief Financial Officer of Maxtor Corporation, a computer storage device company. From 1977 to 1992, Mr. Amaral worked in several finance and marketing positions, the most recent of which was Corporate Controller, at Intel Corporation. Mr. Amaral holds a B.S. in Accounting from California State University, San Jose.

Mr. Amaral served as the Chairman of the Limelight board for eight years and is currently the Chairman of the Limelight board’s audit committee (the “audit committee”). He brings a valuable perspective to the Limelight board and the audit committee based on his extensive financial and business executive leadership experience in the technology and software industries, having served as Senior Vice President and Chief Financial Officer of each of SiRF Technology Holdings, S3, NetManage, and Maxtor Corporation. In addition, Mr. Amaral has an educational background in accounting. As a result of these and other professional experiences, Mr. Amaral possesses particular knowledge and experience in software and other technology industries and has relevant accounting and financial expertise and independence that strengthens the Limelight board’s collective qualifications, skills, and experience.

Scott A. Genereux

Senior Vice President and CRO, Rockwell Automation

Mr. Genereux, 59, has served as a director on the Limelight board since 2017. Mr. Genereux has been the Senior Vice President and Chief Revenue Officer of Rockwell Automation, the world’s largest company dedicated to industrial automation and digital transformation, since 2021. Prior to that, from 2017 to 2020, Mr. Genereux was the Executive Vice President of Worldwide Field Operations at Veritas, a provider of information management services that enable organizations to harness the power of information. From 2012 through 2017, Mr. Genereux was at Oracle, a provider of comprehensive and fully integrated stack of cloud applications and platform services. At Oracle, he served as the SVP of Cloud Converged Infrastructure from 2014 through 2017, and the SVP of Global Cloud Infrastructure from 2012 through 2014. From 2010 through 2012, Mr. Genereux was the President and CEO of Nirvanix, a provider of enterprise-class cloud storage services designed specifically for customers with expectations of extreme security, reliability and redundancy. Mr. Genereux has also held senior executive positions with QLogic, DataDirect Networks, and Hitachi, Ltd. Mr. Genereux received his BS in Management Information Systems from California State University at Northridge in 1988. He is also an alumnus of Harvard Business School’s Advanced Management Program in 2004.

Mr. Genereux has been a sales and marketing executive for nearly three decades. Mr. Genereux is the Senior Vice President and Chief Revenue Officer of Rockwell Automation, and held executive positions at Veritas, Oracle, Nirvanix, QLogic, DataDirect Networks, and Hitachi. Mr. Genereux’s deep understanding of sales and marketing strategy, his vision, and years of executive leadership strengthen the Limelight board’s collective qualifications, skills, and experience.

Patricia Parra Hadden

Head of Growth Marketing, Google’s Workspace Product Suite

Ms. Hadden, 46, has served as a director on the Limelight board since 2018. Since 2021, Ms. Hadden has been head of growth marketing for Google’s Workspace product suite which includes apps like Gmail, Google Meet, Google Drive, Doc, Sheets, Slides and more. Previously, Ms. Hadden was head of Growth Marketing at NBCUniversal’s streaming service, Peacock TV, and held other executive roles at NBCUniversal including Senior Vice President, Investment Partnerships and Audience Development of Digital Enterprises. Prior to that, from 2015 through 2017, Ms. Hadden was the Head of Marketing and User Experience for Seeso, NBCUniversal’s first direct-to-consumer subscription video on demand service. Prior to NBCUniversal, from 2014 through 2015, Ms. Hadden was the Chief Marketing Officer for Shazam, a mobile application that recognizes music, television, and media around you. In addition, she had held senior management positions at Ouya, Hulu and Home Box Office. Ms. Hadden has a B.A. from Middlebury College in Middlebury, Vermont, and an M.B.A. from the Columbia Business School in New York.

Ms. Hadden brings to the Limelight board executive leadership and a deep industry knowledge with a thorough understanding of the business model and the critical needs of the video content delivery customer. Ms. Hadden and Mr. DeBevoise, who joined the Limelight board at the same time, are the newest members of the Limelight board. The Limelight board had sought to add a diversity of executive experience and individuals whose insight would help support the growth of the business and be strong voices in governance oversight. Ms. Hadden is responsible for growing viewership and monetization for NBCUniversal content on existing and emerging digital platforms. In this role, she also manages the relationships with the company’s key digital investment partners including Snapchat, Buzzfeed and Vox. As a result of these and other professional experiences, Ms. Hadden possesses particular knowledge and experience that strengthens the Limelight board’s collective qualifications, skills, and experience.

CLASS II DIRECTORS

Doug Bewsher

Executive-in-Residence, ArrowRoot Capital

Mr. Bewsher, 53, has served as a director on the Limelight board since 2017. Since 2021, Mr. Bewsher has been an Executive-in-Residence at ArrowRoot Capital, a global growth equity firm focused on investments in B2B software companies. Prior to that, from 2014 through 2021, Mr. Bewsher was the Chief Executive Officer of Leadspace, the leading Customer Data Platform for B2B Sales and Marketing. From 2012 through 2013, Mr. Bewsher was the Chief Marketing Officer at Salesforce, the world’s pre-eminent enterprise cloud software company, following his role as Chief Marketing Officer for Skype through its sale to Microsoft. Mr. Bewsher has also held senior leadership positions on both the advisory and client side of marketing, including co-leading McKinsey’s North American CRM Practice, running the San Francisco office for Digitas, and serving as Global Customer Marketing Director for Vodafone PLC. Mr. Bewsher received his MBA from INSEAD Paris in 1996, and his MA in Physics from Oxford University in 1989.

Mr. Bewsher brings to the Limelight board years of experience as a marketing executive. In addition to his current role as Executive-in-Residence at ArrowRoot Capital, Mr. Bewsher was the Chief Executive Officer at Leadspace, and was the Chief Marketing Officer at Salesforce and Skype, and held other senior leadership positions at McKinsey, Digitas, and Vodafone. Mr. Bewsher’s experience and instincts in marketing, and his strategic business savvy strengthen the Limelight board’s collective qualifications, skills, and experience.

Marc DeBevoise

CEO, Brightcove

Mr. DeBevoise, 45, has served as a director on the Limelight board since 2018. Mr. DeBevoise has been Chief Executive Officer of Brightcove, Inc. since March 2022. Prior to that, Mr. DeBevoise served as Vice Chairman and President of Argus Capital Corp, a special purpose acquisition corporation focused on the broader tech-driven media landscape. From 2019 until the December 2020, Mr. DeBevoise was the Chief Digital Officer of ViacomCBS and Chief Executive Officer and President of ViacomCBS Digital, joining its predecessor CBS Interactive in 2011. Mr. DeBevoise was the President and Chief Operating Officer of CBS Interactive from 2016 through 2019. From 2012 through 2016, Mr. DeBevoise was the Executive Vice President and General Manager of CBS Digital Media and earlier, the Senior Vice President and General Manager of CBS Entertainment Digital. Earlier in his career, he was the Senior Vice President of Digital Media, Business Development and Strategy for premium subscription service Starz, held various roles at NBCUniversal in both Digital Media and Business Development, and was in the Technology, Media & Telecommunications Investment Banking Group at JPMorgan. Mr. DeBevoise received his B.A. with a major in Economics and minor in Computer Science from Tufts University and his M.B.A. with distinction in Entertainment, Media & Technology, and Finance from New York University’s Stern School of Business. Mr. DeBevoise is also a member of the Academy of Television Arts & Sciences and, since 2010, the Board President of The Door, a non-profit organization providing youth development services to over 10,000 at-risk young people across New York City.

Mr. DeBevoise brings to the Limelight board a deep industry knowledge with a thorough understanding of the business model and the critical needs of the video content delivery customer. Mr. DeBevoise and Ms. Hadden, who joined the Limelight board at the same time, are the newest members of the Limelight board. The Limelight board had sought to add a diversity of executive experience and individuals whose insight would help support the growth of the business and be strong voices in governance oversight. Mr. DeBevoise recently led strategy and operations for all of CBS Interactive’s businesses, including its 25+ industry-leading web and mobile properties, its direct-to-consumer OTT subscription video on demand and live streaming services, full episode and live event streaming, and TV Everywhere among others. Mr. DeBevoise was also responsible for the development, creation and oversight of original content across all of CBS Interactive’s platforms. This included content ranging from original series for CBS All Access to the 24/7 news and sports programming of CBSN and CBS Sports HQ, to social content from The Late Show and The Late Late Show, to the editorial-based content across leading vertical-properties including CNET, TV Guide, and GameSpot. As a result of these and other professional experiences, Mr. DeBevoise possesses particular knowledge and experience that strengthens the Limelight board’s collective qualifications, skills, and experience.

CLASS III DIRECTORS

Robert Lyons

President and CEO, Limelight

Mr. Lyons, 54, has served as our President, CEO, and as a director since February 2021. He brings a 25-year track record of successfully unlocking enterprise value through strategic revitalization, improved profitability, and growth. Mr. Lyons is an accomplished executive with extensive experience building and executing value creation strategies across various industry segments including telecommunications, high technology, healthcare, and financial services. Prior to joining Limelight, Mr. Lyons was most recently CEO of Alert Logic from 2018 to 2020, where he led the company through a multi-year strategic reposition that resulted in becoming a global leader in cybersecurity, specifically in managed threat detection and response. Prior to Alert Logic, Mr. Lyons held executive positions at Connexions Loyalty/Affinion Group, a developer and marketer of customer loyalty solutions, from 2014 to 2018, Ascend Learning from 2012 to 2014, and Stream Global Services from 2009 to 2011.

As our President and CEO, Mr. Lyons is uniquely qualified to lead Limelight into the next phase of accelerated growth, profitability, and innovation. His passion for the customer and demonstrated track record of building high performing, innovative organizations aligns with our strategic objective to build on our current strengths and become a leader in delivering edge-based solutions. As our CEO, Mr. Lyons is engaged in all aspects of our business, and is able to provide an insider’s perspective in the Limelight board discussions about the business and strategic direction of Limelight. He is a seasoned leader with deep experience in scaling technology businesses and creating stockholder value, all of which are relevant to leading Limelight as CEO, and influencing Limelight’s strategic direction as a member of the Limelight board.

Jeffrey T. Fisher

CEO, Sprocket Networks, Inc. and TekNation LLC

Mr. Fisher, 58, has served as a director on the Limelight board since 2008. He has been CEO of Sprocket Networks, Inc. and TekNation, LLC, both Dallas based telecommunications and IT businesses, since 2017. Prior to that, he established and served as CEO of Peloton Technologies, LLC, since 2017. Prior to that, Mr. Fisher served as Chief Financial Officer and Director of Austin Industries, Inc., a private, employee owned, subchapter-S ESOP organization from 2009 to 2017. Prior to that, Mr. Fisher served as Executive Vice President and Chief Financial Officer of Charter Communications from 2006 to 2008. Prior to joining Charter, Mr. Fisher held a variety of senior management positions for Delta Air Lines, Inc. from 1997 to 2006. He served as head of Delta’s Corporate Restructuring Group, and previously held the positions of President and General Manager, and separately, Chief Financial Officer, for Delta Connection, Inc. Mr. Fisher received a B.B.M. degree from Embry Riddle University, and an M.B.A. from the University of Texas in Arlington.

Mr. Fisher’s financial and business leadership experience as the Chief Executive Officer of Sprocket Networks, Chief Executive Officer and co-founder of Peloton Technologies, Chief Financial Officer for

Austin Industries, and as the Executive Vice President and Chief Financial Officer of Charter Communications provides a strong financial foundation for audit committee and Limelight board deliberations. He also has an educational background in finance. As a result of these and other professional experiences, Mr. Fisher possesses particular knowledge and experience in technology industries and has relevant accounting and financial expertise and independence that strengthens the Limelight board’s collective qualifications, skills, and experience.

David C. Peterschmidt

Non-Executive Chairman, Limelight

Mr. Peterschmidt, 72, has served as a director on the Limelight board since 2007, and was appointed as the Chairman of the Limelight board in April 2021. Mr. Peterschmidt was the Chief Executive Officer and member of the board of directors of CIBER, Inc., a global information technology consulting services and outsourcing company, from 2010 to 2014. Prior to joining CIBER, Inc., Mr. Peterschmidt served as President and Chief Executive Officer of Openwave Systems, Inc. from 2004 to 2007. Prior to that, Mr. Peterschmidt served as Chief Executive Officer and Chairman of Securify, Inc., from 2003 to 2004 and also as Chief Executive Officer and Chairman of Inktomi, Inc. from 1996 to 2003. Mr. Peterschmidt received a B.A. in Political Science from the University of Missouri and an M.A. from Chapman College.

Mr. Peterschmidt is a strong partner and brings to the Limelight board a broad range of operational and transformational experience in technology coupled with deep understanding of our business and industry. Mr. Petershmidt’s significant business and financial leadership experience includes having served as the Chief Executive Officer of each of CIBER, Openwave Systems, Securify, and Inktomi. Mr. Peterschmidt also has outside director experience as a director of Savvis Corporation and CIBER. As a result of these and other professional experiences, Mr. Peterschmidt possesses particular knowledge and experience and has relevant accounting and financial expertise and independence that strengthens the Limelight board’s collective qualifications, skills, and experience. His experience also uniquely qualifies him to lead the Limelight board as we position Limelight for growth, profitability, and creation of stockholder value.

Director Compensation

The non-executive members of the Limelight board are eligible to receive both cash and equity compensation for their service as board members. Members of management who are on the Limelight board are not eligible for additional compensation for service as board members. Our Amended and Restated 2007 Equity Incentive Plan provides that the value of all compensation paid to a non-executive director in any calendar year will not exceed $500,000.

The Limelight board’s Compensation Committee (the “compensation committee”) periodically reviews the Limelight board compensation program and may, from time-to-time, recommend to the Limelight board changes to the program. The compensation committee may seek the advice of an independent compensation consultant to the extent it deems necessary or appropriate in the discharge of its duties. In 2017, the compensation committee engaged Compensia, an independent compensation consultant, to conduct a review of our director compensation program and provide the compensation committee with market data to evaluate. Based on these reviews, our director compensation program for 2021 did not change from fiscal 2020.

Equity Awards

We grant an equity award to a new non-executive director when he or she first joins the Limelight board (the “initial award”). The initial awards are based on a fixed value of $175,000 and are paid in

Limelight RSUs that vest over a two-year period, subject to continued service through the applicable vesting dates. We also grant an annual equity award to each non-executive director (the “annual award”). The annual awards are based on a fixed value of $140,000 or such other amount as determined in the judgment of the compensation committee, and are paid in Limelight RSUs that fully vest one year following the grant date, subject to continued service through the applicable vesting date. The number of shares subject to the initial award and annual award are determined by dividing the applicable fixed value by the average closing market price on Nasdaq of one share of the Company’s common stock over the trailing 30 trading days ending on the last trading day immediate prior to the date of grant.

Cash Retainers

We provide our non-executive directors with cash retainers, paid quarterly in arrears. The annual cash retainer for each non-executive director is $40,000. Additionally, we provided the following annual cash retainers in fiscal 2021, which are prorated for partial years of service::

Additional Annual Retainer for Committee Membership
Audit Committee Chairman	$20,000
Audit Committee member (other than Chairman)	$9,000
Compensation Committee Chairman	$10,000
Compensation Committee member (other than Chairman)	$6,000
Nominating and Governance Committee Chairman	$5,000
Nominating and Governance Committee member (other than Chairman)	$0
Additional Retainer for Non-Executive Chairperson of the Board	$30,000

In 2021, we provided the following cash retainers to our non-executive directors:

•

Mr. Amaral received $7,500 and Mr. Peterschmidt received $22,500 for service as our non-executive Chairman of the Limelight board. Effective April 2021, David Peterschmidt was appointed as our non-executive Chairman of the Limelight board. The role was previously held by Mr. Amaral. These amounts are prorated to reflect time served as Chairman of the Limelight board;

•	Mr. Amaral received $20,000 for service as our audit committee Chairman;

•

Mr. Fisher received $9,000, Mr. Peterschmidt received $6,750, and Mr. DeBevoise received $2,250 for service as a member (other than Chairman) of the audit committee. Mr. Peterschmidt resigned from the audit committee and Mr. DeBevoise became a member of the audit committee in August of 2021. These fees are prorated to reflect time served on the committee as a non-Chairman member;

•

Mr. Genereux received $2,500 and Mr. Peterschmidt received $7,500 for service as our compensation committee Chairman. Effective August 2021, Mr. Genereux was appointed as compensation committee Chairman. The role was previously held by Mr. Peterschmidt. These amounts are prorated to reflect time served as Chairman of the compensation committee;

•

Messrs. Amaral and Fisher received $6,000, Mr. Genereux received $4,500, and Mr. Peterschmidt received $1,500 for service as a member (other than Chairman) of the compensation committee. Mr. Peterschmidt was compensation committee Chairman until August of 2021. This number is prorated to reflect his time served on the committee as a non-Chairman member; and

•	Mr. Fisher received $5,000 for service as our nominating and governance committee Chairman.

•

Messrs. Amaral, Fisher, Genereux, Peterschmidt, DeBevoise, Bewsher, and Ms. Hadden all served as non-Chairman members of the nominating and governance Committee. No cash retainer was given for membership on this committee.

The following table presents compensation received by our non-executive directors during fiscal 2021. Messrs. Lento and Lyons did not receive compensation for their service on the Limelight board and the compensation paid to Messrs. Lento and Lyon as employees of Limelight are set forth under the heading “Executive Compensation and Other Matters—Executive Compensation Tables—2021 Summary Compensation Table” below:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Walter Amaral (2)	$73,500	$143,698	$217,198
Doug Bewsher (3)	40,000	143,698	183,698
Marc DeBevoise (4)	42,250	143,698	185,948
Jeffrey T. Fisher (5)	60,000	143,698	203,698
Scott A. Genereux (6)	47,000	143,698	190,698
Patricia Parra Hadden (7)	40,000	143,698	183,698
David C. Peterschmidt (8)	78,250	143,698	221,948

(1)

These amounts represent the grant date fair value for the 45,474 RSUs granted to each individual as compensation for service on the Limelight Board, computed in accordance with FASB ASC Topic 718, except that, in accordance with applicable SEC rules and guidance, we have disregarded estimates of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in the calculation of these amounts for awards granted in 2021 are included in Note 16 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within our Annual Report on Form 10-K for fiscal 2021. These amounts do not represent the actual amounts paid.

(2)	As of December 31, 2021, Mr. Amaral held 267,154 RSUs. Mr. Amaral resigned as non-executive Chairman of the Limelight board on April 1, 2021, but remains on the Limelight board as a member.
(3)	As of December 31, 2021, Mr. Bewsher held 100,174 RSUs.
(4)	As of December 31, 2021, Mr. DeBevoise held 89,582 RSUs. Mr. DeBevoise became a non-Chairman member of the audit committee in August of 2021.
(5)	As of December 31, 2021, Mr. Fisher held 295,206 RSUs.
(6)	As of December 31, 2021, Mr. Genereux held 107,836 RSUs. Mr. Genereux was appointed as compensation committee Chairman in August of 2021.
(7)	As of December 31, 2021, Ms. Hadden held 60,489 RSUs.
(8)

As of December 31, 2021, Mr. Peterschmidt held 30,601 RSUs. Mr. Peterschmidt became the non-executive Chairman of the Limelight board on April 1, 2021 and resigned as compensation committee Chairman in August of 2021, but remains on the compensation committee as a non-Chairman member.

COMPENSATION COMMITTEE REPORT

The material in this report is not deemed soliciting material or filed with the SEC and is not to be incorporated by reference in any filing by us under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date of this proxy statement and irrespective of any general incorporation language in those filings.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the Limelight board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by:

Scott A. Genereux, Chairman
Jeffrey T. Fisher
Walter D. Amaral
David C. Peterschmidt

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (the “CD&A”) describes the philosophy and objective upon which Limelight’s executive compensation program is based and the policies, practices, and components of the program. It also describes how and why the compensation committee arrived at specific 2021 executive compensation determinations and the factors that the compensation committee considered in making those decisions. It then discusses the compensation paid to each of the following individuals who either served as Limelight’s CEO or CFO during fiscal 2021, or were the three highest compensated executives during fiscal 2021 (other than CEO or CFO), who collectively are referred to in this CD&A as Limelight’s named executive officers (the “NEOs”): Robert Lyons (CEO), Robert Lento (former CEO), Daniel Boncel (CFO), Ajay Kapur (chief technology officer), Eric Armstrong (chief growth officer) and Kathy Austin (chief people experience officer).

Compensation Philosophy and Objectives

Limelight’s compensation philosophy is to attract, motivate, and retain talented executives responsible for Limelight’s success, which operates in an extremely competitive and rapidly evolving technology industry. With this in mind, Limelight strives to set its compensation programs within the appropriate competitive framework and based on the achievement of its overall financial results, individual contributions, performance by our employees, and each executive’s potential to enhance long-term stockholder value. Within this overall philosophy, Limelight’s objectives are to:

The compensation committee uses Limelight’s compensation philosophy and objectives as a guide in establishing the compensation programs, practices, and packages offered to our executives. The compensation committee also uses these objectives in assessing the proper allocation between long- and short-term incentive compensation and cash and non-cash compensation, although Limelight has no formal policies requiring any specific allocation.

The compensation for the NEOs generally consists of three primary components: base salary, annual incentive bonus, and equity awards. Other compensation components include severance and change of control provisions, and generally available benefits such as health insurance, 401(k) retirement benefits, and participation in our Employee Stock Purchase Program (the “ESPP”).

The compensation committee considers the proper allocation between fixed and variable compensation and long- and short-term incentives by considering the balance that is required to attract and retain executives and reward them for the short-term success of Limelight’s business, while appropriately motivating the executives to strive to achieve Limelight’s long-term goals. The compensation committee also considers the need to offer compensation packages that are comparable to those offered by companies competing with Limelight for executive talent. In allocating between cash and non-cash compensation, Limelight generally seeks to be in the middle of its peer group for cash compensation, and above average for equity-based compensation so as to align the interests of Limelight stockholders and its named executive officers. Limelight also believes that generally available benefits should be competitive with the external job market, in order to allow it to attract and retain talent. The compensation committee, however, does not have a pre-established policy or target a specific percentile among our peers for the allocation between long- and short-term incentive compensation and cash and non-cash compensation.

Role and Authority of the Board of Directors and the Compensation Committee

The compensation committee has decision-making authority with respect to the compensation of the NEOs. In carrying out its responsibilities, the compensation committee may engage outside consultants and consult with Limelight’s human resources department and other Limelight executives as it determines to be appropriate. The compensation committee has engaged Compensia, an executive compensation consulting firm, on numerous occasions since 2007, with the most recent being in 2019. The compensation committee receives compensation assessments following each engagement, and in 2019, it received advice and guidance from Compensia regarding Limelight’s executive compensation strategy and an assessment of the competitiveness of total pay packages for Limelight’s executives relative to market and peers, each of which was used in the development of Limelight’s fiscal 2021 executive cash compensation and equity grant planning. The compensation committee currently feels that it is adequately and appropriately able to assess and determine the compensation arrangements for the NEOs based on the information provided through the compensation committee members’ own experience and knowledge regarding compensation matters and the Compensia report process. The compensation committee may delegate any of its responsibilities to one or more directors or to members of management; however, it has not delegated any of its responsibilities with respect to the NEOs and has no plans to do so. The compensation committee does delegate certain responsibilities to Limelight’s CEO, as described below.

The compensation committee meets as frequently as it deems necessary to address matters within its area of responsibility. During 2021, the compensation committee met seven times and acted by unanimous written consent on four occasions. It intends to annually review the base salaries, annual incentive bonuses, and long-term equity incentive awards for executives, including the NEOs. In recent years, the compensation committee has reviewed compensation components in the last quarter of each year; however, the compensation committee may review and adjust an executive’s compensation at any time during the year if and when it deems such review to be necessary to align that executive’s compensation with our compensation philosophy and objectives.

Role of Executive Officers in Compensation Decisions

The compensation committee meets on occasion with Limelight’s CEO to obtain recommendations with respect to the compensation programs, practices, and packages for the NEOs (other than himself). At least annually, the compensation committee considers, but is not bound by and does not always accept, Limelight’s CEO’s recommendations. These meetings typically occur in connection with a quarterly meeting of the Limelight board or as part of a regularly scheduled committee meeting.

Limelight’s CEO regularly attends the compensation committee meetings, but is excused from the meetings as appropriate when matters in which he may have a financial interest are discussed. In addition, other executives or employees sometimes attend the compensation committee’s meetings, but they also leave the meetings as appropriate when matters of executive compensation are discussed. The compensation committee considers and discusses Limelight’s CEO’s compensation package without him present.

The compensation committee has delegated limited, non-exclusive authority to Limelight’s CEO to grant equity awards within certain parameters. Limelight’s CEO may grant awards only with respect to employees or prospective employees at or below the level of vice president. These equity award grant recommendations are made as part of our formal equity award grant process, pursuant to which management submits equity award recommendations to the CEO (with respect only to employees whose position is at or below the level of vice president). The compensation committee has approved an equity grant policy, which includes an equity award matrix that provides the equity incentive ranges for employees based on title, job responsibilities, seniority, and other factors. This policy is reviewed and approved annually by the compensation committee. Each month, Limelight’s human resources department prepares a proposed grant list and confirms that the proposed awards are within the allowable grant ranges in the equity grant policy. The proposed award list is submitted to Limelight’s CEO at the first of the month.

Role of Compensation Consultant

The compensation committee has engaged the compensation consulting firm Compensia on numerous occasions since 2007, with the most recent being in 2019. Compensia’s role is to advise on the role of market data in the compensation determination process, provide a review of emerging trends and best practices in executive compensation, assess the competitiveness of Limelight’s current executive compensation, and provide the compensation committee with other relevant considerations in its report on executive compensation. Compensia’s analysis includes base salary, annual incentive cash bonus, and long-term equity awards for a surveyed group of peer companies that publish their pay practices. The compensation committee used the most recent Compensia report as a tool in comparing Limelight’s executive compensation program for fiscal 2021 to the market and in making recommendations on compensation adjustments that are consistent with Limelight’s compensation philosophy and objectives.

Compensia considered the following factors in selecting the peer group of technology companies that were included in the compensation report, each of which are also identified below:

Types Publicly-traded technology companies (Internet, cloud, digital media, wireless telecommunication, or software)	Size Revenue for the prior four quarters <$400 million	Additional Criteria Employees with similar experience and education levels to our employees

• Boingo Wireless • Brightcove • Carbonite • Care.com • ChannelAdvisor • Cloudflare • Digi International	• Fastly • Five9 • Internap Network Services • LivePerson • Mobilelron • Model N	• Ooma • QAD • Synchronoss Tech • Telenav • The Meet Group • TravelZoo • Tucows

While the compensation committee uses this tool to consider competitiveness within the marketplace, it does not have a pre-established policy or target a specific percentile among the peer group for the allocation between long- and short-term incentive compensation and cash and non-cash compensation.

Other than Compensia’s periodic review of board member and non-executive officer employee compensation, Compensia does not provide any additional services to Limelight. Compensia provided its services to the compensation committee only. The compensation committee assessed the independence of Compensia and concluded that its work has not raised any conflicts of interest.

Components of Compensation

The components of Limelight’s 2021 executive compensation include:

☐	Base salary

☐	Annual incentive bonus

☐	Long-term equity incentive awards

☐	Severance and change of control protection

☐	Generally available benefit programs and limited perquisites

Compensation Structure

Limelight’s executive compensation program is designed to optimize long-term financial returns for our stockholders and reward the NEOs for value creation. The structure for 2021 incorporated short-term and long-term incentives tied to financial metrics to drive Limelight’s performance for fiscal year 2021 and beyond. The compensation committee believes a majority of compensation opportunity should be in the form of long-term equity to align the interests of executives with those of stockholders.

The compensation committee selected these components for fiscal 2021 because it believed each was necessary to help Limelight attract and retain the executive talent on which Limelight’s success depends, and because of the need to align incentives with Limelight stockholders’ interests. The use and weight of these components were based on the compensation committee’s general experience in making a subjective determination of the importance of each component in meeting our overall compensation philosophy and objective. The compensation committee believes that this set of components is effective and will continue to be effective in achieving the objectives of Limelight’s compensation program and philosophy. The compensation committee, however, will review these elements of compensation on occasion and will alter or add to the elements if it believes that changes will improve Limelight’s compensation objectives.

The compensation committee reviews the entire executive compensation program (other than generally available benefit programs) on at least an annual basis. However, the compensation committee at any time may review one or more components as necessary or appropriate to ensure such components remain competitive, appropriately designed to reward performance, and aligned with Limelight’s compensation philosophy and objectives. Additionally, the compensation committee considered the results of Limelight’s last non-binding advisory stockholder vote on the compensation of the NEOs in June 2020, commonly referred to as a say-on-pay proposal. The Limelight stockholders approved the compensation of the NEOs with approximately 75% of stockholder votes cast in favor of the 2020 say-on-pay proposal. Limelight was mindful of the support its stockholders expressed for its NEO compensation programs and, as a result, Limelight decided to retain its general approach to its executive compensation programs for 2021. Limelight currently holds such say-on-pay votes every three years, as approved by its stockholders in a non-binding advisory vote at its annual meeting in 2017. The next say-on-pay vote will take place during Limelight’s annual meeting in 2023.

For fiscal 2021, the compensation committee considered market compensation data amongst Limelight’s peers as follows, with total cash compensation generally aligning nearer the middle of the range and long-term equity generally aligning nearer the upper end of the range:

Element of Compensation	Percentile
Base Salary	25th to 75th
Total Cash	25th to 75th
Equity	50th to 75th

Though the compensation committee considered this data, it did not target a specific percentile in establishing executive compensation.

Base Salary

Limelight provides base salary to the NEOs and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year.

The compensation committee reviews executive base salaries in conjunction with Limelight’s annual performance review process. During this process, Limelight’s CEO will review the performance of the NEOs (other than himself) and will report those findings to the compensation committee. A NEO’s personal performance will be judged in part on whether Limelight’s business objectives are being met. In setting base salary, management and the compensation committee considers each NEO’s experience, skills, knowledge, responsibilities, and performance, Limelight’s performance as a whole, and the report and recommendations of Limelight’s CEO (other than for himself). An assessment of a NEO’s personal performance is qualitative, with much reliance on our CEO’s subjective evaluation of a NEO’s personal performance (other than his own personal performance) and the compensation committee’s experience and knowledge regarding compensation matters. No specific weight is attributed to any of the factors considered by the compensation committee in setting base salary changes. For newly hired NEOs, the compensation committee also considers the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join Limelight. The compensation committee aims to keep salaries in line with the external job market. Increases over the prior year’s base salary will be considered within the context of Limelight’s overall annual compensation adjustment budget to ensure that any increases are fiscally prudent and feasible for Limelight. The compensation committee does not apply specific formulas to determine increases. There is no process in setting these annual merit increase budgets other than the annual business planning process.

During fiscal 2021, base salaries for Messrs. Lyons, Lento, Boncel, Kapur, and Armstrong, and Ms. Austin were $504,167, $291,667, $300,000, $100,00, $147,516, and $210,808 respectively. The amounts for Messrs. Lyons, Kapur and Armstrong and Ms. Austin reflect the prorated amount of their respective target annual base salary that each was actually paid during 2021 based on the portion of the calendar year that such executive was employed by Limelight. In determining these base salary levels, the compensation committee relied on the factors discussed above. Mr. Lyons transitioned from being Limelight’s CEO effective as of February 1, 2021 and was a strategic advisor from February 1, 2021 until December 31, 2021. As a strategic advisor, Mr. Lyon’s annual base salary decreased to $22,727.27 per month, pursuant to his Transition Agreement and Employment Agreement Amendment, as discussed in more detail below.

Annual Incentive Bonuses

Limelight has utilized incentive bonuses to reward performance achievements and has annual target incentive bonuses for certain of our executives, payable either in whole or in part, depending on the extent to which the financial performance goals set by the compensation committee are achieved. During fiscal 2021, the bonus amounts for Messrs. Lyons, Boncel, Kapur, and Armstrong and Ms. Austin were $504,167, $150,000, $150,000, $102,083, $101,250, respectively. Mr. Lento was not eligible for an incentive bonus in 2021 because he ceased being Limelight’s CEO in February 2021 and transitioned to being a strategic advisor.

Under Limelight’s 2021 Management Bonus Plan (the “bonus plan”), incentive bonuses for all of the participants, including the participating NEOs, were determinable based upon two measures of corporate financial performance that comprised 100% of the potential target payout. Specifically, corporate financial performance was measured against our total revenue (50%) and Limelight’s Adjusted EBITDA (50%). The Adjusted EBITDA is a non-GAAP measure. For the reconciliation of Adjusted EBITDA, please see “Reconciliation of Non-GAAP Financial Measures” in Item 7 of Part II of Limelight’s Annual Report on Form 10-K for fiscal year ended December 31, 2021. The compensation committee selected these performance goals because it believed that these measures aligned with the 2021 priorities for our business and reflected value generated for Limelight stockholders, and therefore relying on these goals for the determination of the bonuses tied payment of bonuses to creation of stockholder value.

For each of these components, the compensation committee established a floor, a target, and a ceiling. With respect to the portion of the bonus based upon each performance criteria, the participating executive could earn between zero and 100% ratably based on attainment between the floor and the target. Bonuses in excess of the target bonus amounts for the participants could be earned for performance in excess of the targets established by the compensation committee under our bonus plan. Each participant could earn between 100% and 300% ratably for each performance target, each based on attainment between the target and the ceiling. Each component was measured separately, but total revenue and Adjusted EBITDA each had to exceed their respective floor amount to trigger a payout under the bonus plan. Accordingly, each participant in our bonus plan could earn between 0% and 300% of his or her target bonus, depending upon our level of attainment or over-attainment of the performance goals. The revenue floor, target, and ceiling for each component were as follows:

Total Revenue Targets (50%):

	Floor	Target	Ceiling
Total Annual Revenue (in millions)	$215	$225	$240
Percent attainment of Total Revenue component	0%	100%	300%

Adjusted EBITDA Targets (50%):

	Floor	Target	Ceiling
Adjusted EBITDA (in millions)	$15	$20	$28
Percent attainment of Adjusted EBITDA component	0%	100%	300%

The Adjusted EBITDA is a non-GAAP measure. For the reconciliation of Adjusted EBITDA, please see “Reconciliation of Non-GAAP Financial Measures” in Item 7 of Part II of our Annual Report on Form 10-K for fiscal year ended December 31, 2021.

The table below illustrates the minimum, target, and maximum bonus amounts potentially payable to the NEOs under the bonus plan:

Name	Minimum	Target	Maximum
Robert Lyons(1)	$0	504,167	1,512,501
Daniel Boncel	0	150,000	450,000
Ajay Kapur(1)	0	150,000	450,000
Eric Armstrong(1)	0	102,083	306,249
Kathy Austin(1)	0	101,250	303,750
Robert Lento	0	0	0

(1)	Prorated target and maximum based on the portion of the calendar year that such executive was employed by Limelight.

At the time that the bonus plan was developed, the compensation committee believed that these targets presented achievable goals, but were not necessarily certain. Achievement depended upon successful execution of Limelight’s business plan. The actual bonus amount earned by each executive was determined by the compensation committee based upon attainment of the performance criteria after our fiscal 2021 financial results were reviewed and approved by the audit committee. Performance against each criteria is displayed below:

Applying the formula to Limelight’s 2021 financial performance, the compensation committee determined that payout against the bonus plan would result in 0% payout to participants. Nevertheless, the compensation committee acknowledged that certain executives and employees put forth extraordinary effort in restructuring and rebuilding the Company to allow for significant anticipated financial improvements in 2022. Accordingly, the compensation committee deemed it in the best interests of the Company and its stockholders to create a recognition and retention pool, wherein 40% of the pool was to be paid to participants in fully-vested RSUs on March 15, 2022, to recognize 2021 performance, and the remaining 60% of the pool is to be paid to participants in fully-vested restricted stock units on December 1, 2022, if the recipient is still actively employed and in good standing on December 1, 2022 (the "Retention Plan"). Participants of the Retention Plan include each of the Company’s NEOs.

Long-Term Equity Incentive Awards

The principal objectives served by Limelight’s long-term equity incentive awards is to align the interests of the NEOs with our stockholders and to provide each NEO with a significant long-term incentive to manage Limelight from the perspective of an owner with an equity stake in the business. Another objective of the equity incentive component of our compensation program is to provide a competitive overall compensation package that will enable us to attract and retain talented executives. The compensation committee believes that unvested equity awards are a key factor in motivating and retaining executive personnel, as well as incentivizing executive personnel to preserve the current value and grow the future value of Limelight common stock, thereby furthering the interests of Limelight’s other stockholders.

The compensation committee granted time-based equity awards for fiscal 2021 to Limelight’s newly hired executives (including Mr. Lyons, Ms. Austin, Mr. Armstrong, and Mr. Kapur) under Limelight’s 2007 Amended and Restated Equity Incentive Plan (the “equity incentive plan”). No other executive received annual equity grants in fiscal 2021. The equity incentive plan provides the compensation committee discretion to grant equity to employees in many forms. The compensation committee selected the restricted stock units (the “RSUs”) and stock options, as it believes that these forms address the goals of Limelight’s long-term incentive program. Specifically, stock options maintain a strong linkage between realizable compensation and stockholder value creation, while RSUs further retention objectives. For current employees, including all NEOs, the annual equity awards vest over the course of three years, with the first 1/3 of the grants vesting one year after the grant date and the remaining amounts vesting quarterly thereafter for RSUs and monthly thereafter for stock options, subject to continued service through each applicable vesting date. For newly hired employees, including Mr. Armstrong and Ms. Austin but excluding Mr. Lyons and Mr. Kapur, the initial equity awards granted at new hire vest over the course of four years, with 1/4 vesting one year after the grant date and the remaining amounts vesting quarterly thereafter for RSUs and monthly thereafter for stock options, subject to continued service through each applicable vesting date. Mr. Lyons initial equity award vests over the course of three years, in accordance with the terms described for annual equity awards. The compensation committee generally addresses annual refresh grants for the executives in the fourth fiscal quarter of each year. The compensation committee will, however, periodically consider equity award grants as may be necessary or appropriate to achieve the philosophy and objectives of the overall executive compensation program.

Mr. Kapur joined Limelight on September 7, 2021 as part of our acquisition of Moov Corporation, doing business as Layer0, where he served as founder and CEO. A significant part of the value supporting the acquisition was the addition to Limelight of a very talented development and leadership team. Thus, as part of the transaction, certain Layer0 key employees, including Mr. Kapur, received time-based RSUs and/or performance-based RSUs (“PRSUs”) to create a long-term incentive for continued performance and retention following the closing of the transaction. The time-based RSUs received by Mr. Kapur vest over the course of three years, with the first 1/3 of the grant vesting September 1, 2022 and the remaining amounts vesting quarterly thereafter, provided Mr. Kapur continues to be a service provider through each such vesting date. The PRSUs received by Mr. Kapur vest on a quarterly basis, commencing on December 31, 2021, based on Limelight achieving certain revenue growth targets, utilization metrics, and customer retained revenue metrics for 2022 and 2023 (and, if the PRSU is not fully vested by 2023, the PRSU will continue to be subject to the same performance metrics and will continue to be eligible to vest during each quarter in 2024 and the first half of 2025), provided Mr. Kapur continues to be a service provider throughout each such vesting date. The compensation committee will determine achievement of the performance metrics for the relevant quarter (or year, as appropriate) as soon as reasonably practicable after Limelight finalizes its financials for such quarter (or the year, as appropriate). In no event will the aggregate number of PRSUs that vest in any given year exceed 50% of the total number of PRSUs granted to Mr. Kapur. In addition, in connection with the acquisition, certain key employees, including Mr. Kapur, entered into a restriction agreement with Limelight (each, a “restriction agreement”), pursuant to which vested shares of Layer0 held by such key employees immediately prior to the consummation of the transaction, were subject to new vesting conditions (the “revested shares”). Such revested shares vests in equal annual installments during the three-year period following the closing of the transaction, provided the key employee continues to be an employee of Limelight through each such vesting date; provided, that the vesting of such revested shares will fully accelerate in the event of the key employee’s termination without cause, due to death or disability or resignation for good reason.

The compensation committee determined the appropriate size of long-term equity-based incentives awarded for fiscal 2021 to the NEOs (other than Messrs. Lento and Boncel) to meet Limelight’s philosophy and objectives by reviewing and considering the following factors:

☐	each NEO’s experience, skills, knowledge, responsibilities, and position within Limelight

☐	competitive market data

☐	the number and value of each NEO’s then current equity award holdings

☐	the number of unvested equity awards and exercise price and retentive value of unvested stock options in relation to the then current market value

☐	each NEO’s total compensation

☐	each NEO’s personal performance

☐	the importance of each NEO’s contributions to the development of long-term value creation

☐	the compensation committee members’ experience and knowledge with respect to equity compensation

The compensation committee does not have a formal process by which it will take an individual’s performance or other factors into account, but may do so in the future. Also, there is no specific weight given to any one of these elements of personal performance, nor are there particular metrics associated with any one of these elements. Rather, to determine appropriate compensation for the executives, the compensation committee relied on (i) its subjective evaluation of each NEO’s personal performance, as supplemented by Limelight’s CEO’s subjective judgment (other than himself), (ii) the compensation committee’s experience and knowledge regarding compensation matters and, in part, (iii) on peer group compensation data and extant equity award valuation analyses provided by Compensia during October 2019.

On a total company basis, when appropriate, the compensation committee also analyzes the number of shares (i) used by Limelight during the year with respect to new equity awards (i.e., burn rates), (ii) subject to outstanding equity awards relative to the total number of shares issued and outstanding (i.e., issued equity overhang) and (iii) subject to outstanding equity awards and available for future grants relative to the total number of shares issued and outstanding (i.e., total equity overhang).

The compensation committee believes that analyzing these additional factors allows it to assess whether granting new awards to the NEOs is prudent based on the pool of shares we have available for grants to all of Limelight’s employees and to take into consideration the impact on the dilution of stockholder interests and overhang.

Based on these factors, the compensation committee, or in the case of Mr. Kapur, the full board, authorized and approved the following long-term equity incentive awards during fiscal 2021:

Grant Date*	Executive	Type	Reason	Amounts	Vesting
February 16, 2021	Robert Lyons	RSUs	New Hire	361,147	3 years
		Stock options	New Hire	541,720	3 years

May 3, 2021	Kathy Austin	RSUs	New hire	40,000	4 years
		Stock options	New hire	79,870	4 years

August 2, 2021	Eric Armstrong	RSUs	New Hire	137,112	4 years
		Stock options	New Hire	137,112	4 years

November 5, 2021	Ajay Kapur	RSUs	Layer0 Acquisition	1,806,034	3 years (1)
		RSUs	Layer0 Acquisition	3,612,068	up to 4 years (2)

*	Messrs. Lento and Boncel did not receive equity incentive awards during fiscal 2021.
(1)	Mr. Kapur was granted 1,806,034 time-based RSUs pursuant to the terms of our acquisition of Layer0.
(2)	Mr. Kapur was granted 3,612,068 PRSUs pursuant to the terms of our acquisition of Layer0.

Employment Agreements

Limelight has written employment agreements with certain executives, including each of the NEOs (the “employment agreements”). Each agreement provides that the executive’s employment with Limelight is “at-will” and may be terminated at any time by either party, either with or without cause, upon written notice to the other party. Each agreement further provides that Limelight will reimburse the executive for certain expenses for reasonable travel, entertainment, and other business expenses, including professional association fees, incurred by him in furtherance of the performance of his employment duties.

Mr. Lyons

On January 19, 2021, Limelight entered into an employment agreement with Mr. Lyons to become Limelight’s president and CEO commencing on February 1, 2021. The agreement provides for an annual salary subject to adjustment from time to time, plus eligibility to receive an annual cash incentive bonus, and annual long-term equity awards. The agreement also provides for certain severance or change of control benefits, which are described in detail in the section entitled “Compensation Discussion and Analysis—Severance and Change of Control Benefits” located elsewhere in this proxy statement.

Mr. Lento

On January 22, 2013, Limelight entered into an employment agreement with Mr. Lento to become Limelight’s president and CEO, which was subsequently amended on February 23, 2016. The agreement provides for an annual salary subject to adjustment from time to time, plus eligibility to receive an annual cash incentive bonus, and annual long-term equity awards. The agreement also provides for certain severance or change of control benefits. On January 19, 2021, Limelight entered into a transition agreement and employment agreement amendment (the “transition agreement”) with Mr. Lento. Under the terms of the Transition Agreement, Mr. Lento transitioned from his role as our CEO effective as of February, 1 2021 and remained with Limelight as a strategic advisor from February 1, 2021 until December 31, 2021 (the “transition period”). During the transition period, and subject to Mr. Lento’s execution of a release of claims in favor of the Company, Mr. Lento continued to receive (i) a base salary which was reduced to $22,727.27 per month, (ii) benefits or compensation as provided under the terms of any executive benefit and compensation agreements or plans applicable to Mr. Lento; (iii) unreimbursed business expenses required to be reimbursed to Mr. Lento; (iv) rights to indemnification. Mr. Lento may have under Limelight’s Certificate of Incorporation, bylaws, the transition agreement, and/or the indemnity agreement by and between the Company and Mr. Lento, as applicable and (v) the actual bonus achieved under the 2020 Management Bonus Plan by Mr. Lento, minus amounts already paid to Mr. Lento. Mr. Lento’s outstanding equity awards continued to vest in accordance with the existing vesting schedules through December 31, 2021, and he is entitled to exercise outstanding vested options until the first to occur of: (i) the two-year anniversary of his separation date or (ii) the applicable original expiration date of such option. All other awards unvested as of December 31, 2021 were forfeited.

Mr. Boncel

On July 1, 2020, Limelight entered into an employment agreement with Mr. Boncel to become Limelight’s senior vice president (“SVP”) and CFO, which served to terminate prior agreements then in existence. The employment agreement provides for an annual salary subject to adjustment from time to time, plus eligibility to receive an annual cash incentive bonus, and annual long-term equity awards. The agreement also provides for certain severance or change of control benefits, which are described in detail in the section entitled “Compensation Discussion and Analysis—Severance and Change of Control Benefits” located elsewhere in this proxy statement.

Mr. Armstrong

On July 26, 2021, we entered into an employment agreement with Mr. Armstrong to become our SVP of Growth. The agreement provides for an annual salary subject to adjustment from time to time, plus eligibility to receive an annual cash incentive bonus, and annual long-term equity awards. The agreement also provides for certain severance or change of control benefits, which are described in detail in the section entitled “Compensation Discussion and Analysis—Severance and Change of Control Benefits” located elsewhere in this proxy statement.

Mr. Kapur

On September 17, 2021, Limelight entered into an employment agreement with Mr. Kapur to become Limelight’s SVP and chief technology officer in connection with our acquisition of Moov Corporation, doing business as Layer0, where Mr. Kapur previously served as founder and CEO. The agreement provides for an annual salary subject to adjustment from time to time, plus eligibility to receive an annual cash incentive bonus, and annual long-term equity awards. The agreement also provides for certain severance or change of control benefits, which are described in detail in the section entitled “Compensation Discussion and Analysis—Severance and Change of Control Benefits” located elsewhere in this proxy statement.

Ms. Austin

Ms. Austin joined Limelight on March 22, 2021 as Limelight’s vice president of human resources. On February 7, 2022, she was promoted to SVP and chief people officer. Limelight entered into an employment agreement with Ms. Austin in connection with her promotion, which served to terminate prior agreements then in existence. The agreement provides for an annual salary subject to adjustment from time to time, plus eligibility to receive an annual cash incentive bonus, and annual long-term equity awards. The agreement also provides for certain severance or change of control benefits, which are described in detail in the section entitled “Compensation Discussion and Analysis—Severance and Change of Control Benefits” located elsewhere in this proxy statement.

Severance and Change of Control Benefits

Severance Benefits

Limelight believes that providing severance benefits for its executives is necessary to attract and retain executive talent, and is accordingly consistent with our compensation philosophy and objectives. Severance benefits for executives is also appropriate as we believe that it is likely that an executive who is relieved of his or her position without cause may require an extended period of time to obtain other similar employment.

During fiscal 2021, the employment agreements between Limelight and each of the NEOs generally provide that if the executive is terminated without cause, or if the executive resigns for good reason, and the termination is not in connection with a change of control, then the executive will be entitled to the following severance benefits: (i) continued payment of executive’s base salary for twelve months, (ii) actual, earned cash bonus for the year in which termination occurs, prorated to the date of termination, and (iii) reimbursement for premiums paid for continued health benefits for the executive and eligible dependents under our health plans until the earlier of twelve months after termination or until executive and eligible dependents are covered under another health insurance program.

In addition, if Mr. Kapur is terminated without cause, or if he resigns for good reason, on or after August 10, 2022 and prior to the date that the 2022 performance metrics are finalized for purposes of his PRSUs, Mr. Kapur will remain eligible to earn up to 50% of his PRSUs that actually vest during the 2022 calendar year. If Mr. Kapur is terminated without cause, or if he resigns for good reason, on or after August 10, 2023 and prior to the date that the 2023 performance metrics are finalized for purposes of his PRSUs, Mr. Kapur will remain eligible to earn all of his PRSUs that actually vest during the 2023 calendar year (less any PRSUs previously earned based on the achievement of performance metrics for the 2022 calendar year). With respect to Mr. Kapur’s revested shares, such shares will fully accelerate in the event of Mr. Kapur’s termination without cause, due to death or disability or resignation for good reason.

If an executive voluntarily resigns without good reason, or executive’s employment is terminated for cause, then the executive is entitled generally only to compensation earned through the date of termination, such as base salary through the date of termination, and unpaid but earned and accrued annual bonus for a fiscal year completed prior to the termination of employment. All further vesting of outstanding equity awards would also cease as of the date of termination.

In the event an executive’s employment is terminated due to death or disability, then 25% percent of the executive’s then outstanding and unvested equity awards will vest.

Change of Control Benefits

Limelight believes that providing certain benefits for the executives in connection with a change of control is necessary to attract and retain executive talent. Further, Limelight believes that change of control arrangements are an important part of overall compensation for the executives because they will assist Limelight in maximizing stockholder value by allowing executives to participate in an objective review of any proposed transaction and whether such proposal is in the best interest of Limelight stockholders, notwithstanding any concern the executive might have regarding executive’s continued employment prior to or following a change in control or other personal financial interest.

During fiscal 2021, the employment agreements between Limelight and each named executive officer generally provide that, in the event of a change of control, 50% of each executive’s then outstanding and unvested equity awards will vest. For Mr. Kapur, however, in the event of a change in control, 50% of Mr. Kapur’s outstanding and unvested equity awards vest (other than the time-based RSUs and PRSUs granted to Mr. Kapur on November 5, 2021).

In addition, if the executive is terminated without cause or resigns for good reason, in each case in connection with a change of control, then the executive is entitled to the following additional benefits: (i) continued payment of executive’s then-current base salary for 12 months, (ii) 100% of the executive’s target cash bonus for the year in which termination occurred, (iii) immediate accelerated vesting of all outstanding, unvested equity awards (other than, in the case of Mr. Kapur, the time-based RSUs and PRSUs granted to Mr. Kapur on November 5, 2021) and (iv) reimbursement for premiums paid for continued health benefits for the executive and eligible dependents under our health plans until the earlier of 12 months after termination or until executive is covered under another health insurance program.

Furthermore, if the benefits constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then executive’s severance benefits payable will be either (a) delivered in full or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax, results in the receipt by executive on an after tax basis, of the greatest amount of severance benefits.

The terms “cause,” “change of control,” “in connection with a change of control,” and “good reason,” are used substantially consistently among the employment agreements. Generally, each term means the following:

Cause

Includes any of the following: (i) gross negligence, recklessness, or willful misconduct; (ii) repeated or habitual neglect of duties or responsibilities that continues after notice; (iii) failure or refusal to carry-out the legitimate assignments; (iv) an act of personal dishonesty with the intention or reasonable expectation that such action may result in substantial personal enrichment; (v) conviction of, or plea of nolo contendre to, a felony that has had or will have a material detrimental effect on our reputation or business; (vi) a breach of any fiduciary duty that has a material detrimental effect on our reputation or business; (vii) being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action; (viii) obstructing, impeding, endeavoring to obstruct, impede or improperly influence, or failing to materially cooperate with, any investigation authorized by the Limelight board or any governmental or self-regulatory entity; or (ix) disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by executive’s employment agreement.

Change of control

Generally means the occurrence of any of the following events: (i) Limelight merges or consolidates with any other corporation, except where Limelight’s voting securities outstanding immediately prior continue to represent more than 50% of the total voting power of the surviving entity outstanding immediately after such merger or consolidation; (ii) the approval by Limelight stockholders, or the Limelight board, of a plan of Limelight’s complete liquidation, or an agreement for the sale or disposition by Limelight of all or substantially all of Limelight’s assets; or (iii) any “person” (as such term is used in the Exchange Act) becoming the “beneficial owner,” directly or indirectly, of Limelight’s securities representing 50% or more of the total voting power represented by our then-outstanding voting securities.

In connection with a change of control	Generally means a termination of executive’s employment within three months prior to the execution of an agreement that results in a change of control or twelve months following a change of control.

Good reason

Generally means voluntary resignation of employment because of the existence of any of the following reasons without executive’s consent that continue following the expiration of any cure period: (i) a material reduction of title, authority, duties, or responsibilities from those in effect immediately prior to the reduction; (ii) an adverse change in reporting responsibilities, unless it involves a sale, separation or spin-off of a portion of Limelight’s business operations, Limelight remains a going concern, and executive’s duties, position and responsibilities with respect to the remaining business operations are not materially reduced; (iii) a material reduction in cash compensation as in effect immediately prior to such reduction (not including a one-time reduction of less than 10% in the aggregate that also is applied to Limelight’s other similarly situated executive officers); (iv) a failure by Limelight to require any successor entity to specifically assume all of its obligations under executive’s employment agreement; or (v) a material breach by Limelight (or its successor) of any material contractual obligation owed to executive pursuant to the employment agreement that is not cured following notice and a reasonable cure period. Notwithstanding the foregoing, executive cannot resign for good reason without first providing Limelight with written notice within 30 days of the event that constitutes “good reason” specifically identifying the acts or omissions constituting the grounds for good reason and a reasonable cure period of not less than 30 days.

Material Conditions to or Obligations of Severance

The receipt of any severance or change of control benefits is conditioned upon the executive delivering and not revoking a separation agreement and general release of claims substantially in a form prescribed by Limelight. Further, the executive must agree that for a two-year period following executive’s termination that executive will not (i) solicit any of Limelight’s employees for employment other than with Limelight and (ii) engage in competition with or have an ownership interest in a business that competes with Limelight.

The tables below show the potential payments and benefits each of the NEOs would have been entitled to receive in the event of a change of control (assuming that a successor entity assumes, substitutes, or continues outstanding equity awards) or if each such officer’s employment had been terminated under the following circumstances as of December 31, 2021. Due to a number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. Mr. Lento terminated employment with us on December 31, 2021 and did not receive any payments or benefits in connection with his termination.

Potential Payments Upon a Change of Control With no Termination of Employment

Name	Severance Salary ($)	Severance Bonus ($)	Acceleration of Unvested Equity Awards ($) (1)	Health and Welfare Benefits ($)	Total ($)
Robert Lyons	$—	$—	$619,367	$—	$619,367
Daniel Boncel	—	—	88,662	—	88,662
Ajay Kapur	—	—	—	—	—
Eric Armstrong	—	—	266,683	—	266,683
Kathy Austin	—	—	77,386	—	77,386

(1)

Valuation of acceleration of vesting of unvested equity awards is equal to 50% of the unvested RSUs and 50% of the unvested stock options with an exercise price less than the $3.43 per share closing price of our common stock on December 31, 2021, held by each NEO. None of the PRSUs have been included since none of the applicable performance metrics have been met as of December 31, 2021.

Potential Payments Upon Termination Without Cause or Resignation for Good Reason, each in Connection with a Change of Control

Name	Severance Salary ($) (1)	Severance Bonus ($) (1)	Acceleration of Unvested Equity Award ($) (2)	Health and Welfare Benefits ($) (3)	Total ($)
Robert Lyons	$1,008,334	$1,100,000	$1,238,734	$16,644	$3,363,712
Daniel Boncel	600,000	300,000	177,324	13,282	1,090,606
Ajay Kapur	200,000	300,000	2,358,122	20,666	2,878,788
Eric Armstrong	295,032	490,000	533,366	16,644	1,335,042
Kathy Austin	421,616	270,000	154,771	11,688	858,075

(1)	Amounts represent 12 months of continued base salary and 100% of target bonus.
(2)

Valuation of acceleration of vesting of unvested equity awards is equal to 100% of the unvested RSUs, 100% of the revested shares for Mr. Kapur, and 100% of the unvested stock options with an exercise price less than the $3.43 per share closing price of our common stock on December 31, 2021, held by each NEO. None of the PRSUs have been included since none of the applicable performance metrics have been met as of December 31, 2021. In addition, Mr. Kapur’s PRSU was not included because the award is not eligible for acceleration upon a termination without cause of resignation for good reason, in connection with a change in control, until August 10, 2022.

(3)	Health and welfare benefits are calculated using the monthly COBRA cost of medical, dental, and vision insurance elected by the NEO during fiscal 2021, multiplied by 12 months.

Potential Payments Upon Termination Without Cause or Resignation for Good Reason, each Not in Connection with a Change of Control

Name	Severance Salary ($) (1)	Severance Bonus ($) (2)	Acceleration of Unvested Equity Awards ($) (3)	Health and Welfare Benefits ($) (4)	Total ($)
Robert Lyons	$504,167	$550,000	$—	$16,644	$1,070,811
Daniel Boncel	300,000	150,000	—	13,282	463,282
Ajay Kapur	100,000	150,000	2,358,122	20,666	2,628,788
Eric Armstrong	147,516	245,000	—	16,644	409,160
Kathy Austin	210,808	135,000	—	11,688	357,496

(1)	Amounts represent 12 months of continued base salary.

(2)	This assumes actual earned cash incentive for fiscal 2021 at target level.
(3)	Valuation of acceleration of vesting of unvested equity awards is equal to 100% of the revested shares, for Mr. Kapur.
(4)	Health and welfare benefits are calculated using the monthly COBRA cost of medical, dental, and vision insurance elected by the NEO during fiscal 2021, multiplied by 12 months.

Potential Payments Upon Death or Disability, each Not in Connection with a Change of Control

Name	Severance Salary ($)	Severance Bonus ($)	Acceleration of Unvested Equity Awards ($) (1)	Health and Welfare Benefits ($)	Total ($)
Robert Lyons	$—	$—	$309,684	$—	$309,684
Daniel Boncel	—	—	44,331	—	44,331
Ajay Kapur	—	—	2,358,122	—	2,358,122
Eric Armstrong	—	—	133,342	—	133,342
Kathy Austin	—	—	38,693	—	38,693

(1)

Valuation of acceleration of vesting of unvested equity awards is equal to 25% of the unvested RSUs and 25% of the unvested stock options with an exercise price less than the $3.43 per share closing price of Limelight common stock on December 31, 2021, held by each NEO. In addition, valuation of acceleration of vesting of unvested equity awards is equal to 100% of the revested shares, for Mr. Kapur.

Other Benefits

In fiscal 2021, the NEOs were eligible to participate in the health and welfare programs that are generally available to other Limelight employees, including medical, dental, vision, group life, short-term and long-term disability and supplemental insurance. Limelight also maintains a tax-qualified 401(k) plan, and an ESPP, which are broadly available to Limelight’s general U.S. based employee population.

Under the 401(k) plan, employees could elect to reduce their current compensation by up to 15% or the statutory limit, of $19,500 in fiscal 2021, whichever was less, and have Limelight contribute the amount of this reduction to the 401(k) plan. Limelight matches employee deferrals as follows: a dollar-for-dollar 100% match on an eligible employee’s deferral that does not exceed 3% of compensation for the year and a 50% match on the next 2% of the employee’s deferrals. Limelight intends for the 401(k) plan to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by Limelight to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan. Limelight does not provide defined benefit pension plans or defined contribution retirement plans to Limelight’s executive officers or other employees other than (i) the 401(k) plan or (ii) as required in certain countries other than the United States for legal or competitive reasons.

Under the ESPP, eligible participants, including the NEOs, may purchase shares of Limelight common stock at 85% of the lower price on either the first day of a six-month offering period, or the last day of that offering period. There are two offering periods each year, and participants may purchase up to $25,000 in Limelight common stock under the ESPP each calendar year. Subject to the number of shares remaining in the share reserve, the maximum number of shares purchasable by any participant on any one purchase date for any purchase period, including the current period, may not exceed 5,000 shares.

The 401(k) plan, ESPP, and other generally available benefit programs allow Limelight to remain competitive, and Limelight believes that the availability of such benefit programs enhances employee loyalty and productivity. The benefit programs are primarily intended to provide all eligible employees with competitive and quality healthcare, financial protection for retirement, and enhanced health and productivity. These benefit programs typically do not factor into decisions regarding executive compensation packages. The Limelight board or the compensation committee, at its discretion, can also authorize certain executive perquisites. Other than a housing allowance for Mr. Lento, none were authorized for fiscal 2021.

Accounting, Tax, and Other Considerations

In the compensation committee’s review and establishment of compensation programs and payments for fiscal 2021, the compensation committee considered, but did not place great emphasis on, the anticipated accounting and tax treatment of Limelight’s compensation programs and payments by Limelight to its executive officers. While Limelight may consider accounting and tax treatment in the future, these factors alone are not dispositive. Among other factors that receive greater consideration are the net costs to Limelight and Limelight’s ability to effectively administer executive compensation in the short- and long-term interests of stockholders under a proposed compensation arrangement.

For tax years beginning before January 1, 2018, Internal Revenue Code (the “IRC”) Section 162(m) (“Section 162(m)”) limits the amount that Limelight may deduct for compensation paid to its CEO and to each of our three most highly compensated officers (other than CFO) to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may have been made for various forms of “performance-based” compensation. Under certain regulations, compensation arising from options and RSUs that meet certain requirements were not subject to the $1,000,000 cap on deductibility, and in the past Limelight has granted equity awards that Limelight believes met those requirements.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was passed, which among other things amended Section 162(m) to eliminate the “performance-based” exemption. For tax years beginning on or after January 1, 2018, Section 162(m) limits the amount that Limelight may deduct for compensation paid to Limelight’s “covered employees” to $1,000,000 per person. “covered employees” generally include Limelight’s CEO, CFO, and each of Limelight’s three most highly compensated officers. In addition, under the Tax Act, once an executive becomes a “covered employee” under Section 162(m), the individual will continue to be a “covered employee” as long as he or she remains employed by the company. The changes under the Tax Act will cause more of Limelight’s compensation to be non-deductible under Section 162(m) in the future and will eliminate Limelight’s ability to structure performance-based awards to be exempt from Section 162(m).

Internal Revenue Code Section 409A

Internal Revenue Code Section 409A (“Section 409A”) imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although Limelight does not maintain a traditional nonqualified deferred compensation plan, Section 409A does apply to certain severance and bonus arrangements and equity awards. Further, Limelight intends to structure its equity awards in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements.

Accounting for Stock-Based Compensation

Limelight accounts for stock-based awards in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (the “FASB ASC Topic 718”).

Stock Ownership Requirements for Executives

The Limelight board has not adopted stock ownership guidelines with respect to Limelight’s executives at this time. While the Limelight board may consider doing so in the future, the Limelight board recognized that each of its NEOs who had been at Limelight longer than one year collectively owned significant amounts of Limelight stock, thereby aligning their interests with Limelight shareholders’. On December 31, 2021, each of Messrs. Lento, Malhotra, Boncel, DiSanto, and Marth owned shares of Limelight stock (not counting unvested RSUs or in-the-money vested stock options) that exceeded 12, 11, 3, 8, and 1 times their annual base salary, respectively.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation Tables

The following table sets forth information regarding the compensation to each of the individuals who served as Limelight’s NEOs during the fiscal year ended December 31, 2021. The following table also sets forth such information for Limelight’s NEOs for fiscal years ended December 31, 2020, and December 31, 2019.

2021 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(i)	(j)
Robert Lyons (3)	2021	504,167	225,000	(4)	1,401,250	1,179,720	—	15,824	3,325,961
Chief Executive Officer and Director
Daniel Boncel (5)	2021	300,000	—		—	—	—	25,006	325,006
SVP, Chief Financial Officer	2020	236,660	—		330,037	331,678	78,625	19,216	996,216
Ajay Kapur (6)	2021	100,000	1,350,000	(7)	15,875,039	—	—	6,898	17,331,937
SVP, Chief Technology Officer
Eric Armstrong (8)	2021	147,516	70,000	(9)	407,223	222,049	—	9,956	856,744
SVP, Chief Growth Officer
Kathy Austin (10)	2021	210,808	—		128,400	144,362	—	16,336	499,906
SVP, Chief People Experience Officer

(1)

These amounts represent the aggregate grant date fair value for the stock awards (RSUs) and option awards (stock options) granted to Limelight’s NEOs in fiscal 2021 and in prior years, computed in accordance with FASB ASC Topic 718, except that, in accordance with applicable SEC rules and guidance, Limelight has disregarded estimates of forfeitures related to service-based vesting conditions. For the 2021 PRSUs for Mr. Kapur, the amounts included in the Stock Award column are calculated based on the probable satisfaction of the performance conditions for such awards at the time of grant. For the 2021 PRSUs for Mr. Kapur, the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, based on maximum achievement of the applicable performance conditions, is $10,583,359, which is the same as the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, based on probable satisfaction of the performance conditions for such award at the time of grant. A discussion of the assumptions used in the calculation of these amounts for awards granted in 2020, 2019, and 2018 are included in Note 16 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within Limelight’s Annual Report on Form 10-K for fiscal year 2021. These amounts do not represent the actual amounts paid to the NEOs during the fiscal years presented.

(2)

Represents $15,824, $13,756, $6,898, $7,173 and $9,136 paid in 2021 for health and life insurance for Messrs. Lyons, Boncel, Kapur and Armstrong and Ms. Austin, respectively, and the $0, $11,250, $0, $875 and $7,200 in 2021 company matching contributions on 401(k) accounts for Messrs. Lyons, Boncel, Kapur and Armstrong and Ms. Austin, respectively. This also includes $1,908 for reimbursement of legal fees associated with the negotiation of Mr. Armstrong’s employment agreement with the company.

(3)	Mr. Lyon commenced employment with us on February 1, 2021 and his base salary and incentive compensation were pro-rated accordingly. He was not an NEO for 2020 or 2019.
(4)	This amount represents 50% of a signing bonus that Mr. Lyons received per his employment agreement.
(5)	In July 2020, Mr. Boncel assumed the role of CFO. Mr. Boncel was not an NEO for 2019.
(6)	Mr. Kapur commenced employment with Limelight in September 2021 and his base salary and incentive compensation were pro-rated accordingly. He was not an NEO for 2020 or 2019.
(7)	This amount represents a transaction bonus paid to Mr. Kapur for his extraordinary efforts that led to the closing of the Layer0 acquisition by Limelight.
(8)	Mr. Armstrong commenced employment with Limelight in July 2021 and his base salary and incentive compensation were pro-rated accordingly. Mr. Armstrong was not an NEO for 2020 or 2019.
(9)	Mr. Armstrong received a one-time signing bonus of one hundred thousand dollars. Seventy percent of this bonus was paid in August 2021.
(10)	Ms. Austin commenced employment with Limelight in March 2021 and her base salary and incentive compensation were pro-rated accordingly. She was not an NEO for 2020 or 2019.

Grants of Plan-Based Awards in 2021

The following table provides information regarding grants of plan based awards to each of the NEOs during the fiscal year ended December 31, 2021.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Robert	02/01/21	0	504,167	1,512,501	—	—	—	—	—	—	—
Lyons	02/16/21	—	—	—	—	—	—	361,147	—	—	1,401,250
	02/16/21	—	—	—	—	—	—	—	541,720	3.88	1,179,720

Daniel Boncel	11/07/20	0	150,000	450,000	—	—	—	—	—	—	—

Ajay	08/25/21	0	150,000	450,000	—	—	—	—	—	—	—
Kapur	11/05/21	—	—	—	—	—	—	1,806,034	—	—	5,291,680
	11/05/21	—	—	—	—	3,612,068	—	—	—	—	10,583,359

Eric	07/26/21	0	102,083	306,249	—	—	—	—	—	—	—
Armstrong	08/02/21	—	—	—	—	—	—	137,112	—	—	407,223
	08/02/21	—	—	—	—	—	—	—	137,112	2.97	222,049

Kathy	02/11/21	0	101,250	303,750	—	—	—	—	—	—	—
Austin	05/03/21	—	—	—	—	—	—	40,000	—	—	128,400
	05/03/21	—	—	—	—	—	—	—	79,870	3.21	144,362

(1)

Amounts represent participation in the bonus plan, under which there were no threshold amounts. Following the end of the year, the compensation committee determined that performance under the bonus plan equated to 0% of target achievement. See the section entitled “Executive Compensation and Other Matters—2021 Summary Compensation Table” located elsewhere in this proxy statement for additional details including the performance metrics and the actual amounts earned.

(2)

The amounts shown represent PRSUs granted pursuant to Limelight’s 2007 Equity Incentive Plan, which amounts will be payable in shares of Limelight common stock if the applicable performance metrics for such PRSUs are met. There are no threshold or maximum amounts. For more information regarding the vesting schedule of these PRSUs, see the section entitled “Executive Compensation and Other Matters—Outstanding Equity Awards at 2021 Fiscal Year-End” located elsewhere in this proxy statement.

(3)

The amounts shown represent time-based RSUs granted pursuant to Limelight’s 2007 Equity Incentive Plan, which amounts will be payable in shares of Limelight common stock if the service-based conditions for such time-based RSUs are met. For more information regarding the vesting schedule of these time-based RSUs, see the section entitled “Executive Compensation and Other Matters—Outstanding Equity Awards at 2021 Fiscal Year-End” located elsewhere in this proxy statement.

(4)

The amounts shown represent time-based stock options granted pursuant to Limelight’s 2007 Equity Incentive Plan. For more information regarding the vesting schedule of these time-based stock options, see the section entitled “Executive Compensation and Other Matters—Outstanding Equity Awards at 2021 Fiscal Year-End” located elsewhere in this proxy statement.

(5)	These amounts represent the aggregate grant date fair value for the stock awards (RSUs) and option awards (stock options) granted to Limelight’s NEOs in fiscal 2021, computed in accordance with FASB ASC Topic 718, except that, in accordance with applicable SEC rules and guidance, Limelight has disregarded estimates of forfeitures related to service-based vesting conditions. For the 2021 PRSUs for Mr. Kapur, the amounts included are calculated based on the probable satisfaction of the performance conditions for such awards at the time of grant. For the 2021 PRSUs for Mr. Kapur, the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, based on maximum achievement of the applicable performance conditions, is $10,583,359, which is the same as the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, based on probable satisfaction of the performance conditions for such award at the time of grant. A discussion of the assumptions used in the calculation of these amounts are included in Note 16 “Share-Based Compensation” in the “Notes to Consolidated Financial Statements” included within Limelight’s Annual Report on Form 10-K for fiscal year 2021. These amounts do not represent the actual amounts paid to the NEOs during fiscal year 2021.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table presents certain information concerning the outstanding option and RSU awards held as of December 31, 2021, by each NEO. Unless otherwise indicated, the outstanding equity awards listed in the table below were subject to the accelerated vesting provisions in each of the NEO’s employment agreements described in the sections entitled “Compensation Discussion and Analysis—Employment Agreements,” and “Compensation Discussion and Analysis—Severance and Change of Control Benefits” located elsewhere in this proxy statement. Each of the equity awards in this table was granted pursuant to the Amended and Restated 2007 Equity Incentive Plan. The market values below are based on the reported closing market price of our common stock on Nasdaq as of December 31, 2021 ($3.43 per share).

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#): Exercisable	Number of Securities Underlying Unexercised Options(#): Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

(a)	(b)	(c)	(e)	(f)		(g)		(h)	—		—
Robert Lyons	0	541,720	3.88	2/16/31	(1)	361,147	(2)	1,238,734	—		—
Daniel Boncel	45,000	0	2.50	6/11/23	(3)	—		—	—		—
	63,750	0	2.12	3/3/24	(3)	—		—	—		—
	48,000	0	3.39	3/3/25	(3)	—		—	—		—
	45,000	0	1.53	3/1/26	(3)	—		—	—		—
	42,000	0	2.27	3/1/27	(3)	—		—	—		—
	25,164	0	3.97	3/1/28	(3)	—		—	—		—
	31,337	2,874	2.93	3/1/29	(4)	1,901	(5)	6,520	—		—
	10,230	7,409	5.00	3/2/30	(6)	4,899	(7)	16,804	—		—
	1,324	1,891	6.22	7/24/30	(8)	1,876	(9)	6,435	—		—
	41,711	85,459	3.93	11/9/30	(10)	42,603	(11)	146,128	—		—
Ajay Kapur	—	—	—	—		1,806,034	(12)	6,194,697	—		—
	—	—	—	—		—		—	3,612,068	(13)	12,389,393
	—	—	—	—		687,499	(18)	2,358,122	—		—
Eric Armstrong	0	137,112	2.97	8/2/31	(14)	137,112	(15)	470,294	—		—
Kathy Austin	0	79,870	3.21	5/3/31	(16)	40,000	(17)	137,200	—		—

(1)

1⁄3rd of the shares subject to the stock option vested on February 16, 2022 and 1⁄36th of the shares subject to the stock option vest on the first day of each month thereafter until the stock option has fully vested, provided the recipient continues to be a service provider through each such vesting date.

(2)

1⁄3rd of the RSUs vested on March 1, 2022 and 1⁄12th of the RSUs will vest on the first day of each June, September, December and March thereafter until all of the RSUs have vested, provided the recipient continues to be a service provider through each such vesting date.

(3)	Fully vested stock option grant.
(4)

1⁄3rd of the shares subject to the stock option vested on March 1, 2020 and 1⁄36th of the shares subject to the stock option vest on the first day of each month thereafter until the stock option has fully vested, provided the recipient continues to be a service provider through each such vesting date.

(5)

1⁄3rd of the RSUs vested on March 1, 2020 and 1⁄12th of the RSUs vest on the first day of each June, September, December and March thereafter until all of the RSUs have vested, provided the recipient continues to be a service provider through each such vesting date.

(6)

1⁄3rd of the shares subject to the stock option vested on March 1, 2021 and 1⁄36th of the shares subject to the stock option vest on the first day of each month thereafter until the stock option has fully vested, provided the recipient continues to be a service provider through each such vesting date.

(7)

1⁄3rd of the RSUs vested on March 1, 2021 and 1⁄12th of the RSUs vest on the first day of each June, September, December and March thereafter until all of the RSUs have vested, provided the recipient continues to be a service provider through each such vesting date.

(8)

1⁄3rd of the shares subject to the stock option vested on July 24, 2021 and 1/36th of the shares subject to the stock option vest on the 24th day of each month thereafter until the stock option has fully vested, provided the recipient continues to be a service provider through each such vesting date.

(9)

1⁄3rd of the RSUs vested on September 1, 2021 and 1⁄12th of the RSUs vest on the first day of each December, March, June and September thereafter until all of the RSUs have vested, provided the recipient continues to be a service provider through each such vesting date.

(10)

1⁄3rd of the shares subject to the stock option vested on December 1, 2021 and 1⁄36th of the shares subject to the stock option vest on the first day of each month thereafter until the stock option has fully vested, provided the recipient continues to be a service provider through each such vesting date.

(11)

1⁄3rd of the RSUs vested on December 1, 2021 and 1⁄12th of the RSUs vest on the first day of each March, June, September and December thereafter until all of the RSUs have vested, provided the recipient continues to be a service provider through each such vesting date.

(12)

1⁄3rd of the RSUs will vest on September 1, 2022 and 1 1⁄12th will vest on the first day of each December, March, June, and September thereafter until all of the RSUs have vested, provided the recipient continues to be a service provider through each such vesting date.

(13)

PRSUs which are subject to vesting based on the achievement of certain financial and operational performance metrics by June 30, 2025. These grants were made under the Limelight’s employment inducement plan (the “inducement plan”) pursuant to Nasdaq listing rule 5635(c)(4).

(14)

1⁄4th of the shares subject to the stock option will vest on August 2, 2022 and 1⁄36th of the shares subject to the stock option will vest on the first day of each month thereafter until the stock option has fully vested, provided the recipient continues to be a service provider through each such vesting date.

(15)

1⁄4th of the RSUs will vest on September 1, 2022, and 1⁄4th of the RSUs will vest on each annual anniversary thereafter until all of the RSUs have vested, provided the recipient continues to be a service provider through each such vesting date.

(16)

1⁄4th of the shares subject to the stock option will vest on June 1, 2022 and 1⁄36th of the shares subject to the stock option will vest on the first day of each month thereafter until the stock option has fully vested, provided the recipient continues to be a service provider through each such vesting date.

(17)

1⁄4th of the RSUs will vest on June 1, 2022, and 1⁄4th of the RSUs will vest on each annual anniversary thereafter until all of the RSUs have vested, provided the recipient continues to be a service provider through each such vesting date.

(18)	The shares reported here represent Mr. Kapur’s revested shares, which vest as follows: 1/3 rd of the shares vest on each of the first, second and third anniversaries of the closing of Limelight’s acquisition of Moov, in each case provided that Mr. Kapur continues to be an employee of Limelight through each such vesting date. The shares are subject to certain acceleration provisions as provided in the Restriction Agreement between the Company and Mr. Kapur.

Option Exercises and Stock Vested in 2021 Fiscal Year

The following table presents certain information concerning the exercise of options and vesting of stock awards by each of the NEOs during the fiscal year ended December 31, 2021, including the value of gains on exercise and the value of the stock awards.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Robert Lyons	—	—	80,071	$237,811

Daniel Boncel	—	—	38,523	110,793

Ajay Kapur	—	—	—	—

Eric Armstrong	—	—	—	—

Kathy Austin	—	—	—	—

(1)	The aggregate dollar amount realized upon vesting is computed by multiplying the number of shares vested by the closing stock price on the vesting date.

Pension Benefits

None of the NEOs participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by Limelight.

Nonqualified Deferred Compensation

None of the NEOs participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by Limelight.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information for fiscal 2021 about the relationship of the annual total compensation of Limelight’s employees and the annual total compensation of Limelight’s CEO, Mr. Lyons.

•	the annual total compensation of Limelight’s median employee was $81,810;

•	the annual total compensation of Limelight’s CEO was $3,371,794, based on the total compensation as reflected in the Summary Compensation Table above and with base salary annualized for 2021; and

•	our estimate of the ratio of Limelight’s CEO’s annual total compensation to Limelight’s median employee’s annual total compensation was 41 to 1.

As permitted by SEC rules, we selected the individual who represented Limelight’s median employee, by reviewing annual base salary, commissions, annual bonus amounts, stock-based compensation (based on the grant date fair value of awards granted during 2021), perquisites, company contributions to defined contribution plans, and insurance premiums paid by Limelight for all 552 individuals worldwide who were employed by Limelight on December 31, 2021 (whether employed on a full-time, part-time, seasonal, or temporary basis). The total number of employees is an aggregate number of all employees including those acquired from Limelight’s acquisition of Layer0 in 2021. For employees paid in other than U.S. dollars, we converted their compensation to U.S. dollars and did not make any cost-of-living adjustments to such compensation. We did not annualize total direct compensation for employees employed by us for less than the full fiscal year.

Once we selected the individual who represented the median employee, we then calculated the annual total compensation for this employee using the same methodology we used for the NEOs in the section entitled “Executive Compensation and other Matters—2021 Summary Compensation Table” located elsewhere in this proxy statement to yield the median annual total compensation disclosed above.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

EQUITY COMPENSATION PLAN INFORMATION

Limelight currently maintains two equity-based compensation plans that have been approved by Limelight stockholders: the Amended and Restated 2007 Equity Incentive Plan (the “equity incentive plan”), which was approved by Limelight stockholders in 2007, and again in 2016, and the ESPP, which was approved by Limelight stockholders in 2013 and again in 2019. The following table sets forth, for each of Limelight’s equity-based compensation plans, the number of shares of our common stock subject to outstanding options and rights, the weighted-average exercise price of outstanding options, and the number of shares available for future award grants as of December 31, 2021:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (#)		Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights ($/share)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column) (#)
Equity compensation plans approved by security holders	15,594,693	(1)	$3.23	(2)	13,121,592	(3)
Equity compensation plans not approved by security holders	10,477,000	(4)	—		523,000
Total	26,071,693		$3.23		13,644,592

(1)	Includes outstanding stock options for 15,594,693 shares of our common stock under the equity incentive plan.
(2)

The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price, or purchase rights accruing under the ESPP during the purchase period that began on November 15, 2021 because the purchase right (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period on May 15, 2022. Subject to the number of shares remaining in the share reserve, the maximum number of shares purchasable by any participant on any one purchase date for any purchase period, including the current period, may not exceed 5,000 shares. There are no warrants or other rights outstanding.
(3)

Includes 9,436,781 shares available for issuance under the equity incentive plan. The equity incentive plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year equal to the least of (i) 4% of the outstanding shares of Limelight common stock on the last day of the immediately preceding fiscal year; (ii) 4,500,000 shares; or (iii) such other amount as the Limelight board may determine. On January 1, 2022, the number of shares reserved for issuance under the equity incentive plan increased by 4,500,000 shares. The data presented in this table was calculated as of December 31, 2021, and does not reflect the January 1, 2022 increase.

This also includes 3,684,811 shares reserved for issuance under the ESPP (which number includes shares subject to purchase during the current purchase period, which commenced on November 16, 2021, and the exact number of which will not be known until the end of the purchase period on May 15, 2022).

(4)

Includes the inducement plan. For more information about the inducement plan, please see Note 14 to Limelight’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 17, 2022. In connection with our acquisition of Moov Corporation, we also assumed outstanding Moov Corporation options. As of December 31, 2021, there were 791,000 shares issuable under such outstanding stock options (with a weighted-average exercise price of $0.38 and $0.58 per share).

AUDIT COMMITTEE REPORT

The following report of the audit committee of the Limelight board shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

The audit committee consists of three directors, each of whom, in the judgment of the imelight board, is an “independent director” as defined in the listing standards for Nasdaq. The audit committee acts pursuant to a written charter that has been adopted by the Limelight board. The charter is available on the Limelight website at https://investors.limelight.com.

On behalf of the Limelight board, the audit committee oversees our financial reporting process and our internal controls over financial reporting, areas for which management has responsibility. Ernst & Young LLP (“EY”), our independent registered public accounting firm, was responsible for performing an independent audit of our consolidated financial statements and for expressing an opinion as to the conformity of the consolidated financial statements with U.S. GAAP and for issuing an opinion on the effectiveness of Limelight’s internal controls over financial reporting.

In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed with management and EY our audited consolidated financial statements for the fiscal year ended December 31, 2021, matters relating to our internal controls over financial reporting, and the processes that support the certifications of the financial statements by Limelight’s CEO and CFO. The audit committee also discussed with EY the scope and plan for the annual audit. In addition, the audit committee discussed with EY the matters required to be discussed by Auditing Standard No. 1301 “Communication with Audit Committees” issued by the Public Company Accounting Oversight Board (the “PCAOB”) and the matters required to be discussed by the SEC. The audit committee also has received the written disclosures and the letter from EY as required by Rule 3526 of the PCAOB, Communication with Audit Committees Concerning Independence, and the audit committee has discussed with EY their independence from Limelight and management.

Based on our review of the matters noted above and our discussions with EY and our management, we recommended to the Limelight board that the audited consolidated financial statements be included in our Annual Report on Form 10-K and Limelight’s Annual Report to our stockholders for the year ended December 31, 2021 (the “annual report”). We also selected EY as Limelight’s independent registered public accounting firm for the fiscal year ending December 31, 2022. The Limelight board is recommending that the stockholders ratify this selection at the annual meeting.

Respectfully submitted by:

Walter D. Amaral, Chairman
Jeffrey T. Fisher
Marc DeBevoise

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Limelight board has selected EY to audit our consolidated financial statements for the fiscal year ending December 31, 2022. The Limelight board’s decision to appoint EY was based on the recommendation of the audit committee. Before making its recommendation to the Limelight board, the audit committee carefully considered that firm’s qualifications as an independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm, as well as its reputation for integrity and competence in the fields of accounting and auditing. The audit committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The audit committee expressed its satisfaction with EY in all of these respects.

Although ratification by stockholders is not required by law, the Limelight board has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Limelight board, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Limelight board believes that such a change would be in the best interests of Limelight and its stockholders. If the stockholders do not ratify the appointment of EY, the Limelight board may reconsider its selection.

EY has been engaged as our independent registered public accounting firm since fiscal year 2006. The Limelight board expects that representatives of EY will be present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.

Principal Accountant Fees and Services

The following table presents the fees paid or accrued by Limelight for the audit and other services provided by EY for the years ended December 31, 2021 and 2020:

	2021	2020
Audit Fees(1)	$820,380	$855,000
Audit-Related Fees(2)	235,000	—
Tax Fees	53,045	85,663
All Other Fees(3)	3,600	351,980

Total Fees	$1,112,025	$1,292,643

(1)

Includes fees associated with the audit of our annual financial statements and internal control over financial reporting included in our Annual Report on Form 10-K and the reviews of financial statements included in our quarterly reports on Form 10-Q. This category also includes consultations on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, services rendered to review our SEC filings, including consents and comment letters, and/or certain other one-time procedures.

(2)	Includes fees associated with financial and tax due diligence in connection with acquisitions.

(3)

For 2021, “All Other Fees” include a fee for access to an accounting and reporting research tool. For 2020, “All Other Fees” include services in connection with Limelight senior notes offering and a fee for access to an accounting and reporting research tool.

Audit Committee Pre-Approval Policy

Prior to the initiation of any audit related or non-audit related service, the audit committee is presented with a proposal for such service and an estimate of the fees for pre-approval. In the event the scope of the work requires changes from the initial proposal, the modified proposal is presented to the audit committee for pre-approval. The requests for pre-approvals are presented to the audit committee at the time of the audit committee’s regularly scheduled meetings, or on an as-needed basis. The audit committee has delegated to the Chair of the audit committee the authority to pre-approve audit related and non-audit related services to be performed by our independent registered public accounting firm and associated fees on an as-needed basis. Such pre-approvals are reported to the full audit committee at its next regularly scheduled meeting. Subsequent to our IPO in 2007, the audit committee has pre-approved 100% of audit related and non-audit related services by Limelight’s independent registered public accounting firm.

The audit committee has determined the rendering of other professional services for tax compliance and tax advice by EY is compatible with maintaining their independence.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting will be required to ratify the appointment of EY as our independent registered public accounting firm. Abstentions will have the effect of a vote “against” the ratification of EY as our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.

THE LIMELIGHT BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS LIMELIGHT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

PROPOSAL 4: ADJOURNMENT PROPOSAL

The annual meeting may be adjourned to another time or place, if necessary or appropriate, to permit further solicitation of proxies to obtain additional votes in favor of the stock issuance proposal.

If, at the annual meeting, the number of shares of Limelight common stock present or represented by proxy and voting in favor of the stock issuance proposal is insufficient to approve such proposal, Limelight intends to move to adjourn the annual meeting in order to enable the Limelight board to solicit additional proxies for approval of the stock issuance proposal.

In the adjournment proposal, we are asking our stockholders to authorize the holder of any proxy solicited by the Limelight board to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to vote to adjourn the annual meeting to another time and place for the purpose of soliciting additional proxies, if necessary or appropriate. If our stockholders approve the proposal to adjourn the annual meeting, we could adjourn the annual meeting (and any adjourned session of the annual meeting) and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders who have previously voted.

The approval of the adjournment proposal, if necessary or appropriate, requires the affirmative vote of the stockholders of a majority in voting power present if a quorum is not present, or, if a quorum is present, the affirmative vote of the holders of a majority of the votes cast. Failures to vote and broker non-votes, if any, will have no effect on the adjournment proposal.

The Limelight board unanimously recommends that our common stockholders vote “FOR” the adjournment proposal.

FUTURE STOCKHOLDER PROPOSALS

Limelight’s stockholders may present proposals for action or candidate for nomination at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Stockholder proposals and nominations that are intended to be included in our proxy statement and form of proxy relating to the meeting for our 2023 annual meeting of stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Exchange Act, must be received by us no later than December 24, 2022 to be considered for inclusion.

If a stockholder of Limelight intends to submit a proposal or nomination for director for our 2023 annual meeting of stockholders that is not to be included in Limelight’s proxy statement and form of proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in Limelight’s bylaws no later than December 24, 2022. Limelight’s bylaws require that certain information and acknowledgments with respect to such a proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to Limelight Networks, Inc., 2220 West 14th Street, Tempe, AZ 85281, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, on the SEC’s website located at www.sec.gov and through our website at https://investors.limelight.com.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

Limelight and any banks and brokerage firms that hold shares of Limelight common stock have delivered only one proxy statement to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. We will deliver promptly, upon written or oral request, a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of the documents was delivered. A Limelight stockholder who wishes to receive a separate copy of the proxy statement, now or in the future, may obtain one, without charge, by addressing a request to Corporate Secretary, Limelight Networks, 2220 W. 14th Street, Tempe, AZ 85281, telephone: (602) 850-5000. Limelight stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports or notices and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of our common stock and wish to receive only one copy of the proxy materials and annual reports or notices in the future, you will need to contact your bank, broker or other nominee to request that only a single copy of each document be mailed to all Limelight stockholders at the shared address in the future.

WHERE YOU CAN FIND ADDITIONAL INFORMATION AND INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Our website address is www.limelight.com. Information on our website is not incorporated by reference herein. We file reports with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A (both preliminary and final, as applicable), and certain amendments to these reports. Copies of these reports are available free of charge on our website as soon as reasonably practicable after we file the reports with the SEC. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

This proxy statement incorporates by reference the documents listed below that we have previously filed with the SEC (other than information furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Limelight, its financial condition or other matters.

•	Limelight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on February 17, 2022; and

•	Limelight’s Current Reports on Form 8-K, as filed with the SEC on March 7, 2022 and March 17, 2022.

In addition, we incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and before the date of the Limelight annual meeting (other than information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or we will provide you with copies of these documents, without charge, upon written or oral request to:

Limelight Networks, Inc.

2220 W. 14th Street

Tempe, AZ 85281

Attention: Corporate Secretary

Tel: (602) 850-5000

In the event of conflicting information in this proxy statement in comparison to any document incorporated by reference into this proxy statement, or among documents incorporated by reference, the information in the latest filed document controls.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

We have not authorized anyone to give you any information or to make any representation about the proposed transaction or Limelight that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Edgecast

A Business of College Parent L.P.

Audited Combined Financial Statements

As of December 31, 2021 (Successor) and December 31, 2020 (Predecessor)

And for the Period from September 1, 2021 to December 31, 2021 (Successor), Period from January 1, 2021 to August 31, 2021 (Predecessor), and year ended December 31, 2020 (Predecessor)

Unaudited Combined Financial Statements

For the year ended December 31, 2019 (Predecessor)

Report of Independent Auditors

To the Audit Committee of College Parent, L.P.

Opinion

We have audited the combined balance sheets of Edgecast (a Business of College Parent L.P.) (the Company) as of December 31, 2021 (Successor) and as of December 31, 2020 (Predecessor), the related combined statements of operations and comprehensive loss for the period from September 1, 2021 to December 31, 2021 (Successor), the period from January 1, 2021 to August 31, 2021 (Predecessor) and the year ended December 31, 2020 (Predecessor), and the combined statements of changes in equity and cash flows for the period from September 1, 2021 to December 31, 2021 (Successor), the period from January 1, 2021 to August 31, 2021 (Predecessor) and the year ended December 31, 2020 (Predecessor), and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 (Successor) and December 31, 2020 (Predecessor), and the results of its operations and its cash flows for the period from September 1, 2021 to December 31, 2021 (Successor), the period from January 1, 2021 to August 31, 2021 (Predecessor) and the year ended December 31, 2020 (Predecessor), in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Other Matter

The accompanying combined statements of operations and comprehensive loss, cash flows and changes in equity for the year ended December 31, 2019 (Predecessor) were not audited, reviewed, or compiled by us, and, accordingly, we do not express an opinion or any other form of assurance on them.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP

Kansas City, Missouri

March 15, 2022

Edgecast

A Business of College Parent L.P.

Index to Combined Financial Statements

Page

Combined Statements of Operations and Comprehensive Loss for the Period from September 1, 2021 to December 31, 2021 (Successor), Period from January 1, 2021 to August 31, 2021 (Predecessor), and the years ended December 31, 2020 (Predecessor) and December 31, 2019 (Unaudited) (Predecessor)

F-2

Combined Balance Sheets as of December 31, 2021 (Successor) and December 31, 2020 (Predecessor)	F-3

Combined Statements of Cash Flows for the Period from September  1, 2021 to December 31, 2021 (Successor), Period from January 1, 2021 to August 31, 2021 (Predecessor), and years ended December 31, 2020 (Predecessor) and December 31, 2019 (Unaudited) (Predecessor)

F-4

Combined Statements of Changes in Equity for the Period from September  1, 2021 to December 31, 2021 (Successor), Period from January 1, 2021 to August 31, 2021 (Predecessor), and years ended December 31, 2020 (Predecessor) and December 31, 2019 (Unaudited) (Predecessor)

F-5

Notes to Combined Financial Statements	F-6

Combined Statements of Operations and Comprehensive Loss of Edgecast a Business of College Parent L.P.

(dollars in thousands)

	Successor	Predecessor
	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
				(Unaudited)
Revenues
Service revenues	$82,454	$178,171	$243,756	$247,144
Related party revenues	21,006	41,791	61,056	51,634

Total Revenues	103,460	219,962	304,812	298,778

Operating Expenses
Cost of revenues (exclusive of depreciation and amortization shown below)	77,717	134,901	192,860	174,602
Related party cost of revenues (exclusive of depreciation and amortization shown below)	2,772	13,904	20,752	20,459
Selling, general and administrative expense	34,698	57,463	95,906	97,567
Related party selling, general and administrative expense	14,827	30,720	51,319	56,933
Depreciation and amortization expense	14,111	43,350	72,648	90,229
Impairments of long-lived assets	—	—	—	1,102

Total Operating Expenses	144,125	280,338	433,485	440,892

Operating Loss	(40,665)	(60,376)	(128,673)	(142,114)
Other income (expense), net	830	1,810	(2,490)	3,480
Related party other income, net	3,287	4,481	17,333	13,633
Related party interest (expense)	—	(3,992)	(8,823)	(13,572)

Loss Before Benefit (Provision) for Income Taxes	(36,548)	(58,077)	(122,653)	(138,573)
Benefit (provision) for income taxes	8,794	(3,464)	1,364	13,258

Net Loss	$(27,754)	$(61,541)	$(121,289)	$(125,315)

Foreign currency translation adjustments	(677)	(9,812)	6,970	355

Total Comprehensive Loss	$(28,431)	$(71,353)	$(114,319)	$(124,960)

See accompanying notes to combined financial statements

Combined Balance Sheets of Edgecast a Business of College Parent L.P.

(dollars in thousands)

	Successor	Predecessor
	As of December 31, 2021	As of December 31, 2020
Assets
Current assets
Cash	$7,784	$—
Accounts receivable:
Trade and other, net of credit losses	37,210	45,892
Affiliates	17,406	5,669
Affiliate loan receivable	50,778	733
Prepaid expenses and other current assets	38,659	29,950

Total current assets	151,837	82,244
Property, plant and equipment	139,723	554,221
Less accumulated depreciation	(11,139)	(407,152)

Total property, plant and equipment, net	128,584	147,069
Goodwill	60,919	—
Other intangible assets, net	49,111	11,301
Operating lease right-of-use assets	26,456	25,793
Deferred income taxes	40	1,554
Affiliate loan receivable, non-current	201,000	197,902
Other assets	163	1,575

Total Assets	$618,110	$467,438

Liabilities
Current liabilities
Accounts payable:
Trade and other	$32,579	$28,065
Affiliates	13,763	4,382
Affiliate loan payable	—	196,458
Accrued liabilities and other current liabilities	69,445	59,809
Current operating lease liabilities	11,907	13,144
Current deferred revenues	670	1,332
Total current liabilities	$128,364	$303,190

Deferred income taxes	15,941	1,637
Non-current operating lease liabilities	14,619	17,117
Other liabilities	6	15,548

Total Liabilities	$158,930	$337,492

Commitments and contingencies (Note 15)
Equity
Net parent investment	459,857	93,802
Accumulated other comprehensive income (loss)	(677)	36,144

Total Equity	459,180	129,946

Total Liabilities and Equity	$618,110	$467,438

See accompanying notes to combined financial statements

Combined Statements of Cash Flows of Edgecast a Business of College Parent L.P.

(dollars in thousands)

	Successor	Predecessor
	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
				(Unaudited)
Cash Flows from Operating Activities
Net loss	$(27,754)	$(61,541)	$(121,289)	$(125,315)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization expense	14,111	43,350	72,648	90,229
Impairments of long-lived assets	—	—	—	1,102
Deferred income taxes	(9,453)	2,834	(1,847)	(14,774)
Provision for doubtful accounts and credit losses	319	1,182	1,137	587
Stock-based compensation—equity classified awards	71	645	703	203
Changes in operating assets and liabilities
Accounts receivable trade and other	(528)	7,568	(6,279)	(5,552)
Prepaid expenses and other current assets	3,710	(1,649)	(4,289)	(3,847)
Accounts payable trade and other and accrued liabilities and other current liabilities	39,955	(23,175)	4,624	10,439
Accounts receivable/payable affiliates, net	(12,629)	15,388	(53,773)	3,699
Operating lease assets and liabilities	(94)	(1,060)	(1,076)	(1,486)
Other assets and other liabilities	(1,057)	(14,002)	12,123	(5,100)
Interest receivable/payable affiliates, net	(44,991)	(11,084)	22,012	10,842
Other operating activities, net	397	(2,388)	(4,190)	(2,645)

Net cash used in operating activities	(37,943)	(43,932)	(79,496)	(41,618)
Cash Flows from Investing Activities
Capital expenditures (including capitalized software)	(20,126)	(44,800)	(56,800)	(50,459)
Net cash proceeds from disposition of assets	3	810	197	2,858
Loans receivable from affiliates	(50,000)	—	47,601	(933)

Net cash used in investing activities	(70,123)	(43,990)	(9,002)	(48,534)
Cash Flows from Financing Activities
Loans payable to affiliates	—	(156,301)	(93,599)	—
Net transfers from Parent	115,850	244,223	84,716	169,964
Net cash provided by financing activities	115,850	87,922	(8,883)	169,964
Effect of exchange rate changes on cash	—	—	(3,866)	3,063
Increase (decrease) in cash	7,784	—	(101,247)	82,875
Cash, beginning of period	—	—	101,247	18,372

Cash, end of period	$7,784	$—	$—	$101,247
Supplemental cash flow information:
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	7,564	197	6,248	4,081
Barter revenue	12,763	25,526	31,148	22,823
Barter expense	13,160	23,139	26,959	20,178
Cash paid for interest	44,244	2,192	597	87
Cash paid for operating leases	3,435	14,294	10,933	3,234
Non-cash investing activities:
Capital expenditures in accounts payable, trade and other liabilities	8,862	1,726	3,607	2,049

See accompanying notes to combined financial statements

Combined Statements of Changes in Equity of Edgecast a Business of College Parent L.P.

(dollars in thousands)

	Net parent investment	Accumulated other comprehensive income (loss)	Total Equity
Predecessor Equity Balance as of January 1, 2019 (Unaudited)	$84,820	$28,819	$113,639
Net loss (Unaudited)	(125,315)	—	(125,315)
Other comprehensive income (Unaudited)	—	355	355
Net transfers from Parent (Unaudited)	170,167	—	170,167

Predecessor Equity Balance as of December 31, 2019 (Unaudited)	129,672	29,174	158,846

Net loss	(121,289)	—	(121,289)
Other comprehensive income	—	6,970	6,970
Net transfers from Parent	85,419	—	85,419

Predecessor Equity Balance as of December 31, 2020	93,802	36,144	129,946

Net loss	(61,541)	—	(61,541)
Other comprehensive loss	—	(9,812)	(9,812)
Net transfers from Parent	244,868	—	244,868

Predecessor Equity Balance as of August 31, 2021	277,129	26,332	303,461

Successor Equity Balance as of September 1, 2021	371,690	—	371,690
Net loss	(27,754)	—	(27,754)
Other comprehensive loss	—	(677)	(677)
Net transfers from Parent	115,921	—	115,921

Successor Equity Balance as of December 31, 2021	$459,857	$(677)	$459,180

See accompanying notes to combined financial statements

Notes to Combined Financial Statements of Edgecast a Business of College Parent L.P.

Note 1. Organization and Basis of Presentation

Organization

Edgecast (the “Business”, “our”, “we”), a business of College Parent L.P. (“Yahoo!”) and formerly a business of Verizon Media Group (“VMG”), operates one of the largest content delivery networks with over 135+ terabytes of capacity, over 175 strategically placed points-of-presence (“PoPs”) in six continents, interconnected with 7,000+ peering and routing partners. Edgecast’s platform is designed to help digital media companies meet the ever-growing expectations of their businesses by providing simplified workflows and improving efficiency across digital content delivery, video streaming services, cloud security, and edge computing. Our platform provides innovative technology, first-class performance, excellent service and the security that comes with working with a proven market leader.

College Parent L.P. was formed in 2021 by an affiliate of certain funds managed by affiliates of Apollo Global Management, Inc. (“Apollo”) to acquire VMG. VMG was a business of Verizon Communications Inc. (“Verizon”). On May 2, 2021, Verizon entered into a definitive stock purchase agreement with College Parent L.P. pursuant to which Verizon agreed to sell VMG, and on September 1, 2021, VMG was sold to College Parent L.P. (collectively, the “Transaction”). Accordingly, the term (“Parent”) refers to VMG (a business of Verizon) for the periods prior to September 1, 2021 and to Yahoo! for the period from September 1, 2021 onward.

Edgecast’s products and solutions are categorized within the following areas: Delivery Services, Streaming Services and Other. Edgecast offers a scalable platform for delivering content, including live broadcasts, video on demand, games, software and websites to viewers on their devices at any time. This platform is targeted at media and entertainment companies and other businesses that deliver their digital products and services through the internet. As the digital landscape reshapes the delivery of media and entertainment content, there is an increasing need for stable, high-quality video delivery platforms.

The Business has a highly diverse workforce of approximately 611 employees as of December 31, 2021.

Basis of Presentation

The combined financial statements prior to September 1, 2021 represent the financial information of the Business prior to the Transaction and are labeled as “Predecessor.” The combined financial statements for the period beginning on and subsequent to September 1, 2021 represent the financial information of the Business subsequent to the Transaction and are labeled as “Successor.” Due to the change in the basis of accounting resulting from the Transaction, the combined financial statements of the Predecessor are not comparable to the combined financial statements of the Successor.

For both the Predecessor and Successor periods, the combined financial statements have been prepared on a “carve-out” basis. During the Predecessor and Successor periods, Edgecast operated as part of VMG and Yahoo!, respectively, and consisted of several entities for which separate financial statements had not historically been prepared. As such, the Predecessor and Successor periods have been derived from VMG and Yahoo!’s historical accounting records and were prepared on a standalone basis. For both the Predecessor and Successor periods, the combined financial statements herein have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The historical results of operations, comprehensive income, financial position and cash flows of the Predecessor and Successor presented in the combined financial statements may not be indicative of what they would have been had the Predecessor and Successor actually been an independent standalone entity, nor are they necessarily indicative of the Business’ future results of operations, comprehensive income, financial position and cash flows. Financial information presented in the financial statements and notes herein is presented in thousands, unless otherwise stated.

The combined financial statements include all revenues and costs directly attributable to the Business and an allocation of expenses related to certain VMG and Yahoo! corporate functions as described in “Note 6. Corporate Allocations and Related Party Transactions”. These expenses have been allocated to the Business based on direct usage or benefit where identifiable, with the remainder allocated pro rata based on an applicable measure of revenues, direct costs, headcount, or estimates of use. Management considers these allocations to be a reasonable reflection of the utilization of services or the benefit received.

For both the Predecessor and Successor periods, the combined financial statements include assets and liabilities specifically attributable to the Business and certain assets and liabilities that are held by the Parent that are specifically identifiable and attributable to the Business. The Parent’s net investment, within equity, represents the Parent’s historical investment in the Business and includes accumulated net earnings attributable to the Parent, the net effect of transactions with the Parent and their related entities, and cost allocations from the Parent that were not historically allocated to the Business.

All significant intercompany balances and transactions within the Business have been eliminated in these combined financial statements. As described in “Note 6. Corporate Allocations and Related Party Transactions,” certain transactions between the Business and the Parent have been included in the combined financial statements.

During the Predecessor periods, the Parent used a centralized approach to cash management and financing of its domestic operations. In the Successor period, cash from the Business’s domestic operation was no longer managed by the Parent centrally. The Parent’s related balances were increased through daily cash deposits by the Business to the Parent and decreased by cash distributions and disbursements made by the Parent on behalf of the Business for operating expenses, fees, and services provided by the Parent, including information system services and other operating expenses, such as personnel costs, legal costs, marketing production, facilities costs, and insurance. This arrangement is not reflective of the manner in which the Business would have financed its domestic operations had it been a stand-alone business separate from the Parent during the Predecessor periods presented. Further, as a result of historical operating losses, net cash used in operating activities and this cash management arrangement, the Business was dependent on transfers of cash from the Parent to fund its operations in certain situations. While the business no longer participates in the cash pooling arrangement for the domestic operations in the Successor period, the Business will continue to depend on transfers of cash from its Parent to fund operations for the foreseeable future. The amounts associated with this arrangement are reported in the Parent’s net investment as a component of equity.

The Parent and Verizon have historically provided a variety of services to the Business. Certain services and support functions, such as administering employee benefits plans and paying related claims, human resources, legal functions, finance, executives, procurement, business development, facility management, real estate, license fees, central and shared technology, and various other Parent corporate functions and overhead, were routinely allocated to the Business. Costs of $16.9 million, $38.1 million, $63.5 million and $68.4 million, for the period from September 1, 2021 to December 31, 2021 (Successor), the period from January 1, 2021 to August 31, 2021 (Predecessor), and for the years ended December 31, 2020 (Predecessor) and 2019 (Predecessor), respectively, were recorded in our Combined Statements of Operations and Comprehensive Loss for our allocated share of the Parent’s corporate functions.

Where allocations of amounts were necessary, the Business believes the allocations of these amounts were determined on a reasonable basis and the methods were applied consistently for the periods presented. These allocated amounts, however, are not necessarily indicative of the actual amounts that might have been incurred or realized had the Business operated as an independent, standalone entity, during the periods presented, nor are they indicative of the Business’ future operations. Consequently, the combined financial statements do not necessarily represent the results the Business would have achieved if the Business had operated as a separate standalone entity during the Predecessor and Successor periods presented. It is not practicable to estimate actual costs that would have been incurred had the Business been a separate, standalone company during the Predecessor and Successor periods presented.

Edgecast operates in one segment based upon the information used by the chief operating decision maker in evaluating the performance of Edgecast’s business and allocating resources and capital.

Unaudited Combined Financial Statements

The accompanying Combined Statement of Operations and Comprehensive Loss, Combined Statement of Cash Flows, and Combined Statement of Changes in Equity for the year ended December 31, 2019 and amounts relating to these periods included in the accompanying notes to the combined financial statements are unaudited. The unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements.

Note 2. Summary of Significant Accounting Policies

Principles of Combination

The accompanying combined financial statements include the accounts of the Business and all subsidiaries and entities controlled by the Business through majority voting control. All significant intercompany accounts and transactions within the Business have been eliminated in combination.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Business’ accompanying combined financial statements and notes thereto. These estimates and assumptions take into account historical and forward-looking factors that the Business believes are reasonable, including but not limited to the potential impacts arising from the coronavirus (“COVID-19”) pandemic and public and private sector policies and initiatives aimed at reducing its transmission. As the extent and duration of the impacts from COVID-19 remain unclear, the Business’ estimates and assumptions may evolve as conditions change. Actual results could differ from those estimates. Significant estimates inherent in the preparation of these combined financial statements include, but are not limited to, accounting for revenue and cost recognition, the step-up to fair value of assets and liabilities purchased in connection with the Transaction, allocation of expenses related to certain Parent corporate functions, allowance for doubtful accounts and credit losses, incremental borrowing rate for the lease liability and right-of-use assets, fair value measurements including those related to financial instruments, intangible assets, unrecognized tax benefits, valuation allowances on tax assets, postretirement benefit obligations, long-lived asset impairments and adjustments, stock-based compensation, contingencies and the identification and valuation of assets acquired and liabilities assumed in connection with business combinations.

Revenue Recognition

We earn revenue from contracts with customers, primarily through streaming and delivery revenue. We account for these revenues under Accounting Standards Update (“ASU”) 2014-09, Revenue from

Contracts with Customers (“Topic 606”). Refer to “Note 4. Revenue Recognition” for further discussion related to revenues and contract costs, including qualitative and quantitative disclosures required under Topic 606.

Cost of Revenues

Cost of revenues consists of bandwidth costs, cross-connect, dark fiber and lit wave costs, colocation costs, remote hands, cloud costs, security certificates, stock-based compensation related to certain employees involved in revenue generating activities, and other expenses associated with the production and usage of Edgecast’s network infrastructure and platforms. Cost of revenues also includes hosting costs such as third-party and other operating costs, directly related to revenue generating activities.

Barter Transaction

For Barter transactions, the Business provides content delivery services in exchange for publicly trusted digital certificates and accounts for these transactions in accordance with ASC 606, Revenue from Contracts with Customers. The Business includes the value of such exchanges in both Revenues and Cost of revenues. The Business recorded approximately $12.8 million, $25.5 million, $31.1 million and $22.8 million barter transaction revenue and $13.2 million, $23.1 million, $27.0 million and $20.2 million barter transaction expense for period from September 1, 2021 to December 31, 2021 (Successor), period from January 1, 2021 to August 31, 2021 (Predecessor), and for the years ended December 31, 2020 (Predecessor) and 2019 (Predecessor), respectively.

Advertising Costs

Costs of advertising are expensed as advertising space or airtime is used. All other advertising costs are expensed as incurred. Advertising expenses totaled approximately $1.0 million, $1.7 million, $2.7 million, and $3.3 million (unaudited) for period from September 1, 2021 to December 31, 2021 (Successor), period from January 1, 2021 to August 31, 2021 (Predecessor), and for the years ended December 31, 2020 (Predecessor) and 2019 (Predecessor), respectively.

Research and Development

The Business conducts research and development (“R&D”) activities to continually enhance our existing products and services, develop new products and services to meet our customer’s changing needs and requirements and address new market opportunities. R&D costs are expensed as incurred and amounted to $1.5 million, $3.6 million, $5.0 million and $4.3 million (unaudited) for period from September 1, 2021 to December 31, 2021 (Successor), period from January 1, 2021 to August 31, 2021 (Predecessor), and for the years ended December 31, 2020 (Predecessor) and 2019 (Predecessor), respectively, and are included in Cost of revenues and Selling, general and administrative expense.

Stock-Based Compensation

Historically, Verizon granted various broad-based equity grants to employees, including executive officers, and permits the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and other awards under its 2017 Long-Term Incentive Plan, Yahoo! granted a mix of cash and equity appreciation units under its 2021 Management Equity Plan. The Business accounts for its stock-based awards in accordance with the provisions of ASC 718-10, Compensation—Stock Compensation. Both Verizon and Yahoo! measure and recognize compensation expenses for all stock based compensation awards made to employees and directors based on estimated fair values. Edgecast’s share of the stock-based compensation expenses include allocations of direct expenses as well as expenses that have been deemed attributable to the Edgecast operations. See “Note 12. Employee Benefits and Stock-Based Compensation” for further discussion.

Employee Benefit Plans

Certain employees and retirees of the Business participate in postretirement benefit plans sponsored by the Parent, which primarily relate to a 401(k) defined contribution plan. The Business is allocated relevant participation costs for the Parent’s employee benefit plans. As such, the Business has not recorded any liabilities associated with our participation in these plans in our Combined Balance Sheets as of December 31, 2021 (Successor) and 2020 (Predecessor). Refer to “Note 6. Corporate Allocations and Related Party Transactions” for further discussion.

Other income (expense), net

Other income (expense), net consists primarily of interest income from related party loans, miscellaneous related party income, and foreign currency transaction gains and losses. Refer to “Note 6. Corporate Allocations and Related Party Transactions’’ for further discussion of related party interest income. The following table summarizes other income and expenses by category:

The following presents Other income (expense), net by category:

(dollars in thousands)

	Successor	Predecessor
	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
				(Unaudited)
Related party interest income	$2,966	$5,670	$10,230	$10,599
Miscellaneous related party income (expense)	986	190	(210)	(536)
Related party foreign currency gain (loss)	(665)	(1,379)	7,313	3,570

Related party other income, net	$3,287	$4,481	$17,333	$13,633

Miscellaneous income (expense)	490	3	(317)	121
Foreign currency gain (loss)	340	1,807	(2,173)	3,359

Other income (expense), net	$830	$1,810	$(2,490)	$3,480

Foreign Currency

The functional currency of the Business’ international subsidiaries is evaluated on a case-by-case basis and is often the local currency. The financial statements of these subsidiaries are translated into U.S. dollars using period-end rates of exchange for assets and liabilities, historical rates of exchange for equity, and average rates of exchange for the period for revenue and expenses. Translation (gains) losses are recorded in Accumulated other comprehensive income in the Combined Balance Sheets. The Business records foreign currency transaction gains and losses, realized and unrealized, and foreign exchange gains and losses due to re-measurement of monetary assets and liabilities denominated in non-functional currencies in Related party other income, net and Other income (expense), net in the Combined Statements of Operations and Comprehensive Loss.

Concentration of Risk

Financial instruments that potentially subject the Business to significant concentration of credit and equity price risk consist primarily of accounts receivable and other financial instruments. As stated above, the Parent used a cash pooling arrangement to manage and finance its domestic operations during the Predecessor periods. In the Successor period, the Business no longer participates in cash pooling arrangements for its domestic operation. Refer to “Note 2. Summary of Significant Accounting Policies—Fair Value Measurements—Cash, Accounts Receivable, and Accounts Payable” for further discussion.

Accounts receivable are typically unsecured and are derived from revenue earned from customers. The Business performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. The Business does not require collateral as a means to mitigate customer credit risk.

Microsoft Corporation (“Microsoft”), Verizon, and The Walt Disney Company (“Disney”) are the top three customers of the Business, see tables below for revenue from these three customers for each of the corresponding reporting periods. No other customers accounted for 10 percent or more of the revenue for the period from September 1, 2021 to December 31, 2021 (Successor), period from January 1, 2021 to August 31, 2021 (Predecessor), and for the years ended December 31, 2020 (Predecessor), and accounts receivable balance as of December 31, 2021 (Successor), and 2020 (Predecessor).

Major customers by percentage of revenues of Edgecast a Business of College Parent, L.P.

	Successor	Predecessor
	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020
Microsoft	9.2%	12.4%	12.3%
Verizon	17.2%	16.7%	17.6%
Disney	14.6%	16.3%	16.5%

Major customers by percentage of accounts receivable of Edgecast a Business of College Parent, L.P.

	As of December 31, 2021	As of December 31, 2020
Microsoft	11.4%	16.7%
Verizon	31.2%	10.6%
Disney	17.8%	28.4%

Fair Value Measurements

Fair Value Hierarchy

The following sections describe the valuation methodologies the Business uses to measure financial and non-financial instruments accounted for at fair value in accordance with the fair value hierarchy as set forth in ASC 820, Fair Value Measurement and Disclosures.

Fair value of financial and non-financial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. Preference is given to observable inputs. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the methodologies of measuring fair value for assets and liabilities, is as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities

Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities

Level 3—Unobservable pricing inputs in the market

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. Our assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their categorization within the fair value hierarchy. We maintain policies and procedures to value instruments using the best and most relevant data available. In addition, the Business performs reviews to assess the reasonableness of the valuations. This detailed review may include the use of a third-party valuation firm.

In accordance with ASC 825-10, Financial Instruments, the fair value of the Business’ financial instruments are further described as follows.

Cash, Accounts Receivable, Accounts Payable

The carrying amounts reported in the accompanying Combined Balance Sheets for accounts receivable and accounts payable approximate fair value because of the short-term maturity of these instruments.

Operating cash deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions with reputable credit and therefore bear limited credit risk. We seek to mitigate our credit risk by spreading such risk across multiple counterparties and monitoring the risk profiles of these counterparties.

Long-lived Assets

Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Determining whether an impairment has occurred typically requires various estimates and assumptions, including determining which undiscounted cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount and the asset’s residual value, if any. In turn, measurement of an impairment loss requires a determination of fair value, which is based on the best information available. The required undiscounted cash flow estimates are derived from our historical experience and our internal business plans. To determine fair value, the Business uses quoted market prices when available, our internal cash flow estimates discounted at an appropriate discount rate, or independent appraisals, as appropriate. Fair values of long-lived assets are primarily derived internally and are based on observed sales transactions for similar assets. Fair value estimates are derived using established market or replacement values of comparable assets and estimated future net cash flows expected to be generated by market participants. The resulting fair values are considered nonrecurring Level 3 measurements, and are subject to change based on economic or market conditions, as well as future negotiations with interested parties. Further, the Business utilized the replacement-cost method of the cost approach in estimating the fair value of long-lived assets, such as specialized properties or plant and equipment, which represents the highest value that a market participant would have paid for an asset with similar utility.

Allowance for Credit Losses

Prior to January 1, 2020, accounts receivable were recorded at cost less an allowance for doubtful accounts. The gross amount of accounts receivable and corresponding allowance for doubtful accounts were presented separately. We maintained allowances for uncollectible accounts receivable for estimated losses resulting from the failure or inability of our customers to make required payments. Accounts receivable are recorded at the net value, including an allowance for credit losses that are not expected to be recovered. The net amount of accounts receivable and corresponding allowance for credit losses are presented together in the Combined Balance Sheets as Accounts receivable, trade and other. We maintain allowances for credit losses resulting from the expected failure or inability of our customers to make required payments. We recognize the allowance for credit losses at inception and reassess quarterly based on management’s expectation of the asset’s collectability. The allowance is based on multiple factors including historical experience with bad debts, the credit quality of the customer base, the aging of such receivables and current macroeconomic conditions, such as the COVID-19 pandemic, as well as management’s expectations of conditions in the future, if applicable. Our allowance for credit losses is based on management’s assessment of the collectability of assets pooled together with similar risk characteristics. Refer to “Note 7. Accounts Receivable” for further discussion.

Property, Plant and Equipment, and Depreciation

Property, plant and equipment includes assets such as servers, leasehold improvements and capitalized software. We record property, plant and equipment (“PP&E”) at cost. Property, plant and equipment are generally depreciated on a straight-line basis. Subsequently, property, plant and equipment is measured at cost less accumulated depreciation and impairment losses. Leasehold improvements are amortized over the shorter of the estimated life of the improvement or the remaining term of the related lease, calculated from the time the asset was placed in service. PP&E acquired in connection with business combinations are recorded at estimated fair value in accordance with the acquisition method of accounting as prescribed in ASC 805-10, Business Combinations (“ASC 805-10”).

When depreciable assets are retired or otherwise disposed of, the related cost and accumulated depreciation are deducted from the property, plant and equipment accounts and any gains or losses on disposition are recognized in income.

Property, plant and equipment to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable from estimated future cash flows, in accordance with ASC 360-10, Impairment and Disposal of Long-Lived Assets (“ASC 360-10”). Determination of recoverability is based on the lowest level of identifiable estimated undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for long-lived assets that management expects to hold and use is based on the excess of the carrying value of the asset over its fair value. Fair value estimates are derived from established market values of comparable assets or internal calculations of estimated future net cash flows. The Business’ estimates of future cash flows are based on assumptions and projections it believes to be reasonable and supportable. The Business’ assumptions consider revenue growth rates and operating margins, the estimation of the useful life over which the undiscounted cash flows will occur, and the terminal value of the asset group at the end of that useful life. We recorded impairment charges of $1.1 million (unaudited) in property, plant and equipment, which is recorded within Impairments of long-lived assets for the year ended December 31, 2019 (Predecessor). These charges are related to canceled in-flight developed software products.

The fair values are estimated using the framework and hierarchy in ASC 820-10, as described in “Note 2. Summary of Significant Accounting Policies—Fair Value Measurements—Long-lived Assets”, using a combination of the income, market, and cost approaches. Fair value estimates are derived using established market or replacement values of comparable assets and estimated future net cash flows expected to be generated by market participants. The resulting fair values are considered nonrecurring Level 3 measurements, and are subject to change based on economic or market conditions, as well as future negotiations with interested parties.

Capitalized Software and Labor

The Business capitalizes eligible costs to acquire or develop internal-use software that are incurred subsequent to the preliminary project stage through the development stage. The estimated useful life of costs capitalized is evaluated for each specific project and ranges from one year to seven years. Actual economic lives may differ from estimated useful lives. Periodic reviews could result in a change in estimated useful lives and therefore amortization expense in future periods. See “Note 10. Property, Plant and Equipment” for further discussion.

Pushdown Accounting

VMG was acquired by College Parent L.P. on September 1, 2021 from Verizon. This transaction was accounted for by College Parent L.P. in accordance with the acquisition method of accounting pursuant to ASC 805, Business Combinations, and pushdown accounting was applied to VMG to record the fair value of the assets and liabilities of VMG as of September 1, 2021, the date of the Transaction. Edgecast, as a consolidating business of VMG, also accounts for the transaction using pushdown accounting. Under pushdown accounting, identifiable assets and liabilities are recorded at fair value and the excess of the fair value of the Business above the fair value accounting basis of the net assets and liabilities of the Business is recorded as goodwill. Determining fair value of identifiable assets, particularly intangibles, and liabilities acquired also requires management to make estimates, which are based on all available information and in some cases assumptions with respect to the timing and amount of future revenues and expenses associated with an asset.

Goodwill

Impairment testing for goodwill is performed annually in the fourth quarter or more frequently if impairment indicators are present. During the presented periods, the Business comprised a single reporting unit for impairment test purposes.

To determine if goodwill is potentially impaired, we have the option to perform a qualitative assessment. However, we may elect to bypass the qualitative assessment and perform a quantitative impairment test even if no indications of a potential impairment exist. The quantitative impairment test for goodwill is performed at the reporting unit level and compares the fair value of the reporting unit (calculated using a combination of a market approach and a discounted cash flow method) to its carrying value. The estimated fair value of our reporting unit is a Level 3 measure in the fair value hierarchy. Refer to the Fair Value Measurements discussion above for additional information.

The market approach includes the use of comparative multiples of guideline companies to corroborate discounted cash flow results. The discounted cash flow method is based on the present value of two components, projected cash flows and a terminal value. The terminal value represents the expected normalized future cash flows of the reporting unit beyond the cash flows from the discrete projection period. The fair value of the reporting unit is calculated based on the sum of the present value of the cash flows from the discrete period and the present value of the terminal value. The discount rate represents our estimate of the weighted-average cost of capital, or expected return, that a marketplace participant would have required as of the valuation date. If the carrying value exceeds the fair value, an impairment charge is booked for the excess carrying value over fair value, limited to the total amount of goodwill of the reporting unit. Refer to “Note 8. Goodwill” for further discussion of the Business’ goodwill.

Under the qualitative assessment, we consider several qualitative factors, including the business enterprise value of the reporting unit from the last quantitative test and the excess of fair value over carrying value from this test, macroeconomic conditions (including changes in interest rates and discount rates), industry and market considerations (including industry revenue and Earnings before interest, taxes, depreciation and amortization (EBITDA) margin results and projections), the recent and projected financial performance of the reporting unit, as well as other factors.

We have concluded that we have one reporting unit and assigned the entire balance of goodwill to this reporting unit. As of October 31, 2021, the goodwill testing date, the Business performed its impairment test for goodwill which indicated that the fair value for the reporting unit exceeded the carrying value, and therefore did not result in a goodwill impairment.

Other Intangible Assets

We have purchased assets and/or businesses, which may include the purchase of intangible assets. Intangible assets include customer relationships and developed technology.

Definite-lived intangible assets are carried at cost and are amortized over their estimated useful lives, generally on a straight-line basis over one year and up to fifteen years as the pattern of use is ratable. All of our intangible assets subject to amortization and other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If any indications of impairment are present, we would test for recoverability by comparing the carrying amount of the asset group to the net undiscounted cash flows expected to be generated from the asset group. If those net undiscounted cash flows do not exceed the carrying amount, we would perform the next step, which is to determine the fair value of the asset and record an impairment, if any. We re-evaluate the useful life determinations for these intangible assets each year to determine whether events and circumstances warrant a revision to their remaining useful lives.

These inputs are a Level 3 measure in the fair value hierarchy. No impairments of such assets were identified during any of the periods presented. Refer to “Note 9. Other Intangible Assets” for further discussion of the Business’ intangible assets.

Leases

We assess whether an arrangement is a lease or contains a lease at inception. For arrangements considered leases or that contain a lease that is accounted for separately, we determine the classification and initial measurement of the right-of-use asset and lease liability at the lease commencement date, which is the date that the underlying asset becomes available for use.

For operating leases, we recognize a right-of-use asset, which represents our right to use the underlying asset for the lease term, and a lease liability, which represents the present value of our obligation to make payments arising over the lease term. The present value of the lease payments is calculated using the incremental borrowing rate. The incremental borrowing rate is determined using a portfolio approach based on the rate of interest that the Parent would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term. Management uses the unsecured borrowing rate and risk-adjusts that rate to approximate a collateralized rate, which is updated on a quarterly basis. Refer to “Note 11. Leases” for further discussion.

In those circumstances where the Business is the lessee, we have elected to account for non-lease components associated with our leases (e.g., common area maintenance costs) and lease components as a single lease component for substantially all of our asset classes.

Rent expense for operating leases is recognized on a straight-line basis over the term of the lease and is included in either Cost of revenues or Selling, general and administrative expense in our Combined Statements of Operations and Comprehensive Loss, based on the use of the facility or equipment on which rent is being paid. Variable rent payments are expensed in the period incurred. Our variable lease payments consist of payments dependent on various external indicators, including real estate taxes, common area maintenance charges and utility usage.

Operating leases with a term of 12 months or less are not recorded on the balance sheet; we recognize rent expenses for these leases on a straight-line basis over the lease term.

Income Taxes

Income taxes as presented in the combined financial statements of the Business attribute current and deferred income taxes to the Business’ stand-alone financial statements in a manner that is systematic, rational and consistent with the asset and liability method prescribed by FASB ASC Topic 740, Income Taxes (“ASC 740”). Accordingly, the Business’ income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the consolidated group as if the group members were a separate taxpayer and a stand-alone enterprise. The calculation of our income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. As a result, actual transactions included in the consolidated financial statements of the Parent may not be included in the separate combined financial statements of the Business. Similarly, the tax treatment of certain items reflected in the combined financial statements of the Business may not be reflected in the consolidated financial statements and tax returns of the Parent. Therefore, such items as net operating losses, credit carry-forwards and valuation allowances may exist in the stand-alone financial statements that may or may not exist in the Parent’s consolidated financial statements. As such, the income taxes of the Business as presented in the combined financial statements may not be indicative of the income taxes that the Business will generate in the future.

For the presented periods, certain operations of the Business have historically been included in a consolidated return with other Parent entities. Current obligations for taxes in certain jurisdictions, where the Business files a consolidated tax return with the Parent, are deemed settled with the Parent as a component of Net parent investment for purposes of the combined financial statements. Our effective tax rate is based on pre-tax income, statutory tax rates, tax laws and regulations and tax planning strategies available to us in the various jurisdictions in which we operate.

Deferred income taxes are provided for temporary differences in the basis between financial statements and income tax assets and liabilities. Deferred income taxes are recalculated annually at tax rates in effect for the years in which those tax assets and liabilities are expected to be realized or settled. We record valuation allowances to reduce our deferred tax assets to the amount that is more likely than not to be realized.

We use a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return. The first step is recognition: we determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, we presume that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. The second step is measurement: a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in one or more of the following: an increase in a liability for income taxes payable, a reduction of an income tax refund receivable, a reduction in a deferred tax asset or an increase in a deferred tax liability.

Significant management judgment is required in evaluating our tax positions and in determining our effective tax rate. Refer to “Note 14. Income Taxes” for further discussion.

Net Parent Investment

Net parent investment in the Combined Balance Sheets for the Predecessor and Successor periods represent the Parent’s historical investment in the Business, the accumulated net earnings after taxes and the net effect of the transactions with and allocations from the Parent. See “Note 1. Organization and Basis of Presentation” above and “Note 6. Corporate Allocations and Related Party Transactions” for additional information.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Refer to “Note 15. Commitments and Contingencies” for further discussion.

Note 3. Recently Adopted Accounting Standards

ASU 2016-13, ASU 2018-19, ASU 2019-04, and ASU 2019-05, Financial Instruments—Credit Losses (Topic 326)

In June 2016, the FASB issued Topic 326 which requires certain financial assets to be measured at amortized cost net of an allowance for estimated credit losses, such that the net receivable represents the present value of expected cash collection. In addition, this standard update requires that certain financial assets be measured at amortized cost reflecting an allowance for estimated credit losses expected to occur over the life of the assets. The estimate of credit losses must be based on all relevant information including historical information, current conditions, and reasonable and supportable forecasts that affect the collectability of the amounts. An entity applies the update through a cumulative effect adjustment to net parent investment as of the beginning of the first reporting period in which the guidance is effective (January 1, 2020). A prospective transition approach is required for debt securities for which an other-than-temporary impairment has been recognized before the effective date. Early adoption of this standard is permitted.

The Business adopted Topic 326 beginning on January 1, 2020 using the modified retrospective approach. Upon adoption, there was no cumulative effect adjustment to opening net parent investment recorded at the beginning of the period of adoption as Edgecast assessed the timing of expected credit loss recognition based upon reasonable and supportable forecasts of the future economic condition as of January 1, 2020, as well as historical experience, the age of the accounts receivable balances, the credit quality of our customers, and other factors that may affect a customer’s ability to determine the speed and severity of the collections effort, and concluded that historical loss rates are consistent with expectations for forward loss estimates. There is no significant impact to our operating results for the current period due to this standard update. Refer to “Note 2. Summary of Significant Accounting Policies—Allowance for Credit Losses” as well as “Note 7. Accounts Receivable” for further discussion.

ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740)

In December 2019, the FASB issued a new standard to simplify the accounting for income taxes. The guidance eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes and enacted changes in tax laws or rates, and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The Business adopted ASU 2019-12 beginning on January 1, 2021. The adoption of the standard did not have a material impact on our combined financial statements. Refer to “Note 14. Income Taxes” for further discussion.

ASU 2020-04, Reference Rate Reform (Topic 848)

Topic 848 provides temporary optional guidance to ease the potential burden in accounting for reference rate reform. Topic 848 provides optional expedients and exceptions for applying U.S. GAAP to transactions affected by reference rate reform if certain criteria are met.

Topic 848 was effective for the Business beginning on March 12, 2020, and we will apply the amendments prospectively through December 31, 2022. There was no impact to our combined financial statements for the current period as a result of adopting this standard update.

ASU 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (Topic 805)

In October 2021, the FASB issued Accounting Standards Update 2021-08 (“ASU 2021-08”), “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (Topics 805).” The new guidance aims to improve the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in practice and inconsistency related to (a) recognition of an acquired contract liability and (b) payment terms and their effect on subsequent revenue recognized by the acquirer. ASU 2021-08 requires that an entity (acquirer) recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606 as if it had originated the contracts, generally resulting in recognition of contract assets and contract liabilities consistent with how the acquiree applied Topic 606. ASU 2021-08 is effective for fiscal years beginning after December 15, 2023 for non-public business entities with early adoption permitted. An entity that early adopts in an interim period should apply the amendments (1) retrospectively to all business combinations for which the acquisition date occurs on or after the beginning of the fiscal year that includes the interim period of early application and (2) prospectively to all business combinations that occur on or after the date of initial application. The Business early adopted the provisions of ASU 2021-08 as of September 1, 2021.

Note 4. Revenue Recognition

We earn revenue from contracts with customers on our industry leading cloud platform that delivers smart end-to-end solutions. As the digital platform reshapes the delivery of media and entertainment content, there is an increasing need for stable, high-quality video delivery platforms. Edgecast offers a scalable platform for delivering content, including live broadcasts, video on demand, games, software and websites to our customers on their devices at any time. This platform is targeted at media and entertainment companies and other businesses that deliver their digital products and services through the internet.

Revenue by Category

The Business’ products and solutions are categorized within the following areas: Delivery Services, Streaming Services, and Other. We record deferred revenues when cash payments are received or due in advance of our performance, including amounts which are refundable. Current deferred revenues were $0.7 million as of December 31, 2021 (Successor), $1.3 million as of December 31, 2020 (Predecessor) and $2.6 million (unaudited) as of December 31, 2019 (Predecessor), and primarily relate to advanced invoicing or payments for services. Of the deferred revenues as of December 31, 2020 (Predecessor), $1.3 million was recognized as revenues for the periods from January 1, 2021 to August 31, 2021 (Predecessor). For the period from September 1, 2021 to December 31, 2021 (Successor), there was no material additional deferred revenue recognized as revenues. Of the deferred revenues as of December 31, 2019 (Predecessor), $2.6 million was recognized as revenues for the year ended December 31, 2020 (Predecessor).

Delivery

Our delivery services provide efficient and secure delivery of data (content) using our global edge network, reducing latency and page-load times across a broad spectrum of devices, anywhere in the world. Edgecast combines the performance of our global edge network with advanced technologies, software, security tools, and service to easily deliver the streaming quality that worldwide broadcasters, content creators, and viewers demand.

Streaming

Our Streaming service provides a way for broadcasters, content owners, and distributors to deliver high-quality, ultra-personalized viewing experiences via our comprehensive streaming solution including video delivery, server side ad insertion, content target, time control and digital rights management. Our streaming infrastructure enables our customers to simplify their workflow from encoding through delivery, to customization and insights.

Other

Other Revenue includes broadcast compliance, monitoring solutions, analytical services, and other customized services provided to our end customers.

The following presents disaggregated revenue by category:

(dollars in thousands)

	Successor	Predecessor
	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
				(Unaudited)
Delivery Services	$60,917	$139,096	$207,463	$209,362
Streaming Services	36,916	66,672	74,145	67,979
Other Revenues	5,627	14,194	23,204	21,437

Revenues	$103,460	$219,962	$304,812	$298,778

The following presents revenue by geographic areas:

(dollars in thousands)

	Successor	Predecessor
	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
				(Unaudited)
United States	$93,654	$200,061	$273,551	$256,741
International	9,806	19,901	31,261	42,037

Revenues	$103,460	$219,962	$304,812	$298,778

Remaining Performance Obligations

When allocating the total contract transaction price to identified performance obligations, a portion of the total transaction price may relate to service performance obligations which were not satisfied or are partially satisfied as of the end of the reporting period. We elected to apply the practical expedient available under Topic 606 that provides the option to exclude the expected revenues arising from unsatisfied performance obligations related to contracts that have an original expected duration of one year or less. This situation primarily arises with respect to certain month-to-month or 1 year term service contracts. As such, we do not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed. Remaining performance obligation estimates are subject to change and are affected by several factors, including terminations and changes in the timing and scope of contracts, arising from contract modifications.

Edgecast services are individually deemed to be distinct services delivered in a series making up one performance obligation. Management elected to recognize revenue based on the amount invoiced to the customer as the performance obligation is satisfied over time. The amount to which the Business has the right to invoice the customer corresponds directly with the value to the customer of the Business’ performance completed to date (usage based). For customers who prepay for services, the Business recognizes deferred revenue until the services are delivered in each period (volume of data delivered). Certain contracts have a variable component as delivered content is subject to a contractual monthly data limit for data delivered and streaming services are subject to fixed price per hour of content streamed. Additionally, in streaming service contracts the price per hour is reset and settled with the customer on a monthly basis therefore, there is low risk that revenue recognized will be later reversed as a result of the variability.

Customer contracts are either entirely usage based, commit the customer to a minimum monthly level of usage with additional charges applicable for actual usage above the monthly minimum commitment, or minimum commitment over the contractual term. For contracts that contain minimum monthly commitments, we recognize revenue equal to the greater of the minimum monthly committed amount or actual usage, if actual usage exceeds the monthly committed amount, using the right to invoice practical expedient. For certain Business contracts with customers that have a contractual minimum fee over the total contract term, the amount and timing of revenue recognition is largely driven by when the customer utilizes the services and our ability to deliver in accordance with relevant contract terms, which would impact our estimate of the remaining performance obligations and when we expect to recognize such as revenues.

The Business’ contracts with customers do not include significant financing components.

The Business did not have significant revenue recognized in the reporting period from performance obligations satisfied, or partially satisfied, in previous periods. At December 31, 2021 (Successor), the transaction price related to unsatisfied performance obligations that is expected to be recognized within 2022, 2023 and thereafter was $51.4 million, $50.0 million and $32.6 million, respectively.

Contract Costs

Topic 606 requires the recognition of an asset for incremental costs to obtain a customer contract and other costs to fulfill a contract not otherwise required to be immediately expensed when we expect to recover those costs, which are then amortized to expense, over the respective periods of expected benefit. The only material incremental cost we incur is commission expense, which is generally incurred in the same period as the underlying revenue. We only defer these costs when we have determined the commissions are, in fact, incremental and would not have been incurred absent the customer contract. Costs to fulfill a contract are generally not specific to any particular contract or customer, but rather represent a general cost to operate the overall business. Any commissions paid on renewal contracts are commensurate with those paid on initial contracts. As a practical expedient, we elected to recognize these costs of obtaining a contract as an expense when the related contract period is less than one year. When the period exceeds one year, this asset is amortized over the life of the contract. We did not have any deferred contract costs as of December 31, 2021 (Successor) and December 31, 2020 (Predecessor).

Note 5. VMG and Edgecast Acquisition

As discussed in “Note 1. Organization and Basis of Presentation,” College Parent L.P. acquired VMG, including Edgecast, by acquiring substantially all of the assets, liabilities, and business activities that constitute its historical operations.

The Transaction resulted in a new basis of accounting for College Parent L.P., and in accordance with its election to apply pushdown accounting, the impact of the Transaction has been recognized in the Successor period of the Business’ combined financial statements. The Business’ purchase price was derived as a component of College Parent L.P.’s total purchase price of $4,907.4 million, based on an income approach. The following table summarizes the preliminary allocation of the $371.7 million purchase price attributed to the Edgecast assets acquired and liabilities assumed:

The following presents the purchase consideration for the Business and its allocation to assets acquired and liabilities assumed:

(dollars in thousands)

As of September 1, 2021	2021
Assets:
Accounts receivable:
Trade and other, net of credit losses	37,050
Affiliates	32
Affiliate loan receivable	2,014
Prepaid expenses and other current assets	43,439
Property, plant and equipment, net	125,610
Other intangible assets, net	52,000
Goodwill	60,919
Operating lease right-of-use assets	21,007
Deferred income taxes	32
Affiliate loan receivable, non-current	199,052
Other assets	66

Total assets acquired:	541,221

As of September 1, 2021	2021
Liabilities:
Accounts payable:
Trade and other	25,537
Affiliates	8,861
Affiliate loan payable	44,501
Accrued liabilities and other current liabilities	41,726
Current operating lease liabilities	7,867
Current deferred revenues	1,550
Deferred income taxes	25,385
Non-current operating lease liabilities	13,140
Other liabilities	964
Total liabilities assumed	169,531

Total purchase consideration	$371,690

The Business applies the provisions of ASC 805, Business Combinations, in the accounting for its acquisition. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the tangible and identifiable intangible assets acquired and liabilities assumed. The allocation of the purchase price to identifiable intangible assets is based on valuations performed to determine the fair values of such assets as of the acquisition dates. Due to the timing of the Transaction and the magnitude of and nature of the net assets acquired on September 1, 2021, the valuation process to determine the fair values is not complete. Our estimates and assumptions are subject to change within the measurement period. The Business has estimated the preliminary fair value of net assets acquired based on information currently available and will continue to adjust those estimates as additional information becomes available.

The fair value of acquired tangible assets, such as specialized properties or plant and equipment, was estimated using the replacement-cost method of the cost approach, which represents the highest value that a market participant would have paid for an asset with similar utility. The preliminary fair value of the Property, Plant and Equipment (“PP&E”) acquired as a result of the Transaction was $125.6 million. Fair values of long-lived assets are primarily derived utilizing the Cost Approach. Replacement costs associated with the building and site improvements were estimated based on construction cost guidelines obtained from public reports of construction costs, industry participants, and Marshall Valuation Service. These costs are then adjusted for accrued depreciation (curable and incurable physical depreciation, functional and/or economic obsolescence).

The Business recorded goodwill of $60.9 million as of the Transaction date. Goodwill recognized is primarily attributable to the acquisition of an assembled workforce and other intangible assets that do not qualify for separate recognition. The goodwill is not deductible for tax purposes.

The preliminary intangible assets identified include developed technology and customer relationships. The preliminary fair values of the intangible assets were estimated based on income and cost approaches. The developed technology asset was valued using the excess earnings method, a form of the income approach. Under the excess earnings method, the value of the intangible asset is equal to the present value of the after-tax cash flows attributable solely to the subject intangible asset. The customer relationships asset was valued using a cost / lost profits approach. Under this approach, the value of the intangible asset is based on the estimated cost which would be required to re-create an asset of similar utility and the profits foregone over that re-creation period.

Note 6. Corporate Allocations and Related Party Transactions

As discussed in “Note 1. Organization and Basis of Presentation”, the Parent and Verizon have historically provided the Business with a number of services. Some of these services are provided directly by the Parent and Verizon, and others are managed by the Parent through third-party service providers. In connection with the Transaction, Yahoo! entered into a transition services agreement (the “TSA”) with Verizon on September 1, 2021. Under the terms of the TSA, Verizon provides various transition services to Yahoo! and directly to the Business. These services include, but are not limited to, colocation, computer emergency response services and interconnections. The cost of these services were either (a) recognized through our allocated portion of Parent and Verizon corporate functions, or (b) billed directly to the Business. In addition, the Business obtained a variety of services (such as software licenses and web services) under various master service agreements to which the Parent (and not the Business) is a party. We are billed directly for some of these services we procure under these arrangements while others are part of our allocation of Parent’s corporate costs.

We receive an allocated share of Parent and Verizon corporate functions for certain services that the Parent and Verizon provides to the Business, but which are not specifically billed to the Business, such as administering employee benefits plans and paying related claims, human resources, legal functions, finance, executives, procurement, business development, facility management, real estate, license fees, central and shared technology, and various other Parent and Verizon corporate functions and overhead. Costs were recorded in our Combined Statements of Operations and Comprehensive Loss for our allocated share of the Parent and Verizon’s corporate functions. The Business also provides services to Verizon such as Content Delivery, Web Security and Video Streaming Services, which are recorded in our Combined Statements of Operations and Comprehensive Loss. The following table summarizes the related party revenues and costs related to these services, as well as costs allocated from Parent and Verizon.

Related party revenues/costs and allocation of corporate functions are as follows:

(dollars in thousands)

	Successor	Predecessor
	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
				(Unaudited)
Related party revenues	$21,006	$41,791	$61,056	$51,634

Cost of revenues	2,772	13,904	20,752	20,459
Selling, general and administrative expense	14,827	30,720	51,319	56,933
Other income, net	(3,287)	(4,481)	(17,333)	(13,633)
Interest expense	—	3,992	8,823	13,572

Total related party costs	$14,312	$44,135	$63,561	$77,331

The following items include certain related party transactions and allocations with/from the Parent and Verizon identified above as well as related party transactions within the Combined Balance Sheets. Items specifically related to Verizon are identified accordingly :

•

Certain employees and retirees of the Business participate in postretirement benefit plans sponsored by Verizon in the Predecessor period and Yahoo! in the Successor period which primarily relate to a 401(k) defined contribution plan. The Business is allocated relevant participation costs for these employee benefit plans. As such, the Business has not recorded any liabilities associated with our participation in these plans in the Combined Balance Sheet as of December 31, 2021 (Successor), December 31, 2020 (Predecessor) and 2019 (Predecessor). Expenses associated with our employees’ participation in these plans are $0.8 million, $2.4 million, $3.3 million and $2.8 million (unaudited) for the period from September 1, 2021 to December 31, 2021 (Successor), period from January 1, 2021 to August 31, 2021 (Predecessor), and for the years ended December 31, 2020 (Predecessor) and 2019 (Predecessor), respectively.

•

Verizon in the Predecessor period and Yahoo! in the Successor period grants restricted stock units, performance stock units, and other stock-based compensation to its group employees, including those of the Business. Refer to “Note 12—Employee Benefits and Stock-Based Compensation” for more details on stock-based compensation.

•

The Business is a part of Verizon’s consolidated tax returns in the predecessor periods and College Parent, L.P.’s consolidated tax return in the successor period filed with the IRS. For carve-out purposes, the Business’ income tax provision has been calculated as if the Business were a separate entity filing its own return with the IRS. Refer to “Note 14. Income Taxes” for further discussion.

•	Amounts for due to / due from affiliates are recorded in Affiliates under Accounts receivable and Account payable, and are settled in cash.

•

All adjustments relating to certain transactions among the Business and the Parent’s entities, which include the transfer of the balance of cash held in cash pooling arrangements to the Parent, and allocation of all costs of doing business that were paid on behalf of the Business by the Parent’s entities, are classified as Net parent investment.

Additionally, outstanding related party loans between Edgecast and the affiliates are cash settled and presented as an related party asset or liability due to or from affiliates on the Edgecast Combined Balance sheets. Interest income related to the related party loans are included as Related party other income, net for each period in the Combined Statements of Operations and Comprehensive Loss. Interest expense related to the related party loans are included as Interest expense for each period in the Combined Statements of Operations and Comprehensive Loss.

On December 31, 2016, Edgecast issued an unsecured loan note of $249.9 million to Oath Inc., Adap.tv, Inc. and Verizon Media Inc. that are due December 31, 2026. The note bears interest at a fixed rate of 5.4% per annum. $93.6 million of the principal was paid in 2020 (Predecessor) and the remaining principal amount was fully paid as of August 31, 2021 (Predecessor).

On July 1, 2018, Oath Inc. issued a promissory note of $201 million to Edgecast that is due on July 1, 2028. The outstanding principal amount of the note bears interest at a fixed rate of 4.3% per annum. As of December 31, 2021 (Successor), $201.7 million principal and interest is outstanding.

On November 30, 2018, Oath (Netherlands) B.V. issued a promissory note of £36.5 million to Edgecast that is due on November 30, 2023. The note bears interest at a fixed rate of 3.725% per annum. The full principal amount of £36.5 million and interest of £1.0 million on this note have been fully paid in 2020 (Predecessor)

On September 29, 2021, Edgecast entered into a revolving credit facility agreement with Oath Inc., whereby Oath Inc. may draw upon an available capacity of $50 million, with a final maturity of April 30, 2022, with a variable annual rate equal 3-Month LIBOR that resets quarterly as of the last day of the calendar quarter for USD plus a margin of 0.79%. As of December 31, 2021 (Successor), $50.0 million of principal and interest is outstanding.

Net transfers to and from the Parent are included within Net parent investment on the Combined Statements of Changes in Equity.

The components of the net transfers to and from Parent are as follows:

(dollars in thousands)

	Successor	Predecessor
	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
				(Unaudited)
Cash pooling and general financing activities	$98,996	$206,792	$21,938	$101,777
Corporate allocations	16,925	38,076	63,481	68,390

Net Transfers from the Parent per Combined Statements of Changes in Equity	115,921	244,868	85,419	170,167
Equity classified awards	(71)	(645)	(703)	(203)

Net Transfers from the Parent per Combined Statements of Cash Flows	$115,850	$244,223	$84,716	$169,964

Note 7. Accounts Receivable

The timing of revenue recognition may differ from the time of billing to our customers. Receivables presented in our Combined Balance Sheets represent an unconditional right to consideration. In accordance with Topic 606 and Topic 326, the Business recognizes its reported estimated credit losses as a direct reduction to revenues as an implicit pricing concession, instead of separately as a discrete deduction to arrive at revenue. Refer to “Note 2. Summary of Significant Accounting Policies—Allowance for Credit Losses” for further discussion related to the Business’ policy.

The credit quality indicators are used in determining the estimated amount and the timing of expected credit losses.

Activity in the allowance for credit losses of receivables were as follows:

(dollars in thousands)

Balance at January 1, 2020 (Predecessor)	$(2,204)
Foreign currency translation adjustment	(73)
Current period provision for expected credit losses	(1,137)
Write-offs charged against the allowance	1,482
Recoveries collected	357

Balance at December 31, 2020 (Predecessor)	(1,575)
Foreign currency translation adjustment	(281)
Current period provision for expected credit losses	(1,182)
Write-offs charged against the allowance	615
Recoveries collected	42

Balance at August 31, 2021 (Predecessor)	(2,381)

Balance at September 1, 2021 (Successor)	(2,381)
Foreign currency translation adjustment	353
Current period provision for expected credit losses	(319)
Write-offs charged against the allowance	72
Recoveries collected	—

Balance at December 31, 2021 (Successor)	$(2,275)

We monitor delinquency and write-off experience based on the quality of our agreements. The extent of our collection efforts with respect to a particular customer are based on the results of our proprietary custom internal scoring models that analyze the customer’s past performance to predict the likelihood of the customer falling further delinquent. These custom scoring models assess a number of variables, including origination characteristics, customer account history and payment patterns. Since our customers’ behaviors may be impacted by general economic conditions, we analyzed whether changes in macroeconomic conditions impact our credit loss experience and have concluded that our credit loss estimates are generally not materially impacted by reasonable and supportable forecasts of future economic conditions. Based on the score derived from these models, accounts are grouped by risk category to determine the collection strategy to be applied to such accounts. We consider an account to be delinquent if there are undisputed, unpaid charges remaining on the account after the invoice due date.

As of December 31, 2021, our allowance for credit losses considered the current and potential future impacts caused by COVID-19 based on available information to date.

Note 8. Goodwill

As described in “Note 5. VMG and Edgecast Acquisition”, the Business recorded $60.9 million of goodwill on September 1, 2021 in connection with the Transaction, and as of December 31, 2021, there have been no changes to the carrying amount of goodwill as of the Balance Sheet of the Successor. The Business completed its impairment test and subsequent impairment assessment for goodwill as of October 31, 2021 and concluded no goodwill impairment indicators were presented according to the policies described within “Note 2. Summary of Significant Accounting Policies”.

Note 9. Other Intangible Assets

Definite-lived intangible assets are carried at cost and are amortized over their estimated useful lives, generally on a straight-line basis.

The following table displays the details of Other intangible assets, net

(dollars in thousands)

	Successor			Predecessor
	As of December 31, 2021			As of December 31, 2020
	Useful life (in years)	Original Cost	Net Carrying Value	Useful life (in years)	Original Cost	Net Carrying Value
Customer relationships	6	$40,000	$37,778	7-8	$60,200	$11,301
Developed technology	6	12,000	11,333	—	—	—

Total of Other intangible assets, net		$52,000	$49,111		$60,200	$11,301

The Business recognized amortization expense in Other intangible assets, net of $2.9 million, $4.6 million, $7.2 million, and $10.1 million (unaudited) for the period from September 1, 2021 to December 31, 2021 (Successor), the period from January 1, 2021 to August 31, 2021 (Predecessor), and for the years ended December 31, 2020 (Predecessor) and 2019 (Predecessor), respectively. Based on the current amount of intangibles subject to amortization, the estimated amortization expense for each of the succeeding years is as follows: 2022: $8.7 million; 2023: $8.7 million; 2024: $8.7 million; 2025: $8.7 million; and 2026 and thereafter: $14.4 million.

Note 10. Property, Plant and Equipment

Property, plant and equipment are stated at cost and are depreciated over their estimated useful lives, generally on a straight-line basis.

The following table displays the details of Property, plant and equipment, net:

(dollars in thousands)

	Successor			Predecessor
	As of December 31, 2021			As of December 31, 2020
	Useful life (in years)	Original Cost	Net Carrying Value	Useful life (in years)	Original Cost	Net Carrying Value
Computer and equipment	3 - 5	91,093	83,148	5	347,603	108,535
Leasehold improvements	15	5,300	4,713	15	5,246	1,134
Furniture and other	3 -15	8,740	8,159	7 -10	15,147	6,960
Construction in progress	—	13,762	13,762	—	2,210	2,210
Capitalized software and labor(1)	0 - 4	20,828	18,802	0 - 4	184,015	28,230

Total Property, Plant and Equipment, net		$139,723	$128,584		$554,221	$147,069

(1)

Included in the capitalized amounts above are $2.2 million, $4.3 million, $6.6 million, for the period from September 1, 2021 to December 31, 2021 (Successor), period from January 1, 2021 to August 31, 2021 (Predecessor), and for the year ended December 31, 2020 (Predecessor), respectively, of stock-based compensation expense in each period.

Total depreciation expense was $11.2 million, $38.7 million, $65.4 million, and $80.1 million (unaudited) for the period from September 1, 2021 to December 31, 2021 (Successor), the period from January 1, 2021 to August 31, 2021 (Predecessor), and for the years ended December 31, 2020 (Predecessor) and 2019 (Predecessor), respectively.

The following table presents property, plant and equipment, net by geographic areas:

Property, plant and equipment, net by geographic areas

(dollars in thousands)

	Successor	Predecessor
	As of December 31, 2021	As of December 31, 2020
United States	$84,435	$100,913
International	44,149	46,156

Total Property, Plant and Equipment, net	$128,584	$147,069

Note 11. Leases

The Business leases office space under operating lease agreements. Our leases have remaining lease terms ranging from 1 year to 3 years, some of which include options that we can elect to extend the leases term and some of which include options to terminate the leases. For the majority of leases entered into during the current period, we have concluded it is not reasonably certain that we would exercise the options to extend the lease or terminate the lease. Therefore, as of the lease commencement date, our lease terms generally do not include these options. We include options to extend the lease when it is reasonably certain that we will exercise that option.

The components of net lease costs were as follows:

(dollars in thousands)

		Successor	Predecessor
	Classification	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
					(Unaudited)
Operating lease cost(1)	Cost of revenues	$3,466	$10,243	$9,803	$8,830
	Selling, general and administrative expense	841	835	1,320	1,287
Short-term lease cost(1)	Cost of revenues	11,524	9,624	18,633	18,590
	Selling, general and administrative expense	—	—	—	—
Variable lease cost(1)	Cost of revenues	27	2	2	4
	Selling, general and administrative expense	39	12	10	9
Sublease income	Other Income	(572)	—	—	—

Total Net Lease Cost		$15,325	$20,716	$29,768	$28,720

(1)

Operating lease costs and variable lease costs, are split between Cost of revenues and Selling, general and administrative expense in the Combined Statements of Operations and Comprehensive Loss based on the use of the facility or equipment that the rent is being paid on. Variable lease costs represent payments that are dependent on a rate or index, or on usage of the asset.

The Company sub-leased a portion of its Jefferson facility and received $0.6 million in sublease income for the period from September 1, 2021 to December 31, 2021 (Successor).

The weighted-average remaining lease term and discount rate of our operating leases were as follows:

(dollars in thousands)

As of December 31,	2021	2020
Weighted-Average Remaining Lease Term (years)	2.2	2.6

Weighted-Average Discount Rate	5.7%	3.3%

The maturity analysis of operating lease liabilities as of December 31, 2021 were as follows:

(dollars in thousands)

2022	$13,056
2023	11,750
2024	3,384
2025	—
2026	—
Thereafter	—

Total Lease Payments	28,190
Less interest	1,664

Present Value of Lease Liabilities	26,526
Less current obligation	11,907

Long-Term Obligation at December 31, 2021	$14,619

Note 12. Employee Benefits and Stock-Based Compensation

Historically, under its long-term incentive plan (“LTI”), Verizon granted restricted stock units (“RSUs”) and performance stock units (“PSUs”) under Verizon’s company-wide plan annually to its employees (collectively “LTI Awards”). RSUs vested over a three-year period and PSUs vested at the end of the third year. In connection with the Transaction, as the sale of VMG was considered an involuntary termination of employment, employees vested in a prorated portion of outstanding LTI Awards while unvested awards were forfeited. Forfeited LTI Awards were subsequently recognized or replaced, by Verizon (“Retention Awards”) or College Parent, L.P. (“Replacement Awards”), respectively, depending on the applicable Predecessor plan, with cash retention awards requiring continued employment with the Business. Subsequent to the Transaction, College Parent, L.P. implemented the Management Equity Program (“MEP”) which includes the granting of profits units (“PUs”) and equity appreciation units (“EAUs”) under the College Parent L.P. 2021 Equity Incentive Plan and the Yahoo Equity Appreciation Unit Plan, respectively. These Predecessor and Successor plans are further described below, including determination of impact to the Business.

Predecessor

All stock-based compensation plans in which the Business’ employees participate are administered and managed by the Parent. The Combined Statements of Operations and Comprehensive Loss include all of the share-based payment expenses directly attributable to the Business. The expenses include allocations of direct expenses as well as expenses that have been deemed attributable to the Business’ operations. The Parent grants various broad-based equity grants to employees, including executive officers, and permits the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and other awards.

Restricted Stock Units and Performance Stock Units

RSUs granted under Verizon’s company-wide plans generally vest in three equal installments on each anniversary of the grant date. The RSUs that are paid in stock upon vesting and are thus classified as equity awards are measured using the grant date fair value of the Parent’s common stock and are not remeasured at the end of each reporting period. The RSUs that are settled in cash are classified as liability awards and the liability is measured at its fair value at the end of each reporting period. All RSUs granted under the respective plans have dividend equivalent units, which will be paid to participants at the time the RSU award is paid, and in the same proportion as the RSU award. In

February 2018, Verizon announced a broad-based employee special award of RSUs to eligible full-time and part-time employees. These RSUs are vested in two equal installments on each anniversary of the grant date and paid in cash. The first installment of the restricted stock units were vested and paid in February 2019 and the remaining restricted stock units were vested and paid in February 2020.

Verizon’s plans provide for grants of PSUs that generally vest at the end of the third year after the grant. The PSUs that are paid in stock upon vesting and are thus classified as equity awards are measured using the grant date fair value of the Parent’s common stock and are not remeasured at the end of each reporting period. The PSUs that are settled in cash are classified as liability awards. The PSU award liability is measured at its fair value at the end of each reporting period and, therefore, fluctuates based on the price of the Parent’s common stock as well as performance relative to the targets. All PSUs granted under these plans have dividend equivalent units, which will be paid to participants at the time that PSU award is determined and paid, and in the same proportion as the PSU award. The granted and canceled activity for the PSU award includes adjustments for the performance goals achieved.

In 2017 Verizon acquired the historical operating business of Yahoo! Inc. and each unvested and outstanding Yahoo! Inc. PSU award that was held by Yahoo! Inc. employee who became an employee of VMG was converted to a PSU with the right to receive cash based on the price Verizon paid to acquire the outstanding common stock of Yahoo! Inc. on the closing date of the acquisition. Additionally, this plan includes RSUs which were outstanding prior to the acquisition and are both cash and stock settled. The RSUs vest monthly over three to four years and participants were fully vested by May 2021.

In 2015 Verizon acquired the historical operating business of AOL Inc. and it was agreed upon that each unvested and outstanding AOL PSU award, and most RSU awards, that were held by an AOL Inc. employee who became an employee of VMG would be converted to a right to receive cash based on the price Verizon paid to acquire the outstanding common stock of AOL Inc. on the closing date of the acquisition. PSUs are cash settled and RSUs are both cash and stock settled, with a vesting period of three years. The employees participating in this plan were fully vested in May 2020.

We estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We use historical data to estimate forfeitures and recognize the estimated compensation cost of restricted stock units, net of estimated forfeitures, on a straight-line basis over the vesting period.

The following table summarizes the Business’ Restricted Stock Unit and Performance Stock Unit activity:

(stock units)

	Restricted Stock Units		Performance Stock Units
	Equity Awards	Liability Awards	Equity Awards	Liability Awards
Outstanding January 1, 2019 (unaudited)	16,199	427,149	—	29,170
Granted	8,007	253,982	—	14,957
Payments	(6,553)	(159,854)	—	—
Canceled/forfeited	—	(69,327)	—	—

Outstanding December 31, 2019 (unaudited)	17,653	451,950	—	44,127
Granted	16,183	268,451	13,819	749
Payments	(9,366)	(218,067)	—	(17,265)
Canceled/forfeited	(1,469)	(16,348)	(586)	—

Outstanding December 31, 2020	23,001	485,986	13,233	27,611
Granted	10,345	248,403	15,271	23,238
Payments	(11,255)	(203,674)	—	(19,720)
Canceled/forfeited	(22,091)	(530,715)	(28,504)	(31,129)

Outstanding August 31, 2021	—	—	—	—

The total fair value of shares vested as of August 31, 2021, December 31, 2020 (Predecessor) and December 31, 2019 (Predecessor), was $13.2 million, $13.5 million, and $9.9 million (unaudited), respectively.

The Business recorded a liability as of December 31, 2020 (Predecessor) and 2019 (Predecessor) in the amounts of $12.5 million and $13.9 million (unaudited), respectively, related to RSUs and PSUs vested but not yet paid. The short-term portion is included in Accrued liabilities, while the long-term portion is included in Employee benefit obligations within our Combined Balance Sheets.

The equity RSUs granted for the period from January 1, 2021 to August 31, 2021 (Predecessor) and years ended December 31, 2020 (Predecessor) and 2019 (Predecessor) have weighted-average grant date fair values of $55.4, $57.3, and $56.5 per unit (unaudited), respectively. During the period from January 1, 2021 to August 31, 2021 (Predecessor) and for the years ended December 31, 2020 (Predecessor) and 2019 (Predecessor), we paid $14.1 million and $12.3 million and $9.2 million (unaudited), respectively, to settle RSUs and PSUs classified as liability awards.

Stock-Based Compensation Expense

Total compensation expense for stock-based compensation related to RSUs and PSUs described above included in Cost of revenues was $1.3 million, $2.4 million and $3.5 million (unaudited), and in Selling, general and administrative expense was $7.7 million, $9.0 million and $9.1 million for the period from January 1, 2021 to August 31, 2021 (Predecessor), and for the years ended December 31, 2020 (Predecessor) and 2019 (Predecessor), respectively. We recognized tax benefits on total stock-based compensation expense, which are reflected in the Benefit (provision) for income taxes in the Combined Statements of Operations and Comprehensive Loss, of $2.4 million, $3.0 million and $3.4 million (unaudited) for the period from January 1, 2021 to August 31, 2021 (Predecessor), and for the years ended December 31, 2020 (Predecessor) and 2019 (Predecessor), respectively.

Successor

As noted above, in connection with the Transaction, as the sale of VMG was considered an involuntary termination of employment rather than a vesting acceleration event, employees vested in a prorated portion of outstanding LTI Awards while unvested awards were forfeited. Vested awards at close of the Transaction were considered for the benefit of Verizon and are included within the Predecessor amounts noted above. Forfeited LTI Awards, pursuant to the 2019 or 2020 LTI awards, were subsequently recognized by Verizon with the Retention Awards, which are cash retention awards requiring continued employment with the Business for six-months post closing of the Transaction. Forfeited LTI Awards, pursuant to the 2021 Predecessor LTI awards, were subsequently replaced by College Parent L.P., the Replacement Awards, which are cash awards that will vest on the same vesting schedule that applied to the original award.

As part of the transaction noted within “Note 5. VMG and Edgecast Acquisition”, Verizon recognized the Retention Awards and the Business recorded $9.0 million within Prepaid expenses and other current assets upon close. Compensation expense for unit-based compensation related to the Retention Awards and Replacement Awards described above included in Cost of revenues was $1.4 million and in Selling, general and administrative expense was $6.0 million for the period from September 1, 2021 to December 31, 2021 (Successor), respectively. As of December 31, 2021 (Successor), unrecognized compensation expense related to the unvested portion of the Retention Awards and Replacement Awards was approximately $12.1 million and was expected to be recognized over approximately 4 years.

In addition to the Retention Awards and Replacement Awards noted above, certain directors and officers and other key employees of the Parent were awarded Class B Preferred, Class B Incentive units and Class C Common units of the Parent. All of these classes of awards include “time-based” awards and the Class B Incentive awards include “performance-based” awards. Refer to “Note 6. Corporate Allocations and Related Party Transactions” for total compensation expense allocated to the Business, including these awards.

As noted above, subsequent to the Transaction, in the fourth quarter of 2021, Parent implemented the College Parent, L.P. 2021 Equity Incentive Plan and the Yahoo Equity Appreciation Unit Plan which includes the granting of PUs and EAUs, respectively. PUs were granted to employees level VP-2 and above while EAUs were granted to employees below level VP-2.

PUs, which are equity classified, consist of “time-based” and “performance-based” awards. In addition to the “Time-Based Profits Units” and “Performance-Based Profits Units”, participants are also granted “upside” PUs. “Time-based” awards, which comprise 40% of the PU, vest 25% each year, over a period of four years or upon a change-in-control. The estimated grant date fair value of each stock-based award under the plans is recognized in the Business’s Combined Statements of Operations and Comprehensive Loss on a straight-line basis over the requisite service period. These awards are valued using recent transaction values or as determined by an independent third-party valuation service. “Performance-based” awards, which comprise 60% of the PU, as well as “upside” PUs, vest upon actual distributions of cash proceeds that meet the minimum return of money on invested capital (“MOIC”) threshold. The Business recognizes stock-based compensation expenses for the “Performance-Based Profits Units” and the “Upside” Profits units from the date of grant over the period of expected distributions to investor, which is determined to be four years.

EAUs, which are liability classified, consist of “time-based” and “performance-based” awards. EAUs are considered “phantom units” and do not give participants an actual equity interest or voting rights in Parent or its Affiliates. “Time-based” awards vest 25% each year, over a period of four years or upon a change-in-control. The estimated fair value of each stock-based award under the plans is recognized in the Business’s Combined Statements of Operations and Comprehensive Loss on a straight-line basis over the requisite service period. Stock-based compensation expense is adjusted each period based on the derived fair value of the award. These awards are valued using recent transaction values or as determined by an independent third-party valuation service and remeasured to fair value each reporting period until the award is settled. “Performance-based” awards vest upon actual distributions of cash proceeds that meet the minimum return of MOIC. The Business recognizes stock-based compensation expenses for the “Performance-Based Profits Units” and the “Upside” Profits units from the date of grant over the required service period for each tranche.

The Business’s stock-based compensation expense for dedicated employees related to the MEP described above included in Cost of revenues was $0.01 million and Selling, general and administrative expense was $0.1 million, respectively, for the period from September 1, 2021 to December 31, 2021 (Successor). As of December 31, 2021 (Successor), unrecognized stock-based compensation expense related to the unvested portion of the PUs and EAUs was approximately $1.4 million and was expected to be recognized over approximately 4 years.

In addition to the MEP, the Business also granted a cash bonus award under a Long Term Incentive Cash Program (“Bonus Program”). This bonus award vests 25% annually over a period of four years on August 31 each year. The compensation expense for dedicated employees related to the cash bonus award included in Cost of revenues and Selling, general and administrative expense was $0.1 million and $0.3 million for the period from September 1, 2021 to December 31, 2021, respectively.

We recognized tax benefits on stock-based compensation expense related to the awards above in the Successor period, which are reflected in the Benefit (provision) for income taxes in the Combined Statements of Operations and Comprehensive Loss, of $2.0 million for the period from September 1, 2021 to December 31, 2021 (Successor).

Note 13. Comprehensive Income (Loss)

Comprehensive income consists of net income and other gains and losses affecting equity that, under GAAP, are excluded from net income. Significant changes in the components of Other comprehensive loss net of benefit for income taxes are described below.

Changes in the balances of Accumulated other comprehensive income by component are as follows:

(dollars in thousands)

Foreign currency translation adjustments
Balance as of January 1, 2019 (Predecessor) (unaudited)	$28,819
Other comprehensive income	355

Balance as of December 31, 2019 (Predecessor) (unaudited)	29,174

Other comprehensive income	6,970

Balance as of December 31, 2020 (Predecessor)	36,144

Other comprehensive loss	(9,812)

Balance as of August 31, 2021 (Predecessor)	26,332

Balance as of September 1, 2021 (Successor)	—
Other comprehensive loss	(677)

Balance as of December 31, 2021 (Successor)	$(677)

There were no accumulated other comprehensive income amounts reclassified to net income in the periods presented.

Note 14. Income Taxes

The tax provisions have been prepared on a separate return basis as if the Business is a separate group of companies under common ownership. The operations have been combined as if Edgecast was filing on a consolidated basis for U.S., state and Non-U.S. income tax purposes, where allowable by law.

Components of (Loss) Before Benefit (Provision) for Income taxes are as follows:

(dollars in thousands)

	Successor	Predecessor
	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
				(Unaudited)
Domestic	$(33,787)	$(61,307)	$(100,947)	$(132,459)
Foreign	(2,761)	3,230	(21,706)	(6,114)

Total	$(36,548)	$(58,077)	$(122,653)	$(138,573)

Components of Benefit (Provision) for Income Taxes are as follows:

(dollars in thousands)

	Successor	Predecessor
	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
				(Unaudited)
Current:
Federal	$—	$—	$—	$—
Foreign	(659)	(630)	(483)	(1,516)
State and Local	—	—	—	—
Deferred:
Federal	7,127	(1,040)	501	11,108
Foreign	9	(1,498)	1,223	(25)
State and Local	2,317	(296)	123	3,691

Total Benefit (Provision) for Income Taxes	$8,794	$(3,464)	$1,364	$13,258

The following table reconciles the differences between the statutory federal income tax rate to the Business’ effective tax rate on net loss before income taxes.

Effective Tax Rate Reconciliation of the Business

(dollars in thousands)

	Successor	Predecessor
	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
				(Unaudited)
(Loss) before income taxes	$(36,548)	$(58,077)	$(122,653)	$(138,573)
Federal statutory rate	7,675	12,196	25,756	29,100
State income taxes, net of federal income tax benefits	1,652	2,486	4,044	6,666
Foreign Rate Differential	214	(104)	386	(45)
Change in Valuation Allowance	(349)	(18,459)	(28,481)	(21,573)
Other nondeductible expenses and other items	(222)	(36)	(341)	(890)
Effect of Foreign Operations	(176)	(617)	—	—
Rate Change	—	1,070	—	—
Benefit (provision) for income taxes	8,794	(3,464)	1,364	13,258

Effective Tax Rate	24.1%	(6.0)%	1.1%	9.6%

The effective income tax rate is calculated by dividing the Benefit (provision) for income taxes by Loss Before Benefit for Income Taxes. The effective income tax rate for all periods differs from the statutory rate primarily due to valuation allowances assessed against loss producing jurisdictions.

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and tax credit carryforwards, and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. The Business did not operate as a standalone entity in the past and, accordingly, tax losses, receivables and other deferred tax assets included in the combined carve-out financial statements on a separate return basis may not be available upon separation of the Business from Parent.

Deferred taxes arise because of differences in the book and tax bases of certain assets and liabilities. Significant components of deferred tax assets and liabilities are as follows:

Deferred Assets (Liabilities) of the Business:

(dollars in thousands)

	Successor	Predecessor
	As of December 31, 2021	As of December 31, 2020
Deferred Income Tax Assets:
Employee benefits	$8,895	$9,091
Tax loss carry forwards	7,446	58,243
Other assets	770	191
Right-of-use liabilities	6,747	7,716

Total deferred income tax assets	23,858	75,241

Valuation allowance	(1,730)	(51,300)

Net Deferred Income Tax Assets	22,128	23,941

	Successor	Predecessor
	As of December 31, 2021	As of December 31, 2020
Deferred Income Tax Liabilities:
Intangibles	(16,918)	(6,386)
Property plant & equipment	(11,523)	(8,096)
Other liabilities	(2,859)	(2,966)
Right-of-use assets	(6,729)	(6,576)

Total deferred income tax liabilities	(38,029)	(24,024)

Net Deferred Income Tax Liabilities	$(15,901)	$ (83)

As of December 31, 2021, undistributed earnings of our foreign subsidiaries indefinitely invested outside the U.S. amount to approximately $11.1 million. We have not provided U.S. deferred taxes on these undistributed earnings because we intend that they will remain indefinitely reinvested outside the U.S. and therefore unavailable for use in funding U.S. operations. Determination of the amount of unrecognized deferred taxes to these undistributed earnings is not practicable, however, any deferred taxes would be immaterial due to U.S. tax provisions for related party dividends and/or the availability to consider foreign tax credits.

The Business had approximately $29.1 million and $231.8 million loss and credit carryforwards for income tax purposes as of December 31, 2021 (Successor) and December 31, 2020 (Predecessor), respectively, that primarily relate to federal, state, and foreign taxes. Of these net after-tax loss and credit carryforwards, approximately $0.8 million will expire between 2025 and 2039 and approximately $28.3 million may be carried forward indefinitely as of December 31, 2021 (Successor).

We regularly evaluate the recoverability of our deferred tax assets and establish a valuation allowance, if necessary, to reduce the deferred tax assets to an amount that is more likely than not to be realized (a likelihood of more than 50 percent). Significant judgment is required to determine whether a valuation allowance is necessary and the amount of such valuation allowance. In assessing the recoverability of our deferred tax assets at December 31, 2021 (Successor), we considered all available evidence, including the nature of financial statement losses and reversing taxable temporary differences. The total valuation allowance as of December 31, 2021 (Successor) and December 31, 2020 (Predecessor) was approximately $1.7 million and $51.3 million, respectively. The valuation allowance relates primarily to certain net operating loss carryforwards and deductible temporary differences for which we have concluded it is more-likely-than-not that these items will not be realized in the ordinary course of operations.

Unrecognized Tax Benefits

The Business and/or its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state, local, and foreign jurisdictions. In certain jurisdictions, the Predecessor Business’ operations are included in combined tax returns with the Parent. The Parent and/or its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions. Prior to the Apollo transaction the business was included in the consolidated tax filings of Verizon. The IRS is currently examining Verizon’s U.S. income tax returns for the tax year 2017 which included the Business’ operations. Tax controversies are ongoing for tax years as early as 2007. No unrecognized tax benefits or related interest and penalties were recorded as of December 31, 2021 (Successor) or December 31, 2020 (Predecessor). No unrecognized tax benefits were recorded in the Successor period. Per the terms of the transaction between Apollo and Verizon, Verizon is responsible for all pre-closing tax liabilities.

Note 15. Commitments and Contingencies

Legal

In the ordinary course of business, the Business is involved in various commercial litigation and regulatory proceedings at the state and federal level. Where it is determined, in consultation with counsel based on litigation and settlement risks, that a loss is probable and estimable in a given matter, the Business establishes an accrual. Management does not believe claims and legal actions arising in the ordinary course of business are likely to have a material adverse effect on the Business’ combined balance sheets, statements of operations, or cash flows.

Commitments

We have various commitments, totaling $5.1 million, primarily to purchase bandwidth and cloud services, which will be used or sold in the ordinary course of business, from a variety of suppliers. Of this total amount, $4.4 million is attributable to 2022 and $0.7 million is attributable to 2023 through 2024. No commitments from 2024 onwards. These amounts do not represent our entire anticipated purchases in the future but represent only those items that are the subject of contractual obligations. Our commitments are generally determined based on the noncancelable quantities or termination amounts.

Self-Insured Medical Benefits

Both Verizon and Yahoo! have insured the Business for substantially all of the medical expenses and benefits of its employees in the Predecessor and Successor periods, respectively. The reserve for medical benefits primarily reflects the current estimate of incurred but not reported losses based upon an annual actuarial calculation as of the balance sheet date. The Business recorded its reserve for self-insured medical benefits of $0.8 million and $0.7 million as of December 31, 2021 (Successor) and December 31, 2020 (Predecessor), respectively, in the Business’ accompanying Combined Balance Sheets.

Letters of Credit

As of December 31, 2021 (Successor) and December 31, 2020 (Predecessor), the Business has off-balance sheet credit exposure for outstanding letters of credit of approximately $0.1 million and $0.1 million, respectively, which were executed in the normal course of business and support several financing arrangements and payment obligations to third parties. These letters of credit have not been drawn upon.

Tax Reserve Release

The Business had tax reserves related to value-added tax. Upon expiration of these reserves, the Business includes the release in Selling, general and administrative expense. The Business recorded approximately $13.2 million, $3.9 million, and $4.4 million for the period from January 1, 2021 to August 31, 2021 (Predecessor), and for the years ended December 31, 2020 (Predecessor) and 2019 (Predecessor), respectively.

Note 16. Subsequent Events

In accordance with the provisions of ASC 855, Subsequent Events, the Business evaluated all material events subsequent to the balance sheet date through March 15, 2022, the date of issuance, for events requiring disclosure or recognition in the Business’ audited combined financial statements.

On March 6, 2022 College Parent L.P. entered into a Stock Purchase Agreement with Limelight Networks, Inc. (“Limelight”), pursuant to which Limelight would acquire the Business for an initial purchase price of approximately $270.0 million in shares of its common stock, subject to certain customary adjustments. In addition to the initial purchase price, the transaction includes contingent additional payments of up to $100.0 million based on the future performance of Limelight. In conjunction with the transaction College Parent L.P. will purchase $30.0 million in Limelight shares. The sale is subject to customary regulatory approvals and closing conditions and is expected to close in the second half of this year.

There were no other recognized or unrecognized subsequent events that would require an adjustment or additional disclosure in these combined financial statements.

ANNEX A

STOCK PURCHASE AGREEMENT

by and between

LIMELIGHT NETWORKS, INC.

and

COLLEGE PARENT, L.P.

Dated as of March 6, 2022

A-i

A-ii

A-iii

Exhibits

Exhibit A:	Form of Stockholders Agreement
Exhibit B:	Accounting Principles
Exhibit C:	Terms of Commercial Agreement
Exhibit D:	Terms of Domain Name Sublicense Agreement
Exhibit E:	Terms of Patent Cross License Agreement
Exhibit F:	Form of Transition Services Agreement
Exhibit G:	Form of Registration Rights Agreement
Exhibit H:	Pre-Closing Restructuring

A-iv

(Continued)

Schedules

Schedule	I: Transferred Entities

Seller Disclosure Letter

Purchaser Disclosure Letter

*

The schedules and exhibits to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of such schedules and exhibits to the U.S. Securities and Exchange Commission upon request.

A-v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 6, 2022, is by and between Limelight Networks, Inc., a Delaware corporation (“Purchaser”), and College Parent, L.P., a Delaware limited partnership (“Seller”).

RECITALS

WHEREAS, certain Subsidiaries of Seller are engaged in the Business;

WHEREAS, Seller intends to carry out (or cause its applicable Affiliates to carry out) the Pre-Closing Restructuring (as defined below) prior to the Closing;

WHEREAS, following consummation of the Pre-Closing Restructuring, (a) Edgecast Inc., a California corporation and a wholly owned subsidiary of Seller (the “Company”), will hold, directly or indirectly through certain of its Subsidiaries, Equity Interests of the Subsidiaries listed on Schedule I hereto (each of the Company and such Subsidiaries listed on Schedule I, a “Transferred Entity”, and collectively, the “Transferred Entities”) and (b) the Transferred Entities will be engaged in the Business (as defined below) and will own or otherwise have a license to use all right, title and interest in and to all material assets (other than the Specified Assets (as defined below)) necessary for the operation of the Business;

WHEREAS, following the consummation of the Pre-Closing Restructuring, Seller desires to sell and transfer, and Purchaser desires to cause an indirect wholly-owned Subsidiary that is, and the direct owner of which is, a corporation for U.S. federal income tax purposes (the “Purchaser Subsidiary,” and the direct owner of the Purchaser Subsidiary, “Direct Parent”) to purchase, all of Seller’s right, title and interest in and to all of the outstanding shares of common stock of the Company (the “Shares”) and the Specified Assets for the consideration set forth in Article II, subject to the terms and conditions of this Agreement;

WHEREAS, Purchaser desires to issue, and to cause Purchaser Subsidiary to sell and deliver to Seller (and/or one or more of Seller’s designees), and Seller (and/or one or more of Seller’s designees) desires to purchase and acquire from Purchaser Subsidiary, the Primary Issuance Purchaser Shares (as defined below), subject to the terms and conditions set forth in this Agreement;

WHEREAS, the board of directors of Purchaser (the “Purchaser Board”) has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Sale (as defined below) and the Primary Issuance (as defined below), are advisable, fair to and in the best interest of Purchaser’s stockholders, (b) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the issuance of Purchaser Common Shares (as defined below) pursuant to this Agreement, including the issuance of (x) Purchaser Common Shares in connection with the Sale, (y) the Primary Issuance Purchaser Shares and (z) the Earnout Purchaser Shares (as defined below) upon the occurrence of a Triggering Event (as defined below) (collectively, the “Purchaser Share Issuance”), (c) directed that the approval of the Purchaser Share Issuance be submitted to a vote at a meeting of the stockholders of Purchaser entitled to vote on such matters and (d) resolved to recommend to Purchaser’s stockholders to vote in favor of the approval of the Purchaser Share Issuance on the terms and subject to the conditions set forth in this Agreement (“Purchaser Board Recommendation”);

WHEREAS, concurrently with the execution of this Agreement, Verizon Sourcing LLC and Purchaser have entered into a General Services Agreement with Purchaser, to be effective as of the Closing; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Principles” shall mean those methods, policies, practices, procedures, classifications and methodologies set forth on Part 1 of Exhibit B.

“Acquisition Proposal” means, with respect to Purchaser or the Company, as applicable, other than the Sale and the Primary Issuance, any offer, proposal or inquiry, or any third-party indication of interest, by or on behalf of any third party, relating to (i) any acquisition or purchase, direct or indirect, of twenty percent (20%) or more of the consolidated assets of such party and its Subsidiaries or twenty percent (20%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party (or its affiliates) beneficially owning twenty percent (20%) or more of any class of equity or voting securities of such party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the party or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving such party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the party, which would, in the case of this clause (iii), result in the stockholders of such party prior to such transaction ceasing to own at least eighty percent (80%), directly or indirectly, of such party or its applicable Subsidiaries.

“Action” shall mean any claim, action, suit, complaint, charge, arbitration, litigation, investigation, audit or other proceeding by or before any Governmental Entity.

“Additional Tail Policies” shall mean runoff insurance policies, other than the D&O Tail Policy, for the following lines of claims-made coverages set forth in Section 4.14 of the Seller Disclosure Letter upon pricing, retention and limit of liability terms reasonably acceptable to the Parties: (i) Management Liability; (ii) Crime; and (iii) Technology E&O/Cyber Liability/Media Liability.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided, that, (a) except in the case of the definitions of “Seller Related Party” and “Seller Indemnitees,” Sections 3.7, 4.26, 5.27, 5.28, 6.5, 6.10, 6.23, 12.12 and 12.13 in no event shall (i) Seller be considered an Affiliate of any other portfolio company or investment fund affiliated with or managed by affiliates of Apollo Global Management, Inc., and (ii) any other portfolio company or investment fund affiliated with or managed by affiliates of Apollo Global Management, Inc., be considered to be an Affiliate of Seller or any of the Transferred Entities, and (b) solely for purposes of Section 6.10, each equityholder of Seller shall be considered to be an Affiliate of the Seller and the Transferred Entities.

“Ancillary Agreements” shall mean the Stockholders Agreement, the Registration Rights Agreement, the Transition Services Agreement, the Patent Cross License Agreement, the Domain Name Sublicense Agreement and the Commercial Agreement.

“Base Purchase Price” shall mean $270,000,000.

“Benefit Plan” shall mean (A) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA; (B) each other compensation or benefits plan, program, agreement or arrangement, not described in (A) above, including, but not limited to, any stock option plan, stock purchase plan, retention plan, profit sharing plan, program or arrangement, deferred compensation arrangement or agreement, compensation plan, program, agreement or arrangement, change in control plan, program or arrangement, supplemental income arrangement, employment or consulting agreement, cash or equity-based bonus, commission or other incentive arrangement, severance or retention arrangement, termination or termination indemnity, vacation or paid time off policy, pension or retirement plan, or health and welfare plan, excluding any Governmental Plan or Multiemployer Plan; and (C) each plan or arrangement providing compensation to employee and non-employee directors.

“Business” shall mean the business of each of the Company and any of the Transferred Entities, in each case, as conducted on or at any time during the twelve (12) months prior to the Closing, including the provision of content delivery, live and on-demand video streaming, cloud security, edge computing and related professional and security services; provided, that the term “Business” shall not include, and the following shall not, directly or indirectly, be transferred to or assumed by Purchaser or any Transferred Entity in connection with the transactions contemplated hereby: (a) the rights, properties, assets and operations set forth on Section 1.1(a) of the Seller Disclosure Letter (collectively, the “Excluded Assets”) and (b) except as otherwise provided for herein, all Liabilities to the extent relating to the Excluded Assets.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York, New York and Scottsdale, Arizona are required or authorized by Law to be closed.

“Business Employee” shall mean (a) each employee of Seller or any of its Affiliates who is either (i) actively and primarily engaged in the Business or (ii) primarily dedicated to supporting the Business, including, in each case, any such employee who is on sick leave, maternity or paternity leave, military leave, vacation, holiday, short-term or long-term disability, workers’ compensation, or other similar leave of absence, (b) each individual who is set forth on Section 1.1(b)(i) of the Seller Disclosure Letter under the heading “Offer Employees” who (i) accepts an offer of employment from a Transferred Entity or a member of the Seller Group and (ii) commences such employment prior to the Closing Date, (c) each employee of the Transferred Entities who is hired after the date hereof as permitted by 6.1(a)(v)(C) and (d) each other employee of Seller or any of its Affiliates who provides services to the Business and whom the parties mutually agree in writing to classify as “Business Employee”.

“Business Intellectual Property” shall mean: (a) the Business Patents; and (b) all Marks, Internet Properties, Software, Copyrights and Trade Secrets owned or purported to be owned by any of the Transferred Entities and (i) used in the Business or (ii) necessary to operate the Business, in each case (a) and (b), excluding any Excluded Assets. For the sake of clarity, “Business Intellectual Property” shall not include the Seller Names or any Intellectual Property with respect thereto or any other Intellectual Property owned or purported to be owned by any member of the Seller Group.

“Business Liabilities” shall mean all Liabilities of any kind, primarily relating to (a) any Transferred Entities or (b) the Business, in each case whether occurring, existing or asserted before, on or after the

Closing (including any Liabilities to the extent primarily relating to any Shared Contract for which Purchaser is responsible for pursuant to Section 6.6(c)) but excluding (i) any Liabilities relating to Taxes or Tax Returns and (ii) any Liabilities of any kind relating to any businesses that the Business has disposed of or divested.

“Business Material Adverse Effect” shall mean any event, change, development or effect that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Transferred Entities, taken as a whole; provided, that no such event, change, development or effect to the extent resulting or arising from or relating to any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, or whether there would reasonably be expected to be, a “Business Material Adverse Effect”: (a) general conditions and trends in the industries or businesses in which the Business is operated; (b) political, economic, financial or capital markets conditions (including interest rates, exchange rates, tariffs, trade wars, credit markets or in respect of or as a result of any political elections); (c) any act of civil unrest, protests, curfews, war or terrorism, including an outbreak or escalation of hostilities (including acts of sabotage or cyberterrorism) involving the United States or any other Governmental Entity or the declaration by the United States, or any other Governmental Entity, of a national emergency or war; (d) any natural or manmade disasters or other acts of God; (e) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies or any Law, directive, pronouncement or guideline or interpretation thereof issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement; (f) compliance by Seller or the Transferred Entities with applicable Law; (g) the failure of the financial or operating performance of the Transferred Entities to meet any projections, forecasts or budgets for any period (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a “Business Material Adverse Effect”; provided, further, that this clause (g) shall not be construed as implying that Seller is making any representation or warranty hereunder with respect to any such projections, forecasts or budgets); (h) any action taken with the written consent of Purchaser or that is required or expressly permitted by this Agreement; (i) the execution, announcement, pendency or consummation of this Agreement and the Ancillary Agreements or the terms hereof or thereof (including the identity of Purchaser or any of its Affiliates); (j) changes in any Laws or GAAP or other applicable accounting principles or standards or any authoritative interpretations thereof occurring after the date hereof; or (k) the Retained Businesses, except, in the case of the foregoing clauses (a) through (e) and (j), to the extent that the Business, taken as a whole, is disproportionately affected thereby relative to other Persons operating in the industries in which the Business operates (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect).

“Business Patents” shall mean the Patents owned or purported to be owned by the Transferred Entities and (i) used in the Business or (ii) necessary to operate the Business, a complete and accurate list of which is set forth in Section 1.1(c) of the Seller Disclosure Letter, but, in each case, specifically excluding any Excluded Assets.

“Business Software” shall mean any Software made available, provided, sold, licensed or leased to customers of the Business.

“Business Technology” shall mean the Software, IT Assets and any hardware products or services made available, provided, sold, licensed or leased to customers by the Transferred Entities with respect to the Business, including any on-premise software, apps or browser extensions made available by or provided by the Transferred Entities with respect to the Business, but specifically excluding, in each case, any Excluded Assets.

“Calculation Time” shall mean 11:59 p.m. (New York City time) on the day immediately prior to the Closing Date.

“Capped Call Documentation” shall mean (i) the letter agreement re: Base Call Option Transaction, dated as of July 22, 2020, between Purchaser and Nomura Global Financial Products, Inc., (ii) the letter agreement re: Base Call Option Transaction, dated as of July 22, 2020, between Purchaser and Goldman Sachs & Co. LLC, and (iii) the letter agreement re: Base Call Option Transaction, dated as of July 22, 2020, between Purchaser and Deutsche Bank AG, London Branch, in each case, as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof.

“Capped Call Transactions” shall mean the capped call transactions evidenced by the Capped Call Documentation.

“CARES Act” shall mean (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by the IRS and (ii) any provision of state, local or foreign Law enacted in response to COVID-19 pursuant to which a Transferred Entity is permitted to defer payment of Taxes.

“Cash” shall mean, as of any time of determination, the aggregate amount of all cash, cash equivalents and any accrued interest thereon, wire transfers and drafts deposited or received and available for deposit, marketable securities and other similar cash items of the Transferred Entities, calculated in accordance with the Accounting Principles. Notwithstanding anything herein to the contrary, “Cash” shall be reduced by any issued but uncleared checks and be increased by any deposits of cash in transit, in each case, as of such time of determination.

“Change of Control” shall mean any transaction or series of transactions the result of which is (i) the acquisition or purchase, direct or indirect, of fifty percent (50%) or more of the consolidated assets of the Purchaser Entities or fifty percent (50%) or more of any class of equity or voting securities of one or more Purchaser Entities whose assets, individually or in the aggregate, constitute fifty percent (50%) or more of the consolidated assets of the Purchaser Entities, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party (or its affiliates) beneficially owning fifty percent (50%) or more of any class of equity or voting securities of one or more Purchaser Entities whose assets, individually or in the aggregate, constitute fifty percent (50%) or more of the consolidated assets of the Purchaser Entities or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving one or more Purchaser Entities whose assets, individually or in the aggregate, constitute fifty percent (50%) or more of the consolidated assets of the Purchaser Entities, which would, in the case of this clause (iii), result in the holders of Purchaser Common Shares prior to such transaction ceasing to own at least fifty percent (50%), directly or indirectly, of the outstanding securities of Purchaser or the surviving Person outstanding immediately after such transaction.

“Closing Cash Amount” shall mean the amount of Cash as of the Calculation Time.

“Closing Indebtedness Amount” shall mean the amount of Indebtedness as of the Calculation Time.

“Closing Transaction Expense Amount” shall mean the amount of Transaction Expenses, to the extent unpaid and payable by a Transferred Entity or for which a Transferred Entity is otherwise responsible immediately prior to the Closing on the Closing Date.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Commercial Agreement” shall mean the agreement designated as such to be executed and delivered by Seller and/or its applicable Subsidiaries, on the one hand, and Purchaser and/or its applicable Subsidiaries, on the other hand at or prior to Closing, containing the terms set forth on Exhibit C, in a form mutually agreed upon by the parties.

“Confidentiality Agreement” shall mean, collectively, (a) that certain letter agreement between Purchaser and Apollo Management IX, L.P., dated June 30, 2021, (b) that certain Joinder Agreement to Nondisclosure Agreement among Verizon Communications Inc., Apollo Management IX, L.P. and Purchaser, dated June 30, 2021, and (c) that certain Mutual Nondisclosure Agreement between Yahoo Inc. and Purchaser, dated November 2, 2021.

“Contract” shall mean any written or oral lease, contract, license, arrangement, option, instrument or other agreement or legally binding undertaking of any nature, including exhibits and schedules thereto.

“control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (and the terms “controlled by,” “controls,” “controlling” and “under common control with” shall have correlative meanings).

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Data Protection Law” shall mean all applicable Laws relating to the security, collection, protection, processing, storage, transfer and use of Personal Data in any relevant jurisdiction, including the Federal Trade Commission Act, the California Consumer Privacy Act, any state data breach notification Law, the General Data Protection Regulation ((EU) 2016/679), and any national implementing Laws relating thereto.

“DGCL” means the Delaware General Corporation Law.

“Domain Name Sublicense Agreement” shall mean the agreement designated as such to be executed and delivered by Seller and/or its applicable Subsidiaries, on the one hand, and Purchaser and/or its applicable Subsidiaries, on the other hand at or prior to Closing, containing the terms set forth on Exhibit D, in a form mutually agreed upon by the parties.

“Earnout Period” shall mean the period beginning on the date of this Agreement and ending on the date that is the thirty-six (36) month anniversary of the Closing Date.

“Environmental Laws” shall mean any Law relating to pollution or protection of the environment.

“Equity Interest” shall mean, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such

Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in clause (a), including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes any Transferred Entity.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fraud” shall mean common law intentional fraud (and not a constructive fraud or negligent or reckless misrepresentation or omission) by a party in the making of the representations and warranties set forth in Articles III, IV and V (as applicable) in this Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time.

“Governmental Entity” shall mean any foreign, domestic, supranational, federal, territorial, state, local or other governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Plan” shall mean any benefit or compensation plan, program, policy, agreement or arrangement sponsored or maintained by a Governmental Entity or requiring the mandatory payment of social insurance taxes or similar contributions under applicable Law to a governmental fund with respect to wages of an employee.

“Hazardous Material” shall mean any substance, material or waste that is defined or listed by any Environmental Law as a “toxic substance,” “toxic material,” “hazardous waste” or “hazardous substance” or words of similar meaning and regulatory effect thereunder.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” shall mean any Tax based upon or measured in whole or in part by reference to net income, capital, franchise or any similar Tax.

“Indebtedness” shall mean, without duplication, in each case calculated in accordance with the Accounting Principles: (a) any indebtedness for borrowed money of any Transferred Entity, whether current, short-term or long-term, secured or unsecured, whether evidenced by bonds (other than surety bonds), notes or debentures, inclusive of all interest, fees, prepayment premiums and penalties owed with respect to such indebtedness assuming the repayment in full thereof; (b) any obligations of any Transferred Entity in respect of letters of credit, surety bonds or bank guarantees, in each case to the extent funds have been drawn and are payable thereunder; (c) all obligations under capital leases by any Transferred Entity that are capitalized on the balance sheet under ASC 842; (d) accrued annual or other bonus obligations, unpaid severance liabilities currently being paid or payable in respect of employees and service providers of any Transferred Entity who terminated employment or whose service to any Transferred Entity has ceased (as applicable) at or prior to Closing and deferred compensation Liabilities of any Transferred Entity, together in each case, with any associated employer payroll taxes; (e) all accrued and unpaid vacation, accrued and unpaid paid time-off or other accrued and unpaid vacation benefits and accrued and unpaid commission payments, and the employer portion of any associated employer payroll taxes, in each case with respect to any employee or service provider of any Transferred Entity; (f) all Pre-Closing Accrued Income Taxes; (g) all Taxes deferred under the CARES Act payable by any Transferred Entity and for which such Transferred Entity is liable for after Closing and (h) all Pre-Closing Restructuring Taxes; provided, that, for the sake of clarity, Indebtedness shall not include (1) (x) any intercompany trade accounts between a Transferred Entity and any member of the Seller Group or (y) any intercompany non-trade accounts between a Transferred Entity and any member of the Seller Group to the extent settled or eliminated at or prior to Closing, (2) any intercompany accounts between Transferred Entities, (3) any Liabilities included in the calculation of Working Capital or Transaction Expenses, (4) any Liabilities that are transferred from a Transferred Entity to a member of the Seller Group pursuant to the Pre-Closing Restructuring, (5) any operating lease obligations and (6) the Liabilities or guarantees of Indebtedness that will be repaid and/or released at or prior to the Closing that are listed on Section 1.1(d) of the Purchaser Disclosure Letter.

“Indemnification Reference Share Price” shall mean the sixty (60)-day trailing Volume Weighted Average Price of Purchaser Common Shares ending on the trading day prior to the date on which the applicable indemnification payment is made in accordance with Section 11.6.

“Intellectual Property” shall mean any and all statutory and/or common law rights throughout the world in, arising out of, or associated with the following: (a) all utility and design patents, utility models, industrial designs, certificates of invention, statutory invention registrations, and applications, divisions, divisionals, continuations (in whole or part), extensions, reissues, reexaminations or equivalent or counterparts of or for any of the foregoing in any jurisdiction, and similar rights in inventions (“Patents”), (b) trademarks, service marks, trade dress, trade names, slogans, symbols, designs, logos, corporate names, brand names and other source identifiers, together with the goodwill associated with any of the foregoing, and registrations, renewals and applications for registration thereof (“Marks”), (c) World Wide Web addresses and domain names and applications and registrations therefor (“Internet Properties”), (d) copyrights, registrations and applications for registration thereof, renewals thereof, and any equivalent rights in works of authorship, content, programming or productions (“Copyrights”), (e) rights in Software and (f) trade secrets and other rights in confidential information and “know-how” that derive independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”).

“Intervening Event” means any positive material event or development or material change in circumstances with respect to Purchaser and its Subsidiaries taken as a whole first occurring or arising after the date of this Agreement that (a) was not known to, or reasonably foreseeable by, the Purchaser Board (or any member thereof) as of, or prior to, the date of this Agreement and (b) does not relate to or involve any Acquisition Proposal; provided, that in no event shall (x) any action taken by either party pursuant to the affirmative covenants set forth in Section 6.5, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been an Intervening Event and (y) any change in the market price, trading volume or ratings of any securities or indebtedness of Purchaser or any of its Subsidiaries constitute an Intervening Event; provided, that the underlying causes of any such change may be considered in determining whether an Intervening Event has occurred.

“IRS” shall mean the U.S. Internal Revenue Service.

“IT Assets” shall mean all information technology and computer systems (including Software, information technology and telecommunication hardware (including workstations, servers, routers, and firewalls) and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, in each case, owned, leased or licensed by any of the Transferred Entities and used in the Business, but specifically excluding, in each case, any Excluded Assets.

“Knowledge of Purchaser” shall mean the actual knowledge (after reasonable inquiry of his or her direct reports) of the Persons listed on Section 1.1(e) of the Purchaser Disclosure Letter.

“Knowledge of Seller” shall mean the actual knowledge (after reasonable inquiry of his or her direct reports) of the Persons listed on Section 1.1(f) of the Seller Disclosure Letter.

“Law” shall mean any federal, state, local, foreign or supranational law, statute, code, regulation, ordinance or rule promulgated by any Governmental Entity or any Order (including, for the sake of clarity, any Pandemic Measures).

“Liability” shall mean all indebtedness, obligations and other liabilities, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any fines, penalties, losses, costs, interest, charges, expenses, damages, Taxes, assessments, deficiencies, judgments, awards or settlements.

“Liability Benefit Plan” shall mean each Benefit Plan with respect to which any Transferred Entity has or may have any Liability (contingent or otherwise, including be reason of being an ERISA Affiliate).

“Liens” shall mean all liens, pledges, charges, security interests, restrictions on transfer (other than restrictions on transfer arising under applicable securities Laws) or other similar encumbrances.

“Local Seller” shall mean, in each case, the relevant Subsidiary of Seller that holds the relevant Specified Assets and effects a Local Transfer pursuant to this Agreement.

“Local Transfer” shall mean, in each case, the transfer, conveyance, assignment and delivery by the relevant Local Seller, and the purchase and acquisition by the Purchaser Subsidiary, of all of such Local Seller’s right, title and interest in and to the relevant Specified Asset, upon the terms and subject to the conditions set forth in this Agreement and pursuant to applicable Law.

“Loss” shall mean, any damage, Liability, demand, claim, action, penalty, award, judgment, fine, or other out-of-pocket expense of or against such Person; provided, that “Loss” shall not include any punitive or exemplary damages or any consequential, indirect, incidental or similar damages, except to the extent such damages are reasonably foreseeable or determined to be payable to a third party in connection with a final non-appealable judgment by a Governmental Entity made with respect to a third party’s claim.

“NASDAQ” means the Nasdaq Global Select Market.

“Order” shall mean any order, judgment, writ, injunction, stipulation, award or decree by any Governmental Entity.

“Ordinary Course of Business” shall mean the ordinary course of business, consistent with past practices, including with respect to volume and frequency.

“Organizational Documents” shall mean, with respect to a Person, the certificate or articles of incorporation, bylaws, partnership agreement, limited liability company agreement or equivalent governing documents, as applicable, of such Person, and any amendment thereto.

“Pandemic Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law or Order by any Governmental Entity in connection with or in respect to COVID-19.

“Patent Cross License Agreement” shall mean the agreement designated as such to be executed and delivered by Seller and/or its applicable Subsidiaries, on the one hand, and Purchaser and/or its applicable Subsidiaries, on the other hand at or prior to Closing, containing the terms set forth on Exhibit E, in a form mutually agreed upon by the parties.

“Permits” shall mean all licenses, permits, franchises, approvals, registrations, authorizations, consents or Orders of, or filings with, any Governmental Entity.

“Permitted Liens” shall mean (a) statutory Liens of landlords and mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or other like Liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent and which are not, individually or in the aggregate, material, (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet delinquent or that are being contested in good faith by appropriate Actions and for which there are adequate accruals or reserves in accordance with GAAP, (c) Liens disclosed, reflected or reserved for in the Business Financial Statements or the Purchaser Financial Statements, as applicable, (d) defects or imperfections of title or other Liens not materially interfering with the ordinary conduct of the Business as a whole (or, in the case of the Purchaser Entities, the business of the Purchaser Entities as conducted and operated on the Closing Date), (e) leases, subleases and similar agreements with respect to the Business Leased Real Property or Business Owned Real Property set forth on Section 4.16 of the Seller Disclosure Letter or the Purchaser Leased Real Property or Purchaser Owned Real Property, as applicable, (f) Liens set forth or described in the applicable title insurance policies, and any easements, covenants, rights-of-way, restrictions of record and other similar charges not materially interfering with the ordinary conduct of the Business as a whole (or, in the case of the Purchaser Entities, the business of the Purchaser Entities as conducted and operated on the Closing Date), (g) zoning, building and other similar restrictions, or any conditions that would be shown by a current, accurate survey or physical inspection of any Business Leased Real Property or Business Owned Real Property or the Purchaser Entities Leased Real Property or Purchaser Entities Owned Real Property, none of which has materially interfered with the ordinary conduct of Business at such property (or, in the case of the Purchaser Entities, the business of the Purchaser Entities as conducted and operated on the Closing Date), as applicable (h) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security, (i) with respect to any Business Leased Real Property or any Purchaser Leased Real Property, any Lien to which the fee or any superior leasehold interest is subject, as applicable, (j) non-exclusive licenses or other non-exclusive rights granted in respect of Intellectual Property, (k) Liens incurred in the Ordinary Course of Business securing Liabilities that do not materially interfere with the ordinary conduct of the Business, as a whole and are not otherwise material to the Business, taken as a whole, in each case that are not the result of delinquent payments (or, in the case of the Purchaser Entities, the business of the Purchaser Entities as conducted and operated on the Closing Date), (l) statutory Liens of landlords for rent due under the applicable lease that is not yet delinquent or for which there are adequate accruals or reserves in accordance with GAAP and (m) Liens that will be released at or prior to Closing or that are not material to the operation of the Business as a whole (or, in the case of the Purchaser Entities, the business of the Purchaser Entities as conducted and operated on the Closing Date).

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity or works council.

“Personal Data” shall mean any information concerning an identifiable natural person, including information that alone or in combination with other information identifies, or could be used to identify, a natural person, and including information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Data Protection Law.

“Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.“Pre-Closing Accrued Income Taxes” shall mean an amount, which shall not be less than zero in any jurisdiction, equal to the sum of (A) accrued and unpaid Income Tax liabilities of each Transferred Entity for (and which would be paid in connection with the filing of the applicable Tax Returns for) the most recent Pre-Closing Tax Period ending prior to or on the Closing Date for which Tax Returns are not yet filed and for the pre-Closing portion of any Straddle Period ending on the Closing Date and (B) any amounts shown as due on filed Tax Returns which amounts have not yet been paid. For purposes of this Agreement, Pre-Closing Accrued Income Taxes shall be calculated (i) without regard to any Taxes (whether or not relating to any Transferred Entity) that would be reported on a Seller Return, (ii) as of the end of the Closing Date (as if the tax year of the applicable Transferred Entity ended on such date), (iii) in a manner consistent with past practice of the applicable Transferred Entity unless otherwise required by this Agreement or applicable Law, (iv) allocating all Transaction Tax Deductions to the Pre-Closing Tax Period, or pre-Closing portion of a Straddle Period, to the extent so deductible in such Pre-Closing Tax Period at a “more likely than not” or higher standard, (v) by crediting all net operating losses, Tax credits, estimated Tax payments, and Tax prepayments and overpayments of any Transferred Entity that are actually available to be utilized in a Pre-Closing Tax Period to offset or reduce any unpaid Income Tax liabilities of such Transferred Entity, (vi) without regard to any Taxes attributable to actions taken by, or at the request of, Purchaser or any of its Affiliates (including, following the Closing, any Transferred Entity) on the Closing Date and after the Closing that is outside of the Ordinary Course of Business, and (vii) by treating any advance payments, deferred revenues or other similar prepaid amounts received by a Transferred Entity in any Pre-Closing Tax Period as subject to Tax in such period regardless of when actually recognized for Income Tax purposes (but taking into account Transaction Tax Deductions and tax assets described in clause (v) of this definition reasonably expected to be utilized or utilizable in the tax period in which such Taxes would be recognized in addition to, but without duplication of, the items taken into account under clauses (iv) and (v) of this definition).

“Pre-Closing Restructuring Taxes” shall mean Taxes incurred by any Transferred Entity in a Pre-Closing Tax Period that would not have been incurred but for the consummation of the steps constituting the Pre-Closing Restructuring, solely to the extent not already paid by Seller or any of its Affiliates.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such period through the end of the Closing Date.

“Pre-Closing Taxes” shall mean, without duplication, (a) Taxes of any Transferred Entity for any Pre-Closing Tax Period, (b) all Taxes of any member (other than any of the Transferred Entities) of any consolidated, affiliated, unitary, aggregate, combined or similar group of which any of the Transferred Entities is or was a member prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6, (c) all Taxes of any Person (other than any of the Transferred Entities) imposed on any of the Transferred Entities as a transferee or successor, which Taxes relate to an event or transaction occurring before the Closing, (d) all Pre-Closing Restructuring Taxes and (e) all Taxes arising in a Pre-Closing Tax Period and payable by any Transferred Entity, but deferred pursuant to the CARES Act.

“Primary Issuance Purchase Price” shall mean $30,000,000.

“Primary Issuance Purchaser Shares” shall mean (a) the Primary Issuance Purchase Price divided by (b) the Purchaser Reference Share Price.

“Prior Agreement Tax Periods” means any Tax period (or portion thereof) ending on or before September 1, 2021. In the case of any Tax period that begins before and ends after September 1, 2021, the number of days in such period prior to September 1, 2021 shall be treated as part of the applicable Prior Agreement Tax Periods.

“Privacy Policy” shall mean all published or publicly-facing policies and procedures relating to Personal Data.

“Public Software” shall mean any Software that is generally considered to be “copyleft” or “open source”, including Software distributed or made available via the GNU General Public License (GPL) or Lesser/Library (LGPL), the Affero GPL License or any license or distribution model similar to the foregoing.

“Purchase Price” shall mean an aggregate amount equal to (a) the Base Purchase Price, plus (b) the Working Capital Adjustment Amount, plus (c) the Closing Cash Amount, minus (d) the Closing Indebtedness Amount, minus (e) the Closing Transaction Expense Amount.

“Purchaser Common Share Closing Consideration” shall mean (a) the Purchase Price divided by (b) the Purchaser Reference Share Price.

“Purchaser Convertible Senior Notes” shall mean Purchaser’s 3.50% Convertible Senior Notes due 2025.

“Purchaser Convertible Senior Notes Indenture” shall mean the Indenture dated as of July 27, 2020, by and between Purchaser and U.S. Bank National Association (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof).

“Purchaser Entities” shall mean each of Purchaser and each of its Subsidiaries.

“Purchaser Indemnitees” shall mean, collectively, Purchaser and its Affiliates (including the Transferred Entities) and its and their respective Representatives.

“Purchaser Intellectual Property” shall mean all Intellectual Property (including Marks, Internet Properties, Copyrights, Patents, Trade Secrets, and Software) owned by any of the Purchaser Entities.

“Purchaser IT Assets” shall mean all information technology and computer systems (including Software, information technology and telecommunication hardware (including workstations, servers, routers, and firewalls) and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, in each case, owned, leased or licensed by any of the Purchaser Entities.

“Purchaser Material Adverse Effect” shall mean any event, change, development or effect that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Purchaser and its Subsidiaries, taken as a whole; provided, that no such event, change, development or effect resulting or arising from or relating to any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, or whether there would reasonably be expected to be, a “Purchaser Material Adverse Effect”: (a) general conditions and trends in the industries or businesses in which Purchaser operates or in which any of its Subsidiaries operate, including competition in any geographic or product areas; (b) political, economic, financial or capital markets conditions (including interest rates, exchange rates, tariffs, trade wars, credit markets or in respect of or as a result of any political elections); (c) any act of civil unrest, protests, curfews, war or terrorism, including an outbreak or escalation of hostilities (including acts of sabotage or cyberterrorism) involving the United States or any other Governmental Entity or the declaration by the United States, or any other Governmental Entity, of a national emergency or war; (d) any natural or manmade disasters or other acts of God; (e) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies or any Law, directive, pronouncement or guideline or interpretation thereof issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement; (f) compliance by any of the Purchaser Entities with applicable Law; (g) the failure of the financial or operating performance of Purchaser and its Subsidiaries to meet any projections, forecasts or budgets for any period (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a “Purchaser Material Adverse Effect”; provided, further, that this clause (g) shall not be construed as implying that Purchaser is making any representation or warranty hereunder with respect to any such projections, forecasts or budgets); (h) any action taken with the written consent of Seller or that is required or expressly permitted by this Agreement; (i) the execution, announcement, pendency or consummation of this Agreement and the Ancillary Agreements or the terms hereof or thereof (including the identity of Seller or any of its Affiliates); or (j) changes in any Laws or GAAP or other applicable accounting principles or standards or any authoritative interpretations thereof occurring after the date hereof, except, in the case of the foregoing clauses (a) through (e) and (j), to the extent that Purchaser and its Subsidiaries, taken as a whole, are disproportionately and materially adversely affected thereby relative to other Persons operating in the industries in which they operate (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has been or would reasonably be expected to be a Purchaser Material Adverse Effect).

“Purchaser Reference Share Price” shall mean $4.1168.

“Purchaser Related Party” shall mean the Purchaser and any of its former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, stockholders, equity holders, managers, members, partners, agents, attorneys, advisors or other Representatives or any of the foregoing’s respective successors or assigns.

“Purchaser Technology” shall mean the Software, Purchaser IT Assets and any hardware products or services made available, provided, sold, licensed or leased to customers by the Purchaser Entities, including any on-premise software, apps or browser extensions made available by or provided by the Purchaser Entities.

“R&W Insurance Policy” shall mean the buyer-side representation and warranty liability insurance policy, if any, bound in connection with this Agreement.

“Registration Rights Agreement” shall mean the Registration Rights Agreement to be entered into at the Closing, substantially in the form of Exhibit H, with such changes as may be mutually agreed upon between the parties hereto.

“Regulatory Laws” shall mean, collectively, any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade or that affect foreign investment, national security or national interest of any jurisdiction.

“Related Party” shall mean a Seller Related Party or a Purchaser Related Party, as applicable.

“Representatives” of a Person shall mean any Affiliate of such Person and its and their respective officers, directors, employees, financial advisors, attorneys, accountants and other advisors and representatives.

“Retained Businesses” shall mean the businesses of the Seller Group and its Affiliates (other than the Business), including the Excluded Assets.

“Retained Liabilities” shall mean all Liabilities of any kind (other than the Business Liabilities) of the Retained Businesses, whether occurring, existing or asserted before, on or after the Closing (including any Liabilities under (a) any Shared Contract for which Seller is responsible for pursuant to Section 6.6(c) and (b) Liabilities for Seller LTI Awards, Retention Awards, VZ Awards, and accrued annual bonuses settled pursuant to Section 7.3 but excluding any Liabilities relating to Taxes or Tax Returns).

“Sanctioned Person” shall mean a Person that is (a) the subject of asset blocking Sanctions (including without limitation any Person identified on the Specially Designated Nationals and Blocked Persons List), (b) located in or organized under the laws of a country or territory that is or has been the subject of country- or territory-wide Sanctions within the last five (5) years (including Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” shall mean those trade, economic, and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted, or enforced from time to time by (i) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State) or (ii) other similar Governmental Entity with regulatory authority over the Transferred Entities.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Benefit Plan” shall mean any Benefit Plan (a) that is sponsored, maintained or contributed to or by Seller or any of its Subsidiaries, (b) to which Seller or any of its Subsidiaries is a party or (c) or with respect to which Seller or any of its Subsidiaries has or may have any Liability (contingent or otherwise, including by reason of being an ERISA Affiliate), in each case, for the benefit of any Business Employee and that is not a Transferred Entity Benefit Plan.

“Seller Group” shall mean Seller and its Subsidiaries (other than any Transferred Entity).

“Seller Indemnitees” shall mean, collectively, Seller and its Affiliates and its and their respective Representatives.

“Seller Material Adverse Effect” shall mean any event, change, development or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay (or has so prevented or materially delayed) the ability of Seller to consummate the transactions contemplated hereby in accordance with the terms of this Agreement.

“Seller Related Party” shall mean Seller and any of its former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, stockholders, equity holders, managers, members, partners, agents, attorneys, advisors or other Representatives or any of the foregoing’s respective successors or assigns.

“Shared Contract” shall mean any Contract pursuant to which a third party that is not a member of the Seller Group provides or receives services or benefits in respect of both (a) the Business (or any Transferred Entity) and (b) the Retained Businesses (or any member of the Seller Group).

“Software” shall mean all computer software, including source code, object code, algorithms, formulas, methods, databases, comments, user interfaces, administration, e-mail and customer relationship management tools, menus, buttons and icons, and all files, data, manuals, design notes and other items and documentation related thereto or associated therewith, names and contact information for developers, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements and all media and other similar tangible property necessary for the delivery or transfer thereof.

“Specified Assets” shall mean the assets primarily relating to the Business and identified on Section 1.1(h) of the Seller Disclosure Letter.

“Stockholders Agreement” shall mean the Stockholders Agreement to be entered into at the Closing, substantially in the form of Exhibit A, with such changes as may be mutually agreed upon between the parties hereto.

“Straddle Period” shall mean any taxable period that begins on or before the Closing Date and ends after the Closing Date. With respect to any Straddle Period, (a) property, ad valorem, intangible, and other periodic Taxes allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period; and (b) Taxes (other than Taxes allocable under clause (a) of this definition) allocable to the Pre-Closing Tax Period shall be computed on the basis of a “closing of the books,” as if such taxable period ended as of the end of the day on the Closing Date; provided, that, in the case of any Taxes attributable to the ownership of any interest in any partnership, other “flow-through” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), such computation shall be made as if the taxable period of such partnership, other “flow-through” entity or controlled foreign corporation ended as of the end of the day on the Closing Date (whether or not such Taxes arise in a Straddle Period of the applicable owner); provided, further, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of calendar days in each period.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person (or a Subsidiary thereof) is a general partner or managing member.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal, with all of the percentages included in the definition of Acquisition Proposal increased from 20% to 50%, that the Purchaser Board determines in its good faith judgment (after consultation with Purchaser’s financial advisers and outside legal counsel), and considering such factors as the Purchaser Board considers to be relevant in good faith, to be (a) more favorable to the stockholders of Purchaser from a financial point of view than the transactions contemplated by this Agreement (including any changes to the terms of the Sale, the Primary Issuance and this Agreement proposed by the Company in accordance with Section 6.29(d)) and (b) reasonably likely to be completed (if accepted) in accordance with its terms, in each case, taking into account all financial, regulatory, legal and other aspects of the proposal.

“Tax” shall mean any tax, fee, assessment or charge of any kind in the nature of a tax, including any federal, state, local or foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, digital services (or similar including digital advertising), payroll, sales, employment, use, property, escheat, abandoned or unclaimed property, excise, value added, estimated, stamp, alternative or add-on minimum or withholding tax, together with all interest, penalties and additional amounts imposed by a Tax Authority with respect to such amounts.

“Tax Authority” shall mean any Governmental Entity responsible for the assessment, determination, collection or administration of any Tax.

“Tax Proceeding” shall mean any audit, examination, contest, litigation or other proceeding with or against any Governmental Entity in respect of Taxes.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement (including any attachments thereto) relating to Taxes filed or required to be filed with any Tax Authority, including any amendment thereof.

“Trading Day” shall means any day on which the Purchaser Common Shares are actually traded on NASDAQ or such other stock market on which the Purchaser Common Shares are trading at the time of the determination.

“Transaction Expenses” shall mean all out-of-pocket fees, costs and expenses incurred or otherwise payable by any Transferred Entities in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, the costs of obtaining (including any premiums of) the D&O Tail Policy, 50% of the costs of obtaining (including any premiums of) the Additional Tail Policies, any change of control payments, retention bonuses, incentive payments, termination or severance bonuses or payments, in each case, payable solely as a result of the consummation of the transactions contemplated hereby (which shall exclude any “double trigger” payment obligations together with any employer-side payroll taxes associated with the payment of such amounts; provided, that if Seller pays or agrees to pay and be responsible for any fee, cost or expense of the Transferred Entities that would otherwise constitute a Transaction Expense, any such fee, cost or expense shall not be a Transaction Expense hereunder; provided, further, that Transaction Expenses shall not include Transfer Taxes, which are governed by Section 8.6, or any fees or payments borne by Purchaser pursuant to this Agreement, including Section 6.5(e).

“Transaction Tax Deductions” shall mean, without duplication, any Tax deductions, losses, credits or similar items attributable to (a) Transaction Expenses (without regard to the first proviso of the definition thereof) or (b) fees, costs, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees and unamortized or deferred financing fees, costs or expenses) incurred in connection with the transactions contemplated by this Agreement.

“Transferred Entity Benefit Plan” shall mean each Benefit Plan that, as of immediately prior to the Closing, is sponsored, maintained or entered into by one or more Transferred Entities.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into at the Closing, substantially in the form of Exhibit F, with such changes as may be mutually agreed upon between the parties hereto.

“Trigger Event I Reference Price” shall mean the product of (a) the Purchaser Reference Share Price multiplied by (b) 150% (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares, conversions or other like change or transaction with respect to the Purchaser Common Shares occurring on or after the Closing). For the avoidance of doubt, no issuance, exercise, conversion, repurchase, forfeiture or other similar transaction involving Purchaser Equity Awards shall result in any such adjustment.

“Trigger Event II Reference Price” shall mean the product of (a) the Purchaser Reference Share Price multiplied by (b) 200% (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares, conversions or other like change or transaction with respect to the Purchaser Common Shares occurring on or after the Closing). For the avoidance of doubt, no issuance, exercise, conversion, repurchase, forfeiture or other similar transaction involving Purchaser Equity Awards shall result in any such adjustment.

“Trigger Event III Reference Price” shall mean the product of (a) the Purchaser Reference Share Price multiplied by (b) 250% (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares, conversions or other like change or transaction with respect to the Purchaser Common Shares occurring on or after the Closing). For the avoidance of doubt, no issuance, exercise, conversion, repurchase, forfeiture or other similar transaction involving Purchaser Equity Awards shall result in any such adjustment.

“Triggering Event I” shall mean the first date during the Earnout Period on which the last sale price of the Purchaser Common Shares exceeds the Trigger Event I Reference Price on any 10 Trading Days within any preceding 30 consecutive Trading Day period.

“Triggering Event II” shall mean the first date during the Earnout Period on which the last sale price of the Purchaser Common Shares exceeds the Trigger Event II Reference Price on any 10 Trading Days within any preceding 30 consecutive Trading Day period.

“Triggering Event III” shall mean the first date during the Earnout Period on which the last sale price of the Purchaser Common Shares exceeds the Trigger Event III Reference Price on any 10 Trading Days within any preceding 30 consecutive Trading Day period.

“Triggering Events” means, collectively, Triggering Event I, Triggering Event II and Triggering Event III.

“United States” shall mean the United States of America, including any State thereof and the District of Columbia.

“Volume Weighted Average Price” shall mean, for any day on which NASDAQ is open for trading, the volume-weighted average price per Parent Common Share on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Company and Parent), in respect of the period from the scheduled open of trading until the scheduled close of trading on the primary trading session on such trading day. The Volume Weighted Average Price shall be determined without regard to after-hours trading or any other trading outside of the primary trading session.

“Working Capital” shall mean (a) the current assets of the Transferred Entities solely consisting of the line items of current assets specifically identified in Part 2 of Exhibit B, in each case as of the Calculation Time less (b) the current liabilities of the Transferred Entities solely consisting of the line items of current liabilities specifically identified in Part 2 of Exhibit B, in each case as of the Calculation Time; and in each case, without duplication and without giving effect to the transactions contemplated hereby, and calculated in accordance with the Accounting Principles; provided, that in no event shall “Working Capital” include any amounts to the extent included in or with respect to (i) Cash or Indebtedness, (ii) amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts to be settled or eliminated at or prior to the Closing, (iii) Liabilities or payments that are expressly required to be paid at or following the Closing by Seller or any of its Affiliates, or (iv) any Retained Liabilities or any asset or Liability retained by, transferred to or settled by Seller or any of its Affiliates pursuant to Section 7.3, in each case with respect to any employee or service provider of any Transferred Entity; and provided, further, that in no event shall “Working Capital” include any amounts with respect to deferred Tax assets, deferred Tax liabilities, Income Tax assets, Income Tax liabilities (but shall include other current period Tax assets and Tax liabilities), or any amounts included in the calculation of Transaction Expenses.

“Working Capital Adjustment Amount” shall mean (a) if Working Capital is greater than the Working Capital Target Amount, an amount equal to (i) Working Capital minus (ii) the Working Capital Target Amount; (b) if Working Capital is less than the Working Capital Target Amount, an amount (expressed as a negative number) equal to (i) Working Capital minus (ii) the Working Capital Target Amount; and (c) in any other case, zero $(0).

“Working Capital Target Amount” shall mean zero dollars ($0).

1.2 Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Term	Section
Additional Transaction Documents	12.14
Agreement	Preamble
Anticorruption Laws	4.8(e)
Business Financial Statements	4.5(a)
Business Leased Real Property	4.16(b)
Business Material Contract	4.9(a)
Business Owned Real Property	4.16(a)
Business Real Property Leases	4.16(b)
Capitalization Date	5.4(a)
Change of Control Share Price	2.8(c)
Closing	2.1
Closing Date	2.3(a)
Company	Recitals
Competing Business	6.20
Contingent Workers	4.11(b)
D&O Indemnified Person	6.12(a)
D&O Tail Policy	6.12(b)
Data Room	12.1(b)
Earnout Purchaser Shares	2.8(a)
Enforceability Exceptions	3.2

Term	Section
Estimated Closing Statement	2.4
Estimated Purchase Price	2.4
Existing Representation	12.13(a)
Extended Outside Date	10.1(b)
Final Closing Statement	2.6(c)
Final Local Transfer Allocation	8.9
Final Purchase Price	2.7
Foreign Benefit Plan	4.10(f)
Guarantees	6.10(a)
Indemnified Party	11.5(a)
Indemnifying Party	11.5(a)
Indemnity Agreement	6.12(a)
Independent Accounting Firm	2.6(c)
Initial Closing Statement	2.5(a)
Insurance Policies	4.14
Intended Tax Treatment	8.8(c)
Legal Restraints	9.1(b)
Listed Purchaser Intellectual Property	5.17(a)
Local Transfer Agreements	6.34
Multiemployer Plan	4.10(d)
Notice of Disagreement	2.6(a)
Outside Date	10.1(b)
Post-Closing Adjustment	2.7
Pre-Closing Restructuring	6.23
Privileged Deal Communications	12.13(b)
Proxy Statement	5.3(a)
Purchaser	Preamble
Purchaser Board	Recitals
Purchaser Board Recommendation	Recitals
Purchaser Common Shares	2.2(a)
Purchaser Disclosure Letter	Article V
Purchaser Equity Awards	5.4(a)
Purchaser Financial Statements	5.5(a)
Purchaser Leased Real Property	5.16(b)
Purchaser Leased Real Property	5.16(b)
Purchaser Material Contract	5.10(a)
Purchaser Owned Real Property	5.16(a)
Purchaser Related Terms	6.16(c)
Purchaser RSU Awards	5.4(a)
Purchaser SEC Reports	5.8
Purchaser Share Issuance	Recitals
Purchaser Stock Options	5.4(a)
Purchaser Stockholder Approval	5.2(a)

Term	Section
Purchaser Stockholder Meeting	6.28(b)
Purchaser Subsidiary	Recitals
Purchaser Termination Fee	10.3(b)
Quarterly Financials	6.25
Recommendation Change	6.28(c)
Regulatory Approvals	6.5(a)
Resolution Period	2.6(b)
Sale	2.1
Seller	Preamble
Seller Disclosure Letter	Article III
Seller Group’s Counsel	12.13(a)
Seller Names	6.16(a)
Seller Related Terms	6.17(c)
Seller Releasees	6.22(a)
Seller Return	8.2(e)
Sensitive Business Information	6.4(b)
Shares	Recitals
Solvent	5.24
Taiwan Employees	7.2(b)
Taiwan PEO Employee	7.2(b)
Taiwan Subsidiary	7.2(b)
Takeover Statute	5.3(c)
Tax Contest	8.4(a)
Tax Refunds	8.7
Third Party Claim	11.5(b)
Top Customer	4.24(a)
Top Supplier	4.24(b)
Trade Laws	4.8(c)
Transfer Taxes	8.6
Transferred Entity	Recitals
Transferred Entity Tax Returns	8.3(a)
Transferred Marks	6.17(a)
Transferred Releasees	6.22(b)
WARN Act	4.11(d)

ARTICLE II

THE SALE AND THE PRIMARY ISSUANCE

2.1 Sale and Purchase of Shares; Primary Issuance.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), (i) Seller shall, or shall cause its applicable Subsidiary to, transfer, convey, assign and deliver to the Purchaser Subsidiary, and Purchaser shall cause the Purchaser Subsidiary to purchase and acquire from Seller or its applicable

Subsidiary, all of Seller’s, or such Subsidiary’s, right, title and interest in and to the Shares and (ii) Seller shall cause its applicable Subsidiary or Subsidiaries to effect the Local Transfers, in each case, free and clear of all Liens, other than Permitted Liens (solely with respect to the Specified Assets), Liens imposed or created by Purchaser or any of its Affiliates, or restrictions on transfer that arise under applicable securities Laws (such transactions, collectively, the “Sale”).

(b) Upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall, prior to the Closing, issue an aggregate number of shares of common stock, par value $0.001 per share, of Purchaser (such shares, the “Purchaser Common Shares”) equal to the Primary Issuance Purchaser Shares, which Primary Issuance Purchaser Shares shall be contributed (i) by Purchaser to Direct Parent and (ii) by Direct Parent to the Purchaser Subsidiary, following which Purchaser shall cause the Purchaser Subsidiary to deliver to Seller (and/or one or more of Seller’s designees) at the Closing, as consideration for the Primary Issuance Purchase Price, the Primary Issuance Purchaser Shares. The purchase and sale of the Primary Issuance Purchaser Shares pursuant to this Section  2.1(b) is referred to as the “Primary Issuance”.

2.2 Purchase Price. In connection with the Sale:

(a) Purchaser shall, prior to the Closing, issue an aggregate number of Purchaser Common Shares equal to the Purchaser Common Share Closing Consideration, which Purchaser Common Shares shall be contributed (i) by Purchaser to Direct Parent and (ii) by Direct Parent to the Purchaser Subsidiary, following which Purchaser shall cause the Purchaser Subsidiary to deliver to Seller (and/or one or more of Seller’s designees) at the Closing, as consideration for the Shares, the Purchaser Common Shares.

(b) Each of Purchaser’s and Seller’s applicable Subsidiaries shall effect the Local Transfers in accordance with Section 6.34.

2.3 Closing.

(a) The Closing shall take place remotely by conference call and electronic exchange and delivery of signatures and documents (i.e., email of pdf documents), on (i) the date that is two (2) Business Days after the date on which all of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied, or waived, on the Closing Date, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or (ii) at such other place, time or date as may be mutually agreed upon in writing by Seller and Purchaser. The date on which the Closing actually occurs is referred to as the “Closing Date.”

(b) At the Closing:

(i) Seller shall:

(1) deliver to the Purchaser Subsidiary evidence of book-entry transfer of the Shares;

(2) deliver to Purchaser a duly executed counterpart to each of the Ancillary Agreements and Local Transfer Agreements to which any member of the Seller Group or any Transferred Entity is a party;

(3) deliver to Purchaser by wire transfer, to an account or accounts designated by Purchaser prior to the Closing, immediately available funds in an aggregate amount equal to the Primary Issuance Purchase Price; and

(4) deliver to Purchaser a duly executed IRS Form W-9.

(ii) Purchaser shall (or shall cause the Purchaser Subsidiary to):

(1) deliver to Seller (or to any Affiliate designated by Seller) evidence of book-entry transfer of the Purchaser Common Share Closing Consideration;

(2) deliver to Seller (or to any Affiliate designated by Seller) evidence of book-entry transfer of the Primary Issuance Purchaser Shares;

(3) deliver to Seller (or to any Affiliate designated by Seller) evidence of book-entry transfer of any Earnout Purchaser Shares to the extent required under Section 2.8;

(4) deliver to Seller (or to any Affiliate designated by Seller) a duly executed counterpart to each of the Ancillary Agreements and Local Transfer Agreements to which Purchaser or any of its Affiliates is a party; and

(5) pay any Transaction Expenses that Seller so requests in writing it pay in the Estimated Closing Statement.

2.4 Closing Statement. Not less than seven (7) Business Days prior to the anticipated Closing Date, Seller shall provide Purchaser with a statement that contains Seller’s good faith estimate, with reasonable support and any other relevant information reasonably requested by Purchaser, of each of (i) the Working Capital Adjustment Amount, (ii) the Closing Cash Amount, (iii) the Closing Indebtedness Amount, and (iv) the Closing Transaction Expense Amount (such statement, the “Estimated Closing Statement”), which shall be accompanied by a notice that sets forth Seller’s determination of the Purchase Price based on such estimated amounts (the “Estimated Purchase Price”). The Estimated Closing Statement shall be prepared in accordance with the Accounting Principles. Seller shall consider in good faith, and consult with Purchaser regarding, any comments on the Estimated Closing Statement that are submitted by Purchaser on or before the third (3rd) Business Day prior to the Closing Date. For the avoidance of doubt, if Seller disagrees with any such comments, the position of Seller with respect to such comments shall control for purposes of the calculation of the Estimated Purchase Price; provided, that no such failure shall prejudice or limit Purchaser’s rights pursuant to Sections 2.5 and 2.6.

2.5 Post-Closing Statements.

(a) Within ninety (90) days after the Closing Date, Purchaser shall prepare in good faith and deliver to Seller a statement that sets forth (i) the Working Capital Adjustment Amount, (ii) the Closing Cash Amount, (iii) the Closing Indebtedness Amount, and (iv) the Closing Transaction Expense Amount, together with reasonable support and detail of Purchaser’s calculations of the foregoing amounts (such statement, the “Initial Closing Statement”). The Initial Closing Statement shall be prepared in accordance with the Accounting Principles. If Purchaser fails to deliver the Initial Closing Statement within such ninety (90) day period to Seller, then, notwithstanding anything to the contrary in this Agreement, the Estimated Closing Statement shall be binding upon the parties and deemed the Final Closing Statement for purposes of this Agreement.

(b) Following the Closing through the date that the Initial Closing Statement has become final and binding in accordance with Section 2.6(c), Seller and their Representatives shall be permitted a reasonable opportunity to access and review the books, records and work papers of the Transferred Entities and Purchaser that are reasonably related to the calculations of the Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount and the Closing Transaction Expense Amount, and Purchaser shall, and shall cause its Affiliates (including the Transferred Entities) and its and their respective employees, accountants and other Representatives to, cooperate with and assist Seller and its Representatives in connection with such review, including by providing access to such books, records and work papers and making available personnel to the extent requested, in each case, upon reasonable notice and during normal business hours and subject to the execution of customary access letters and restrictions caused by Pandemic Measures.

2.6 Reconciliation of Initial Closing Statement.

(a) Seller shall notify Purchaser in writing no later than thirty (30) days after Seller’s receipt of the Initial Closing Statement if Seller disagrees with the Initial Closing Statement, which notice shall describe the basis for such disagreement (the “Notice of Disagreement”). If no Notice of Disagreement is delivered to Purchaser within such thirty (30)-day period, then the Initial Closing Statement shall become final and binding upon the parties in accordance with Section 2.6(c). If a Notice of Disagreement is delivered to Purchaser within such thirty (30) day period, then only such portions of the Initial Closing Statement that Seller does not identify or disagree with in the Notice of Disagreement shall become final and binding upon the parties in accordance with Section 2.6(c).

(b) During the thirty (30) days immediately following the delivery of a Notice of Disagreement (the “Resolution Period”), Seller and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the matters identified in the Notice of Disagreement.

(c) If, at the end of the Resolution Period, Seller and Purchaser are unable to resolve any differences that they have with respect to the matters identified in the Notice of Disagreement, Seller and Purchaser shall submit all matters that remain in dispute with respect to the Notice of Disagreement to (i) KPMG LLP or if KPMG LLP is not then available for such engagement, an independent certified public accounting firm in the United States of national reputation mutually acceptable to Seller and Purchaser, or (ii) if Seller and Purchaser are unable to agree upon another such firm within ten (10) Business Days after the end of the Resolution Period, then within an additional ten (10) Business Days, Seller and Purchaser shall each select one independent certified public accounting firm in the United States of national reputation and those two firms shall, within ten (10) Business Days after their selection, select a third (3rd) such firm (the firm selected in accordance with clause (i) or the third firm selected in accordance with clause (ii), as applicable, the “Independent Accounting Firm”). Within thirty (30) days after the Independent Accounting Firm’s selection, the Independent Accounting Firm shall make a final determination in accordance with the Accounting Principles and the definitions contained in this Agreement and based solely on the written submissions of the parties and not an independent review, binding on the parties to this Agreement, of the appropriate amount of each of the matters that remain in dispute solely to the extent indicated in the Notice of Disagreement that Seller and Purchaser have submitted to the Independent Accounting Firm. With respect to each disputed matter, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, or less than the lower, of the amounts advocated by Seller in the Notice of Disagreement or by Purchaser in the Initial Closing Statement with respect to such disputed matter. For the avoidance of doubt, the Independent Accounting Firm shall not review or make any determination with respect to any matter other than the matters that remain in dispute to the extent indicated in the Notice of Disagreement and shall not consider any events or developments that occurred after the Closing. The Initial Closing Statement as finally determined either through agreement of the parties pursuant to Section 2.6(a) or Section 2.6(b) or through the action of the Independent Accounting Firm pursuant to this Section 2.6(c), shall be the “Final Closing Statement.”

(d) All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne on a proportionate basis by Seller, on the one hand, and Purchaser, on the other hand, based on the percentage which the portion of the contested amount not awarded to such Person bears to the amount actually contested. The allocation of such fees and expenses shall be determined by the Independent Accounting Firm in accordance with the foregoing sentence, which shall be binding and conclusive on the parties. During the review by the Independent Accounting Firm, each of Purchaser and Seller shall, and shall cause its respective Subsidiaries (including, in the case of Purchaser, the Transferred Entities) and its and their respective employees, accountants and other Representatives to, each make available to the Independent Accounting Firm interviews with such personnel, and such information, books and records and work papers, as may be reasonably requested by the Independent Accounting Firm to fulfill its obligations under Section 2.6(c) and neither Purchaser nor Seller shall engage in any ex parte communication with the Independent Accounting Firm on matters relating to the Initial Closing Statement or Notice of Disagreement. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of an arbitrator, it being understood that in acting under this Agreement, the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator.

(e) The process set forth in Section 2.5 and this Section 2.6 shall be the sole and exclusive remedy of Purchaser and Seller and their respective Affiliates for any disputes related to the Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount, the Closing Transaction Expense Amount, the Post-Closing Adjustment, the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, and the application of the Accounting Principles in determining any such amounts, whether or not the underlying facts and circumstances constitute a breach of any representations, warranties or covenants contained in this Agreement. For the avoidance of doubt, the parties agree that the purpose of the Working Capital Adjustment Amount is not intended to permit the introduction of different accounting methods, policies, principles, practices, procedures, classifications or methodologies or to correct for any errors or omissions in the Business Financial Statements, in each case unless explicitly required by the Accounting Principles. The Accounting Principles shall be applied regardless of any breach of representation or warranty in this Agreement and regardless of any aspect of the Business Financial Statements that is not compliant with GAAP.

2.7 Post-Closing Adjustment. The “Post-Closing Adjustment” may be either a positive or negative amount, and shall be equal to (a) (i) the Working Capital Adjustment Amount set forth in the Final Closing Statement, minus (ii) the Working Capital Adjustment Amount set forth in the Estimated Closing Statement, plus (b) (i) the Closing Indebtedness Amount set forth in the Estimated Closing Statement, minus (ii) the Closing Indebtedness Amount set forth in the Final Closing Statement, plus (c) (i) the Closing Cash Amount set forth in the Final Closing Statement, minus (ii) the Closing Cash Amount set forth in the Estimated Closing Statement, plus (d) (i) the Closing Transaction Expense Amount set forth in the Estimated Closing Statement, minus (ii) the Closing Transaction Expense Amount set forth in the Final Closing Statement. If the Post-Closing Adjustment is a positive amount, then Purchaser shall, within two (2) Business Days after the determination of the Post-Closing Amount, issue, and cause the Purchaser Subsidiary to deliver to Seller (or to an Affiliate designated by Seller), an aggregate number of Purchaser Common Shares equal to (A) the amount of the Post-Closing Adjustment divided by (B) the Purchaser Reference Share Price. If the Post-Closing Adjustment is a negative amount, then Seller (or an Affiliate designated by Seller) shall, within two (2) Business Days after the determination of the Post-Closing Amount, surrender to the Purchaser Subsidiary an aggregate number of Purchaser Common Shares equal to (A) the absolute value of the amount of the Post-Closing Adjustment divided by (B) the Purchaser Reference Share Price. The Purchase Price, as adjusted by the Post-Closing Adjustment, shall be the “Final Purchase Price.” Except to the extent otherwise required by applicable Law, Seller, Purchaser, the Transferred Entities and their respective Affiliates shall treat any and all payments under this Section 2.7 as an adjustment to the purchase price for all Tax purposes, and the parties shall, and shall cause their respective Affiliates to, file their respective Tax Returns accordingly.

2.8 Earnout Purchaser Shares.

(a) As additional consideration for the Shares, (x) if a Triggering Event occurs prior to the Closing, on the Closing Date, and (y) if a Triggering event occurs after the Closing, no later than the tenth (10th) Business Day after the occurrence of a Triggering Event, Purchaser shall issue, and cause the Purchaser Subsidiary to deliver to Seller (or to any Affiliate designated by Seller), the following number of Purchaser Common Shares (as so adjusted, the “Earnout Purchaser Shares”):

(i) upon the occurrence of Triggering Event I, a one-time aggregate issuance of a number of Earnout Purchaser Shares equal to (A) $33,333,333.33 divided by (B) the Trigger Event I Reference Price, rounded down to the nearest whole share;

(ii) upon the occurrence of Triggering Event II, an additional one-time aggregate issuance of a number of Earnout Purchaser Shares equal to (A) $33,333,333.33 divided by (B) the Trigger Event II Reference Price, rounded down to the nearest whole share; and

(iii) upon the occurrence of Triggering Event III, an additional one-time aggregate issuance of a number of Earnout Purchaser Shares equal to (A) $33,333,333.33 divided by (B) the Trigger Event III Reference Price, rounded down to the nearest whole share.

(b) For the avoidance of doubt, Seller shall be entitled to receive Earnout Purchaser Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event may only occur once, if at all.

(c) If, during the Earnout Period, there is a Change of Control that will result in the holders of Purchaser Common Shares receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such Purchaser Common Shares) (the “Change of Control Share Price”) equal to or in excess of the applicable share price of a Purchaser Common Share required in connection with any Triggering Event, then immediately prior to the consummation of such Change of Control (a) any such Triggering Event that has not previously occurred that would occur at the Change of Control Share Price shall be deemed to have occurred and (b) Purchaser shall issue, and cause the Purchaser Subsidiary to deliver to Seller (or to any Affiliate designated by Seller), the applicable Earnout Purchaser Shares, and Seller (or to any Affiliate designated by Seller) shall be eligible to participate in such Change of Control.

(d) Except to the extent otherwise required by applicable Law, Seller, Purchaser, the Transferred Entities and their respective Affiliates shall treat any and all payments under this Section 2.8 as an adjustment to the purchase price for all Tax purposes, and the parties shall, and shall cause their respective Affiliates to, file their respective Tax Returns accordingly.

2.9 Withholding Rights. Seller, the Transferred Entities, Purchaser and any other applicable withholding agent hereunder shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any payment made pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Law related to Taxes. Other than in respect of compensatory payments to employees of Seller or its Affiliates (which shall be paid through payroll of the applicable employer entity), Purchaser shall provide Seller with fifteen (15) Business Days advance written notice of any amounts that Purchaser intends to withhold or cause to be withheld under this Section 2.9, and Purchaser shall cooperate in good faith, as and to the extent reasonably requested by Seller, to minimize or eliminate any potential deductions or withholdings. To the extent that amounts are so deducted, withheld and paid over to the relevant Tax Authorities in accordance with this Section 2.9, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

2.10 Certain Adjustments. If, during the period from the date of this Agreement through the Closing, any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization, conversion or other similar transaction occurs with respect to the outstanding Purchaser Common Shares, or if a stock dividend is declared by Purchaser during such period, or a record date with respect to any such event shall occur during such period, then all calculations provided for that are based on a number of shares of any class or series (or trading prices therefor) affected thereby, including the Purchaser Common Share Closing Consideration, the Primary Issuance Purchaser Shares and the Earnout Purchaser Shares, shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such event. For the avoidance of doubt, no issuance of Purchaser Equity Awards shall result in such adjustment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as set forth in the disclosure letter delivered to Purchaser prior to the execution of this Agreement (the “Seller Disclosure Letter”), it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed, Seller hereby represents and warrants to Purchaser as follows:

3.1 Organization and Qualification. Seller, and each applicable member of the Seller Group that will, at the Closing, be a party to any Ancillary Agreement, is a legal entity duly organized, validly existing and in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) under the Laws of the jurisdiction of its organization, and Seller, and each applicable member of the Seller Group that will, at the Closing, be a party to any Ancillary Agreement, has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

3.2 Authority. Seller, and each applicable member of the Seller Group that will, at the Closing, be a party to any Ancillary Agreement, has all requisite corporate, limited liability company, partnership or other power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller and the members of the Seller Group of this Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation by Seller and the members of the Seller Group that will, at the Closing, be a party to any Ancillary Agreement, of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate, limited liability company, partnership or other action, and no other corporate proceedings on the part of Seller and the applicable member of the Seller Group are necessary to approve this Agreement and each such Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Seller, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes, and each Ancillary Agreement when executed and delivered by Seller or the applicable member of the Seller Group, assuming the due authorization, execution and delivery of such Ancillary Agreement by Purchaser or its Affiliate party thereto, will constitute, a valid, legal and binding agreement of Seller or the applicable member of the Seller Group, as applicable, enforceable against Seller or the applicable member of the Seller Group, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”).

3.3 No Conflicts.

(a) Except as set forth on Section 3.3 of the Seller Disclosure Letter, no filing with or notice to, and no Permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Seller or the applicable member of the Seller Group, as applicable, for the execution, delivery and performance by Seller or such member of the Seller Group of this Agreement or any Ancillary Agreement to which Seller or such member of the Seller Group, as applicable, is a party, or the consummation by Seller or such member of the Seller Group, as applicable, of the transactions contemplated hereby or thereby, except (i) compliance with any applicable requirements of any Regulatory Laws, (ii) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (iii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iv) as may be necessary as a result of any facts or circumstances relating to Purchaser or any of its Affiliates, (v) compliance with any Permits relating to the Business or (vi) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(b) Assuming compliance with the items described in Section 3.3(a), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement to which Seller or the applicable member of the Seller Group is a party, nor the consummation by Seller or such member of the Seller Group, as applicable, of the transactions contemplated hereby or thereby, as applicable, will (i) conflict with or result in any breach, violation or infringement of any provision of the Organizational Documents of Seller or such member of the Seller Group, as applicable, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of consent, payment, termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Business Material Contract, or (iii) violate any Law applicable to Seller or such member of the Seller Group, as applicable, or any of its properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

3.4 Ownership; Title. Seller (or its relevant wholly-owned Subsidiary) is the record and beneficial owner of the Shares. Seller has good and valid title to the Shares and the Specified Assets, free and clear of all Liens other than any Permitted Liens. Seller has full right, power and authority to transfer and deliver to Purchaser good and valid title to the Shares and the Specified Assets, free and clear of all Liens other than any Permitted Liens.

3.5 Litigation. As of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and (b) neither Seller nor any of its Subsidiaries is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

3.6 Certain Information. None of the information supplied or to be supplied by Seller or the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Purchaser and at the time of the Purchaser Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to any information supplied by Purchaser or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

3.7 Independent Investigation. Seller has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of the Purchaser Entities and the business of the Purchaser Entities, which investigation, review and analysis were done by Seller and its Representatives. In entering into this Agreement, Seller acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Purchaser Entities, their respective Affiliates or any of their respective Representatives (except the representations and warranties of the Purchaser Entities expressly set forth in Article V). Seller hereby acknowledges and agrees that none of the Purchaser Entities, their respective Affiliates or any of their respective Representatives or any other Person will have or be subject to any claim or Liability to Seller, its Affiliates or any of its respective Representatives or equityholders or any other Person resulting from the distribution to Seller, its Affiliates or its Representatives of, or Seller’s, its Affiliates’ or its Representatives’ use of, any information relating to the Purchaser Entities or the business of the Purchaser Entities, including any information, documents or material made available to Seller, its Affiliates or its Representatives, whether orally or in writing, in any data room (including the Data Room), any management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of Seller, its Affiliates or its Representatives or in any other form in connection with the transactions contemplated by this Agreement. Seller further acknowledges that no Representative of the Purchaser Entities or their respective Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article V of this Agreement and subject to the limited remedies herein provided.

3.8 No Additional Representation or Warranties. Except as set forth in this Article III and Article IV, the Ancillary Agreements and any certificates delivered hereunder and thereunder, none of Seller, its Affiliates or any of its or their Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of Seller, the Transferred Entities or their respective Affiliates, or the Business. Any such other representation or warranty is hereby expressly disclaimed. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Seller in this Article III and Article IV, the Ancillary Agreements and any certificates delivered hereunder and thereunder, none of Seller, its Affiliates or any of its or their Representatives makes or has made any representation or warranty to Purchaser or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate or budget of future results or future financial condition relating to Seller, any of the Transferred Entities or the Business, or (b) any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence investigation of Seller, any of the Transferred Entities or the Business, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

REGARDING THE TRANSFERRED ENTITIES AND SPECIFIED ASSETS

Except as disclosed in the Seller Disclosure Letter, it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed, Seller hereby represents and warrants to Purchaser as follows:

4.1 Organization of the Transferred Entities. Each Transferred Entity is a legal entity (a) duly organized and validly existing and in good standing (to the extent good standing is a legal principle applicable in the applicable jurisdiction) under the Laws of the jurisdiction of its organization and (b) duly qualified or licensed to do business and is in good standing (to the extent good standing is a legal principle applicable in the applicable jurisdiction) in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

4.2 Authority. The Company and each other applicable Transferred Entity that will, at the Closing, be a party to any Ancillary Agreement, has all requisite corporate, limited liability company, partnership or other power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company and each other applicable Transferred Entity of this Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation by the Company and each other Transferred Entity that will, at the Closing, be a party to any Ancillary Agreement, of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate, limited liability company, partnership or other action, and no other corporate proceedings on the part of the Company and each other applicable Transferred Entity are necessary to approve this Agreement and each such Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes, and each Ancillary Agreement when executed and delivered by the Company and each other applicable Transferred Entity, assuming the due authorization, execution and delivery of such Ancillary Agreement by Purchaser or its Affiliate party thereto, will constitute, a valid, legal and binding agreement of the Company or the applicable Transferred Entity, as applicable, enforceable against the Company or the applicable Transferred Entity, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.

4.3 No Conflicts.

(a) Except as set forth on Section 4.3 of the Seller Disclosure Letter, no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of any Transferred Entity, for the execution, delivery and performance by the Company or other Transferred Entity of this Agreement or any Ancillary Agreement to which the Company or such Transferred Entity, as applicable, is party, or the consummation by the Company or such Transferred Entity, as applicable, of the transactions contemplated hereby or thereby except (i) compliance with any applicable requirements of any Regulatory Laws, (ii) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (iii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iv) as may be necessary as a result of any facts or circumstances relating to Purchaser or any of its Affiliates, (v) compliance with any Permits relating to the Business or (vi) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to be material to the Business, taken as a whole.

(b) Assuming compliance with the items described in Section 4.3(a), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement to which the Company or any

Transferred Entity is a party, nor the consummation by the Company or such Transferred Entity, as applicable, of the transactions contemplated hereby or thereby, as applicable, will (i) conflict with or result in any breach, violation or infringement of any provision of the Organizational Documents of the Company or such Transferred Entity, as applicable, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of consent, payment, termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Business Material Contract, or (iii) violate any Law applicable to the Company or such Transferred Entity, as applicable, or any of its properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to be material to the Business, taken as a whole.

4.4 Capitalization of the Transferred Entities.

(a) The Shares are duly authorized and validly issued. Except for the Shares, no Equity Interests of the Company are, or as of the Closing will be, issued and outstanding.

(b) Except as set forth in Section 4.4(b) of the Seller Disclosure Letter, (i) there are no preemptive rights or other similar rights in respect of any Equity Interests in the Company, (ii) there are no encumbrances on or other contractual obligations of the Company (including options, warrants, subscriptions, calls, rights, convertible securities, commitments or agreements of any character) relating to, the ownership, disposition, redemption, repurchase, transfer or voting of any Equity Interests or obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company, (iii) except for the transactions contemplated by this Agreement, there is no Contract of the Company which obligates the Company to purchase, redeem or otherwise acquire or make any payment (including any dividend or distribution) in respect of, any Equity Interests and (iv) there are no existing rights with respect to registration under the Securities Act of any Equity Interests.

(c) Section 4.4(c) of the Seller Disclosure Letter contains a true and correct list, as of the date hereof, of each of the Transferred Entities (other than the Company), the jurisdiction of its incorporation or organization and the record owner of the outstanding Equity Interests of each such Transferred Entity. All Equity Interests of the Transferred Entities (other than the Company) are duly authorized and validly issued and, except as set forth in Section 4.4 of the Seller Disclosure Letter, as of the Closing, will be owned by another Transferred Entity free and clear of all Liens attributable to Seller or the Transferred Entities other than Permitted Liens. Except as set forth in Section 4.4 of the Seller Disclosure Letter, as of the date hereof, there are no Equity Interests of any Transferred Entity (other than the Company) issued and outstanding that are not owned by another Transferred Entity.

(d) Except for ownership of another Transferred Entity, no Transferred Entity owns, directly or indirectly, any Equity Interest in any Person.

4.5 Financial Statements.

(a) Section 4.5 of the Seller Disclosure Letter sets forth the unaudited combined balance sheet of the Business as of December 31, 2021, December 31, 2020 and December 31, 2019 and the related unaudited combined statements of operations for the years ended December 31, 2021, December 31, 2020 and December 31, 2019 (the “Business Financial Statements”). The Business Financial Statements present fairly, in all material respects, the combined financial position and the combined results of operations and cash flows of the Business, as of the dates thereof or the periods then ended, in each case in accordance with GAAP on a carve-out accounting basis, except as may be noted therein (subject to the absence of footnotes and normal year-end audit adjustments) or in Section 4.5 of the Seller Disclosure Letter; provided, that the Business Financial Statements and the foregoing representations and warranties are qualified by the fact that (a) the Business has not operated on a separate “stand-alone” basis and has historically been reported within the consolidated financial statements of Seller and (b) the Business Financial Statements are not indicative of what the results of operations, financial position and cash flows of the Business or the Transferred Entities will be in the future. Seller has established, administered and maintained a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and that the transactions have been recorded as necessary to permit the preparation of the Business Financial Statements.

(b) The books and records relating to the Business have been accurately maintained and accurately reflect the assets and liabilities of the Transferred Entities in accordance in all material respects with all applicable accounting requirements and all applicable Laws.

4.6 Undisclosed Liabilities. As of the date of this Agreement, there is no material Liability of the Transferred Entities whether or not required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for Liabilities (a) reflected or reserved for on the Business Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Business Financial Statements in the Ordinary Course of Business, (c) incurred in connection with the transactions contemplated by this Agreement, (d) that constitute Transaction Expenses, or (e) arising under the terms of any executory contractual obligations under Contracts to which a Transferred Entity is a party(in each case of the preceding clauses (b) through (e), none of which is a Liability for breach of Contract, breach of warranty, infringement or violation of applicable Law).

4.7 Litigation and Proceedings. Except (a) as set forth on Section 4.7 of the Seller Disclosure Letter and (b) Actions under Environmental Law (as to which certain representations and warranties are made pursuant to Section 4.20), as of the date of this Agreement, there is no, and in the last three (3) years there has not been any, Action pending or, to the Knowledge of Seller, threatened against, any Transferred Entity, in each case relating to the Business. No Transferred Entity (i) currently intends to initiate any Action nor (ii) is bound by any material outstanding court order.

4.8 Legal Compliance.

(a) With respect to the Business, no member of the Seller Group nor any of the Transferred Entities is, or since the date that is three (3) years prior to the date hereof has been, in violation in any material respect of any Laws or Order issued by a Governmental Entity. Neither Seller nor any of the Transferred Entities has, since the date that is three (3) years prior to the date hereof through the date hereof, received any notice alleging any such violation in connection with or relating to the Business.

(b) No member of the Seller Group, nor any Transferred Entity nor any employee, director or officer of any Transferred Entity, is, or since the start of their involvement with the Business has been, a Sanctioned Person, or since the date that is five (5) years prior to the date hereof has engaged in, or is now engaged in, any dealings or transactions in connection with the Business with any Sanctioned Person, except to the extent authorized, or since the date that is five (5) years prior to the date hereof has otherwise violated Sanctions.

(c) Since the date that is five (5) years prior to the date hereof, none of Seller (in connection with the Business) or the Transferred Entities, nor any employee, director or officer of the Transferred Entities (in their capacities as such), has materially violated applicable import laws, regulations, statutes or orders or violated any applicable export control or anti-boycott Laws, including the Export Administration Regulations and the International Traffic in Arms Regulations (the “Trade Laws”). Seller (in connection with the Business) and the Transferred Entities have obtained, or are otherwise qualified to rely upon, all import and export licenses, consents, notices, waivers, approvals, orders, registrations, declarations or other authorizations from, and made any filings with, any Governmental Entity required for (i) the import, export, re-export or transfer of products, services, software and technologies or (ii) releases of technologies and software to foreign nationals.

(d) There are no pending or threatened (in writing) claims against Seller (in connection with the Business) or any of the Transferred Entities, nor any actions, conditions, facts or circumstances that would reasonably be expected to give rise to any future such claims with respect to Trade Laws or Sanctions. Seller (in connection with the Business) and the Transferred Entities have established sufficient internal controls and procedures reasonably designed to ensure compliance with Trade Laws and Sanctions.

(e) Neither Seller (in connection with the Business) nor any of the Transferred Entities has violated any applicable Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act 2010, in each case, as in effect at the time of such action (all such Laws, “Anticorruption Laws”). No director, officer, employee, agent or, to the Knowledge of Seller other Person acting for or on behalf of Seller (in connection with the Business) or any of the Transferred Entities has violated any Anticorruption Law, and through the date hereof, neither Seller (in connection with the Business) nor any of the Transferred Entities has received any written notice alleging any such violation of any Anticorruption Law. None of Seller (in connection with the Business) or the Transferred Entities, nor any employee, director, officer or, to the Knowledge of Seller, agent of the Transferred Entities, have made, authorized or received any bribe or other unlawful payment to or from any official or employee of a foreign Governmental Entity, political party, or public international organization, nor to a political party or candidate for public office, for the purpose of influencing an official act or decision, inducing an act to influence or affect any official act or decision or securing any improper advantage, in each case in order to obtain or retain business for or with, or direct business to, any Person. Seller (in connection with the Business) and the Transferred Entities have maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies reasonably designed to ensure compliance with applicable Anticorruption Laws, and to ensure that all books and records of Seller (in connection with the Business) and the Transferred Entities accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets.

4.9 Contracts; No Defaults.

(a) Section 4.9(a) of the Seller Disclosure Letter contains a listing of all Contracts (other than the Excluded Assets and other than for the Contracts described in clause (xvi) below for which a description has been provided) described in clauses (i) through (xvii) below to which, as of the date of this Agreement, any of the Transferred Entities is a party or to which any other member of the Seller Group is a party and that relates primarily to the Business, for the sake of clarity, not including any purchase orders and invoices (each such Contract, a “Business Material Contract”).

(i) Each Contract (other than Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 4.9(a)) pursuant to which the Transferred Entities (A) were obligated to pay more than $2,000,000 for the year 2021 (other than revenue share arrangements) (excluding any Contract covered in the immediately following clause (B)), (B) were obligated for the year 2021 to pay the counterparty a minimum price or revenue guarantee amount of greater than $2,000,000, or (C) received, net of traffic acquisition costs, revenues of greater than $2,000,000 for the year 2021, in each case of the foregoing clauses (A) through (C), that are not cancelable (without penalty, cost or other liability) within ninety (90) days;

(ii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any assets of the Transferred Entities (in each case, other than in the Ordinary Course of Business) entered into in the past three (3) years;

(iii) Each joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than with respect to wholly owned Subsidiaries of the Company);

(iv) Each Contract requiring (A) capital expenditures after the date of this Agreement in an annual amount in excess of $1,000,000 or (B) any loans, advances or capital contributions to, or investments in, any Person in excess of $1,000,000;

(v) Each Contract containing covenants expressly limiting the freedom of the Transferred Entities to compete with any Person in a product line or line of business or to operate in any geographic area, including Contracts that contain a “exclusivity” provision or non-solicitation obligation (other than ordinary course, term-limited employee non-solicitation obligations) (in each case, other than (A) confidentiality agreements entered into in the Ordinary Course of Business, (B) inbound licenses to Intellectual Property required to be scheduled pursuant to Section 4.9(a)(vi)(x) and (C) covenants not to assert, sue or challenge);

(vi) Each Contract that is material to the Business, taken as a whole, pursuant to which a Transferred Entity: (x) licenses material Intellectual Property from a third party, other than (i) click-wrap, shrink-wrap and off-the-shelf software licenses and (ii) any other non-exclusive software licenses that are commercially available on reasonable terms to the public generally; or (y) grants a license to any third party to use any Business Intellectual Property (other than non-exclusive licenses to customers, distributors or other service providers entered into in the Ordinary Course of Business); or (z) grants or is a recipient of a covenant not to sue or assert, or immunity from suit, with respect to Intellectual Property (including trademark coexistence agreements and settlement agreements);

(vii) Each Contract (A) that contains a “most-favored-nation” clause or similar term pursuant to which the Transferred Entities provide preferential pricing or treatment to any other Person or (B) that grants any put option, call option, right of first refusal or right of first offer with respect to any assets of the Transferred Entities;

(viii) Any Contract entered into by a Transferred Entity for or relating to employment, individual independent contractor, consulting or contingent work services, in each case, in the United States that (A) provides for severance, a retention bonus, benefits triggered in connection with a change in control, any advance notice of termination of employment, or greater than thirty (30) days’ advance notice of termination of an independent contractor engagement; or (B) is with an individual who is employed or engaged in the United States in a Vice President position or higher.

(ix) Any Contract with any Governmental Entity under which the Transferred Entities are entitled to receive annual revenues of greater than $500,000;

(x) Any collective bargaining agreement or other Contract with any labor union, labor organization, works council or similar employee representative body

(xi) Any Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness, other than any Contract for intercompany Indebtedness between Transferred Entities or any guarantee of Indebtedness that will be released at or prior to the Closing;

(xii) Each Contract with a Top Customer or Top Supplier;

(xiii) Each Contract with respect to the Business, on the one hand, and any Affiliate, shareholder, officer or director of the Seller or any Transferred Entity, on the other, other than Contracts for employment and benefits provided to such Persons in the Ordinary Course of Business (including pursuant to any Seller Benefit Plan);

(xiv) Each Contract relating to the settlement of any Action (A) in excess of $50,000; or (B) containing continuing obligations of the Seller or any of its Subsidiaries, other than in each case relating to the collection (or factoring) of unpaid accounts receivable in the Ordinary Course of Business; and

(xv) Each Contract with respect to any equipment lease (including any capital lease) or other agreement pursuant to which a Transferred Entity is a lessor or a lessee of any tangible personal property, or holds or operates any tangible personal property owned by another Person;

(xvi) Each Shared Contract; and

(xvii) Each Guarantee.

(b) As of the date of this Agreement, all of the Business Material Contracts are (i) in full force and effect, subject to the Enforceability Exceptions, and (ii) represent the valid and binding obligations of the Transferred Entity party thereto and, to the Knowledge of Seller, represent the valid and binding obligations of the other parties thereto. Except, in each case, where the occurrence of such breach or default would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, as of the date of this Agreement, (x) neither the Transferred Entities nor, to the Knowledge of Seller, any other party thereto is in breach of or default under any such Contract, (y) neither Seller nor the Transferred Entities have received any claim or notice of material breach of or material default under any such Contract, and (z) to the Knowledge of Seller, no event has occurred that would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both).

4.10 Transferred Entity Benefit Plans and Seller Benefit Plans.

(a) Section 4.10(a) of the Seller Disclosure Letter sets forth a complete list of each material Seller Benefit Plan. With respect to each material Liability Benefit Plan (excluding, for clarity, any such documents that are not yet required because they relate to a recently adopted material Liability Benefit Plan), Seller has delivered or made available to Purchaser true and complete copies (if applicable) of: (i) the most recent plan document or a summary of the material terms thereof, (ii) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect thereto, (iii) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (iv) the most recent annual report on Form 5500 and all attachments thereto filed with the Department of Labor with respect to such Liability Benefit Plan; and (v) all non-routine correspondence to and from any governmental agency within the past three (3) years, in each case, to the extent permitted by applicable Laws outside the United States. Notwithstanding the foregoing, any Seller Benefit Plan that, with respect to employees located outside of the United States only, either (x) is not in Seller’s possession or (y) does not provide any severance or notice period in excess of ninety (90) days or such longer period as may be required by applicable Laws outside the United States, shall not be required to be specifically set forth on Section 4.10(a) of the Seller Disclosure Letter. There are no Transferred Entity Benefit Plans.

(b) (i) Each Liability Benefit Plan is and has been established, operated, and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) all payments and/or contributions required to be made with respect to any Liability Benefit

Plan either have been timely made or have been accrued in accordance with the terms of the applicable Liability Benefit Plan and applicable Law; (iii) no Liability Benefit Plan is, or within the past three (3) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program; (iv) the Liability Benefit Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code; and (v) none of Seller, any Transferred Entity, nor, to the Knowledge of Seller, any other Person, has been engaged in any non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Liability Benefit Plan.

(c) Each Liability Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification, and, to the Knowledge of Seller, no event or omission has occurred that would cause any Liability Benefit Plan to lose such qualification or require corrective action to the Internal Revenue Service or Employee Plan Compliance Resolution System to maintain such qualification.

(d) No Transferred Entity nor any ERISA Affiliate has in the past five (5) years maintained, contributed to, or been required to contribute to or had any Liability or obligation (including on account of any ERISA Affiliate) with respect to (whether contingent or otherwise): (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or a “defined benefit plan” (as defined in Section 3(35) of ERISA), or any other employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (ii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iii) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and none of the Transferred Entities or any ERISA Affiliate have, ever incurred any liability under Title IV of ERISA that has not been paid in full.

(e) With respect to the Liability Benefit Plans, (i) no Action (other than routine claims for benefits in the Ordinary Course of Business) is pending or, to the Knowledge of Seller, threatened, and (ii) to the Knowledge of Seller, no facts or circumstances exist that would reasonably be expected to give rise to any such Action.

(f) Except as set forth on Section 4.10(f) of the Seller Disclosure Letter, no Transferred Entity provides or has any obligation to provide health care or any other non-pension welfare benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law).

(g) With respect to each Liability Benefit Plan that is subject to the laws of a jurisdiction outside of the United States (a “Foreign Benefit Plan”), as of the date of this Agreement, with respect to all current and former participants in such Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determined employer contributions to such Foreign Benefit Plan, (i) to the extent required by applicable Law, the fair market value of the assets of each funded Foreign Benefit Plan (including the Liability of any insurer to any such Foreign Benefit Plan) is sufficient to procure or provide for the accrued benefit obligations and none of the transactions contemplated by this Agreement will cause such assets or insurance obligations to be materially less than such benefit obligations, and (ii) if required, to any extent, to be book-reserved or secured by an insurance policy, the Foreign Benefit Plan is book-reserved or secured by an insurance policy to such extent. Each Foreign Benefit Plan required or intended to be registered, qualified or approved under applicable Law has in fact been registered, qualified or approved, as the case may be, under applicable Law and has been maintained in good standing with applicable regulatory authorities in all material respects, and if intended to qualify for favorable tax treatment, to the Knowledge of Seller, there are no existing circumstances or events that have occurred that would reasonably be expected to affect adversely such favorable tax treatment with respect to such Foreign Benefit Plan.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would reasonably be expected to (i) increase any benefits with respect to any Business Employee under any Seller Benefit Plan, (ii) result in the acceleration of the time of payment or vesting, or an increase in the amount, of any compensation or benefits due to any Business Employee, (iii) result in the forgiveness of any indebtedness of any Business Employee to any Transferred Entity, or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code), whether or not such payment is considered to be reasonable compensation for services rendered.

4.11 Employees; Labor Matters.

(a) Section 4.11(a) of the Seller Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of each Business Employee (by name or employee identification number), including (A) each such employee’s position or title, annualized base salary or hourly wage (as applicable), 2022 annual commission opportunity and bonus potential (as applicable), the number and type of outstanding Seller LTI Awards held, date of hire, work location (city, state and country), amount of accrued and unused vacation or paid time off, part-time or full-time status, name of employing entity, leave status and anticipated return-to-work date (if applicable), and visa or work permit type and status (if applicable); (B) whether such employee is classified as exempt or non-exempt, or eligible for overtime pay for wage and hour purposes; and (C) the percentage of work time dedicated to the Business. Except as set forth in Section 4.11(a) of the Seller Disclosure Letter, all Business Employees in the United States are employed at will.

(b) Section 4.11(b) of the Seller Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of all independent contractors, service providers, consultants and temporary or leased employees and any other Person classified as other than employee, in each case, who provides services in full or in part pertaining to the Business (“Contingent Workers”), including for each Contingent Worker: (i) the nature of services provided, (ii) the initial date retained; (iii) the anticipated end date of the engagement (if known), (iv) the name of the hiring entity, (v) the primary location from which services are performed (city, state, country), (vi) a description of the fee or compensation arrangement; (vii) estimated average hours worked per week; (viii) whether a written agreement governing the relationship exists; (ix) the extent of notice required to terminate the engagement; (x) total fees paid in 2021; and (xi) the percentage of engaged time dedicated to the Business.

(c) With respect to the Business, each Transferred Entity and each member of the Seller Group is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws pertaining to labor and employment, including but not limited to, all Laws pertaining to employment practices, workplace safety and health, wage and hour issues, the classification of U.S.-based employees as exempt and non-exempt, the classification of independent contractors, data protection, immigration, terms and conditions of employment, overtime, minimum wage, meal and rest breaks, wages and hours, timely payment of wages, paid time off, equal pay, leaves of absence, right to work laws, administrative/reporting obligations, registrations, statutory holiday pay calculation requirements, unemployment insurance, termination of employment, redundancies, plant closures and layoffs, consultation with employees, COVID-19 and public social security systems and other statutory social welfare benefit programs (including by making timely all required payroll reductions and contribution payments), discrimination, harassment, and retaliation. To the extent any Contingent Workers are currently or in the past three (3) years have been engaged in connection with the Business, such Contingent Workers have been properly classified and treated as non-employees in compliance with all applicable Laws and for purposes all benefit plans and perquisites. No member of the Seller Group or any Transferred Entity is delinquent in any material respect in payments to any

Business Employees or Contingent Workers, for any wages, salaries, commissions, bonuses, fees or other direct compensation for any services performed or amounts required to be reimbursed to such employees or Contingent Workers.

(d) For the past three (3) years, no Transferred Entities have had any liability for non-compliance with or failed to comply with the Worker’s Adjustment Retraining Notification Act or any similar Law (together, the “WARN Act”).

(e) During the past three (3) years, (i) no Transferred Entities have been a party to a settlement agreement with a current or former managerial employee who provides or provided services to the Business, that relates primarily to allegations of sexual harassment, sexual discrimination or sexual misconduct, and (ii) no allegations of sexual harassment, sexual discrimination or sexual misconduct have been made against any managerial employee of a Transferred Entity or who otherwise provides or provided services to the Business.

(f) None of the employment policies or practices relating to the Business are currently being audited or investigated by any Governmental Entity.

(g) No Transferred Entity and, with respect to the Business, no member of the Seller Group, is delinquent in payments to any of their respective current or former employees or Contingent Workers, in each case, who provide or provided services to the Business, for any wages, salaries, commissions, bonuses, fees or other direct compensation for services performed or amounts required to be reimbursed to such service providers. All Business Employees and Contingent Workers are authorized to work in the jurisdiction(s) in which they provide services on behalf of the Business.

(h) Relating to the Business or any current or former employee or Contingent Worker who provides or provided services to the Business, there are, and within the last three (3) years have been, no Actions or material internal employee disputes pending or, to the Seller’s Knowledge, threatened, in each case, against any Transferred Entity or any member of the Seller Group in connection with any employment or labor matter.

(i) To the Knowledge of Seller, no Business Employee who is an officer or who is material to the Business has provided notice of an intention to terminate his or her employment.

(j) With respect to the Business, each member of the Seller Group and each Transferred Entity is, and for the past three (3) years has been, in compliance in all material respects with all Pandemic Measures. Pertaining to the Business, no actions have been taken or are now contemplated in response to COVID-19 that have resulted or would reasonably be expected to result in changes to employee headcount or functionality; adoptions, modifications or terminations of any benefit plan; or material disruptions to the workplace.

(k) None of the Transferred Entities and, with respect to the Business, no member of the Seller Group is, or in the past three (3) years has been, a party to any collective bargaining agreement or other Contract with any labor union, labor organization, works council or similar employee representative body, and no such Contract is being negotiated as of the date hereof. As of the date hereof there are, and in the past three (3) years there have been: (i) no union organizing activities involving any Business Employees or the Transferred Entities, or who otherwise provides or provided services to the Business, to authorize representation by any labor union, labor organization, works council or similar employee representative body; (ii) no material strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes, pending or threatened in writing against or involving any Business Employee or a Transferred Entity; and (iii) no labor union, labor organization, works council or group of employees has represented, claimed to represent, or sought certification or recognition as the representative of any Business Employees of the Transferred Entities or who otherwise provides or provided services to the Business.

(l) The transactions contemplated by this Agreement will not trigger any pre-signing or pre-Closing requirement under Contract or Law to provide notice to, or to enter into any consultation procedure with, any union, works council or similar employee representative body.

4.12 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Transferred Entities and Specified Assets have been timely filed (taking into account extensions), all such Tax Returns are true, correct and complete in all respects, and all Taxes required to be paid by or with respect to the Transferred Entities and Specified Assets have been fully and timely paid.

(b) There are no Liens for Taxes that have been imposed upon any of the Specified Assets or property or assets of the Transferred Entities, other than Permitted Liens.

(c) (i) No deficiency for Taxes has been assessed against the Transferred Entities in writing by any Tax Authority, except for deficiencies that have been satisfied by payment, settled or withdrawn or are adequately reserved for in accordance with GAAP and (ii) no Tax Proceeding is pending or threatened in writing with respect to any Taxes due from the Transferred Entities.

(d) No claim has ever been made by a Tax Authority in a jurisdiction where a Transferred Entity does not file a Tax Return of that type that such Transferred Entity is or may be subject to such form of Tax or required to file a Tax Return with respect thereto in that jurisdiction.

(e) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from the Transferred Entities for any taxable period (except for such agreements or waivers for which the applicable statutory period of limitations (after giving effect to any extension or waiver) has already expired), other than as a result of any extension of time granted automatically upon request under applicable Law for filing an Income Tax Return.

(f) None of the Transferred Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of: (i) any change in method of accounting made prior to the Closing Date for a taxable period ending on or prior to the Closing Date, including as a result of any adjustment under Section 481 of the Code (or any corresponding or similar provisions of state, local or foreign Law) to transactions, events or accounting methods employed prior to the Closing, (ii) any use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iv) any installment sale, open transaction or other transaction made on or prior to the Closing Date, (v) any prepaid amount received or paid on or prior to the Closing Date in excess of the amounts accrued therefor in Pre-Closing Accrued Income Taxes, or (vi) any “intercompany transaction” or any “excess loss account” (within the meaning of Treasury Regulations Sections 1.1502-13 and 1502-19, respectively) (or any corresponding or similar provisions of state, local or foreign Tax Law) occurring or arising with respect to any transaction on or prior to the Closing Date.

(g) None of the Transferred Entities will be required to include any amount into income under Section 965 of the Code as a result of an election under Section 965(h) of the Code.

(h) Each of the Transferred Entities is, with respect to intercompany relationships between Transferred Entities, in material compliance with all applicable transfer pricing laws and regulations.

(i) Each of the Transferred Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, including under all backup withholding provisions of applicable Law, and is in material compliance with all associated information reporting requirements.

(j) None of the Transferred Entities has liability for the Taxes of any other Person (other than any of the other Transferred Entities, any member of the Seller Group, or a Person (or its predecessor) that was previously an Affiliate of such Transferred Entity (or its predecessor)) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), as a transferee or successor. None of the Transferred Entities is a party to or bound by any Tax sharing, indemnity, allocation or similar contract, or has liability for the Taxes of any other Person by contract, other than, in each case of the items described in this sentence, (i) any of the other Transferred Entities (or its predecessor) or (ii) under customary agreements with customers, vendors, lessors or lenders or other agreements that do not relate primarily to Taxes).

(k) None of the Transferred Entities has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code within the two (2) years prior to the date or this Agreement or as part of a “plan” taken together with the transactions contemplated by this Agreement, or, to the Knowledge of Seller, has ever constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(l) None of the Transferred Entities has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the relevant Transferred Entity.

(m) None of the Transferred Entities is, and, to the Knowledge of Seller, none of the Transferred Entities has ever been, party to any joint venture, partnership or other arrangement or Contract that could reasonably be treated as a partnership for federal income Tax purposes.

(n) Section 4.12(n) of the Seller Disclosure Letter sets forth a complete list of the U.S. federal income Tax classification of each Transferred Entity. Each Transferred Entity uses, and, to the Knowledge of Seller, has always used, the accrual method of accounting for income Tax purposes and the taxable year of each Transferred Entity is the calendar year ending December 31.

(o) None of the Transferred Entities is, nor has been during the period in which the Transferred Entities have been held by Seller, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. None of the Specified Assets is a “United States real property interest” within the meaning of Section 897(c)(1)(A) of the Code.

Nothing in this Agreement shall be construed as a representation or warranty by Seller with respect to, the existence, amount, expiration date or limitations on, or availability of, any Tax attribute, including net operating losses, capital losses, Tax credits, and Tax basis.

4.13 Sufficiency of Assets. At the Closing, taking into account and giving effect to the Pre-Closing Restructuring and all of the Ancillary Agreements (including the rights, benefits and services made available in the Ancillary Agreements) and assuming all consents, authorizations, assignments, amendments and Permits (including those contemplated by Section 6.6) necessary in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been obtained, the Transferred Entities will own or have the right to use (including by means of ownership or rights pursuant to licenses or other Contracts, whether held by the Transferred Entities or Purchaser) (i) all of the assets, properties and rights (excluding the Guarantees, Seller Names, the Excluded Assets and Cash of the Transferred Entities) necessary to conduct the Business in the same manner in all material respects as conducted as of the date of this Agreement and as of immediately prior to the Closing and (ii) all of the material assets, properties and rights (excluding the Guarantees, Seller Names, the Excluded Assets and Cash of the Transferred Entities) used or held for use in the conduct of the Business as of the date of this Agreement and as of immediately prior to the Closing. Except as contemplated by the Ancillary Agreements, no Retained Business is necessary for the conduct of the Business as conducted as of the date of this Agreement in any material respect.

4.14 Insurance. Seller and the Transferred Entities maintain insurance in such amounts and against such risks as is customary for the industries in which the Transferred Entities operate. All insurance maintained by or on behalf of Seller (to the extent related to the Business) and the Transferred Entities as of the date hereof (the “Insurance Policies”) are listed on Section 4.14 of the Seller Disclosure Letter. Except as would not reasonably be expected to be material to the Business, taken as a whole, all Insurance Policies are in full force and effect, all premiums and other payments due on such policies have been paid and all claims thereunder have been filed in a timely fashion. Seller has either delivered to Purchaser or has given Purchaser access to copies of all Insurance Policies and claim history since January 1, 2021. Except as set forth on Section 4.21 of the Seller Disclosure Letter, Transferred Entities do not have, maintain, establish, sponsor, participate in or contribute to and in the past has not participated in or contributed to any self-insurance or co-insurance program.

4.15 Licenses, Permits and Authorizations. The Transferred Entities have obtained, and are in compliance with, all of the Permits necessary under applicable Laws to permit the Transferred Entities to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the Business as currently conducted, except where the absence of, or the failure to be in compliance with, any such Permit would not reasonably be expected to be material to the Business, taken as a whole. There are no Actions or, to the Knowledge of Seller, investigations by or before any Governmental Entity pending or threatened in writing which would reasonably be expected to result in the revocation or termination of any such Permit.

4.16 Real Property.

(a) Section 4.16 of the Seller Disclosure Letter lists, as of the date of this Agreement, the address of each real property owned as of the date of this Agreement by any Transferred Entity (the “Business Owned Real Property”). The applicable Transferred Entities have valid and marketable fee simple or comparable valid title to all Business Owned Real Property owned by such entities, free and clear of all Liens, except Permitted Liens. Except as set forth on Section 4.16 of the Seller Disclosure Letter, no Business Owned Real Property is (i) subject to any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any of the Business Owned Real Property or any portion thereof or interest therein, and (ii) leased or otherwise occupied by any Person. The Business Owned Real Property, and the current use thereof, complies with all applicable Laws relating to land use and with all easements, covenants and other restrictions applicable thereto. The Seller has made available to Purchaser true and complete copies of the current title reports, title insurance policies, surveys and environmental reports with respect to the Business Owned Real Property that are in the possession or control of the seller or that were prepared for the Seller or its Affiliates in connection with the acquisition of such Business Owned Real Property. Other than as set forth on Section 4.16 of the Seller Disclosure Letter, there are no condemnation or eminent domain proceedings or administrative suits or actions of any kind pending or, to the Knowledge of Seller, threatened against any Business Owned Real Property. All easements and roads or rights of way (including all access to public roads) and setback lines, if any, affecting the improvements on the Business Owned Real Property are unobstructed, and there are no encroachments by any of the improvements located on the Business Owned Real Property or by any adjacent parcel of real property.

(b) Section 4.16 of the Seller Disclosure Letter lists, as of the date of this Agreement, (i) the address of each real property leased by any Transferred Entity, in each case, as the lessee (the “Business Leased Real Property”), and (ii) identifies all material documents related to the lease, sublease, license or other agreements (including all amendments, supplements, extensions, renewals, guaranties, non-disturbance agreements) (collectively, the “Business Real Property Leases”). The applicable Transferred Entities have a valid and enforceable leasehold estate in, and enjoy peaceful and undisturbed possession of, the Business Leased Real Property leased by such Transferred Entities, subject to the Enforceability Exceptions and any Permitted Liens, and as of the date of this Agreement, neither Seller nor any Subsidiary has received any written notice from any lessor of such Business Leased Real Property of, nor does there exist, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Business Leased Real Property. Seller has delivered to Purchaser accurate and complete copies of the Business Real Property Leases.

4.17 Intellectual Property.

(a) As of the date hereof, Section 4.17(a) of the Seller Disclosure Letter sets forth a complete and accurate list of all issuances, registrations and pending applications for any (i) Business Patents and (ii) Marks, Internet Properties and material Copyrights that are owned or purported to be owned by a Transferred Entity and used in the Business or necessary to operate the Business, in each case, excluding any Excluded Assets (collectively, the “Listed Business Intellectual Property”). All Listed Business Intellectual Property owned or purported to be owned by a Transferred Entity that have been the subject of an application filed with, are issued by, or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are (or will be, as of the Closing) registered in the name of the applicable Transferred Entity. All Listed Business Intellectual Property owned or purported to be owned by or exclusively licensed to a Transferred Entity that have been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned. To the Knowledge of the Seller, (i) all issued Patents included in the Business Patents are valid and enforceable and (ii) except as would not reasonably be expected to be material to the Business, taken as whole, all other Business Intellectual Property owned or purported to be owned by, or exclusively licensed to, a Transferred Entity are, valid and enforceable.

(b) Except as would not reasonably be expected to be material to the Business, taken as a whole, the applicable Transferred Entity (i) exclusively owns each item of Listed Business Intellectual Property and (ii) owns or has valid licenses to all other material Intellectual Property to the extent owned or held by, as applicable, a Transferred Entity and used in the Business or necessary to operate the Business, in each of (i) and (ii), free and clear of all Liens (excluding Permitted Liens).

(c) Except as would not reasonably be expected to be material to the Business, taken as a whole, as of the date hereof: (i) there are no pending or threatened written claims alleging the operation of the Business infringes, misappropriates or otherwise violates the Intellectual Property of any other Person; (ii) as of the date hereof, none of the Transferred Entities, Seller or any other member of the Seller Group (in each case, solely with respect to the Business) has received any written notice since the date that is three (3) years prior to the date hereof alleging that the operation of the Business infringes, misappropriates or otherwise violates the Intellectual Property of any other Person; (iii) the operation of the Business does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person; and (iv) to the Knowledge of Seller, no Person is infringing, misappropriating or otherwise violating any material rights of the Transferred Entities in any Business Intellectual Property.

(d) Each of the Transferred Entities, as applicable, has taken commercially reasonable steps to protect and maintain the material Business Intellectual Property and the secrecy and confidentiality of any material Trade Secrets included in the Business Intellectual Property. Except as would not reasonably be expected to be material to the Business, taken as a whole, each present or past employee, officer, consultant or any other Person who developed any Business Intellectual Property in the last three (3) years has executed a valid and enforceable Contract with the applicable Transferred Entity (or Seller or a Subsidiary of Seller) that conveys to such Transferred Entity (or to Seller or to the applicable Subsidiary of Seller, as the case may be) any and all right, title and interest in and to all Business Intellectual Property developed by such Person in connection with such Person’s employment or engagement by such Transferred Entity (or Seller or the applicable Subsidiary of Seller, as the case may be) and where applicable with respect to Persons currently employed by or engaged with such Transferred Entity (or Seller or the applicable Subsidiary of Seller, as the case may be), provides that such Person irrevocably waives all moral rights in respect to all Business Intellectual Property created or contributed in the course of their employment or engagement.

(e) None of the Transferred Entities nor the Seller has (i) granted, directly or indirectly, to any other Person, any current or contingent rights, licenses or interests in or to any source code of any Software included in the Business Intellectual Property or (ii) provided or disclosed any source code of any such Software to any person or entity.

(f) Except as would not reasonably be expected to be material to the Business, taken as a whole, the Business Software does not contain any viruses, undocumented or unauthorized portals or other access (including backdoors), worms, time-bombs, key-locks, key-logs, or any other devices, codes or commands that could materially disrupt or interfere with the operation of the Business Software or equipment upon which the Business Software operates, or the safety, security or integrity of the data, information or signals the Business Software produces in a manner adverse to any customer, licensee or recipient. The Business Software does not include or install any spyware, adware, or other similar software that monitors the use of the Business Software or contacts any remote computer, in each case, without the knowledge and express consent of the user(s) of the applicable Business Software or remote computer, as applicable.

(g) None of the material Software included in the Business Intellectual Property is currently distributed with any Public Software in a manner that requires any Business Intellectual Property be dedicated to the public domain, disclosed or distributed in source code form or made available at no charge, in each case, as a result of the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof.

4.18 Information Technology; Data Security.

(a) Except as would no reasonably be expected to be material to the Business, taken as a whole, (i) all IT Assets (x) are configured in accordance with, and perform in compliance with generally accepted industry security standards, and (y) are maintained by reasonably competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with generally accepted standards prudent in the industry, for proper operation, monitoring and use, (ii) all IT Assets are in good working condition to effectively perform all information technology operations necessary to conduct the Business and (iii) the Transferred Entities have not experienced, within the past three (3) years, any disruption to, or interruption in, the conduct of the Business attributable to a defect, bug, breakdown or other failure or deficiency of the IT Assets that has not been remediated in all material respects. Each Transferred Entity has taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the Business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the Business. No Transferred Entity is in breach of any Business Material Contract in any material respect relating to any IT Assets and, to the Knowledge of Seller, no Transferred Entity is aware of any event that, with the passage of time or the giving of notice, or both, would constitute a material breach of any Business Material Contract relating to any IT Assets.

(b) Each Transferred Entity takes commercially reasonable efforts designed to protect the confidentiality, integrity and security of its Personal Data, Business Technology, and the IT Assets against any unauthorized use, access, interruption, modification or corruption. Each Transferred Entity has implemented and maintained an information security program with respect to the Business that (i) complies and has at all times in the past three (3) years complied in all material respects with all applicable Data Protection Laws; (ii) identifies internal and external risks to the security of any proprietary or confidential information in its possession, including Personal Data; (iii) monitors and is designed to protect Personal Data, Business Technology and all IT Assets against any unauthorized use, access, interruption, modification or corruption; (iv) implements, monitors, and maintains administrative, organizational, technical, and physical safeguards and controls with respect to the risks described above in (ii) and (iii); and (v) maintains incident response and notification procedures, including in the case of any breach of security compromising Personal Data. Each Transferred Entity has implemented and has at all times in the past three (3) years maintained a commercially reasonable information security program designed to ensure that third parties collecting or handling Personal Data on behalf of a Transferred Entity with respect to the Business provide similar safeguards in compliance with applicable Data Protection Laws.

(c) Except as would not reasonably be expected to be material to the Business, taken as a whole, (i) each Transferred Entity has taken commercially reasonable measures to secure all Business Technology prior to selling, distributing, deploying or making it available and has implemented a program to apply critical or high-risk patches and updates to that Business Technology, (ii) without limitation to the foregoing, each Transferred Entity, as applicable, has performed commercially reasonable penetration tests and vulnerability scans of all Business Technology, and (iii) the Transferred Entities have taken commercially reasonable steps to remediate any critical or high risk vulnerability identified by any such tests or scans.

(d) Except as would not reasonably be expected to be material to the Business, taken as a whole, in the past three (3) years there has been no data security breach of any Business Technology or IT Assets, or unauthorized acquisition, access, use or disclosure of any Personal Data, owned, transmitted, used, stored, received, or controlled by or on behalf of any Transferred Entity. Except as would not reasonably be expected to be material to the Business, taken as a whole, in the past three (3) years each Transferred Entity has, with respect to the Business, performed a commercially reasonable security risk assessment and taken commercially reasonable steps to remediate any critical or high risk threats and deficiencies identified in those security risk assessments.

4.19 Data Privacy.

(a) Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, in connection with the Transferred Entities’ collection, storage, transfer

(including any transfer across national borders) and/or use of any Personal Data, the Transferred Entities and the Business are and at all times in the past three (3) years have been in compliance with (i) all Data Protection Laws, (ii) all applicable Privacy Policies, including all previous versions of such Privacy Policies with respect to Personal Data collected thereunder, and all internal policies and procedures relating to the Transferred Entities’ processing of Personal Data, (iii) the requirements of any contract to which Seller is a party, and (iv) any binding standards or codes of conduct. The Transferred Entities and the Business have implemented commercially reasonable physical, technical, organizational and administrative security measures and policies to protect all Personal Data collected by them or on their behalf from and against unauthorized access, use and/or disclosure.

(b) Each Transferred Entity, as applicable, has any authorizations, consents, data processing agreements and data transfer agreements that are required to maintain compliance under Data Protection Laws to receive, access, use and disclose the Personal Data in such entity’s possession or control in connection with the operation of the Business.

(c) No Transferred Entity (i) is or, to the Knowledge of Seller, has been under investigation by any Governmental Entity for a violation of any Data Protection Law; or (ii) has at any time in the past three (3) years received any notice of any claim, lawsuit, investigation or audit request or report from any Person alleging any violation of Data Protection Laws.

4.20 Environmental Matters.

(a) Except as would not reasonably be expected to be material to the Business, taken as a whole:

(i) The Transferred Entities are, and have at all times been, in compliance in all material respects with all applicable Environmental Laws;

(ii) The Transferred Entities hold, and are, and have at all times been, in compliance with, all Permits required under applicable Environmental Laws to permit the Transferred Entities to operate their facilities in the manner in which they are now operated and to conduct the Business as currently conducted;

(iii) No Hazardous Materials have been released by any Transferred Entity at the Business Owned Real Property or the Business Leased Real Property, in a quantity or manner that has resulted in contamination of the soil, groundwater or surface water that requires such Transferred Entity to conduct investigation or remediation under applicable Environmental Laws; and

(iv) There are no written claims or notices of violation pending or, to the Knowledge of Seller, threatened against the Transferred Entities alleging violations of or liability under any Environmental Law.

(b) Notwithstanding any other provisions in this Agreement, Purchaser acknowledges and agrees that the representations and warranties contained in this Section 4.20 are the only representations and warranties given by Seller with respect to matters arising under Environmental Laws, and no other provisions of this Agreement or any Ancillary Agreement shall be interpreted as containing any representation or warranty with respect thereto.

4.21 Absence of Changes.

(a) From the date of the most recent balance sheet included in the Business Financial Statements, there has not been any Business Material Adverse Effect.

(b) Except in connection with the preparation for, or negotiation of, the transactions contemplated by this Agreement, from the date of the most recent balance sheet included in the Business Financial Statements to the date of this Agreement, the Business has been operated in the Ordinary Course of Business in all material respects. Since September 30, 2021, the Transferred Entities have not taken any action that would be prohibited by clauses (ii), (iii), (iv), (v), (vi), (vii), (viii) (ix), (xii) and (xiv) of Section 6.1 if taken or proposed to be taken after the date hereof.

4.22 Affiliate Matters. Except for any Contracts to be terminated pursuant to Section 6.9 and Contracts to provide the services that are to be provided in accordance with any Ancillary Agreement, Section 4.22 of the Seller Disclosure Letter sets forth a list, which is correct and complete as of the date hereof, of all Contracts between or among any Transferred Entity, on the one hand, and any member of the Seller Group, on the other hand.

4.23 Brokers’ Fees. Except as set forth on Section 4.23 of the Seller Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which any Transferred Entity would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates.

4.24 Customers and Suppliers.

(a) Section 4.24(a) of the Seller Disclosure Letter sets forth (i) the top twenty (20) customers of the Business (each a “Top Customer”), based on the dollar amount of revenues earned by the Business for the twelve (12) month period ended December 31, 2021, and (ii) the revenues generated from each Top Customer during such period.

(b) Section 4.24(b) of the Seller Disclosure Letter sets forth (i) the top twenty (20) suppliers of the Business (each a “Top Supplier”), determined on the basis of cost of items purchased by the Business for the twelve (12) month period ended December 31, 2021, and (ii) the amount of consideration paid to each Top Supplier during such period.

(c) No Top Customer or Top Supplier has (i) given any written notice to Seller or the Transferred Entities that it intends to stop or decrease its business relationship with the Business or (ii) during the past twelve (12) months materially decreased its business relationship with the Business.

4.25 Accounts Receivable; Accounts Payable.

(a) All of the accounts receivable of the Business are valid and enforceable claims and are subject to no set-off or counterclaim. From the date of the most recent balance sheet included in the Business Financial Statements to the date of this Agreement, the Business accounts receivable have been collected in the Ordinary Course of Business and have not been accelerated outside of the Ordinary Course of Business.

(b) All accounts payable and notes payable of the Business arose in bona fide arm’s length transactions in the Ordinary Course of Business and no such account payable or note payable is delinquent in its payment. From the date of the most recent balance sheet included in the Business Financial Statements to the date of this Agreement, the Business accounts payable have been paid in the Ordinary Course of Business and have not been delayed or postponed outside of the Ordinary Course of Business.

4.26 No Additional Representation or Warranties. Except as set forth in Article III and this Article IV, the Ancillary Agreements and any certificates delivered hereunder and thereunder, none of

Seller, its Affiliates or any of its or their Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of Seller, the Transferred Entities or their respective Affiliates, or the Business. Any such other representation or warranty is hereby expressly disclaimed. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Seller in Article III and this Article IV, the Ancillary Agreements and any certificates delivered hereunder and thereunder, none of Seller, its Affiliates or any of its or their Representatives makes or has made any representation or warranty to Purchaser or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate or budget of future results or future financial condition relating to Seller, any of the Transferred Entities or the Business or (b) any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence investigation of Seller, any of the Transferred Entities or the Business, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

REGARDING PURCHASER

Except as set forth (x) in the disclosure letter delivered to Seller prior to the execution of this Agreement (the “Purchaser Disclosure Letter”), it being agreed that disclosure of any item in any section or subsection of the Purchaser Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed, or (y) the Purchaser SEC Reports publicly filed or furnished with the SEC since January 1, 2020 and publicly available at least one (1) Business Day prior to the date of this Agreement (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature), it being agreed that any matter disclosed in such filings shall not be deemed disclosed for purposes of Sections 5.1 through 5.4, Purchaser hereby represents and warrants to Seller as follows:

5.1 Organization and Qualification. Purchaser and each Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement is a legal entity duly organized, validly existing and in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) under the Laws of the jurisdiction of its organization and Purchaser and each Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.2 Authority.

(a) Purchaser and each Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement has all necessary corporate or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and, at the Closing, the Ancillary Agreements, in each case to the extent such Person is a party to such Contract, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in each case to the extent such Person is a party to such Contract, in accordance with the terms hereof and thereof. Other than the approval of the Purchaser Share Issuance by the holders of a majority of the stock having voting power on such matters present in person or represented by proxy at a meeting of Purchaser stockholders duly called and held for such purpose, (the “Purchaser Stockholder Approval”), no vote or other approval of the equityholders of Purchaser or any Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof (including the issuance of the Primary Issuance Purchaser Shares and the Earnout Purchaser Shares), whether by reason of applicable Law, the Organizational Documents of Purchaser or any Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement, the rules or requirements of any securities exchange, or otherwise. This Agreement has been duly and validly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes, and each Ancillary Agreement when executed and delivered by Purchaser or their applicable Affiliates, assuming the due authorization, execution and delivery of such Ancillary Agreement by Seller or the applicable member of the Seller Group, will constitute, a valid, legal and binding agreement of Purchaser and/or its applicable Affiliates, enforceable against Purchaser and/or such Affiliates in accordance with its terms, subject to the Enforceability Exceptions.

(b) The Purchaser Board has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Sale and the Primary Issuance, are advisable, fair to and in the best interest of Purchaser’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Purchaser Share Issuance, (iii) directed that the approval of the Purchaser Share Issuance be submitted to a vote at a meeting of the stockholders of Purchaser entitled to vote on such matters, and (iv) resolved to recommend to Purchaser’s stockholders to vote in favor of the approval of the Purchaser Share Issuance on the terms and subject to the conditions set forth in this Agreement.

5.3 No Conflicts.

(a) No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser or any of its Affiliates for the execution, delivery and performance by Purchaser and/or its Affiliates, as applicable, of this Agreement or any Ancillary Agreement or the consummation by Purchaser and/or its Affiliates, as applicable, of the transactions contemplated hereby or thereby (including the issuance of the Primary Issuance Purchaser Shares and any Earnout Purchaser Shares), except (i) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) the filing by Purchaser with the SEC of a proxy statement in definitive form relating to the Purchaser Stockholder Meeting (including any amendments or supplements thereto, the “Proxy Statement”), (iv) compliance with any applicable requirements of any Regulatory Laws or (v) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Assuming compliance with the items described in Section 5.3(a), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement to which Purchaser or any of its Affiliates is a party, nor the consummation by Purchaser and/or its Affiliates, as applicable, of the transactions contemplated hereby or thereby (including the issuance of the Primary Issuance Purchaser Shares and any Earnout Purchaser Shares) will (i) conflict with or result in any breach, violation or infringement of any provision of the respective Organizational Documents of Purchaser or its Affiliates, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Purchaser Material Contract to which Purchaser or any of its Affiliates or any of their respective properties or assets are bound or (iii) violate any Law applicable to Purchaser or any of its Affiliates or any of their respective properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c) The Purchaser Board has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to, or as a result of, the execution of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including the Sale and the Purchaser Share Issuance, without any further action on the part of the Purchaser stockholders or the Purchaser Board. No other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other anti-takeover statute or Law (each, together with Section 203 of the DGCL, a “Takeover Statute”) is applicable to the Purchaser Entities or the transactions contemplated hereby. None of the Purchaser Entities has adopted a stockholder rights agreement, rights plan, “poison pill” or other similar agreement that is currently in effect.

5.4 Purchaser Capitalization.

(a) As of 5:00 p.m., Eastern Standard Time, on March 2, 2022 (the “Capitalization Date”), the authorized capital stock of Purchaser consists of 300,000,000 Purchaser Common Shares and 7,500,000 Purchaser Preferred Shares. As of the Capitalization Date: (i) 136,099,530 Purchaser Common Shares are issued and outstanding; (ii) no Purchaser Preferred Shares are issued and outstanding; (iii) no Purchaser Common Shares are held in treasury; (iv) 12,221,870 Purchaser Common Shares are reserved for issuance upon the exercise of outstanding options to purchase Purchaser Common Shares (“Purchaser Stock Options”); (v) 15,124,539 Purchaser Common Shares are subject to outstanding awards of restricted stock units corresponding to Purchaser Common Shares (“Purchaser RSU Awards” and together with the Purchaser Stock Options, “Purchaser Equity Awards”); (vi) 14,654,162 Purchaser Common Shares were issuable upon the conversion of the Purchaser Convertible Senior Notes; and (vii) no other shares of capital stock or other voting securities or equity interests of Purchaser are issued, reserved for issuance or outstanding. As of the close of business on the Capitalization Date, the Conversion Rate (as defined in the Purchaser Convertible Senior Notes Indenture) of the Purchaser Convertible Senior Notes is 117.2367 Purchaser Common Shares per $1,000 aggregate principal amount. All of the issued and outstanding capital stock of Purchaser is, and when issued in accordance with the terms hereof, the Purchaser Common Share Closing Consideration, the Primary Issuance Purchaser Shares and the Earnout Purchaser Shares will be, duly authorized and validly issued and fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote (or, other than the Purchaser Convertible Senior Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Purchaser may vote. Except as set forth in the first sentence of this Section 5.4(a) and for changes since the Capitalization Date resulting from (w) the exercise of Purchaser Stock Options outstanding on such date, (x) the vesting and settlement in accordance with their terms of Purchaser RSU Awards outstanding on such date, (y) the issuance of Purchaser Equity Awards after such date, in each case as and to the extent permitted by Section 6.2 or (z) issuances of Purchaser Common Shares upon conversion of Purchaser Convertible Senior Notes in accordance with the Purchaser Convertible Senior Notes Indenture, as of the date of this Agreement there are no issued, reserved for issuance or outstanding shares of capital stock or other voting or equity securities of or ownership interest in Purchaser, subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Purchaser, or contracts, commitments, understandings or arrangements by which Purchaser may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Purchaser, or that otherwise obligate Purchaser to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Other than Purchaser Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Purchaser or any Subsidiary of the Purchaser) are outstanding as of the Capitalization Date. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Purchaser or any of its Subsidiaries is a party with respect to the voting or transfer (including preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts or calls) of Purchaser Common Shares, capital stock or other voting or equity securities or ownership interests of Purchaser or granting any stockholder or other person any registration rights. All Purchaser Convertible Senior Notes were issued pursuant to, and all the terms and conditions of the Purchaser Convertible Senior Notes are evidenced by, the Purchaser Convertible Senior Notes Indenture, and all Capped Call Transactions were made pursuant to and are evidenced by the Capped Call Documentation, and there are no other agreements or side letters with respect to the Purchaser Convertible Senior Notes or Capped Call Transactions.

(b) Earnout Purchaser Shares issuable upon the achievement of a Triggering Event have been reserved for issuance and, when issued, will be validly issued and fully paid and non-assessable and will not be subject to any preemptive right or any restrictions on transfer under applicable law or any contract to which Purchaser is a party, other than those under applicable state and federal securities and antitakeover laws and this Agreement.

(c) Section 5.4(c) of the Purchaser Disclosure Letter contains a true and correct list, as of the date hereof, of each of the Purchaser Entities (other than Purchaser), the jurisdiction of its incorporation or organization and the record owner of the outstanding Equity Interests of each such Purchaser Entity. All Equity Interests of the Purchaser Entities (other than Purchaser) are duly authorized and validly issued.

(d) Except for ownership of another Purchaser Entity, no Purchaser Entity owns, directly or indirectly, any Equity Interest in any Person.

5.5 Purchaser Financial Statements.

(a) The audited consolidated balance sheet of Purchaser and its Subsidiaries as of December 31, 2020 and December 31, 2021 and the related audited consolidated statements of operations and statements of cash flows for the years ended December 31, 2020 and December 31, 2021, accompanied by the reports thereon of Purchaser’s independent auditors (the “Purchaser Financial Statements”) filed with the Purchaser SEC Reports (i) have each been prepared based on the books and records of Purchaser and its Subsidiaries (except as may be indicated in the notes thereto), (ii) have each been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein (except as may be indicated in the notes thereto), and (iii) each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Purchaser and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

(b) Purchaser has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are designed and effective to ensure that material information required to be disclosed in Purchaser’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of Purchaser’s filings with the SEC and other public disclosure documents. Since January 1, 2019, neither Purchaser nor any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding significant deficiencies in the accounting or auditing practices, procedures, methodologies or methods of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in unlawful accounting or auditing practices.

5.6 Undisclosed Liabilities. As of the date of this Agreement, there is no Liability of the Purchaser Entities of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations (a) reflected or reserved for on the Purchaser Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Purchaser Financial Statements in the Ordinary Course of Business, (c) incurred in connection with the transactions contemplated by this Agreement, (d) disclosed in this Agreement (including the Purchaser Disclosure Letter), (e) arising under the terms of any Contract to which a Purchaser Entity is a party or (f) which would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.7 Purchaser Litigation. As of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Purchaser, threatened, against Purchaser or any of its Affiliates, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and (b) neither Purchaser nor any of its Affiliates is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.8 Purchaser SEC Reports. Since January 1, 2019, Purchaser has filed or furnished on a timely basis all registration statements, forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) with the SEC that have been required to be filed or furnished by it pursuant to applicable Laws prior to the date of this Agreement (the “Purchaser SEC Reports”). Each Purchaser SEC Report complied, as of its filing date, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date that such Purchaser SEC Report was filed. True and complete copies of all Purchaser SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. No Subsidiary of Purchaser is required to file any forms, reports or documents with the SEC. As of the time of filing with the SEC (or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement), none of the Purchaser SEC Reports contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such Purchaser SEC Reports has been amended or superseded by a later Purchaser SEC Report filed prior to the date of this Agreement. There are no outstanding or unresolved comments in comment letters received by any Purchaser Entity from the SEC or its staff. There has been no material correspondence between the SEC and Purchaser since January 1, 2019 that is not set forth in the Purchaser SEC Reports. None of the Purchaser SEC Reports is the subject of ongoing SEC review and there are no inquiries or inspections by the SEC regarding the accounting practices of Purchaser. No Subsidiary of Purchaser is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

5.9 Legal Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, none of the Purchaser Entities is, in violation of any Laws or Order issued by a Governmental Entity.

5.10 Contracts; No Defaults.

(a) Section 5.10 of the Purchaser Disclosure Letter contains a listing of all Contracts described in clauses (i) through (vii) below to which, as of the date of this Agreement, any of the Purchaser Entities is a party, for the sake of clarity, not including any Benefit Plan, purchase orders and invoices or any Purchaser Entity Benefit Plans (each such Contract, a “Purchaser Material Contract”).

(i) Each joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than with respect to wholly owned Subsidiaries of Purchaser), in each case that is material to the business and operations of the Purchaser Entities, taken as a whole;

(ii) (A) the Purchaser Convertible Senior Notes Indenture and (B) the Capped Call Documentation;

(iii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money, extension of credit in excess of $500,000, other than (A) accounts receivable and accounts payable in the ordinary course of business and (B) loans to or between direct or indirect wholly-owned Subsidiaries of Purchaser;

(iv) Each Contract containing covenants expressly limiting in any material respect the freedom of the Purchaser Entities to compete with any Person in a product line or line of business or to operate in any geographic area, including Contracts that contain a “exclusivity” provision (in each case, other than (A) confidentiality agreements entered into in the Ordinary Course of Business, (B) inbound licenses to Intellectual Property required to be scheduled pursuant to Section 5.10(a)(v)(x) and (C) covenants not to assert, sue or challenge);

(v) Each Contract that is material to the business of the Purchaser Entities, taken as a whole, pursuant to which a Purchaser Entity: (x) licenses material Intellectual Property from a third party, other than (i) click-wrap, shrink-wrap and off-the-shelf software licenses and (ii) any other non-exclusive software licenses that are commercially available on reasonable terms to the public generally; (y) grants a license to any third party to use any Business Intellectual Property (other than non-exclusive licenses to customers, distributors or other service providers in the Ordinary Course of Business); or (z) grants or is a recipient of a covenant not to sue or assert, or immunity from suit, with respect to Intellectual Property (including trademark coexistence agreements and settlement agreements);

(vi) Each Contract (A) that contains a “most-favored-nation” clause or similar term pursuant to which the Purchaser Entities provide material preferential pricing or treatment to any other Person or (B) that grants any put option, call option, right of first refusal or right of first offer with respect to any material assets of the Purchaser Entities;

(vii) Each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC.

(b) As of the date of this Agreement, all of the Purchaser Material Contracts are (i) in full force and effect, subject to the Enforceability Exceptions, and (ii) represent the valid and binding obligations of the Purchaser Entity party thereto and, to the Knowledge of Purchaser, represent the valid and binding obligations of the other parties thereto. Except, in each case, where the occurrence of such breach or default would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, as of the date of this Agreement, (x) neither the Purchaser Entities nor, to the Knowledge of Purchaser, any other party thereto is in breach of or default under any such Contract, (y) the Purchaser Entities have not received any claim or notice of material breach of or material default under any such Contract, and (z) to the Knowledge of Purchaser, no event has occurred that would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both).

5.11 Purchaser Entity Benefit Plans.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect: (i) each Purchaser Entity Benefit Plan is being administered in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Purchaser Entity Benefit Plan on or before the date hereof have been made or have been accrued in accordance with the terms of the applicable Purchaser Entity Benefit Plan and applicable Law; and (iii) each Purchaser Entity Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification or (B) has time remaining under applicable Laws and related guidance to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter within the remedial amendment period.

(b) No Purchaser Entity Benefit Plan is a Multiemployer Plan or a “defined benefit plan” (as defined in Section 3(35) of ERISA), in each case, that is subject to Title IV of ERISA. None of the Purchaser Entities have, as applicable, sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA at any time during the past five (5) years through the date hereof.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, with respect to the Purchaser Entity Benefit Plans, as of the date hereof, no actions, suits or claims (other than routine claims for benefits in the Ordinary Course of Business) are pending or, to the Knowledge of Purchaser, threatened in writing.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would reasonably be expected to result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

5.12 Employees; Labor Matters.

(a) None of the Purchaser Entities is party to any collective bargaining agreements as of the date of this Agreement.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, during the past three (3) years through the date hereof, no strikes or work stoppages by any Purchaser Entity Employees have occurred or, to the Knowledge of Purchaser, have been threatened in writing by any Purchaser Entity Employees.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, the Purchaser Entities are in compliance with all applicable Laws relating to employment of labor with respect to the Purchaser Entity Employees.

5.13 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect:

(a) All income and other material Tax Returns required to be filed by or with respect to the Purchaser Entities have been timely filed (taking into account extensions), all such Tax Returns are true, correct and complete in all material respects, and all Taxes required to be paid by or with respect to the Purchaser Entities have been fully and timely paid.

(b) There are no Liens for Taxes that have been imposed upon any property or assets of the Purchaser Entities, other than Permitted Liens.

(c) (i) No deficiency for Taxes has been assessed against the Purchaser Entities in writing by any Tax Authority, except for deficiencies that have been satisfied by payment, settled or withdrawn or are adequately reserved for in accordance with GAAP on the Purchaser Financial Statements and (ii) no Tax Proceeding is pending or threatened in writing with respect to any Taxes due from the Purchaser Entities.

(d) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from the Purchaser Entities for any taxable period (except for such agreements or waivers for which the applicable statutory period of limitations (after giving effect to any extension or waiver) has already expired), other than as a result of any extension of time permitted by applicable Law for filing a Tax Return.

(e) None of the Purchaser Entities has liability for the Taxes of any other Person (other than any of the other Purchaser Entities) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), as a transferee or successor, or by contract (other than customary agreements with customers, vendors, lessors or lenders or other agreements that do not relate primarily to Taxes).

(f) None of the Purchaser Entities has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(g) None of the Purchaser Entities has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the relevant Purchaser Entity.

Nothing in this Agreement shall be construed as a representation or warranty by Purchaser with respect to (A) the existence, amount, expiration date or limitations on, or availability of, any Tax attribute, including net operating losses, capital losses, Tax credits and Tax basis or (B) any Taxes attributable to, or arising in, any Post-Closing Tax Period.

5.14 Insurance. The Purchaser Entities maintain insurance in such amounts and against such risks in all material respects as is customary for the industries in which the Purchaser Entities operate and as the management of the Purchaser Entities has in good faith determined to be reasonable. Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, all material insurance policies maintained by or on behalf of the Purchaser Entities are in full force and effect, all premiums and other payments due on such policies have been paid and all claims thereunder have been filed in a timely fashion.

5.15 Licenses, Permits and Authorizations.

The Purchaser Entities have obtained, and are in compliance with, all of the licenses, approvals, consents, registrations and permits necessary under applicable Laws to permit the Purchaser Entities to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the Purchaser Entities as currently conducted, except where the absence of, or the failure to be in compliance with, any such license, approval, consent, registration or permit would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.16 Real Property.

(a) The applicable Purchaser Entities have fee simple or comparable valid title to all real property owned as of the date of this Agreement by any Purchaser Entity that is material to the operation of the Purchaser Entities (the “Purchaser Owned Real Property”), free and clear of all Liens, except Permitted Liens.

(b) Each real property leased by any Purchaser Entity that is material to the operation of the Purchaser Entities, in each case, as the lessee (the “Purchaser Leased Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, (i) the applicable Purchaser Entities have a valid and enforceable leasehold estate in, and enjoy peaceful and undisturbed possession of, each real property leased by any Purchaser Entity that is material to the operation of the Purchaser Entities, in each case, as the lessee (the “Purchaser Leased Real Property”), subject to the Enforceability Exceptions and any Permitted Liens, and (ii) as of the date of this Agreement, neither Purchaser nor any Subsidiary has received any written notice from any lessor of such Purchaser Leased Real Property of, nor to the Knowledge of Purchaser does there exist, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Purchaser Leased Real Property.

5.17 Intellectual Property.

(a) As of the date hereof, Section 5.17(a) of the Purchaser Disclosure Letter sets forth a complete list of all material issuances, registrations and pending applications for any Purchaser Intellectual Property (collectively, the “Listed Purchaser Intellectual Property”). Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole, to the Knowledge of Purchaser, all such Listed Purchaser Intellectual Property owned or purported to be owned by a Purchaser Entity is valid and enforceable.

(b) Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole, to the Knowledge of Purchaser, the applicable Purchaser Entity (i) exclusively owns each item of Listed Purchaser Intellectual Property and (ii) owns or has valid licenses to all other material Intellectual Property to the extent owned or held by, as applicable, a Purchaser Entity and used in the business of the Purchaser Entities, in each case, free and clear of all Liens (excluding Permitted Liens).

(c) Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole: (i) to the Knowledge of Purchaser, as of the date hereof, there are no pending or threatened written claims alleging the operation of the Purchaser Entities infringes, misappropriates or otherwise violates the Intellectual Property of any other Person; (ii) as of the date hereof, none of the Purchaser Entities has received any written notice since the date that is three (3) years prior to the date hereof alleging that the operation of the Purchaser Entities infringes, misappropriates or otherwise violates the Intellectual Property of any other Person; (iii) to the

Knowledge of Purchaser, the operation of the Purchaser Entities does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person; and (iv) to the Knowledge of Purchaser, no Person is infringing, misappropriating or otherwise violating any material rights of the Purchaser Entities in any Purchaser Intellectual Property.

(d) Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole, (i) each of the Purchaser Entities, as applicable, has taken commercially reasonable steps to protect and maintain the material Purchaser Intellectual Property and the secrecy and confidentiality of any material Trade Secrets included in the Purchaser Intellectual Property and (ii) each present or past employee, officer, consultant or any other Person who developed any Purchaser Intellectual Property in the last five (5) years has executed a valid and enforceable Contract with the applicable Purchaser Entity that conveys to such Purchaser Entity any and all right, title and interest in and to all Purchaser Intellectual Property developed by such Person in connection with such Person’s employment or engagement by such Purchaser Entity and where applicable with respect to Persons currently employed by or engaged with such Purchaser Entity, provides that such Person irrevocably waives all moral rights in respect to all Purchaser Intellectual Property created or contributed in the course of their employment or engagement.

(e) Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole, none of the material Software included in the Purchaser Intellectual Property is currently distributed with any Public Software in a manner that would require any material Purchaser Intellectual Property be dedicated to the public domain, disclosed or distributed in source code form or made available at no charge, in each case, as a result of the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof.

5.18 Information Technology; Data Security.

(a) Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole, all material Purchaser IT Assets (i) are configured in accordance with, and perform in compliance with generally accepted industry security standards, and (ii) are maintained by reasonably competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with generally accepted standards prudent in the industry, for proper operation, monitoring and use. Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole, any and all Purchaser IT Assets are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Purchaser Entities. The Purchaser Entities have not experienced, within the past three (3) years, any material disruption to, or material interruption in, the conduct of the business of the Purchaser Entities attributable to a defect, bug, breakdown or other failure or deficiency of the Purchaser IT Assets that has not been remediated in all material respects. Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole, each Purchaser Entity has taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the business of the Purchaser Entities (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business of the Purchaser Entities. No Purchaser Entity is in material breach of any Purchaser Material Contract relating to any Purchaser IT Assets and, to the Knowledge of Purchaser, no Purchaser Entity is aware of any event that, with the passage of time or the giving of notice, or both, would constitute a material breach of any Purchaser Material Contract relating to any Purchaser IT Assets.

(b) Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole, each Purchaser Entity takes commercially reasonable efforts designed to protect the confidentiality, integrity and security of its Personal Data, Purchaser Technology, and the Purchaser IT Assets against any unauthorized use, access, interruption, modification or corruption. Each Purchaser Entity has implemented and maintains an information security program with respect to the business of the Purchaser Entities that, in all material respects, (i) complies with all applicable Data Protection Laws; (ii) identifies internal and external risks to the security of any proprietary or confidential information in its possession, including Personal Data; (iii) monitors and is designed to protect Personal Data, Purchaser Technology and all Purchaser IT Assets against any unauthorized use, access, interruption, modification or corruption; and (iv) implements, monitors, and maintains administrative, organizational, technical, and physical safeguards and controls with respect to the risks described above in (ii) and (iii); and (v) maintains incident response and notification procedures, including in the case of any breach of security compromising Personal Data. Each Purchaser Entity maintains an information security program designed to ensure that third parties collecting or handling Personal Data on behalf of a Purchaser Entity with respect to the business of the Purchaser Entities provide similar safeguards in compliance in all material respects with applicable Data Protection Laws.

(c) Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole, (i) each Purchaser Entity has taken commercially reasonable measures to secure all Purchaser Technology prior to selling, distributing, deploying or making it available and has implemented a program to apply critical or high-risk patches and updates to that Purchaser Technology, (ii) without limitation to the foregoing, each Purchaser Entity, as applicable, has performed commercially reasonable penetration tests and vulnerability scans of all Purchaser Technology, and (iii) the Purchaser Entities have taken commercially reasonable steps to remediate in all material respects any critical or high risk vulnerability identified by any such tests or scans.

(d) Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole, in the past one (1) year, there has been no data security breach of any Purchaser Technology or Purchaser IT Assets, or material unauthorized acquisition, access, use or disclosure of any Personal Data, owned, transmitted, used, stored, received, or controlled by or on behalf of any Purchaser Entity. Except as would not reasonably be expected to be material to the business of the Purchaser Entities, taken as a whole, in the past one (1) year, each Purchaser Entity has, with respect to the business of the Purchaser Entities, performed a commercially reasonable security risk assessment and taken commercially reasonable steps to remediate in all material respects any critical or high risk threats and deficiencies identified in those security risk assessments.

5.19 Data Privacy.

(a) Except as would not reasonably be expected to be material to the Purchaser Entities and the business of the Purchaser Entities, taken as a whole, in connection with its collection, storage, transfer (including any transfer across national borders) and/or use of any Personal Data, the Purchaser Entities are in compliance with (i) all Data Protection Laws, (ii) all applicable Privacy Policies, (iii) the requirements of any contract to which any Purchaser Entity is a party, and (iv) any binding standards or codes of conduct. Except as would not be material to the Purchaser Entities as a whole, the Purchaser Entities have implemented commercially reasonable physical, technical, organizational and administrative security measures and policies to protect all Personal Data collected by them or on their behalf from and against unauthorized access, use and/or disclosure.

(b) Each Purchaser Entity, as applicable, has any authorizations, consents, data processing agreements and data transfer agreements that are required to maintain compliance in all material respects under Data Protection Laws to receive, access, use and disclose the Personal Data in such entity’s possession or control in connection with the operation of the business of the Purchaser Entities.

(c) No Purchaser Entity (i) is under investigation by any Governmental Entity for a violation of any Data Protection Law; or (ii) in the past one (1) year received any notice of any claim, lawsuit, investigation or audit request or report from any Person alleging any violation of Data Protection Laws.

5.20 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect,

(i) The Purchaser Entities are, and for the last one (1) year have been, in compliance with all applicable Environmental Laws;

(ii) The Purchaser Entities hold, and are, and for the last one (1) year have been, in compliance with, any licenses, approvals, consents, registrations and permits required under applicable Environmental Laws to permit the Purchaser Entities to operate their facilities in the manner in which they are now operated and to conduct the business of the Purchaser Entities as currently conducted;

(iii) To the Knowledge of Purchaser, no Hazardous Materials have been released by any Purchaser Entity at the Purchaser Owned Real Property or the Purchaser Leased Real Property, in a quantity or manner that has resulted in contamination of the soil, groundwater or surface water that requires such Purchaser Entity to conduct an investigation or remediation under applicable Environmental Laws; and

(iv) There are no written claims or notices of violation pending or, to the Knowledge of Purchaser, threatened in writing against the Purchaser Entities alleging violations of or liability under any Environmental Law.

(b) Notwithstanding any other provisions in this Agreement, Seller acknowledges and agrees that the representations and warranties contained in this Section 5.20 are the only representations and warranties given by the Purchaser Entities with respect to matters arising under Environmental Laws, and no other provisions of this Agreement or any Ancillary Agreement shall be interpreted as containing any representation or warranty with respect thereto.

5.21 Absence of Changes.

(a) From the date of the most recent balance sheet included in the Purchaser Financial Statements, there has not been any Purchaser Material Adverse Effect.

(b) Except in connection with the preparation for, or negotiation of, the transactions contemplated by this Agreement, from the date of the most recent balance sheet included in the Purchaser Financial Statements to the date of this Agreement, the Purchaser Entities have been operated in the Ordinary Course of Business in all material respects.

5.22 Affiliate Matters. No current or former officer, director, member or stockholder of a Purchaser Entity, or any Related Party of any of the foregoing, is currently a party to any transaction, Contract or any other business arrangement with ongoing rights or obligations with the Purchaser Entities, other than any Contract entered into with individuals in the ordinary course of business.

5.23 Broker’s Fee. Except as set forth in Section 5.23 of the Purchaser Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in respect of arrangements made by or on behalf of Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

5.24 Solvency. Immediately after giving effect to the consummation of the transactions contemplated hereby, Purchaser and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 5.24, “Solvent” shall mean, with respect to Purchaser and its Subsidiaries, taken as a whole, that: (i) the fair saleable value (determined on a going concern basis) of the assets of Purchaser and its Subsidiaries, taken as a whole, shall be greater than the total amount of the Liabilities (including all Liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) of Purchaser and its Subsidiaries, taken as a whole, (ii) Purchaser and its Subsidiaries, taken as a whole, shall be able to pay their debts and obligations in the Ordinary Course of Business as they become due, and (iii) Purchaser and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are engaging or are about to engage.

5.25 Certain Information. None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Purchaser and at the time of the Purchaser Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation or warranty with respect to any information supplied by Seller, the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

5.26 Investment Decision. Purchaser is acquiring the Shares for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such Shares. Purchaser acknowledges that the Shares have not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that such Shares may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.

5.27 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of the Transferred Entities and the Business, which investigation, review and analysis were done by Purchaser and its Representatives. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller, the Transferred Entities, their respective Affiliates or any of their respective Representatives (except the representations and warranties of Seller expressly set forth in Article III and Article IV, the Ancillary Agreements and any certificates delivered hereunder and thereunder). Purchaser hereby acknowledges that no Representative of Seller, the Transferred Entities or their respective Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article III or Article IV of this Agreement and subject to the limited remedies herein provided. Purchaser acknowledges that, should the Closing occur, it shall acquire the Transferred Entities and the Business without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in Article III or Article IV of this Agreement, the Ancillary Agreements and any certificates delivered hereunder and thereunder.

5.28 No Other Representations or Warranties; No Reliance. Purchaser acknowledges and agrees that they have relied exclusively on the representations and warranties of Seller contained in Article III or Article IV, the Ancillary Agreements or any certificates delivered hereunder and thereunder and that, except for the representations and warranties of Seller contained in Article III or Article IV the Ancillary

Agreements and any certificates delivered hereunder and thereunder, none of Seller or any Affiliate thereof, or any other Person or entity on behalf of Seller or any Affiliate thereof, has made or makes, and Purchaser and its Affiliates have not relied, and will not rely, upon, any representation or warranty, whether express or implied, with respect to the Business, Seller, the Transferred Entities, or any of their respective Affiliates, businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information (or any omissions therefrom) provided or made available to Purchaser or its Affiliates any of their respective Representatives by or on behalf of Seller or any Affiliate or Representative thereof. Purchaser acknowledges and agrees that none of Seller or any Affiliate thereof, or any other Person on behalf of Seller or any Affiliate thereof, has made or makes, and Purchaser has not relied, and will not rely, upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Purchaser and its Affiliates or their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Seller, the Transferred Entities or any Affiliates thereof or the Business.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1 Covenants of Seller.

(a) From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (i) as otherwise required or expressly contemplated by this Agreement (including any actions, elections or transactions undertaken in connection with the Pre-Closing Restructuring, Section 6.8 or 6.9), (ii) to the extent relating to any Retained Business, (iii) as disclosed in Section 6.1(a) of the Seller Disclosure Letter or (iv) as otherwise consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall cause the Transferred Entities to, solely with respect to the Business:

(i) (x) conduct the Business in the Ordinary Course of Business and (y) use reasonable best efforts to preserve intact its business relationships with material customers, suppliers, distributors, lessors and others having material business dealings with the Company or its Subsidiaries; provided, that (A) no action taken by Seller or any Transferred Entity to the extent expressly permitted by an exception to any of Sections 6.1(a)(ii) through 6.1(a)(xiv) shall be a breach of this Section 6.1(a)(i) and (B) Seller’s or any Transferred Entity’s failure to take any action prohibited by any of Sections 6.1(a)(ii) through 6.1(a)(xiv) shall not be deemed to be a breach of this Section 6.1(a)(i);

(ii) not (1) amend their Organizational Documents, (2) split, combine or reclassify their outstanding Equity Interests, or (3) declare, set aside or pay any dividend or distribution to any Person other than a Transferred Entity;

(iii) other than to a Transferred Entity, not (1) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any Equity Interests or (2) pledge or agree to pledge any assets of the Transferred Entities (other than, in each case of clauses (1) and (2), in the case of pledges, Permitted Liens);

(iv) not (1) incur indebtedness for borrowed money outstanding at any time (other than intercompany indebtedness solely among the Transferred Entities, any borrowings under credit facilities in effect on the date of this Agreement that will be released or repaid at or prior to the Closing), (2) guarantee any obligations of a member of the Seller Group (other than any guarantee that will be released at or prior to the Closing), or (3) make any acquisition of any assets other than acquisitions of supplies, equipment, bandwidth or other assets for the purpose of being used in the Ordinary Course of Business or any capital expenditure (which is governed by Section 6.1(a)(x));

(v) not (A) grant to any Business Employee any increase in compensation or benefits, including but not limited to severance or termination pay, (B) adopt or enter into any Transferred Entity Benefit Plan or adopt, enter into or materially amend any Seller Benefit Plan, (C) hire, engage or terminate without cause, any Business Employee with annual compensation in excess of $150,000, (D) take any action to accelerate the payment, funding, right to payment or vesting of any rights, compensation or benefits with respect to any Business Employee, under any Seller Benefit Plan, (E) grant or announce any equity or equity-based incentive awards to any Business Employee or (F) agree to pay to any Business Employee any pension, retirement allowance or other employee benefit not required by any existing Benefit Plan as in effect on the date hereof (or as adopted, entered into or amended after the date hereof as permitted hereunder), except, in each case, (x) as required by applicable Law or existing Benefit Plans or other written agreements in effect on the date hereof (or adopted, entered into or amended after the date hereof as permitted hereunder) or (y) to the extent such action similarly affects other similarly-situated employees of the Seller Group or would be taken as part of the Seller Group’s or the Transferred Entities’ customary performance management and pay review cycle in the Ordinary Course of Business;

(vi) except as required by applicable Law or the terms of a collective bargaining or other labor agreement, in each case, covering Business Employees outside of the United States, not (A) negotiate, extend, enter into, terminate or modify any collective bargaining agreement or (B) recognize or certify any labor union or labor organization, works council, or group of employees as the collective bargaining representative for any Business Employee;

(vii) not (A) change the responsibilities of any employee as of the date of this Agreement, such that the person is no longer a Business Employee, (B) change the responsibilities of any person, who was not a Business Employee as of the date of this Agreement, such that the person becomes a Business Employee (for clarity, other than any individual whose position is set forth on Section 1.1(b)(i) of the Seller Disclosure Letter under the heading “Offer Employees”), (C) transfer any Business Employee out of the Transferred Entities or (D) transfer any employee into the Transferred Entities who is not a Business Employee;

(viii) not implement or announce any layoffs; furloughs; reductions in compensation, hours or benefits; or facility or departmental closures, in each case, affecting any group of Business Employees;

(ix) not make any material change to its methods of financial accounting, except as required by a change in, or to comply with, GAAP (or any interpretation thereof) or applicable Law;

(x) except as set forth in the capital budget of the Business made available to Purchaser prior to the date hereof, not commit or authorize any commitment to make any capital expenditures in excess of $100,000 in the aggregate;

(xi) not merge or consolidate with any Person other than another Transferred Entity in connection with the Pre-Closing Restructuring;

(xii) not (1) make, change or revoke any material Tax election (other than as contemplated in connection with the Pre-Closing Restructuring), (2) change any material method of accounting for Tax purposes, (3) settle any claim or assessment in respect of a material amount of Taxes, (4) amend any Tax Return, (5) enter into any closing or voluntary disclosure agreement with a Tax Authority, or (6) following any claim or assessment by a Tax Authority, consent to any extension or waiver of the limitation period applicable to such claim or assessment;

(xiii) not (1) materially amend, voluntarily terminate (other than in accordance with its terms) or voluntarily cancel any Business Material Contract or (2) enter into any Contract that if in effect on the date hereof would be a Business Material Contract, other than, in the case of each of clause (1) and clause (2), in the Ordinary Course of Business or with respect to any Shared Contract;

(xiv) not enter into any consent decree or settlement agreement with any Governmental Entity or settle or compromise any Action against or involving any Transferred Entity; or

(xv) not authorize the entrance into or enter into any Contract to effect actions prohibited by this Section 6.1(a).

(b) Notwithstanding anything to the contrary in this Agreement (including Section 6.1(a)), Seller or the Transferred Entities may, in response to COVID-19 and after reasonable prior consultation with Purchaser, take reasonable measures that are required (and only to the extent required) to be taken to comply with any Law or Order by any Governmental Entity in connection with COVID-19 and any such action (taken after prior consultation with Purchaser) shall not be deemed a breach of this Agreement, including Section 6.1(a). Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct Seller’s or any of its Affiliates’ (including the Transferred Entities) businesses or operations.

6.2 Covenants of Purchaser.

(a) From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (i) as otherwise required or expressly contemplated by this Agreement, (ii) as required by or to comply with any Law or Contract, (iii) as disclosed in Section 6.2(a) of the Seller Disclosure Letter or (iv) as otherwise consented to in writing by Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser shall (and shall cause the other Purchaser Entities to):

(i) (x) conduct their business in the Ordinary Course of Business and (y) use reasonable best efforts to preserve its business relationships with material customers, suppliers, distributors, lessors and others having material business dealings with the Company or its Subsidiaries; provided, that (A) no action taken by any Purchaser Entity to the extent expressly permitted by an exception to any of Sections 6.2(a)(i) through 6.2(a)(vi) shall be a breach of this Section 6.2(a) and (B) any Purchaser Entity’s failure to take any action prohibited by any of Sections 6.2(a)(i) through 6.2(a)(vi)) shall not be deemed to be a breach of this Section 6.2(a);

(ii) not (1) amend their Organizational Documents in any manner adverse to Seller or the Transferred Entities or (2) split, combine or reclassify their outstanding Equity Interests in any manner adverse to Seller or the Transferred Entities;

(iii) other than to a Purchaser Entity, not (1) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any Equity Interests, other than the issuance of Purchaser Common Shares (A) upon the exercise of Purchaser Equity Awards outstanding as of the date of this Agreement pursuant to existing Purchaser Entity Benefit Plans; (B) in connection with conversions (in whole or in part) of any of the Purchaser Convertible Senior Notes in accordance with the terms of the Purchaser Convertible Senior Notes Indenture in effect as of the date hereof; nor (2) issue or sell any Equity

Interests (A) to employees or directors of, or consultants or advisors to, Purchaser or any of its Affiliates pursuant to existing Purchaser Entity Benefit Plans; (B) to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction; or (C) to suppliers or third party service providers in connection with the provision of goods or services;

(iv) take any action that would reasonably be expected to result in an adjustment to the Conversion Rate (as defined in the Purchaser Convertible Senior Notes Indenture) for the Purchaser Convertible Senior Notes;

(v) not liquidate or dissolve or take steps to liquidate or dissolve any Subsidiary of Purchaser that is to be a purchaser of Specified Assets in connection with the Local Transfers; or

(vi) not authorize the entrance into or enter into any Contract to effect actions prohibited by this Section 6.2(a).

(b) Notwithstanding anything to the contrary in this Agreement (including Section 6.2(a)), the Purchaser Entities may, in response to COVID-19 and after reasonable prior consultation with Seller, take reasonable measures that are required (and only to the extent required) to be taken to comply with any Law or Order by any Governmental Entity in connection with COVID-19 and any such action (taken after prior consultation with Seller) shall not be deemed a breach of this Agreement, including Section 6.2(a). Nothing contained in this Agreement shall give Seller or the Transferred Entities, directly or indirectly, the right to control or direct the Purchaser Entities’ or any of its Affiliates’ businesses or operations.

6.3 Access to Books and Records.

(a) After the date of this Agreement until the Closing, and subject to the requirements of applicable Laws, Seller shall, and shall cause the Transferred Entities to, upon reasonable advance notice, afford to Representatives of Purchaser reasonable access to the personnel, books and records and properties of the Business, under the supervision of the personnel of Seller or its Subsidiaries, during normal business hours and in accordance with the reasonable procedures established by Seller, in each case, as is reasonably requested in writing by Purchaser or its Representatives for purposes of integration planning following the consummation of the transactions contemplated by this Agreement; provided, that none of Seller or the Transferred Entities shall be required to make available Business Employee personnel files until after the Closing Date; provided, further, that Seller and the Transferred Entities shall not be required to make available medical records, workers compensation records, the results of any drug testing or other sensitive or personal information if doing so could result in a violation of applicable Law. Notwithstanding anything to the contrary contained in this Section 6.3(a), Seller and the Transferred Entities may withhold any document (or portions thereof) or information (i) that is of a competitively sensitive nature, (ii) that is subject to the terms of a non-disclosure agreement or similar undertaking with a third party, (iii) that may constitute privileged attorney-client communications or attorney work product or (iv) if the provision of access to such document (or portion thereof) or information, as determined by Seller or any Transferred Entity in good faith, could reasonably be expected to conflict with applicable Contracts or Laws; provided, that (A) in the case of clause (i) Seller and Purchaser shall use reasonable best efforts to identify and pursue a permissible method (such as a “clean room” arrangement) to permit Seller to share such competitively sensitive information and (B) in the case of clauses (ii) through (iv), Seller and Purchaser shall use reasonable best efforts to identify and pursue a permissible method of providing such disclosure without violating such Contracts or Laws and without resulting in a loss of such attorney-client privileges or attorney work product protection. All information and documents provided pursuant to this Section 6.3(a) will be subject to the Confidentiality Agreement, and Purchaser acknowledges and agrees that it has and will continue to abide by, and will cause its Representatives to continue to abide by, the terms of such Confidentiality Agreement.

(b) Each of Purchaser and Seller agrees that any access granted under Section 6.3(a) shall not interfere unreasonably with the operation of the Business. Each of Purchaser and Seller and their respective Representatives shall not communicate with any of the employees, customers, suppliers, financing sources, lenders and other business relations of the other party or its Affiliates (other than in the Ordinary Course of Business and unrelated to the transactions contemplated by this Agreement and the Ancillary Agreements) without the prior written consent of the other party.

(c) At and after the Closing, Purchaser shall, and shall cause its Subsidiaries to, afford Seller and its Representatives, during normal business hours, upon reasonable notice, access to the books, records, properties and employees of each Transferred Entity and the Business relating to the period prior to Closing to the extent that such access may be reasonably necessary in connection with financial statements and SEC or other Governmental Entity reporting obligations; provided, that nothing in this Agreement shall limit any rights of discovery of Seller or its Affiliates.

(d) Purchaser agrees to hold, and to cause the applicable Transferred Entities to hold, all the books and records of each Transferred Entity or the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, and thereafter, if any of them desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller.

(e) Section 6.3(b) through (d) shall not apply to Taxes or Tax matters, which are the subject of Section 8.2.

6.4 Confidentiality.

(a) The parties hereto expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, the terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing. The parties hereto expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect until the second (2nd) anniversary following termination of this Agreement and otherwise in accordance with its terms.

(b) For a period of thirty-six (36) months from the Closing Date, Seller shall, and shall cause its Subsidiaries to, hold in confidence and not use for any purpose any nonpublic information that is proprietary or competitively sensitive (“Sensitive Business Information”) to the extent relating to any Transferred Entity and/or the Business; provided, that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to Seller or any of its Subsidiaries from and after the Closing from a third-party source that is not known by Seller or its applicable Subsidiaries to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain other than as a result of breach by Seller or any of its Subsidiaries of this Section 6.4(b), (iii) that is, following the Closing, independently developed or derived by Seller or any of its Subsidiaries without use of such Sensitive Business Information or (iv) that Seller or any of its Subsidiaries is required by Law or required or requested pursuant to legal or regulatory process to disclose. Notwithstanding the foregoing, if Seller is required to disclose any Sensitive Business Information relating to any Transferred Entity and/or the Business pursuant to any applicable Law, rule or regulation, Seller will promptly (if permitted by Law) notify Purchaser in writing of any such requirement so that Purchaser, at its cost, may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. Seller shall, and shall direct its Affiliates to, reasonably cooperate with Purchaser to obtain such protective order. If such order or other remedy is not obtained on or before the date such disclosure is required by applicable Law, rule or regulation, as determined by Seller in good faith, or Purchaser waives compliance with the provisions of this Agreement in writing, Seller and its Affiliates may disclose only that portion of the Sensitive Business Information which they are advised by counsel that they are legally required to so disclose and will seek to obtain reliable assurance that confidential treatment will be accorded the information so disclosed.

(c) For a period of thirty-six (36) months from and after the Closing Date, Purchaser shall, and shall cause its Subsidiaries (including the Transferred Entities) to, hold in confidence any Sensitive Business Information to the extent relating to the Retained Businesses from and after the Closing; provided, that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to Purchaser or any of its Affiliates from and after the Closing from a third-party source that is not known by Purchaser or its applicable Affiliates to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain other than as a result of breach by Purchaser or any of its Affiliates of this Section 6.4(c), (iii) that is, following the Closing, independently developed or derived by Purchaser or any of its Affiliates without use of such Sensitive Business Information or (iv) that Purchaser or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose. Notwithstanding the foregoing, if Purchaser is required to disclose any Sensitive Business Information relating to the Retained Businesses pursuant to any applicable Law, rule or regulation, Purchaser will promptly (if permitted by law) notify Seller in writing of any such requirement so that Seller, at its cost, may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. Purchaser shall, and shall direct its Affiliates to, reasonably cooperate with Seller to obtain such protective order. If such order or other remedy is not obtained on or before the date such disclosure is required by applicable Law, rule or regulation, as determined by Purchaser in good faith, or Seller waives compliance with the provisions of this Agreement in writing, Purchaser and its Affiliates will disclose only that portion of the Sensitive Business Information which they are advised by counsel that they are legally required to so disclose and will seek to obtain reliable assurance that confidential treatment will be accorded the information so disclosed.

6.5 Required Actions.

(a) Subject to any different standard expressly set forth herein with respect to any covenant or agreement of the parties hereto, Purchaser and Seller shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in an expeditious manner the transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and (ii) taking all actions necessary to obtain (and cooperating with each other in obtaining) any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity (“Regulatory Approvals”) (which actions shall include furnishing all information required under any Regulatory Laws) required to be obtained or made by Purchaser or Seller or any of their respective Affiliates in connection with the transactions contemplated by this Agreement or otherwise become applicable to the transactions contemplated by this Agreement. Additionally, each of Seller and Purchaser shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to fulfill all conditions precedent to this Agreement and shall not (and shall cause each of their respective Affiliates and Representatives not to) take any action after the date of this Agreement that would reasonably be expected to (A) prevent, materially delay or impede the obtaining of, or result in not obtaining, any Regulatory Approvals required to be obtained or made by Purchaser or Seller or any of their respective Affiliates in connection with the transactions contemplated by this Agreement, or (B) otherwise cause any of the conditions set forth in Article IX of this Agreement to fail to be satisfied or prevent, materially delay or impede the consummation of the transactions contemplated by this Agreement.

(b) Prior to the Closing, to the extent not prohibited by applicable Law, Purchaser and Seller shall each keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Regulatory Approvals. In that regard, prior to the Closing, subject to the Confidentiality Agreement and Section 6.4, to the extent not prohibited by applicable Law, each of Seller and Purchaser shall promptly consult with the other party to provide any necessary information with respect to all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement, the transactions contemplated by this Agreement. Subject to the Confidentiality Agreement and Section 6.4, to the extent not prohibited by applicable Law, each party to this Agreement shall promptly inform the other party to this Agreement, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party of) any substantive communication from any Governmental Entity or other such Person regarding the transactions contemplated by this Agreement, and permit the other party to review and discuss reasonably in advance, and consider in good faith the views of the other party in connection with, any proposed written or oral communication, correspondence or submission with or to any such Governmental Entity or other such Person. If any party to this Agreement or any Representative of such party receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will make, or cause to be made, promptly and after consultation with the other party to this Agreement, an appropriate response in compliance with such request. Purchaser or its Representatives, on one hand, and Seller or its Representatives, on the other hand, shall not participate in any substantive meeting with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, or with any other Person in connection with any Action by a private party relating to any Regulatory Laws in connection with this Agreement or the transactions contemplated hereby, or make oral submissions at meetings or in telephone or other conversations, unless it consults with the other party reasonably in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Purchaser and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party under this Agreement as “outside counsel/in-house counsel only.” Such designated materials and any materials provided by Purchaser to Seller or by Seller to Purchaser pursuant to this Section 6.5, and the information contained therein, shall be given only to the outside legal counsel and in-house counsel of the recipient and shall not be disclosed by such outside counsel and in-house counsel to employees (other than in-house counsel), officers or directors of the recipient, unless express permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be) or its legal counsel; it being understood that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual obligations and (iii) as necessary to protect privileged attorney-client communications or attorney work product.

(c) Purchaser and Seller shall file or cause to be filed, as promptly as practicable, but in any event no later than ten (10) Business Days after the date of this Agreement, notifications under the HSR Act, and Purchaser and Seller shall file or cause to be filed, as promptly as practicable, any other filings and/or notifications under applicable Regulatory Laws.

(d) Purchaser shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this

Agreement under any Regulatory Laws; provided, however, notwithstanding anything in this Agreement to the contrary it is expressly understood and agreed that neither Purchaser nor any of its Subsidiaries or Affiliates shall be under any obligation to: (a) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, or (b) make proposals, execute or carry out agreements or submit to orders providing for (i) the sale, divestiture or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Purchaser, any of its Affiliates or the Company, or the holding separate of shares of capital stock of the Company, (ii) the imposition of any limitation on the ability of Purchaser or any of its Affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of shares of capital stock of the Company, or (iii) any modification or waiver of the terms and conditions of this Agreement, (c) otherwise agree to any course of conduct (or refrain from taking any action) with respect to, any assets, rights, product lines, businesses, properties, divisions or operations, or, in each case, any interests therein, of Purchaser or such Affiliates, or the Business, and further that the Company or Seller shall in no event agree or commit to (or cause any of its Subsidiaries (including the Transferred Entities) to agree or commit to) to any of the actions described in the foregoing without the prior written consent of Purchaser.

(e) Whether or not the Sale is consummated and, if the Sale is consummated, whether before, at or after the Closing, Purchaser shall be responsible for all fees and payments (including filing fees and legal, economist and other professional fees) to any third party or any Governmental Entity to obtain any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval pursuant to this Section 6.5, other than the fees of and payments to Seller’s legal and professional advisors.

6.6 Consents; Shared Contracts.

(a) Without limiting Section 6.5 or the other provisions of this Section 6.6 in any respect, Seller and Purchaser shall, and shall cause their respective Representative to, use reasonable best efforts, and reasonably cooperate with each other, to obtain any consents required from third parties (other than Governmental Entities) in connection with the consummation of the transactions contemplated by this Agreement under Business Material Contracts or Purchaser Material Contracts at or prior to the Closing.

(b) Without limiting Section 6.5 in any respect, to the extent that transfers of Permits issued by any Governmental Entity are required to be made to or from a Transferred Entity in connection with the consummation of the transactions contemplated by this Agreement, the parties hereto shall use reasonable best efforts, and reasonably cooperate with each other, to effect such transfers at or prior to the Closing.

(c) Except as otherwise agreed in writing by Seller and Purchaser or as otherwise provided in this Agreement or any Ancillary Agreement, and except with respect to any Shared Contracts set forth on Section 6.6(c) of the Seller Disclosure Letter, until the earlier of twelve (12) months following the Closing Date and the expiration or termination date of the applicable Shared Contract (for these purposes, disregarding any renewal or extension of any Shared Contracts after the Closing), Seller and Purchaser shall (and shall cause their Representatives to) use reasonable best efforts to, at no cost to Purchaser or its Representatives, obtain or structure an arrangement for the applicable Transferred Entity to receive the rights and benefits, and bear the obligations and burdens, of such portion of any such Shared Contract to the extent primarily relating to the Business as conducted as of the Closing Date, as reasonably determined by Purchaser; provided, that Seller and its Representatives shall not be required to take any action that would constitute a breach or other contravention of the rights of any Person(s), be ineffective under, or contravene, applicable Law or any such Contract. With respect to

Liabilities pursuant to, under or relating to any Shared Contract, from and after the Closing, such Liabilities shall be allocated between (i) Seller, on the one hand, to the extent primarily arising out of or relating to the Retained Businesses, and (ii) Purchaser and the Transferred Entities, on the other hand, to the extent arising out of or relating to the Transferred Entities or the Business. Notwithstanding the foregoing, each of Seller and Purchaser shall be responsible for any or all Liabilities arising from its (or its Affiliates’) direct or indirect breach of any Shared Contract.

(d) Notwithstanding anything to the contrary contained herein, neither Seller nor any of its Representatives shall have any obligation to make any payments or incur any Liability to obtain any consents of third parties or Permits, and the failure to receive any such consents or Permits or to effect any such arrangements shall not, in and of itself, be taken into account with respect to whether any condition to the Closing set forth in Article  IX shall have been satisfied.

6.7 Public Announcements. Purchaser may issue such press releases, and make such other public announcements and disclosures relating to this Agreement and the transactions contemplated hereby as it deems appropriate; provided, that Purchaser shall consult with Seller and give Seller a reasonable opportunity to review and comment upon, any such announcements, which comments Purchaser shall consider in good faith. Neither Seller nor its Affiliates shall issue any such press release or make any public announcement, without the prior written consent of the Purchaser. Notwithstanding the foregoing, no such approval or consultation shall be necessary to the extent disclosure is required by applicable Law or any listing agreement with, or rules, of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity; provided, that a party may issue a press release or make a public statement that is consistent with prior press releases issued or public statements made in compliance with this Section 6.7 without such consultation and without such consent. Purchaser and Seller agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Seller and Purchaser. Notwithstanding the foregoing, each Seller and its respective Affiliates may, without consulting any other party, provide ordinary course communications regarding this Agreement and the transactions contemplated hereby in connection with financial reporting and fundraising activities to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, which in each case are subject to customary confidentiality obligations.

6.8 Intercompany Accounts; Cash. At or prior to the Closing, (a) all intercompany accounts, between any member of the Seller Group, on the one hand, and any Transferred Entity, on the other hand, shall be settled or otherwise eliminated in a manner such that none of the Transferred Entities has any Liability thereunder and (b) any and all Cash of the Transferred Entities may be taken from the Transferred Entities by Seller or other Affiliates of Seller (including, for the avoidance of doubt, through cash sweeps, dividend payments, distributions, share redemptions, recapitalizations and the settling of intercompany loans accounts). Notwithstanding anything to the contrary in this Agreement, intercompany accounts between or among any of the Transferred Entities (whether or not between or among Transferred Entities as of the date hereof) shall not be required to have been eliminated at or prior to the Closing.

6.9 Termination of Intercompany Arrangements. Effective at the Closing, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, by any member of the Seller Group, on the one hand, and any Transferred Entity on the other hand, that are not otherwise covered by Section 6.8, shall be terminated without any party having any continuing obligations or Liability to the other, except for (a) this Agreement and the Ancillary Agreements and (b) the other arrangements, understandings or Contracts listed in Section 6.9 of the Seller Disclosure Letter.

6.10 Guarantees; Commitments.

(a) Purchaser and Seller shall use their respective reasonable best efforts to cause a Purchaser Entity to be substituted in all respects for Seller and any of its Affiliates, and for Seller and its Affiliates to be released, effective as of the Closing, in respect of, or otherwise terminate (and cause Seller and its Affiliates to be released in respect of), all obligations of Seller and its Affiliates arising out of or in connection with Seller or any of its Affiliates issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any guarantee, indemnity, contribution, surety bond, letter of credit, letter of comfort, commitment or other similar obligation relating to the Business or any Transferred Entities, in each case whether arising from Contract, Permit, operation of Law or otherwise (collectively, the “Guarantees”) listed on Section 4.9(a)(xvii) of the Seller Disclosure Letter. For the avoidance of doubt, and not in limitation of the foregoing, upon and after the Closing, Seller and its Affiliates may terminate any or all Guarantees.

(b) For any Guarantees for which Purchaser or any Transferred Entity is not substituted in all respects for Seller and its Affiliates (or for which Seller or any of its Affiliates is not released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Seller and its Affiliates to be released in respect thereof), Purchaser and Seller shall continue to use their respective reasonable best efforts and shall cause their respective Affiliates to use their reasonable best efforts to effect such substitution or termination and release as soon as practicable after the Closing. Without limiting the foregoing, Purchaser shall not, and shall cause the Purchaser Entities not to, extend or renew any Contract or Permit containing or underlying a Guarantee unless, prior to or concurrently with such extension or renewal, Purchaser or the Transferred Entities are substituted in all respects for Seller and its Affiliates, and Seller and its Affiliates are released, in respect of all obligations under such Guarantee. Notwithstanding the foregoing, nothing in this Section 6.10(b) shall require Purchaser or any of its Affiliates to make any payment or other concession to any Person, or commence or participate in any Action, in each case, in connection with this Section  6.10(b), in each case, other than payment obligations that are borne by Seller.

6.11 Insurance. After the Closing, any Transferred Entity may make, notify, pursue and/or have the benefit of any claim and proceeds in respect of any insured loss or liability incurred or suffered by the Business or any of the Transferred Entities under any Insurance Policy to the extent permitted by such policy if the relevant events, circumstances, losses, injuries, damages or wrongful acts actually or allegedly occurred or existed at or prior to Closing; provided that the Insurance Policies for purposes of this Section 6.11 shall be limited to (i) the occurrence-based policies; and (ii) the runoff Technology E&O/Cyber Liability/Media Liability policy, in each case set forth on Section 4.14 the Seller Disclosure Letter. With respect to any claim under any such Insurance Policy which the Transferred Entity is permitted to make, notify, pursue and/or have the benefit of, Seller shall (and shall cause its Affiliates to) (i) at the written request of Purchaser, either continue to pursue (at Purchaser’s cost), to the extent reasonable, the claim for the benefit of the Business or the Transferred Entities (as applicable) or provide such information and assistance as Purchaser may reasonably request to enable the Transferred Entities to pursue and collect any claim; (ii) promptly provide copies of any written correspondence from the insurer(s) addressed to the Transferred Entities, (iii) not do anything intended to adversely affect the ability of Seller or its Affiliates or the Transferred Entities (as the case may be) to effect recovery in respect of any claim; and (iv) if applicable, pass the proceeds of any claim to the relevant entity within five (5) Business Days of receipt, net of any reasonable, documented, out-of-pocket expenses or costs incurred in connection with the receipt thereof. Purchaser shall reimburse the Seller for all documented out-of-pocket costs and expenses incurred by Seller in connection with the cooperation contemplated by this Section 6.11. The Parties shall cooperate with each other and use commercially reasonable efforts to secure Additional Tail Policies to be effective as of the Closing.

6.12 D&O Indemnity.

(a) The parties hereto agree that all rights to indemnification, advancement of expenses and exculpation from liability for or in connection with acts or omissions occurring at any time prior to or on the Closing Date (including in connection with this Agreement and the transactions contemplated hereunder), that now exist in favor of any Person who prior to or on the Closing Date is or was a current or former director, manager, officer or employee of a Transferred Entity, or who at the request of Seller or any of its Affiliates served prior to or on the Closing Date in connection with the Business as a director, officer, member, manager, employee, trustee or fiduciary of any other entity of any type (each, a “D&O Indemnified Person”), as provided in the Organizational Documents of a Transferred Entity, or in any Contract between a D&O Indemnified Person and a Transferred Entity listed on Schedule 6.12(a) (an “Indemnity Agreement”), will survive the Closing and will continue in full force and effect for six (6) years following the Closing Date. In furtherance of the foregoing, for the six (6) year period following the Closing Date, Purchaser will cause the Transferred Entities to, and the Transferred Entities shall (i) maintain in the Organizational Documents of each of the Transferred Entities provisions with respect to indemnification, advancement of expenses and exculpation from liability that in each such respect are at least as favorable to each D&O Indemnified Person as those contained in each Transferred Entity’s respective Organizational Documents, as applicable, as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person and (ii) continue each Indemnity Agreement without termination, revocation, amendment or other modification that would adversely affect the rights thereunder of any D&O Indemnified Person.

(b) At or prior to the Closing, Seller shall purchase, at Seller’s expense, (i) run-off coverage for the D&O Indemnified Persons, which shall provide such D&O Indemnified Persons with coverage for six (6) years following the Closing in an amount not less than the existing coverage and that shall have other terms no less favorable to the insured persons that the directors’ and officers’ liability insurance coverage presently maintained by the Seller (the “D&O Tail Policy”). The aggregate liability to Purchaser under this Section 6.12 to all D&O Indemnified Persons shall be limited to any recovery under the D&O Tail Policy.

(c) If any Transferred Entity (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any other Person (including by dissolution, liquidation, assignment for the benefit of creditors or similar action), then, and in each such case, proper provision will be made so that such other Person fully assumes the obligations set forth in this Section 6.12.

(d) The provisions of this Section 6.12 will survive the Closing. This Section 6.12 will be for the irrevocable benefit of, and will be enforceable by, each D&O Indemnified Person and his or her respective heirs, executors, administrators, estates, successors and assigns, and each such Person will be an express intended third party beneficiary of this Agreement for such purposes. With respect to any right to indemnification or advancement for actual or claimed acts or omissions occurring prior to or on the Closing Date (including in connection with this Agreement and the transactions contemplated hereby), each Transferred Entity, as applicable, will be the indemnitor of first resort (for the avoidance of doubt, only insofar as recovery under the D&O Tail Policy is available), responsible for all such indemnification and advancement that any D&O Indemnified Person may otherwise have from any direct or indirect, current or former stockholder or equityholder of any of the Transferred Entities (or any current or former Affiliate of such stockholder or equityholder) and without right to seek or obtain subrogation, indemnity or contribution.

6.13 Litigation Support. For a period of six (6) years following the Closing, in the event any party hereto or any of its respective Affiliates is prosecuting, contesting or defending any Action,

investigation, charge, claim, or demand by or against a third party (other than an Action brought against or by the other party hereto or any Affiliate of such other party) in connection with (a) any transactions contemplated under this Agreement or (b) any fact, situation, circumstance or transaction relating to, in connection with or arising from the Retained Businesses, the Business or the Transferred Entities (including, for the avoidance of doubt, any portion of the Retained Businesses that was historically part of a Transferred Entity), as applicable, Purchaser or Seller, as applicable, shall, and shall cause its respective Affiliates (and shall use its reasonable best efforts to cause its and their other Representatives) to, at the expense of the other party, use reasonable best efforts to cooperate with the other party (or its applicable Affiliates), and its counsel in such prosecution, contest or defense, including using reasonable best efforts to make available its personnel, participate in meetings, provide such testimony and access to their books and records and take such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense. For a period of six (6) years following the Closing, (i) Seller hereby agrees to, to the extent applicable, move for substitution or take similar actions under applicable Law for Purchaser or one of its Affiliates to be substituted in any and all Actions primarily related to the Business for any member of the Seller Group, and for such member of the Seller Group to be released from any and all such Actions effective as of the Closing and (ii) Purchaser hereby agrees to, or to cause its Affiliates to, to the extent applicable, move for substitution or take similar actions under applicable Law for Seller or one or more of its Affiliates to be substituted in any and all Actions not primarily related to the Business for any Transferred Entities, and to move for the Transferred Entities to be released from any and all such Actions. In the event of any conflict between this Section 6.13 and Article VIII, Article VIII shall control.

6.14 Misdirected Payments.

(a) Except as otherwise provided in this Agreement or any Ancillary Agreement, following the Closing, (i) if any payments due with respect to the Business are paid in error to any member of the Seller Group, Seller shall, or shall cause the applicable member of the Seller Group to, promptly remit by wire or draft such payment to an account or accounts designated in writing by Purchaser and (ii) if any payments due with respect to the Retained Businesses are paid in error to Purchaser, the Transferred Entities or their Affiliates, Purchaser shall, or cause its Affiliates to, promptly remit by wire or draft such payment to an account or accounts designated in writing by Seller.

(b) The parties shall reasonably cooperate to effect any transfers or other arrangements described in Section 6.14(a) in a manner that is Tax efficient for the parties and their respective Affiliates, including by treating the Person initially in possession of any such payment referenced in Section 6.14(a) after the Closing as holding such payment as an agent or nominee for the transferee thereof for all Tax purposes, to the extent permitted by applicable Law.

6.15 Wrong Pockets.

(a) If, following the Closing for a period of twelve (12) months thereafter, Seller discovers that it or any other member of the Seller Group is the owner of or possesses any asset (other than any Excluded Asset), or is liable for any Liability, that is primarily related to the Business, then the parties hereto shall, and shall cause their Subsidiaries to use reasonable best efforts to, transfer or cause to be transferred such asset or Liability, as applicable, to a Purchaser Entity (and such Purchaser Entity shall accept any such asset or assume any such Liability) for no additional consideration other than as previously paid as provided in this Agreement.

(b) If, following the Closing for a period of twelve (12) months thereafter, Purchaser discovers that a Purchaser Entity is the owner of or possesses any asset, or is liable for any Liability, in each case that is primarily related to the Retained Business or that constitutes a Retained Liability, then the parties hereto shall, and shall cause their Subsidiaries to use reasonable best efforts to, transfer or cause to be transferred such asset or Liability, as applicable, to a member of the Seller Group (and Seller or such other member of the Seller Group shall accept any such asset or assume any such Liability) for no additional consideration other than as previously paid as provided in this Agreement.

(c) To the extent that any transfer under Section 6.15(a) or 6.15(b) is required, but not permitted by Law or an applicable Contract, the parties hereto shall use reasonable best efforts to obtain or structure an arrangement such that Purchaser or Seller, as applicable, shall receive the rights and benefits and/or bear the obligations and burdens, of such asset or Liability.

(d) The parties shall reasonably cooperate to effect any transfers or other arrangements described in Section 6.15(a) or 6.15(b) in a manner that is Tax efficient for the parties and their respective Affiliates, including by treating the Person initially in possession of any such payment after the Closing as holding such payment as an agent or nominee for the transferee thereof for all Tax purposes, to the extent permitted by applicable Law.

6.16 Use of Seller Names; License.

(a) Except as expressly provided in this Section 6.16 or in any Ancillary Agreement and the Marks included in the Business Intellectual Property, neither Purchaser nor any of its Affiliates (including, from and after the Closing, the Transferred Entities) shall use, or have or acquire the right to use or any other rights in, any Marks of Seller or any of its Affiliates, including any names, trademarks, service Marks or logos of Seller or any of its Affiliates, or any name, trademark, service Mark or logo that, in the reasonable judgment of Seller, is similar to any of the foregoing (the “Seller Names”).

(b) The Transferred Entities may continue temporarily to use the Seller Names following the Closing, and solely in a manner consistent with the continued operation of the Business immediately prior to the Closing, to the extent used immediately prior to the Closing, so long as Purchaser shall, and shall cause its Affiliates, to (i) immediately after the Closing, cease to hold itself out as having any affiliation with Seller or any of its Affiliates and (ii) use reasonable best efforts to minimize and eliminate use of the Seller Names by the Transferred Entities. In any event, as soon as practicable after the Closing Date (and in any event within one hundred and eighty (180) days thereafter) Purchaser shall and shall cause each of the Transferred Entities to, (A) cease and discontinue use of all Seller Names and (B) complete the removal of the Seller Names from all products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials, any electronic medium or website, or other marketing materials and other assets.

(c) Purchaser agrees that use of the Seller Names by the Transferred Entities pursuant to this Section 6.16 shall be at a level of quality equal to or greater than that used by the Transferred Entities in the operation of the Business immediately prior to the Closing and such use shall comply with all applicable Laws and industry practice. All goodwill associated with such use shall inure to the benefit of the owner of the Seller Names. Neither Purchaser nor its Affiliates shall take or fail to take any action which, as a result of such action or failure to take such action, would reasonably be expected to have an adverse effect on the value of any of the Seller Names or the goodwill of Seller and its Affiliates associated therewith. Without limiting the foregoing, Purchaser and its Affiliates shall not (i) permit, enable or request anyone to engage in any act or omission that tarnishes, degrades, disparages or reflects adversely on a Seller Name, (ii) register or file applications to register in any jurisdiction any Mark or internet property that consists of, incorporates, is confusingly similar to or is a variation or derivation of any Seller Name, or (iii) contest the ownership or validity of any Seller Name. Without limitation to any other remedies, if Purchaser or its Affiliates fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of Seller or any of its Affiliates in relation to the use of the Seller Names, Seller may immediately terminate the rights provided to Purchaser hereunder and Seller shall be entitled to a temporary, preliminary or permanent injunction or other equitable relief in accordance with Section 12.11. The parties acknowledge and agree that the Purchaser may adopt trademarks and trade names for use in the Business using any word or phrase included in any Seller Name that is (A) expressly disclaimed from any trademark registration or (B) generic or merely descriptive (“Purchaser Related Terms”); provided, that any trademark or trade name adopted by Purchaser does not include any protected or protectable element of a Seller Name, and Seller makes no representations, warranties or other assurances that Purchaser has the right to use or protect such Purchaser Related Terms.

6.17 Use of Transferred Marks; License.

(a) Except as expressly provided in this Section 6.17, neither Seller nor any of its Affiliates (excluding, from and after the Closing, the Transferred Entities) shall use, or have or acquire the right to use or any other rights in, any Marks included in the Business Intellectual Property or any variations or derivatives thereof (the “Transferred Marks”).

(b) Seller and its Affiliates may continue temporarily to use the Transferred Marks following the Closing, and solely in a manner consistent with the continued operation of their respective businesses immediately prior to the Closing, to the extent used immediately prior to the Closing, so long as Seller shall, and shall cause its Affiliates, to (i) immediately after the Closing, cease to hold itself out as having any affiliation with the Transferred Entities and (ii) use reasonable best efforts to minimize and eliminate use of the Transferred Marks by it or any of its Affiliates. In any event, as soon as practicable after the Closing Date (and in any event within one hundred and eighty (180) days thereafter) Seller shall and shall cause each of Affiliates, as applicable, to, (A) cease and discontinue use of all Transferred Marks and (B) complete the removal of the Transferred Marks from all products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials, any electronic medium or website, and other assets.

(c) Seller agrees that use of the Transferred Marks by Seller or any of its Affiliates pursuant to this Section 6.17 shall be at a level of quality equal to or greater than that used by Seller and its Affiliates in the operation of their respective businesses immediately prior to the Closing and such use shall comply with all applicable Laws and industry practice. All goodwill associated with such use shall inure to the benefit of Transferred Entities. Neither Seller nor its Affiliates shall take or fail to take any action which, as a result of such action or failure to take such action, would reasonably be expected to have an adverse effect on the value of any of the Transferred Marks or the goodwill of the Transferred Entities associated therewith. Without limiting the foregoing, Seller and its Affiliates shall not (i) permit, enable or request anyone to engage in any act or omission that tarnishes, degrades, disparages or reflects adversely on a Transferred Mark, (ii) register or file applications to register in any jurisdiction any Mark that consists of, incorporates, is confusingly similar to or is a variation or derivation of any Transferred Mark, or (iii) contest the ownership or validity of any Transferred Mark. Without limitation to any other remedies, if Seller or its Subsidiaries fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of the Transferred Entities in relation to the use of the Transferred Marks, the Transferred Entities may immediately terminate the rights provided to Seller hereunder and the Transferred Entities shall be entitled to a temporary, preliminary or permanent injunction or other equitable relief in accordance with Section 12.11. The parties acknowledge and agree that Seller may adopt trademarks and trade names for use in its business using any word or phrase included in any Transferred Mark that is (A) expressly disclaimed from any trademark registration or (B) generic or merely descriptive (“Seller Related Terms”), provided that any trademark or trade name adopted by Seller does not include any protected or protectable element of a Transferred Mark, and Purchaser makes no representations, warranties or other assurances that Seller has the right to use or protect such Seller Related Terms.

6.18 Intellectual Property Assignments. Prior to the Closing Date, to the extent any Business Intellectual Property is not owned by a Transferred Entity as of the date hereof, Seller (a) shall enter into assignments (in a form reasonably acceptable to Purchaser) as may be necessary to effectuate the transfer of legal title in such Business Intellectual Property to the Transferred Entities and shall (b) with respect to any applicable Listed Business Intellectual Property, submit all corresponding filings in the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world to record such transfer to a Transferred Entity. In the event any member of the Seller Group or any of Seller Group’s Affiliates is divested from the Seller Group or ceases to be an Affiliate of Seller Group, in each case, prior to the Closing Date, such divested member shall enter into an assignment necessary to effectuate the foregoing transfer of legal title in the Business Intellectual Property to the Transferred Entities prior to the effective date of such divestiture.

6.19 Employee Non-Solicitation. As an inducement for the other party to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Seller shall not, and shall cause each other member of the Seller Group, not to, and Purchaser shall not, and cause each other Purchaser Entity not to, at any time prior to twelve (12) months from the Closing Date, directly or indirectly, without the other party’s prior written consent, solicit the employment or services of, or hire, any employee of the other party as of the Closing Date (following the consummation of the Sale) with a title of Vice President or above, unless such Person (i) has been terminated by such other party or any of its Affiliates subsequent to the Closing or (ii) has not been employed or engaged by such other party for a period of at least six (6) months prior to the date of such solicitation or hire. For purposes of this Section 6.19, the terms “solicit the employment or services” shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise.

6.20 Non-Competition. As an inducement for Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, without the prior written consent of Purchaser, Seller shall not, and shall cause each other member of the Seller Group not to, and Seller shall not permit, cause or encourage any of its respective Affiliates to, and shall cause each other member of the Seller Group not to permit, cause or encourage any of its respective Affiliates to, for thirty six (36) months following the Closing Date, engage or actively prepare to engage in the Business (such business, a “Competing Business”); provided, that nothing in this Agreement shall restrict any member of the Seller Group at any time from:

(a) (x) owning ten percent (10%) or less of the Equity Interests of any Person, or (y) investing in any fund in which a member of the Seller Group is passive and has no discretion with respect to the investment strategy of such fund;

(b) acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Business and operating such Competing Business if such Competing Business generated ten percent (10%) or less of such Person’s consolidated annual revenues in the last completed fiscal year of such Person;

(c) acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Business and operating such Competing Business if (A) such Competing Business generated more than ten percent (10%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and (B) the applicable member of the Seller Group, within twelve (12) months after the consummation of such acquisition, enters into a definitive agreement to cause the divestiture of the Competing Business of such Person such that the restrictions set forth in this Section 6.20 but for this Section 6.20(c) would not have operated to prevent such ownership assuming the completion of such divestiture had occurred prior to such acquisition, and thereafter uses reasonable best efforts to complete such divestiture as soon as reasonably practicable;

(d) complying with its obligations under this Agreement or any of the Ancillary Agreements; or

(e) owning, operating and engaging in the Retained Business so long as the Retained Businesses do not conduct activities that constitute a Competing Business (except as otherwise permitted pursuant to this Section 6.20).

Notwithstanding the foregoing, this Section 6.20 shall not (i) restrain or prohibit the consummation of any transaction or series of related transactions that results in a change of control of Seller or a majority of the assets of the Seller Group, so long as such acquirer of Seller or a majority of the assets of the Seller Group is either (x) not engaged in a Competing Business or (y) if such acquirer is engaged in a Competing Business, such Competing Business generated less than ten percent (10%) of such acquirer’s consolidated annual revenues in the last completed fiscal year of such acquirer; provided, that if the Competing Business generated greater than ten percent (10%) of such acquirer’s consolidated annual revenues, such acquirer shall not be deemed in breach of this Section 6.20 if such acquirer within twelve (12) months after acquiring Seller enters into a definitive agreement to cause the divestiture of such Competing Business; (ii) restrain or prohibit any activities, actions or conduct of any Person that is not directly or indirectly controlled by Seller, including any joint ventures, partnerships or co-investment vehicles that neither Seller nor any of its direct or indirect Subsidiaries controls or (iii) restrain or prohibit the Seller Group from continuing to operate its internal content delivery network (YCPI) or video streaming technology stack for live video and video on demand (YXS) in support of the Seller Group’s products and services; provided, that any such use shall be strictly limited to internal use within the Seller Group and no member of the Seller Group nor any Affiliate thereof shall commercialize the YCPI or YXS services in any separate or standalone manner.

6.21 Resignations. Seller shall use reasonable best efforts to deliver any resignations (effective as of the Closing) of the directors, managers, and officers of the Transferred Entities that are requested by Purchaser in writing no less than five (5) Business Days prior to the Closing Date.

6.22 Release.

(a) Effective as of the Closing, Purchaser, on behalf of itself and each of its Affiliates (including the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges Seller and its past, present or future Representatives (other than the Transferred Entities) and each of their respective heirs, executors, administrators, successors and assigns, in each case, in their capacities as direct or indirect equityholders of the Transferred Entity or Representatives of any member of the Seller Group or any Transferred Entity, as applicable (such released Persons, the “Seller Releasees”), to the fullest extent permitted under applicable Law, in each case from all demands, Actions, causes of action, suits, accounts, covenants, Contracts, losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by the Seller Releasees and/or the Transferred Entities occurring or failing to occur, in each case, at or prior to the Closing, other than in each case, (i) any rights of either party, its Affiliates and their respective Representatives under this Agreement or any Ancillary Agreement or any other agreement to be in effect between Seller and Purchaser (or their respective Affiliates) after the Closing, or any enforcement thereof, (ii) intercompany accounts set forth on Section 6.8 of the Seller Disclosure Letter, (iii) trade accounts payable and receivable created in the Ordinary Course of Business between any Transferred Entity, on the one hand, and any member of the Seller Group, on the other hand, that are not terminated pursuant to Section 6.8 and (iv) the other arrangements, understandings or Contracts listed in Section 6.9 of the Seller Disclosure Letter. Purchaser shall not make, and Purchaser shall not permit any of its Affiliates to make, and Purchaser covenants never to, and to cause its Affiliates not to, assert or voluntarily assist any Person in asserting any claim or demand, or commence any Action asserting any claim or demand, including any claim for contribution or indemnification, against any of the Seller Releasees with respect to any Liabilities released pursuant to this Section 6.22(a).

(b) Effective as of the Closing, Seller, on behalf of itself and each of its Affiliates (excluding the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges the Transferred Entities and each of their respective heirs, executors, administrators, successors and assigns (such released Persons, the “Transferred Releasees”), in each case from all demands, Actions, causes of action, suits, accounts, covenants, Contracts, losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by the Transferred Releasees occurring or failing to occur, in each case, at or prior to the Closing, other than in each case, (i) any rights of either party, its Affiliates and their respective Representatives under this Agreement or any Ancillary Agreement or any other agreement to be in effect between Seller and Purchaser (or their respective Affiliates) after the Closing, or any enforcement thereof, (ii) intercompany accounts set forth on Section 6.8 of the Seller Disclosure Letter, (iii) trade accounts payable and receivable created in the Ordinary Course of Business between any Transferred Entity, on the one hand, and any member of the Seller Group, on the other hand, that are not terminated pursuant to Section 6.8, and (iv) the other arrangements, understandings or Contracts listed in Section 6.9 of the Seller Disclosure Letter. Seller shall not make, and Seller shall not permit any of its Affiliates to make, and Seller covenants never to, and to cause its Affiliates not to, assert or voluntarily assist any Person in asserting any claim or demand, or commence any Action asserting any claim or demand, including any claim for contribution or indemnification, against any of the Transferred Releasees with respect to any Liabilities released pursuant to this Section 6.22(b).

6.23 Pre-Closing Restructuring. Prior to the Closing, Seller and its Subsidiaries shall take all necessary actions and steps to effectuate the transactions set forth in Exhibit H (all such actions, the “Pre-Closing Restructuring”). Seller shall not be entitled to modify or amend the actions and steps that comprise the Pre-Closing Restructuring without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.24 R&W Insurance. The parties hereto acknowledge that, Purchaser or an Affiliate thereof will use reasonable best efforts to obtain, at Purchaser’s sole expense, a conditional binder to the R&W Insurance Policy. If Purchaser or its Affiliate obtains the R&W Insurance Policy, (a) the R&W Insurance Policy shall provide that (A) the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against any Seller Related Party, except for Fraud and (B) the Seller Related Parties shall be express third-party beneficiaries of such waiver, and (b) following the Closing, Purchaser shall not amend (or permit the amendment of) the provisions of the R&W Insurance Policy in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any claim or Action against any Seller Related Party based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement (except for Fraud). For the avoidance of doubt, the parties hereto acknowledge and agree that Purchaser or its Affiliate obtaining the R&W Insurance Policy is not a condition to the Closing.

6.25 Financial Statements. Seller shall use reasonable best efforts to provide to Purchaser, within fifteen (15) days following the date hereof, audited financial statements of the Business for the years ended December 31, 2020 and 2021 (“Carve-Out Audited Financials”). Seller shall provide to Purchaser unaudited financial statements of the Business for the three month period ended March 31, 2022 (the “Quarterly Financials”) by June 15, 2022. Seller covenants that the Carve-Out Audited Financials and the Quarterly Financials will present fairly, in all material respects, the combined financial position and the combined results of operations and cash flows of the Business, as of the dates thereof or the periods then ended, in each case in accordance with GAAP on a carve-out accounting basis, except as may be noted therein or in Section 4.5 of the Seller Disclosure Letter; provided, however, that Purchaser acknowledges that the Carve-Out Audited Financials and the Quarterly Financials will reflect the fact that the Business has not operated as a separate “stand-alone”

entity within Seller and may not reflect all carve-out adjustments (including tax-related carve-out adjustments) to account for the fact that the Business has not been operated as a “stand-alone” entity and may not necessarily be indicative of the conditions that would have existed or the results of operations, financial position and cash flows that would have been achieved if the Business had been operated as a “stand-alone” entity.

6.26 Stock Exchange Listing. To the extent it has not already done so, promptly following the execution of this Agreement, Purchaser shall cause each of the Purchaser Common Shares issuable under the terms of this Agreement, including the Primary Issuance Purchaser Shares and any Earnout Purchaser Shares, to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing. Purchaser agrees to comply with any other information or filing requirement or request from NASDAQ that is required to continue the stock exchange listing of Purchaser Common Shares following the Closing.

6.27 Stockholder Litigation. Purchaser shall give Seller prompt notice of any stockholder litigation against Purchaser or its directors or officers relating to the transactions contemplated by this Agreement. Purchaser shall give Seller the right to review and comment (at Seller’s expense) on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. Purchaser shall not agree to settle any such litigation in which Seller, Apollo Global Management, Inc. or any of their respective Affiliates are named, or which impose any restrictions on the business of the foregoing persons, without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.28 Purchaser Stockholder Meeting.

(a) As promptly as reasonably practicable after the date of this Agreement, following delivery of the Carve-Out Audited Financials by Seller in accordance with Section 6.25, Purchaser shall prepare, in consultation with Seller and the Company, and file with the SEC the preliminary Proxy Statement; provided that Purchaser shall use commercially reasonable efforts to file with the SEC the preliminary Proxy Statement on or before April 15, 2022. The parties hereto shall cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Seller and the Company will cooperate with Purchaser in the preparation, filing and distribution of the Proxy Statement, including by furnishing to Purchaser the information relating to any of the Company and/or Seller required by the Exchange Act to be set forth in the Proxy Statement and providing such assistance as reasonably requested by Purchaser in connection the Proxy Statement. Each party hereto agrees to promptly (i) correct any information provided by it for use in the Proxy Statement which shall have become false or misleading and (ii) supplement such information provided by it for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not false or misleading. Purchaser shall as soon as reasonably practicable notify Seller and the Company in writing of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. The parties hereto shall use their respective reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Subject to applicable Law, the Company will cause the Proxy Statement to be disseminated to the Purchaser stockholders no later than the third Business Day following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed to occur if the SEC has not notified Purchaser prior to the end of the 10th calendar day after filing the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement.

(b) Purchaser, acting through the Purchaser Board (or a duly authorized committee thereof), shall promptly following receipt of confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement (which confirmation will be deemed to occur if the SEC has not affirmatively notified Purchaser prior to the end of the 10th calendar day after filing the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement), take all action required under the DGCL, the Purchaser Organizational Documents and the applicable requirements of NASDAQ necessary to establish a record date for, duly call, give notice of, convene and hold a meeting of the Purchaser stockholders for the purpose of the Purchaser Stockholder Approval, and any routine matters which the Purchaser Board deems advisable, in accordance with the DGCL (including any adjournment or postponement thereof, the “Purchaser Stockholder Meeting”), with such record date being selected after reasonable consultation with Seller and such meeting date being held no later than thirty (30) days after the dissemination of the Proxy Statement to the Purchaser stockholders in accordance with Section 6.28(a) (or if such day is not a Business Day, the next succeeding Business Day). Once established, Purchaser shall not change the record date or the meeting date for the Purchaser Stockholder Meeting without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed) or as expressly required by applicable Law. Notwithstanding anything to the contrary in this Agreement, nothing will prevent Purchaser, after consultation with Seller, from postponing or adjourning the Purchaser Stockholder Meeting if (A) there are holders of insufficient Purchaser Common Shares present or represented by proxy at the Purchaser Stockholder Meeting to constitute a quorum at the Purchaser Stockholder Meeting, (B) the Purchaser Board has determined in good faith after consultation with, and taking into account the advice of, its outside legal counsel that it is required to postpone or adjourn the Purchaser Stockholder Meeting by applicable Law, Order or a request from the SEC or its staff, (C) to allow reasonable additional time to solicit additional proxies to obtain the Purchaser Stockholder Approval or (D) any information relating to the parties hereto or any of their respective Affiliates, officers or directors has been discovered by the applicable party, and the Purchaser Board has determined in good faith after consultation with, and taking into account the advice of, its outside legal counsel that such information is required under applicable Law to be set forth in an amendment or supplement to the Proxy Statement, such that the Proxy Statement shall not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances in which they were made, not false or misleading, in order to correct such information and file an appropriate amendment or supplement describing such information with the SEC; provided, that, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser Stockholder Meeting will not be postponed or adjourned (x) by more than fourteen (14) days or (y) with respect to the foregoing clause (C), by more than thirty (30) days after the date on which the Purchaser Stockholder Meeting was (or was required to be) originally scheduled. Unless the Purchaser Board has effected a Recommendation Change in accordance with Section 6.28(d), Purchaser shall use its reasonable best efforts to solicit from the holders of Purchaser Common Shares proxies in favor of the approval of the Purchaser Share Issuance in accordance with the DGCL. Unless this Agreement is earlier terminated pursuant to Article X, Purchaser shall take all action required under the DGCL, the Purchaser Organizational Documents and the applicable requirements of NASDAQ necessary to establish a record date for, duly call, give notice of, convene and hold the Purchaser Stockholder Meeting for the purpose of voting upon the approval of the Purchaser Share Issuance in accordance with the DGCL, whether or not the Purchaser Board at any time subsequent to the date of this Agreement shall have effected a Recommendation Change.

(c) Except as permitted by Section 6.28(d), prior to obtaining the Purchaser Stockholder Approval, the Purchaser Board (or any committee thereof) shall not (i) withdraw, change, amend, modify or qualify or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Seller or the Company, the Purchaser Board Recommendation, (ii) fail to include the Purchaser Board Recommendation in the Proxy Statement, (iii) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Acquisition Proposal, (iv) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9,

against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after commencement of such Acquisition Proposal, (v) following the date of receipt of any Acquisition Proposal or any material modification thereto is first made public, sent or given to the Purchaser stockholders (other than an Acquisition Proposal described in the preceding clause), (vi), fail to issue a press release that expressly reaffirms the Purchaser Board Recommendation within two (2) Business Days following Purchaser’s receipt of Seller’s written request to do so, or (vii) publicly propose to do any of the foregoing (actions prohibited by this Section 6.28(c) being referred to as a “Recommendation Change”).

(d) Notwithstanding the foregoing, if the Purchaser Board reasonably determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law, the Purchaser Board may, solely in connection with a Superior Proposal or in response to an Intervening Event, prior to the receipt of Purchaser Stockholder Approval, make a Recommendation Change or, to the extent permitted, terminate this Agreement pursuant to Section 10.1(f); provided, that the Purchaser Board may not take any actions under this sentence unless it (A) gives the Company at least four (4) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to a Superior Proposal, the latest material terms and conditions and the identity of the third party in any such Superior Proposal, or any (1) amendment or modification to the economic terms thereof or (2) other material amendment or modification to the terms thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by Seller and reasonably determines in good faith, after consultation with outside counsel, that the failure to make a Recommendation Change or, to the extent permitted, terminate this Agreement pursuant to Section 10.1(f), would be inconsistent with its fiduciary obligations under applicable Law. Any change in the economic terms of or any other material amendment to any Superior Proposal will be deemed to be a new Superior Proposal for purposes of this Section 6.28(d) and will require a new notice period as referred to in this Section 6.28(d) (except that the notice period shall be shortened to two (2) Business Days).

6.29 Acquisition Proposals.

(a) Each party hereto agrees that it will not, and will cause each of its Subsidiaries and its and their respective directors, officers and employees not to, and shall instruct and use reasonable best efforts to cause its and their other respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any Person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with any Person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.29 in connection with or relating to any Acquisition Proposal). Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Purchaser or the Company, as applicable, with respect to any Acquisition Proposal, and request the return or destruction of any confidential information previously delivered to any such person pursuant to the terms of any confidentiality agreement to the extent provided by such agreement. Without limiting the foregoing, it is agreed that any violation or breach of the restrictions or obligations set forth in this Section 6.29(a) by any Subsidiary of a party or any Representative of such party or any of its Subsidiaries acting on behalf of or at the direction of such party or any of its Subsidiaries shall be deemed to be a breach of this Section 6.29(a) by such party.

(b) Notwithstanding Section 6.29(a), in the event that after the date of this Agreement and prior to the receipt of the Purchaser Stockholder Approval, Purchaser receives a bona fide written Acquisition Proposal not solicited in violation (other than de minimis violations) of Section 6.29(a), Purchaser may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal and Purchaser’s Representatives if the Purchaser Board determines in good faith after consultation with, and taking into account the advice of, its outside legal counsel that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, Purchaser shall have entered into a customary confidentiality agreement with the person making such Acquisition Proposal which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Purchaser, and shall otherwise permit Purchaser to comply with its obligations herein.

(c) Purchaser shall promptly (and in any event within twenty four (24) hours) (i) provide Seller written notice of the receipt by Purchaser of any Acquisition Proposals and the identity of the party making such inquiry or proposal, (ii) disclose to Seller the material terms of any such Acquisition Proposal, including a copy of all documents received in connection therewith (including, for the avoidance of doubt, any form of agreement, letter of intent or agreement in principle in respect of the Acquisition Proposal), (iii) provide or make available to Seller all material information concerning Purchaser or any of its Affiliates provided or made available by Purchaser, its Affiliates or any of its Representatives to such Person to the extent such written information was not previously provided or made available to Seller and (iv) keep Seller reasonably informed in all material respects of any developments with respect to any such Acquisition Proposal (and any subsequent material amendments or modifications thereto), in each case, as soon as is reasonably practicable and in any event within twenty-four (24) hours of receipt, provision or occurrence thereof.

(d) Nothing in this Agreement will prohibit the Purchaser or the Purchaser Board (or a committee thereof) from (i) taking and disclosing to the Purchaser’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Purchaser Board (or a committee thereof) to the Purchaser stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 6.29; or (iv) making any disclosure to the Purchaser stockholders (including regarding the business, financial condition or results of operations of the Purchaser, the Transferred Entities and their respective Affiliates) that the Purchaser Board (or a committee thereof) has determined to make in good faith in order to comply with applicable law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Purchaser Board (or a committee thereof) pursuant to this Section 6.29(d) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Purchaser or the Purchaser Board (or any committee thereof) under this Section 6.29, it being understood that nothing in the foregoing will be deemed to permit the Purchaser or the Purchaser Board (or a committee thereof) to effect a Recommendation Change other than in accordance with Section 6.28. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Purchaser or the Purchaser Board (or a committee thereof) that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Purchaser Board (or a committee thereof) to withhold, withdraw, amend or modify, the Purchaser Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Recommendation Change.

6.30 Takeover Statutes. None of the parties or their respective boards of directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement or any of the transactions contemplated hereby, including the Purchaser Share Issuance, the Sale or the Primary Issuance, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to any of the transactions contemplated hereby, including the Purchaser Share Issuance, the Sale or the Primary Issuance, each party and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the transactions contemplated hereby, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.31 Section 16 Matters. Purchaser and the Company shall take all such steps in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and interpretive guidance of the SEC to cause acquisitions of Purchaser Common Shares (including the Primary Issuance Purchaser Shares any Earnout Purchaser Shares) resulting from the transactions contemplated by this Agreement by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser or will become subject to such reporting requirements with respect to Purchaser as a result of the transactions contemplated hereby, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.32 Purchaser Board. Effective as of the Closing, Purchaser Board shall take such action as is necessary to constitute the Purchaser Board (and the committees thereof) in accordance with the terms of the Stockholders Agreement, including the actions set forth on Section 6.32 of the Purchaser Disclosure Letter.

6.33 Ancillary Agreements. Between the date hereof and the Closing, the parties shall negotiate in good faith definitive versions of the Commercial Agreement, the Domain Name Sublicense Agreement and the Patent Cross License Agreement.

6.34 Local Transfers. The sale and transfer of the Specified Assets shall occur under asset sale and transfer agreements entered into between each of Seller’s and Purchaser’s applicable Subsidiaries with legal effect as of the Closing in a form consistent with the terms of this Agreement to be agreed between Seller and Purchaser reasonably promptly after the date hereof (the “Local Transfer Agreements”). Each Local Transfer Agreement shall provide for the sale and transfer of the Specified Assets at a purchase price determined in accordance with Section 8.9, in accordance with local laws and regulations (including local Tax laws and regulations).

ARTICLE VII

EMPLOYEE MATTERS COVENANTS

7.1 Transfer of Employees to Transferred Entities. Prior to or on the Closing Date, Seller shall take, or shall cause its applicable Subsidiary to take, all actions as are necessary to transfer the employment of any Business Employee who is not employed by a Transferred Entity and who is not a Direct Transfer Employee (as defined in Section 7.2(a)), a Taiwan PEO Employee (as defined in Section 7.2(b)) or a Visa Employee (as defined in Section 7.2(c)) to a Transferred Entity, including by obtaining consent, notifying, consulting with, or negotiating the effect, impact, terms or timing of the transactions contemplated by this Agreement with, each labor union or labor organization, works council, or employee group (or employees directly) or Governmental Entity, where so required under applicable Law.

7.2 Transfer of Employees to Seller.

(a) No later than thirty (30) days prior to the Closing Date, Purchaser shall (or shall cause its applicable Subsidiary to) make an offer of employment, commencing as of the Closing Date, to each Business Employee whom it desires to employ and who is employed in a jurisdiction set forth on Section 7.2(a) of the Seller Disclosure Letter (each, a “Direct Transfer Employee”), which offer shall be made on the terms and conditions set forth in this Article VII and in compliance with applicable Law (each such offer, a “Qualifying Offer”). Where required by applicable Law, Purchaser and Seller (or their applicable Subsidiaries) agree to enter into all necessary agreements needed to effect the transfer of the Direct Transfer Employees. With respect to each Direct Transfer Employee who does not receive a Qualifying Offer, Purchaser shall promptly reimburse and otherwise indemnify and hold harmless Seller and its Affiliates for all reasonable severance that is consistent with past practice of Seller or its applicable Affiliate and other legally required termination-related payments and benefits that are payable to a Direct Transfer Employee due to termination of the employment of such Direct Transfer Employee with Seller and its Subsidiaries.

(b) Seller shall use commercially reasonable efforts to cause each Business Employee employed in Taiwan (such Business Employees, the “Taiwan Employees”) to become employed by a to-be formed Taiwanese entity (such entity, the “Taiwan Subsidiary”). If the Taiwan Employees are not able to be employed by the Taiwan Subsidiary at least ten (10) Business Days prior to Closing, then Seller and Purchaser will work together in good faith to provide that, effective as of the Closing Date, each Business Employee who is employed in Taiwan becomes employed by a professional services organization pursuant to an agreement entered into between Purchaser (or one of its Subsidiaries) and such organization (each such Business Employee who becomes employed by such organization, a “Taiwan PEO Employee”).

(c) To the extent permitted by applicable Law, each Business Employee set forth on Section 7.2(c) of the Seller Disclosure Letter (each, a “Visa Employee”) will remain employed by Seller or one of its Subsidiaries following the Closing Date until the date that such Visa Employee has met the applicable visa-related milestone (the date on which such milestone is met, the “Milestone Date”). During the period from the Closing Date through the applicable Milestone Date, each Visa Employee will provide services to Purchaser pursuant to the Transition Services Agreement on such terms as will be mutually agreed upon between the parties prior the Closing Date. Effective as of the applicable Milestone Date (and, for clarity, contingent on successfully meeting the applicable visa-related milestone), each Visa Employee will commence employment with Purchaser or its applicable Subsidiary. Following the date hereof, the parties will cooperate in good faith to determine if any additional Business Employees should be treated as Visa Employees hereunder.

(d) Each Business Employee who remains employed by a Transferred Entity immediately following the Closing, each Direct Transfer Employee who commences employment with Purchaser or one of its Subsidiaries in accordance with Section 7.2(a), each Taiwan PEO Employee, and each Visa Employee who commences employment with Purchaser or any of its Subsidiaries is referred to herein as a “Transferred Business Employee.”

7.3 Seller LTI and STI Awards.

(a) Seller shall retain all liabilities in respect of each long-term cash or equity-based incentive or retention award granted to any Transferred Business Employee that is outstanding as of the Closing (each, a “Seller LTI Award”), including the cash retention awards set forth on Section 7.3(b) of the Seller Disclosure Letter (each, a “Retention Award”) and the long-term cash awards set forth on Section 7.3(c) of the Seller Disclosure Letter (each, a “VZ Award”). For purposes of the Seller LTI Awards (other than the Retention Awards), the Transferred Business Employees shall be treated as though involuntarily terminated by Seller without cause (or as a result of retirement, as applicable) upon the Closing with respect to the accelerated vesting provisions of the Seller LTI Awards.

(b) Promptly following the date that a Retention Award is earned by a Transferred Business Employee in accordance with the terms of such Retention Award, Purchaser shall notify Seller that such Retention Award was earned, and Seller shall (or shall cause one of its Subsidiaries to) pay such Retention Award to such Transferred Business Employee on the applicable payment date, subject to such Transferred Business Employee’s execution and non-revocation of a release of claims if required by the terms of such Retention Award.

(c) With respect to the portion of each VZ Award that vests as a result of the Closing, Seller shall (or shall cause one of its Subsidiaries to) pay the applicable cash amount to such Transferred Business Employee on the applicable payment date, subject to such Transferred Business Employee’s execution and non-revocation of a release of claims on the terms required by such VZ Award. With respect to the portion of each VZ Award that is forfeited as a result of the Closing (each such portion, a “Forfeited VZ Award”), on or promptly following the Closing Date, Purchaser shall grant to the Transferred Business Employee who previously held such Forfeited VZ Award a long-term cash award (a “Replacement VZ Award”). Each Replacement VZ Award will be subject to the same vesting (including accelerated vesting on termination of employment), payment and forfeiture provisions as applied to the corresponding Forfeited VZ Award. If a Replacement VZ Award is earned by a Transferred Business Employee in accordance with the terms of such Replacement VZ Award, Purchaser shall pay the applicable cash amount to such Transferred Business Employee on the applicable payment date, and Seller shall reimburse Purchaser for such payment promptly, but in any event no later than ten (10) Business Days, following notice thereof from Purchaser.

(d) With respect to any annual bonus that is accrued by Seller with respect to a Transferred Business Employee for the portion of the 2022 calendar year ending on the Closing Date, if such Transferred Business Employee remains employed with Purchaser (or its applicable Subsidiary) through December 31, 2022, Purchaser (or its applicable Subsidiary) shall pay the amount of such accrued annual bonus to such Transferred Business Employee following December 31, 2022 concurrently when Purchaser otherwise makes annual bonus payments to its employees, and Seller shall reimburse Purchaser for such payment promptly, but in any event no later than ten (10) Business Days, following notice thereof from Purchaser.

7.4 Terms and Conditions of Employment. With respect to each Transferred Business Employee, Purchaser shall take all action necessary to provide or cause to be provided, for the period commencing on the Closing Date and ending on September 1, 2022, (a) at least the same wage rate or cash salary level in effect for such Transferred Business Employee immediately prior to the Closing (provided that Purchaser may pay any such short-term incentive compensation that is earned in the form of vested Purchaser Common Shares having a grant date value equal to the amount of cash that otherwise would have been payable), (b) target short-term incentive compensation and commission opportunities that are substantially comparable to the target short-term incentive compensation and commission opportunities as in effect for such Transferred Business Employee immediately prior to the Closing, (c) target long-term incentive compensation opportunities that are substantially comparable to the target long-term incentive compensation opportunities as in effect for such Transferred Business Employee immediately prior to the Closing (provided that, in lieu of equity-based incentives, Purchaser may instead provide Transferred Business Employees with cash-based incentives), (d) severance benefits in amounts and upon and under terms, conditions and provisions that are at least as favorable as the severance benefits provided by any Transferred Entity, Seller or any applicable Affiliate of Seller to such Transferred Business Employee immediately prior to the Closing and (e) employee benefits that are substantially comparable, in the aggregate, to those in effect with respect to such Transferred Business Employee immediately prior to the Closing; provided that for the purposes of this Section 7.4,

(i) any determination with respect to the terms and conditions of employment shall be based solely upon the information provided on the employee census set forth on Section 4.11 of the Seller Disclosure Letter, as such information may be supplemented by Seller as reasonably requested by Purchaser for purposes of its compliance with this Section 7.4; and (ii) defined benefit pension plans, nonqualified defined contribution plans and retiree health and welfare plans shall be disregarded, except as prohibited by applicable Law.

7.5 Service Credit. As of and after the Closing, Purchaser shall, or shall cause its applicable Subsidiaries to, (a) give each Transferred Business Employee full credit for all purposes under each employee benefit plan maintained or sponsored by Purchaser or any of its Subsidiaries (excluding any defined benefit pension, equity or equity-based, long-term incentive, nonqualified deferred compensation or post-termination or retiree health or welfare benefits), for such Transferred Business Employee’s service prior to the Closing with Seller and its applicable Affiliates (including the Transferred Entities) and their respective predecessors, to the same extent such service is recognized by Seller and its applicable Affiliates (including the Transferred Entities) immediately prior to the Closing; provided, that such credit shall not be given to the extent that it would result in a duplication of benefits, and (b) honor all accrued and unpaid vacation, accrued and unpaid paid time-off or other accrued and unpaid vacation benefits for each Transferred Business Employee in accordance with the terms of the applicable vacation and paid time-off policies of Purchaser and its Subsidiaries and applicable Law.

7.6 Health Coverage. To the extent that any Transferred Business Employee (and his or her eligible dependents) becomes eligible to participate in a group health plan or plans of Purchaser or its Affiliates, Purchaser shall use commercially reasonable efforts to ensure that such plans (a) do not limit or exclude coverage on the basis of any pre-existing condition of such Transferred Business Employee or dependent (other than any limitation already in effect under the corresponding group health Seller Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Seller Benefit Plan, and (b) provide such Transferred Business Employee full credit, for the year in which the Closing occurs, for any deductible, co-payment or out-of-pocket expenses already incurred by the Transferred Business Employee under the applicable group health Seller Benefit Plan during such year for purposes of any deductible, co-payment or maximum out-of-pocket expense provisions, as applicable, of such Purchaser or Affiliate group health plans.

7.7 Seller Benefit Plans. Purchaser and the Transferred Entities shall not assume any obligations under, or Liabilities with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts, or related obligations pertaining to, any Seller Benefit Plan; provided that, as soon as practicable following the Closing Date, each Transferred Business Employee shall be entitled to effect a direct rollover of any eligible rollover distributions (as defined in Section 402(c)(4) of the Code), excluding loans, from the applicable 401(k) plan maintained by Seller or its Affiliate to a 401(k) plan maintained by Purchaser or its Affiliate. As of the Closing Date, the Transferred Business Employees and their eligible dependents will cease any participation in each of the Seller Benefit Plans; provided, that Transferred Business Employees and their eligible dependents may continue to participate in such Seller Benefit Plans as terminated but vested employees (or eligible dependents thereof) in accordance with, and subject to their eligibility under, the terms of such Seller Benefit Plans. Seller will be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual whose employment with a Transferred Entity terminates on or prior to the Closing Date and who is an “M&A qualified beneficiary” as defined in Treas. Reg. Sec. 54.4980B-9 (A-4).

7.8 CIIAAs. Prior to the Closing, and in exchange for valid consideration, Seller shall use reasonable efforts to cause each Transferred Business Employee that has not executed a confidential information and invention assignment agreement with a Transferred Entity to execute a confidential information and invention assignment agreement in a form mutually agreeable to the parties (a “CIIAA”), which, in each case, shall become effective as of the Closing.

7.9 No Third-Party Beneficiaries. Without limiting the generality of Section 12.5, nothing in this Agreement is intended to or shall (a) be treated as an amendment to, or be construed as amending, any Seller Benefit Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by Seller, any Transferred Entity, Purchaser or any of their respective Affiliates, (b) prevent Purchaser or its Affiliates from terminating any other benefit plan in accordance with its terms, (c) prevent Purchaser or its Affiliates, on or after the Closing Date, from terminating the employment of any Transferred Business Employee, or (d) confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of Seller, any Transferred Entity, Purchaser or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

ARTICLE VIII

TAX MATTERS

8.1 Tax Elections. Purchaser shall not make, and shall cause its Affiliates (including the Transferred Entities) not to make, (a) any election under Section 336 or Section 338 of the Code (or any comparable election under state, local or foreign Law) with respect to the acquisition of any Transferred Entity or (b) any election with respect to any Transferred Entity (including any entity classification election pursuant to Treasury Regulations Section  301.7701-3), which election would be effective on or prior to the Closing Date.

8.2 Cooperation and Exchange of Information.

(a) After the Closing, each party to this Agreement shall, and shall cause its Affiliates to, provide to the other party to this Agreement such cooperation, documentation and information as either of them reasonably may request in connection with (i) the timely preparation of any Tax Return, amended Tax Return or claim for refund, (ii) the determination of a Liability for Taxes or a right to refund of Taxes, (iii) the conduct of any audit, examination, contest, litigation, or other proceeding with or against any Tax Authority or (iv) preparing any financial statement in relation to Taxes, in each case, to the extent relating to the Transferred Entities and to the extent such information is in the possession of the party from which it is requested. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Tax Authorities and, powers of attorney with respect to relevant Taxes or Tax Returns. Each party shall make its employees reasonably available on a mutually convenient basis at the requesting party’s cost to provide an explanation of any documents or information so provided. Any information obtained under this Section 8.2 shall be kept confidential, except as may be necessary in connection with the filing of a Tax Return or claims for refund or in the course of a Tax Proceeding. The parties further agree that the sharing of information and cooperation contemplated by this Section 8.2(a) shall (A) be done in a manner so as not to unreasonably interfere with the conduct of the business of the parties and (B) not apply to Tax cooperation, documentation or information requested in connection with any dispute or threatened dispute between the parties to this Agreement.

(b) Each party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters of the Transferred Entities for all Pre-Closing Tax Periods and Straddle Periods until the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate. Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense; provided, that any such notice must in any event be made in writing at least sixty (60) days prior to such disposition; provided, further, for the avoidance of doubt, that neither party shall have any obligation to offer the other party any Tax Returns or other documents not required to be provided under Section 8.2(a).

(c) Seller and Purchaser shall, and shall cause their respective Affiliates to, reasonably cooperate (i) in making an election to close the taxable year of each Transferred Entity for which such election is available as of the end of the day on the Closing Date, in accordance with the procedures set forth in Treasury Regulations Section 1.245A-5(e)(3)(i) and (ii) otherwise to elect to close the taxable years of each Transferred Entity for Income Tax purposes as of the end of the day on the Closing Date, in the case of this clause (ii), to the extent permitted under applicable Law and to the extent such action would not reasonably be expected to give rise to an incremental material Tax cost or loss of any material Tax benefit for Seller, Purchaser or any of their respective Affiliates.

(d) Any Transaction Tax Deductions shall be allocated to Pre-Closing Tax Periods, in each case, to the extent so deductible at a “more likely than not” or higher standard.

(e) Notwithstanding anything to the contrary in this Agreement or otherwise, in no event shall Seller or any of its Affiliates be required to provide Purchaser (or its Representatives) with any Tax Return of a member of the Seller Group or any consolidated, combined, affiliated, aggregate, unitary, or similar Tax Return that includes a member of the Seller Group (a “Seller Return”), other than separate schedules or portions of such Tax Return (if any) relating exclusively to the Transferred Entities and in the possession of Seller or its Affiliate. To the extent that Seller makes an election pursuant to Section 1.1502-36(d) of the Treasury Regulations or another election that impacts the asset basis or any other tax attribute of any Transferred Entity, Seller shall timely provide to the Purchaser information relating to any change to any Transferred Entity’s tax attributes (including tax basis) resulting from such election.

8.3 Tax Returns and Tax Filings.

(a) Seller shall prepare and file, or cause to be prepared and filed, as required by applicable Law with the appropriate Tax Authority in a timely manner (taking into account any applicable extensions) all Tax Returns of the Transferred Entities (“Transferred Entity Tax Returns”) for any taxable period that ends on or before the Closing Date. Seller shall (or shall cause its Affiliates to, as applicable) timely pay all Taxes due with respect to such Transferred Entity Tax Returns, to the extent such Taxes are Pre-Closing Taxes and are not otherwise taken into account in the Final Purchase Price. Where required by applicable Laws, Purchaser shall (or shall cause its Affiliates to, as applicable) join in the execution of any Transferred Entity Tax Returns and other documentation prepared by Seller. Seller shall deliver each Transferred Entity Tax Return due after the Closing Date in draft form (together with schedules, statements, and supporting documentation, if reasonably requested) to Purchaser for its review at least thirty (30) days prior to the date any such Tax Return is required to be filed (taking into account applicable extensions) or, in the case of a Tax Return other than relating to Income Taxes, as soon as reasonably practical thereafter and shall, in each case, consider in good faith any comments made by Purchaser with respect to such Transferred Entity Tax Return. If Purchaser and Seller cannot mutually agree on a resolution of comments delivered by Purchaser, the item(s) in question shall be resolved in accordance with Section 8.3(d).

(b) Purchaser shall timely prepare and file or cause to be timely prepared and filed all Transferred Entity Tax Returns with respect to any Straddle Period. All such Transferred Entity Tax Returns shall be prepared in accordance with the past practices of the Transferred Entities, except as otherwise required by applicable Law.

(c) With respect to a Transferred Entity Tax Return for any Straddle Period that is required to be filed on a quarterly or less frequent basis, other than any such Tax Return that is due within forty-five (45) days after the Closing Date, Purchaser shall deliver each such Transferred Entity Tax Return in draft form (together with schedules, statements, and supporting documentation, if requested) to Seller for its review and comment at least thirty (30) days prior to the date any such Tax Return is required to be filed (taking into account applicable extensions). Seller shall provide any comments to such Transferred Entity Tax Returns within fifteen (15) days of having received such Transferred Entity Tax Return, and Purchaser shall consider all comments to such Transferred Entity Tax Returns in good faith. If Purchaser and Seller cannot mutually agree on a resolution of comments delivered by Seller, the item(s) in question shall be resolved in accordance with Section 8.3(d). With respect to a Transferred Entity Tax Return for any Straddle Period that is not described in the first sentence of this Section 8.3(c), including any Tax Return required to be filed within forty-five (45) days after the Closing Date, Purchaser shall submit such Transferred Entity Tax Return in draft form (together with schedules, statements, and supporting documentation, if requested) to Seller for its review and comment as soon as reasonably practicable after the Closing Date but no less than five (5) days before the relevant due date of such Tax Return. Seller shall provide any comments to such Transferred Entity Tax Returns within three (3) days of having received such Transferred Entity Tax Return, and Purchaser shall consider all comments to such Transferred Entity Tax Returns in good faith. If Purchaser and Seller cannot mutually agree on a resolution of comments delivered by Purchaser, the item(s) in question shall be resolved in accordance with Section 8.3(d). Where required by applicable Laws, Seller shall (or shall cause its Affiliates to, as applicable) join in the execution of any Transferred Entity Tax Returns and related documentation prepared by Purchaser.

(d) If Purchaser and Seller cannot mutually agree on a resolution of comments delivered by Purchaser or Seller, as applicable, under Section 8.3(a) or Section 8.3(c) after good faith discussion, the item(s) in question shall timely (whether before or after filing of the relevant Tax Return) be referred to, and resolved by, the Independent Accounting Firm in accordance with the procedures and rules set forth in Section 2.6, applied mutatis mutandis, and following the final resolution of the item(s) in question, the preparing party shall cause any relevant Tax Returns to be revised or amended to reflect such final resolution and give the non-preparing party a reasonable opportunity to review the same prior to filing. In each case described in this Section 8.3(d) (where the parties or the Independent Accounting Firm, as applicable, have not resolved the comments prior to the due date for filing the relevant Tax Return, taking into account any applicable extensions), the relevant Tax Return shall be filed in a manner determined by the preparing party. Purchaser shall timely pay to the appropriate Tax Authority all Taxes shown as due on any Transferred Entity Tax Return prepared pursuant to Section 8.3(c), and, without limiting or expanding the indemnification provisions of Article XI, Seller shall, prior to the due date therefor but, in each case, solely to the extent such Taxes are not otherwise taken into account in the Final Purchase Price or any component thereof, pay its portion of the Taxes shown on such Transferred Entity Tax Returns (as determined in accordance with this Agreement) to Purchaser, except to the extent relating to items contested by Seller under this Section 8.3(d) in good faith, in which case Seller shall make such payment within five (5) Business Days of the resolution of the item in question by the Independent Accounting Firm.

(e) Notwithstanding the deadlines set forth in this Section 8.3 with respect to the preparation of any Tax Return described therein, Seller and Purchaser shall reasonably cooperate to set earlier or later deadlines if it is reasonably necessary in order to timely file or to allow sufficient time for preparation and review of such Tax Return prior to the due date of such Tax Return (including applicable extensions). Notwithstanding anything to the contrary set forth in this Section 8.3 or otherwise, this Section 8.3 shall not be read to confer any rights on Purchaser relating to any Seller Return or any Tax Return due on or prior to the Closing Date.

8.4 Tax Contests.

(a) Following the Closing, if Purchaser, any of its Affiliates or any of the Transferred Entities receives notice of any audit, examination, investigation, proceeding, or other action that relates to a Pre-Closing Tax Period or a Straddle Period of a Transferred Entity or that, if resolved adversely, could reasonably be expected to increase the liability of any member of the Seller Group for Taxes or reduce their entitlement to Tax refunds or Tax credits, in each case, including pursuant to an indemnification obligation or any other matter contemplated by this Agreement (a “Tax Contest”), then Purchaser shall promptly (and in any event within ten (10) days) give written notice to Seller of such Tax Contest; provided, that failure to comply with this provision, if Seller is not actually and materially prejudiced thereby, shall not affect Purchaser’s right to indemnification hereunder. Such notice shall specify in reasonable detail the basis for such Tax Contest and, to the extent known, the amount at issue therein and shall include a copy of the relevant portion of any correspondence received relating to such Tax Contest.

(b) In the case of a Tax Contest relating exclusively to Pre-Closing Tax Periods in which the relevant Tax has been imposed on Purchaser or any of its Affiliates (including any Transferred Entity), Seller or its designee (collectively, the “Seller Party”) shall have the right, at its own expense, to control the conduct of such Tax Contest. The Seller Party shall defend such Tax Contest diligently and in good faith and keep Purchaser reasonably informed of the status of developments with respect to such Tax Contest. Purchaser shall have the right to participate in (but not control) such Tax Contest at its own expense, and the Seller Party shall not settle, compromise or concede any such Tax Contest without the prior written consent of Purchaser, which shall not be unreasonably withheld, delayed, or conditioned.

(c) In the case of any Tax Contest relating exclusively to Tax periods beginning on or after the Closing Date in which the relevant Tax has been imposed on Purchaser or any of its Affiliates (including any Transferred Entity), Purchaser shall have the right to control the conduct of such Tax Contest. Purchaser shall defend such Tax Contest diligently and in good faith and keep the Seller Party reasonably informed of the status of developments with respect to such Tax Contest. The Seller Party shall have the right to reasonably participate in (but not control) such Tax Contest at its own expense, and Purchaser shall not, and shall cause its Affiliates not to, settle, compromise or concede any such Tax Contest without the prior written consent of the Seller Party, which shall not be unreasonably withheld, delayed, or conditioned.

(d) In the case of any Tax Contest relating both to Pre-Closing Tax Periods and to Tax periods beginning on or after the Closing Date in which the relevant Tax has been imposed on Purchaser or any of its Affiliates (including any Transferred Entity), the Seller Party shall have the right to control the conduct of such Tax Contest if the number of days in Prior Agreement Tax Periods that are within the scope of such Tax Contest is greater than the number of days that are within the scope of such Tax Contest and are not in Prior Agreement Tax Periods, and otherwise Purchaser shall control the conduct of such Tax Contest. The party controlling the Tax Contest shall defend such Tax Contest diligently and in good faith and keep the other party reasonably informed of the status of developments with respect to such Tax Contest. The non-controlling party shall have the right to participate in (but not control) such Tax Contest at its own expense, and the controlling party shall not, and shall cause its Affiliates not to, settle, compromise or concede any such Tax Contest without the prior written consent of the non-controlling party, which shall not be unreasonably withheld, delayed, or conditioned.

(e) Notwithstanding any provision in this Agreement to the contrary, (i) the Seller Party shall have the exclusive right to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Contest with respect to any Seller Return and (ii) in the event of any conflict between this Section 8.4 and Section 11.5, the provisions of this Section 8.4 shall control.

8.5 Post-Closing Tax Covenant. Following the Closing, except as explicitly contemplated by this Agreement or to the extent otherwise required by applicable Law, Purchaser shall not, and shall cause its Affiliates (including the Transferred Entities) not to, without the prior written consent of Seller (such consent not to be unreasonably conditioned, withheld or delayed), take any of the following actions to the extent such action relates to the Transferred Entities or could reasonably be expected to impact the Taxes of Seller or any of its Affiliates: (i) make, change or revoke any Tax election (including an election to waive the carryback of any Tax attribute existing as of the Closing Date), (ii) take any action on the Closing Date after the Closing that is outside the ordinary course of business, (iii) amend any Tax Return or election made in connection with such Tax Return, (iv) change any method of accounting for Tax purposes or Tax accounting period, (v) enter into any voluntary disclosure agreement or similar process with a Tax Authority, (vi) agree to any waiver or extension of the statute of limitations in respect of Taxes, (vii) surrender any right to claim a refund or credit of Taxes, or (viii) carry back any item of loss, deduction or credit of any Transferred Entity that arises in any taxable period ending after the Closing Date into any taxable period ending on or before the Closing Date.

8.6 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Purchaser and Seller shall each be responsible for fifty percent (50%) of any sales, use, transfer, real property transfer, registration, documentary, conveyance, goods and services, stamp, value added, or similar Taxes and related expenses (including the expense of preparing any associated Tax Return), fees and costs (including any penalties or interest) imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”), other than in respect of Pre-Closing Restructuring Taxes or Transfer Taxes imposed in connection with the Local Transfers, which shall be borne 100% by Seller or an applicable member of a Seller Group. Each of Seller, Purchaser, and their respective Affiliates shall reasonably cooperate with respect to the filing of all Tax Returns relating to Transfer Taxes.

8.7 Tax Refunds. Without duplication, Seller shall be entitled to any Tax refunds, prepayments or credits available to reduce, or creditable against, cash Taxes (including interest thereon received from the relevant Tax Authority) for which Seller is responsible under this Agreement (including refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise) (“Tax Refunds”), in each case, that are actually received or realized by Purchaser, any Transferred Entity, or any of their respective Affiliates. Any such Tax Refund for any Straddle Period shall be equitably apportioned to Seller in accordance with the principles set forth in the definition of “Straddle Period.” If Purchaser or any of its Affiliates (including the Transferred Entities) actually receives or realizes a Tax Refund, then Purchaser shall pay, or cause its Affiliates to pay, to Seller the amount of such Tax Refund (less any reasonable out-of-pocket costs incurred for the purpose of obtaining such Tax refund and including any interest paid thereon by the relevant Tax Authority) within fifteen (15) days of the receipt of the Tax Refund or the application of such Tax Refund against current or future amounts otherwise payable, as applicable. To the extent any such Tax Refund is subsequently disallowed by the applicable Tax Authority, Seller agrees to promptly repay to Purchaser the amount of such Tax Refund, together with any interest, penalties or other additional amounts imposed by such Tax Authority with respect to such disallowance.

8.8 Transaction Tax Treatment.

(a) Purchaser shall, and shall cause each of its Affiliates to, take all actions as may be necessary to ensure that (i) prior to (in respect of Direct Parent and the Purchaser Subsidiary), and for two (2) years following, the Closing, (A) the Purchaser Subsidiary is wholly-owned by a direct or indirect Subsidiary of Purchaser, (B) the Company is wholly-owned by the Purchaser Subsidiary and (C) each of Direct Parent, the Purchaser Subsidiary and the Company is, and remains, an entity taxed as a corporation for U.S. federal, and applicable state and local, income Tax purposes and (ii) there is no distribution or transfer (including by merger or consolidation or via any transaction treated as a distribution or transfer for U.S. federal, or applicable state or local, income Tax purposes) of substantially all of the assets held by either Direct Parent, the Purchaser Subsidiary or the Company, in each case, except to the extent Purchaser obtains an opinion from an Independent Accounting Firm stating such action would not cause the Sale or any component thereof to qualify as tax-free reorganization under Section 368 of the Code.

(b) Purchaser (i) represents and warrants that it has no current plan or intent to liquidate, wind-up or dissolve (including by virtue of any action that would be treated as a liquidation for U.S. federal, or applicable state or local, income Tax purposes), or to distribute or transfer (including by merger, consolidation or via any transaction treated as a distribution or transfer for U.S. federal, or applicable state or local, income Tax purposes) substantially all of the assets held by either Direct Parent, the Purchaser Subsidiary or the Company, and (ii) agrees to use its best efforts to not take any action that would reasonably be expected to cause the Sale or any component thereof to qualify as tax-free reorganization under Section 368 of the Code.

(c) Each of Purchaser and Seller agrees and intends that Purchaser Subsidiary’s acquisition of the Shares shall be treated as a taxable transaction for U.S. federal, and all applicable state and local, income Tax purposes (the “Intended Tax Treatment”), and each of Purchaser and Seller shall, and each shall cause its respective Affiliates to, file all of its applicable Tax Returns in a manner consistent with the Intended Tax Treatment, except as otherwise required by a final “determination,” within the meaning of Section 1313(a) of the Code.

8.9 Purchase Price Allocation. Schedule 8.9 of the Seller Disclosure Letter shall set forth the portion of the Purchase Price allocable to the Specified Assets transferred by each Local Seller in each Local Transfer, and, to the extent required under applicable Law, to the employee transfers contemplated by Section 7.2. To the extent Schedule 8.9 of the Seller Disclosure Letter does not set forth such allocation, or Seller elects to modify such allocation, Seller shall, at least twenty (20) days prior to the date of the Purchaser Stockholder Meeting, deliver to Purchaser, in respect of each Local Seller, any draft updates to Schedule 8.9, and Seller shall incorporate in good faith any reasonable comments made by Purchaser with respect to such allocation within ten (10) days of Purchaser’s receipt thereof, and shall deliver a final Local Transfer purchase price allocation to Purchaser at least five (5) days prior to the date of the Purchaser Stockholder Meeting (the “Final Local Transfer Allocation”). Each of Purchaser and Seller shall, and each shall cause its respective Affiliates to, file all of its applicable Tax Returns in a manner consistent with the Final Local Transfer Allocation, except as otherwise required by an applicable Tax Authority.

ARTICLE IX

CONDITIONS TO OBLIGATIONS TO CLOSE

9.1 Conditions to Obligation of Each Party to Close. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Governmental Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Sale under the HSR Act shall have expired or otherwise been terminated.

(b) No Injunctions. No Governmental Entity of competent authority shall have after the date of this Agreement issued (i) an Order (whether preliminary or permanent) or (ii) enacted a Law (excluding, for purposes of this clause (ii), any such Regulatory Law of any jurisdiction other than the United States), in each case, that remains in effect and makes illegal or prohibits the consummation of the Sale, the Primary Issuance or the Purchaser Share Issuance (collectively, the “Legal Restraints”).

(c) Purchaser Stockholder Approval. The Purchaser Stockholder Approval shall have been obtained.

9.2 Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Seller set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.3(b)(i) (No Conflicts), Section 3.4 (Ownership), Section 4.1 (Organization of the Transferred Entities), Section 4.2 (Authority), Section 4.3(b)(i) (No Conflicts) and Section 4.23 (Broker’s Fees) that (A) are not qualified by Seller Material Adverse Effect, Business Material Adverse Effect or other materiality qualifications shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all material respects only on and as of such date); and (B) are qualified by Seller Material Adverse Effect, Business Material Adverse Effect or other materiality qualifications shall be true and correct in all respects (without disregarding such qualifications) as of the Closing Date as if made on and as of the date of this Agreement and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all respects only on and as of such date); (ii) the representations and warranties of Seller set forth in Section 4.4(a) and the first and last sentences of Section 4.4(c) (Capitalization of the Transferred Entities) and Section 4.21(a) (Absence of Changes) will be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all respects only on and as of such date); and (iii) each of the other representations and warranties of Seller set forth in Article III and Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct only on and as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to “materiality,” “Seller Material Adverse Effect,” “Business Material Adverse Effect” or other similar qualifications as to materiality) would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, in the case of the representations and warranties made in Article III, or a Business Material Adverse Effect, in the case of the representations and warranties made in Article IV.

(b) Covenants and Agreements. The covenants and agreements of Seller required to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 9.2(a) and Section 9.2(b) have been satisfied.

(d) Carve-Out Audited Financials. Purchaser shall have received from Seller the Carve-Out Audited Financials.

(e) FIRPTA Certificate. Purchaser shall have received from Seller a FIRPTA certificate, signed by an officer of the Company under penalties of perjury, stating that the Company is not, and has not been during the period in which the Company has been held by Seller, a United States real property holding corporation, dated as of the Closing Date, in the form set forth under Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations.

9.3 Conditions to Seller’s Obligation to Close. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Purchaser set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority), Section 5.3(b)(i) (No Conflicts), Section 5.4(a) (Purchaser Capitalization) and Section 5.23 (Broker’s Fee) that (A) are not qualified by Purchaser Material Adverse Effect or other materiality qualifications shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all material respects only on and as of such date); and (B) are qualified by Purchaser Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such qualifications) as of the Closing Date as if made on and as of the date of this Agreement and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all respects only on and as of such date); (ii) the representations and warranties of Purchaser set forth in Section 5.21(a) (Absence of Changes) and Section 5.24 (Solvency) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date; (iii) the representations and warranties of Seller set forth in Section 5.4(a) (Purchaser Capitalization) will be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all respects only on and as of such date), and (iv) each of the other representations and warranties of Purchaser contained in Article V shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct only on and as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to “materiality,” “Purchaser Material Adverse Effect” or other similar qualifications as to materiality) would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Covenants and Agreements. The covenants and agreements of Purchaser required to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by either Seller or by Purchaser, if the Closing shall not have been consummated on or before the date that is nine (9) months after the date of this Agreement, subject to Section 12.11 (the “Outside Date”); provided, however, that if as of such date, the condition in Section 9.1(a) is not satisfied, then the Outside Date shall be automatically extended until the date that is twelve

(12) months after the date of this Agreement (the “Extended Outside Date”); provided, further, that, the right to terminate this Agreement under this clause shall not be available to any party to this Agreement whose breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement has been the proximate cause of, or has resulted in, the failure of the Closing to occur on or before the Outside Date or Extended Outside Date (as applicable);

(c) by either Seller or Purchaser, if any Legal Restraint (in the United States) permanently preventing or prohibiting consummation of the transactions contemplated by this Agreement shall be in effect and shall have become final and non-appealable; provided, that the right to terminate this Agreement under this clause shall not be available to any party to this Agreement whose breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement has been the proximate cause of, or has resulted in, the failure of the Closing to occur on or before such date;

(d) by either Seller or Purchaser, if the Purchaser Stockholder Approval shall not have been obtained following a vote taken at the Purchaser Stockholder Meeting (as it may be adjourned or postponed in accordance with this Agreement);

(e) by Seller, at any time prior to obtaining the Purchaser Stockholder Approval, if the Purchaser Board (or a committee thereof) shall have made a Recommendation Change;

(f) by Purchaser, at any time prior to obtaining the Purchaser Stockholder Approval, in order to accept a Superior Proposal; provided, that such termination shall not be effective unless Purchaser (i) shall pay the Purchaser Termination Fee to the Company (or its designee) prior to or concurrently with such termination in accordance with Section 10.3(b) and (ii) concurrently with such termination, enters into a definitive agreement with respect to such Superior Proposal;

(g) by Purchaser, if Seller or the Company shall have breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b), and (ii) (A) is incapable of being cured prior to the Outside Date or Extended Outside Date, as applicable or (B) if capable of being cured prior to the Outside Date or Extended Outside Date, as applicable, has not been cured prior to the date that is the earlier of (x) the Business Day immediately preceding the Outside Date or Extended Outside Date, as applicable, and (y) thirty (30) days from the date that Seller and the Company are notified in writing by Purchaser of such breach or failure to perform; provided, that Purchaser shall not have the right to terminate the Agreement pursuant to this Section 10.1(g) if Purchaser is then in breach of any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b); or

(h) by Seller, if Purchaser shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b), and (ii) (A) is incapable of being cured prior to the Outside Date or Extended Outside Date, as applicable or (B) if capable of being cured prior to the Outside Date or Extended Outside Date, as applicable, has not been cured prior to the date that is the earlier of (x) the Business Day immediately preceding the Outside Date or Extended Outside Date, as applicable, and (y) thirty (30) days from the date that Purchaser is notified in writing by Seller of such breach or failure to perform; provided, that Seller shall not have the right to terminate the Agreement pursuant to this Section 10.1(h) if Seller is then in breach of any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b).

10.2 Notice of Termination. In the event of termination of this Agreement by either or both of Seller and Purchaser pursuant to Section 10.1 (other than Section 10.1(a)), written notice of such termination shall be given by the terminating party to the other party.

10.3 Effect of Termination.

(a) In the event of termination of this Agreement by either or both of Seller and Purchaser pursuant to Section 10.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any party to this Agreement, except as set forth below; provided, that, notwithstanding anything to the contrary, no termination of this Agreement shall relieve any party hereto from Liability for Fraud or willful and material failure to perform its obligations under this Agreement (which the parties acknowledge and agree, in the case of any damages sought by Seller or the Company, will not be limited to reimbursement of expenses or out-of-pocket costs, and will include the benefit of the bargain lost by Seller (including “lost premium”), taking into consideration relevant matters, including the total amount payable to Seller under this Agreement and the time value of money, which in each case shall be deemed in such event to be damages of the Company and shall be recoverable by the Company on behalf of Seller). Notwithstanding anything to the contrary contained herein, the provisions of Section 6.4 (Confidentiality), Section 6.5(e) (Required Actions), Section 6.7 (Public Announcement), Article XII (General Provisions) and this Section 10.3 shall survive any termination of this Agreement.

(b) If this Agreement is validly terminated (i) by Seller pursuant to Section 10.1(e), (ii) by Purchaser pursuant to Section 10.1(f) or (iii) by Purchaser, pursuant to Section 10.1(d) at a time Seller could have terminated this Agreement pursuant to Section 10.1(e), then Purchaser shall pay to Seller or its designee a cash amount equal to $9,000,000 (the “Purchaser Termination Fee”). In the event that the Purchaser Termination Fee is payable, Purchaser will pay the Purchaser Termination Fee to Seller by wire transfer of immediately available funds within two (2) Business Days after the date that this Agreement is so validly terminated and receipt of wire transfer instructions from Seller.

(c) If this Agreement is validly terminated by (i) Purchaser or Seller pursuant to Section 10.1(b) or Section 10.1(d) or (ii) Seller pursuant to Section 10.1(h), and (1) following the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly disclosed or shall have otherwise become publicly known and (2) within twelve (12) months after such termination, Purchaser enters into a definitive Contract with respect to an Acquisition Proposal (and subsequently consummates such Acquisition Proposal) or consummates an Acquisition Proposal (which need not be the same Acquisition Proposal that was made, announced or publicly known prior to the termination hereof) (provided that for all purposes of this Section 10.3(c), the term Acquisition Proposal shall have the meaning assigned to such term herein, except that the references to “20%” shall be deemed to be references to 50%), then Purchaser shall pay to Seller (or its designee) the Purchaser Termination Fee concurrently with entering into a definitive Contract or the consummation of such Acquisition Proposal.

(d) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, the parties hereto would not enter into this Agreement. The parties hereto acknowledge and hereby agree that the Purchaser Termination Fee, if, as and when required to be paid pursuant to this Section 10.3, shall not constitute a penalty, but will be liquidated damages in a reasonable amount that will compensate Seller for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated herein, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree that in no event shall Purchaser be required to pay the

Purchaser Termination Fee on more than one occasion. Seller hereby acknowledges and agrees that upon payment of the Purchaser Termination Fee, if, as and when required pursuant to 10.3(b), plus the amounts, if any, due and owing to Seller pursuant to Section 10.3(e), (1) none of the Purchaser Related Parties will have any further Liability to Seller relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination; and (2) none of Seller or any other Person will be entitled to bring or maintain any Proceeding against Purchaser or any Purchaser Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination.

(e) If Purchaser fails to promptly pay any amount due pursuant to this Section 10.3 and, in order to obtain such payment, Seller commences an Action that results in a judgment against Purchaser for any amount due pursuant to this Section 10.3 or any portion thereof, Purchaser shall pay to Seller its reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) in connection with Seller’s claim for any amount due pursuant to this Section 10.3 (including such Action), together with interest on such amount or portion of any amount due pursuant to this Section 10.3 that Purchaser failed to pay at the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received by Seller.

(f) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 10.3 shall limit the right of Seller or the Company to bring or maintain any Action (i) for injunction, specific enforcement of the obligations of Purchaser or any other party under this Agreement or any of the Ancillary Agreements, or other equitable relief as provided in Section 12.11 or in the Ancillary Agreements, as applicable, (ii) arising out of or in connection with any breach of the Confidentiality Agreement or Section 6.4, or (iii) against Purchaser in connection with Section 6.5(e). For the avoidance of doubt, while Seller may pursue both a grant of injunction, specific performance or other equitable relief in accordance with Section 12.11 and the payment of the Purchaser Termination Fee under no circumstances shall Seller be permitted or entitled to receive both (A) a grant of such equitable relief that results in the consummation of the Sale and/or the Primary Issuance, and (B) the Purchaser Termination Fee.

10.4 Extension; Waiver. At any time prior to the Closing, either Seller, on the one hand, or Purchaser, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or covenants of the other, or conditions for such party’s benefit, contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

ARTICLE XI

INDEMNIFICATION

11.1 Survival. The representations, warranties, covenants and agreements set forth in this Agreement or in any certificates or other documents delivered pursuant to this Agreement shall terminate at, and will not survive, the Closing, except with respect to (a) Fraud in respect of any representation and warranty set forth is this Agreement, in which case the applicable representation or warranty shall survive Closing, solely with respect to such Fraud and solely until any claim related thereto is finally resolved if notice of such claim has been validly delivered to the Person against whom such indemnity may be sought prior to the expiration of the applicable survival period, (b) those covenants and agreements of Seller or Purchaser contained in this Agreement that by their terms contemplate performance prior to the Closing, which shall survive the Closing until the date that is twelve (12) months after the Closing Date, (c) those covenants and agreements of Seller or Purchaser contained in this Agreement that by their terms contemplate performance at or after the Closing, which shall survive the Closing until they are fully performed in accordance with their respective terms, and (d) this Article XI and Article XII (and any corresponding definitions set forth in Article I or elsewhere in this Agreement); it being understood and agreed that any pending claim shall survive until such claim is finally resolved if notice of such claim has been validly delivered to the Person against whom such indemnity may be sought prior to the expiration of the applicable survival period.

11.2 Indemnity by Seller. From and after the Closing, and subject to this Article XI, Seller shall defend, indemnify and hold harmless any Purchaser Indemnitee from and against any and all Losses incurred by the Purchaser Indemnitee to the extent arising out of, resulting from, or in connection with, without duplication, (a) the Retained Businesses and the Retained Liabilities, (b) any breach by Seller or the Company of any of its covenants or agreements in this Agreement, (c) Fraud by Seller or the Company, (d) Taxes of, or attributable to the operations of, the Retained Businesses (or attributable to the Retained Liabilities) for any Post-Closing Tax Period, (e) the Pre-Closing Restructuring, (f) Pre-Closing Taxes, or (g) the matters set forth on Section 11.2(g) of the Seller Disclosure Letter.

11.3 Indemnity by Purchaser. From and after the Closing, and subject to this Article XI, Purchaser shall defend, indemnify and hold harmless any Seller Indemnitee from and against any and all Losses incurred by the Seller Indemnitee to the extent arising out of, resulting from, or in connection with, without duplication, (a) the Business Liabilities (except to the extent such Business Liabilities resulted from a Seller Indemnitee’s violation of Law or breach of Contract or other obligation prior to the Closing), (b) any breach by Purchaser of any of its covenants or agreements in this Agreement, (c) Fraud by Purchaser, (d) Taxes of, or attributable to the operations of, any Transferred Entity or the Business (or attributable to the Business Liabilities) for any Post-Closing Tax Period or (e) the matters set forth on Section 11.3 of the Seller Disclosure Letter.

11.4 Limitation on Indemnity. Purchaser and Seller agree, for themselves and on behalf of the Purchaser Indemnitees and Seller Indemnitees, respectively:

(a) The amount of any and all Losses indemnifiable pursuant to Section 11.2 or Section 11.3 shall be determined net of any amounts recovered by an Indemnified Party under insurance policies or any other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses, in each case, net of costs of collection and any increase to premiums resulting from making any claim thereunder. In any case where an Indemnified Party so recovers, under insurance policies or from any other collateral source, any amount in respect of a matter for which such Indemnified Party was indemnified pursuant to Section 11.2 or Section 11.3, as applicable, not already taken into account pursuant to this Section 11.4(a), such Indemnified Party shall promptly pay over to the applicable Indemnifying Party the amount so recovered (after deducting therefrom the amount of the expenses incurred by such Indemnified Party in procuring such recovery), but not in excess of the sum of (A) any amount previously so paid to such Indemnified Party by the Indemnifying Party in respect of such matter and (B) any amount expended by the applicable Indemnifying Party in pursuing or defending any claim arising out of such matter.

(b) Purchaser Indemnitees shall not be entitled to indemnification pursuant to Section 11.2 or otherwise under this Agreement for any Loss to the extent (i) attributable to any breach by Purchaser of this Agreement, (ii) attributable to any Pre-Closing Taxes resulting from any action taken by Purchaser or any of its Affiliates (including the Transferred Entities) after the Closing but on the Closing Date outside of the Ordinary Course of Business not otherwise contemplated by this Agreement or (iii) relating to the amount, sufficiency or usability in any taxable period of any net operating loss, capital loss, Tax basis or other Tax asset or other attribute relating to Taxes, or (iv) relating to Taxes for any Post-Closing Tax Period (except as specifically included in the definition of Pre-Closing Taxes). No Indemnified Party shall be entitled to indemnification pursuant to Section 11.2 or Section 11.3 for any Loss to the extent that such Loss (or any matter giving rise to such Loss) was taken into account in the Final Purchase Price as finally determined pursuant to Sections 2.6 through 2.8 or the relevant amount was paid by the Indemnifying Party pursuant to Section 8.3. In no event shall (x) the indemnification obligations of Seller under Section 11.2(g) exceed five million dollars ($5,000,000) and (b) the cumulative indemnification obligation of Seller or Purchaser under this Article XI exceed the Final Purchase Price.

(c) Neither Purchaser Indemnitees nor the Seller Indemnitees shall be entitled to recover for the same Loss more than once under this Article XI or otherwise under this Agreement or any Ancillary Agreement even if a claim for indemnification or otherwise in respect of such Loss has been made as a result of a breach of more than one covenant, agreement or representation or warranty contained in this Agreement or any Ancillary Agreement.

11.5 Notification of Claims. Purchaser and Seller agree, for themselves and on behalf of Purchaser Indemnitees and Seller Indemnitees, respectively:

(a) A Person that is entitled to be indemnified pursuant to this Article XI (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article XI, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim (to the extent known or reasonably ascertainable); provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent the Indemnifying Party is actually and materially prejudiced by such failure. The parties agree that (i) notices for claims must be delivered prior to the expiration of the applicable survival period specified in Section 11.1 and (ii) any claims for indemnification for which notice is not delivered prior to the expiration of the applicable survival period shall be expressly barred and are hereby waived; provided, that if, prior to the expiration of the applicable survival period, an Indemnified Party shall have notified the Indemnifying Party in accordance with the requirements of this Section 11.5 of a claim for indemnification, such claim shall continue to be subject to indemnification in accordance with this Section 11.5 notwithstanding the expiration of the applicable survival period.

(b) Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to this Section 11.5 in respect of a pending or threatened claim or demand by a third party (such claim or demand being a “Third Party Claim”), the Indemnifying Party may, by prompt written notice to the Indemnified Party delivered within ten (10) Business Days following the receipt of notice of such Third Party Claim, assume the defense and control of such Third Party Claim, with its own counsel (reasonably acceptable to the Indemnified Party) and at its own expense, subject to the limitations herein; provided, that the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim with its own counsel and at its own expense. Notwithstanding the foregoing in this Section 11.5(b), the Indemnifying Party shall not be entitled to assume the defense and control of such Third Party Claim, and if the Indemnifying Party has assumed the defense and control of such Third Party Claim, shall cease to defend and control such Third Party Claim if (i) the Third Party Claim includes, relates to, or arises in connection with any criminal charges, proceedings, actions, indictments, investigations or allegations by any Governmental Entity against any Indemnified Party, (ii) the Third Party Claim involves any injunctive relief or equitable remedy or relief other than for monetary damages against any Indemnified Party, (iii) the Indemnified Party shall have reasonably concluded, based on the advice of counsel, that there are legal defenses available to it that are different from or in addition to those available to the Indemnifying Party and that representation of both sets of parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Party and Indemnified Party and the Indemnified Party shall have reasonably concluded, based on the advice of counsel, that representation of both sets of parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, or (v) the Indemnifying Party shall have failed to actively pursue the defense of such Third Party Claim in good faith, (vi) the Third Party Claim is, in the discretion of the Indemnified Party (if Purchaser), subject to recovery under the R&W Insurance Policy or (vii) the Third Party Claim involves any Top Customer or Top Supplier.

(c) If the Indemnifying Party does not or is not entitled to assume the defense and control of any Third Party Claim pursuant to Section 11.5(b), the Indemnified Party shall be entitled to assume and control such defense, and any costs and expenses associated with such defense (including reasonable attorney’s and accountant’s fees) shall be indemnifiable Losses hereunder, but the Indemnifying Party may nonetheless participate in, but not control, the defense of such Third Party Claim with its own counsel and at its own expense. The parties shall, and shall cause each of their Affiliates and Representatives to, reasonably cooperate with each other in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim, and the party that is in control of the defense of such claim pursuant to the terms hereof shall keep the other party reasonably informed of the progress and material developments of such defense. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall not be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim without the consent of any Indemnified Party; provided, that (i) the Indemnifying Party shall provide prompt written notice to the Indemnified Party of its intention to accept such offer an the terms thereof and (ii) such consent will not be unreasonably withheld or delayed so long as: (A) such settlement or judgment does not involve any equitable relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party, (B) the Indemnifying Party shall pay or cause to be paid all amounts in such settlement or judgment and the settlement does not otherwise specify any liability or the creation of a financial or other obligation on the part of the Indemnified Party or any of its Affiliates and (C) such settlement or judgment includes a complete and unconditional release of any Indemnified Party affected by such Third Party Claim.

11.6 Manner of Payment and Tax Treatment.

(a) Any indemnification payment to be made by Purchaser pursuant to this Article XI will be effected by the issuance by Purchaser to Seller (or to any Affiliate designated by Seller) of such number of Purchaser Common Shares equal to the quotient determined by dividing the amount equal to such Losses by the Indemnification Reference Share Price, such issuance to be made within two (2) Business Days after such Losses have been determined, whether pursuant to a final judgment, settlement or agreement among the parties.

(b) Any indemnification payment to be made by Seller pursuant to this Article XI will be effected by Seller’s surrender to Purchaser of such number of Purchaser Common Shares equal to the quotient determined by dividing the amount equal to such Losses by the Indemnification Reference Share Price, such surrender to be made within two (2) Business Days after such Losses have been determined, whether pursuant to a final judgment, settlement or agreement among the parties.

(c) To the extent permitted by applicable Law, Seller, Purchaser, the Transferred Entities and their respective Affiliates shall treat any and all payments under this Article XI as an adjustment to the purchase price for all Tax purposes, and the parties shall, and shall cause their respective Affiliates to, file their respective Tax Returns accordingly.

11.7 Exclusive Remedy. Subject to Sections 2.5, 2.6, 2.7, 10.3 and 12.11 and any claim against a Person based on Fraud in connection with the representations and warranties set forth in Article III,

Article IV or Article V, as applicable, the parties hereby agree that, following the Closing, the sole and exclusive remedy of a party against any other party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement shall be the applicable indemnification rights set forth in this Article XI. Without limiting the generality of the foregoing, Purchaser, on behalf of itself and each of its Affiliates (including the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably waives any right of rescission it may otherwise have or to which it may become entitled.

ARTICLE XII

GENERAL PROVISIONS

12.1 Interpretation; Absence of Presumption.

(a) The parties hereto acknowledge that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Letter or Purchaser Disclosure Letter is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, are or are not in the Ordinary Course of Business or would reasonably be expected to have a Seller Material Adverse Effect, Business Material Adverse Effect or Purchaser Material Adverse Effect, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Letter or Purchaser Disclosure Letter in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Letter or Purchaser Disclosure Letter is or is not material, are or are not in the Ordinary Course of Business, or would reasonably be expected to have a Seller Material Adverse Effect, Business Material Adverse Effect or Purchaser Material Adverse Effect for purposes of this Agreement.

(b) For the purposes of this Agreement: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement, unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars, and any amounts that are denominated in a foreign currency shall be deemed to be converted into U.S. dollars at the applicable exchange rate in effect at 9:00 a.m., New York City time (as reported by Bloomberg L.P.) on the date for which such U.S. dollar amount is to be calculated; (v) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” need not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (ix) references to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date); (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xi) a reference to any Person includes such Person’s successors and assigns permitted by this Agreement; (xii) any reference to “days” shall mean calendar days unless Business

Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (xiv) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number; and (xv) any document or item will be deemed “delivered”, “provided” or “made available” to Purchaser or Seller, as the case may be, within the meaning of this Agreement if such document or item is (A) included in the “Project Vault” electronic data room (the “Data Room”) or (B) included in the “Project Lock” electronic data room, in each case as of 5:00 p.m. New York City time on the second (2nd) Business Day prior to the date hereof. If the Closing shall occur, notwithstanding anything in this Agreement to the contrary, any payment obligation of Purchaser hereunder shall be a joint and several obligation of Purchaser and the Transferred Entities.

12.2 Headings; Definitions. The Section and Article headings contained in this Agreement and the Ancillary Agreements are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement or the Ancillary Agreements.

12.3 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement, and all proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County. Each party agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 12.7.

(b) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE, THE PRIMARY ISSUANCE OR ANY OF THE OTHER

TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 12.3. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 12.3 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

12.4 Entire Agreement. This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto and thereto, and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

12.5 No Third-Party Beneficiaries. Except for Section 6.10 (Guarantees; Commitments), Section 6.11 (Insurance), Section 6.12 (D&O Indemnity), Section 6.22 (Release), Section 6.24 (R&W Insurance), Article XI, Section 12.13 (Privilege) and Section 12.14 (Non-Recourse) which are intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

12.6 Expenses. Whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, unless expressly otherwise contemplated in this Agreement.

12.7 Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or by electronic mail (“e-mail”) transmission (so long as a receipt of such e-mail is requested and received), and shall be directed to the address set forth below (or at such other address as such party shall designate by like notice):

(a)    If to Seller:

College Parent, L.P.

One Manhattanville Road, Suite 201

Purchase, NY 10577

Attention:

E-mail:

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention:  Taurie M. Zeitzer

      Justin S. Rosenberg

E-mail:      tzeitzer@paulweiss.com

      jrosenberg@paulweiss.com

(b)    If to Purchaser:

Limelight Networks, Inc.

2220 W. 14th Street

Tempe, AZ 85281

Attention:

E-mail:

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Three Embarcadero Center

San Francisco, CA 94111

Attention:  Joshua Zachariah

      Nathan Hagler

E-mail:      jzachariah@goodwinlaw.com

      nhagler@goodwinlaw.com

12.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided, that no party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party to this Agreement, except that Seller may transfer or assign, in whole or from time to time in part, its rights under this Agreement to any Affiliate of Seller, but any such transfer or assignment will not relieve Seller of any of its obligations hereunder.

12.9 Amendments and Waivers. This Agreement may not be modified or amended, except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party to this Agreement may, only by an instrument in writing, waive compliance by the other party to this Agreement with any term or provision of this Agreement on the part of such other party to this Agreement to be performed or complied with. The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.11 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages, in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties hereto agrees that it will not oppose, and irrevocably waives its right to object to, the granting of an injunction, specific performance or other equitable relief on the basis that the other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity or otherwise. Any party hereto seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement. If, prior to the Outside Date or Extended Outside Date, as applicable, any party hereto brings any Action in accordance with Section 12.3 to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date or Extended Outside Date, as applicable shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days or (ii) such other time period established by the court presiding over such action.

12.12 No Admission. Nothing herein shall be deemed an admission by Purchaser, Seller or any of their respective Affiliates, in any Action by or on behalf of a third party, that Purchaser, Seller or any of their respective Affiliates, or that such third party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

12.13 Privilege.

(a) Conflicts of Interest. Purchaser hereby agrees, on its own behalf and on behalf of its Affiliates (including the Transferred Entities after the Closing), that, following the Closing, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Seller Group’s Counsel”) may serve as counsel to the Seller Group and their Affiliates in connection with any matters related to the negotiation and documentation of this Agreement and consummation of the transactions contemplated hereby (the “Existing Representation”), including any litigation, claim or obligation arising out of or relating to this Agreement or the Ancillary Agreements, the negotiation, performance or subject matter hereof or thereof, or the Sale or the Primary Issuance, notwithstanding Seller Group’s Counsel representation of the Transferred Entities prior to the Closing Date. Purchaser hereby agrees, on its own behalf and on behalf of its Affiliates (including the Transferred Entities after the Closing), (i) to waive any claim they have or may have that Seller Group’s Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) that, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including any Transferred Entity), on the one hand, and the Seller Group or any of their Affiliates, on the other hand, Seller Group’s Counsel may represent the Seller Group and/or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Purchaser or any of its Affiliates (including any Transferred Entity) and even though Seller Group’s Counsel may have represented any Transferred Entity in a matter substantially related to such dispute.

(b) Attorney-Client Privilege. Purchaser hereby agrees, on behalf of itself and its Affiliates (including the Transferred Entities after the Closing) that, as to all communications to or from Seller Group’s Counsel, on the one hand, and any or all of the Transferred Entities, the Seller Group or their Affiliates and their respective Representatives, on the other hand, that directly relate to the Existing Representation and to which the attorney-client privilege applies (the “Privileged Deal Communications”), the attorney-client privilege and the expectation of client confidence belongs and will belong solely to the Seller Group and will not pass to or be claimed by Purchaser or its Affiliates (including any Transferred Entity after the Closing). Absent the prior written consent of the Seller Group, none of Purchaser or any of its Affiliates (including any Transferred Entity after the Closing) may access the Privileged Deal Communications, and none of Purchaser or any of its Affiliates (including any Transferred Entity after the Closing) may use or rely upon the Privileged Deal Communications in any dispute against or involving the Seller Group. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including any Transferred Entity), on the one hand, and a third party other than (and not an Affiliate of) the Seller

Group, on the other hand, Purchaser or any of its Affiliates (including any Transferred Entity) may assert the attorney-client privilege to prevent disclosure of the Privileged Deal Communications; provided, however, that such Transferred Entity may not waive such privilege without the prior written consent of Seller. Notwithstanding the foregoing, the Purchaser and its Affiliates (including any Transferred Entity) shall not be in breach of this Agreement as a result of inadvertent access to any Privileged Deal Communications. Purchaser acknowledges that it has consulted with independent counsel of its own choosing with respect to the meaning and effect of this Section 12.13. Notwithstanding the foregoing, any communications that occur prior to the Closing between or among Seller Group’s Counsel, on the one hand, and the Seller, the Transferred Entities and their respective Affiliates, on the other hand, in furtherance of, or that constitute fraud, shall not be deemed Privileged Deal Communications. Seller Group’s Counsel is an express intended third party beneficiary of this Agreement for purposes of this Section 12.13, and may enforce the same. This Section 12.13 will survive the Closing and will remain in effect indefinitely.

(c) Other Materials. The Seller Group acknowledges and agrees that, except as otherwise set forth in this Section 12.13 relating to the Privileged Deal Communications, all other confidential and privileged information relating to the Transferred Entities belongs to the Transferred Entities and, following the Closing, the Purchaser shall have full rights with respect thereto.

12.14 Non-Recourse. Each party agrees, on behalf of itself and its Related Parties, that all Actions (whether in Contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, the Ancillary Agreements and any other documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated herein (the “Additional Transaction Documents”), or any of the transactions contemplated hereunder or thereunder; (b) the negotiation, execution or performance of this Agreement, the Ancillary Agreements and any of the Additional Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement, any of the Ancillary Agreements or any of the Additional Transaction Documents); (c) any breach or violation of this Agreement, any of the Ancillary Agreements or any of the Additional Transaction Documents; and (d) any failure of any of the transactions contemplated hereunder or thereunder to be consummated, in each case, may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement (and their permitted assigns), and in the case of the Ancillary Agreements and the Additional Transaction Documents, Persons expressly identified as parties to such Ancillary Agreements or Additional Transaction Documents (and their permitted assigns) and in accordance with, and subject to the terms and conditions of, this Agreement, such Ancillary Agreements or such Additional Transaction Documents, as applicable. Notwithstanding anything in this Agreement, any of the Ancillary Agreements or any of the Additional Transaction Documents to the contrary, each party agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement, any of the Ancillary Agreements or any of the Additional Transaction Documents or in connection with any of the transactions contemplated hereunder or thereunder will be sought or had against any other Person (other than the Persons party to such agreements (and their permitted assigns)), including any Related Party (other than the Persons party to such agreements (and their permitted assigns)), and no other Person, including any Related Party, will have any Liability, for any claims, causes of action, Liabilities or Losses arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal Liability whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), in each case, except for claims that Seller or Purchaser (or their respective Affiliates), as applicable, may assert (subject, with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in Section 10.3 and this Section 12.14) (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement, any Ancillary Agreement or any Additional Transaction Document, or (ii) against Seller or Purchaser solely in accordance with, and pursuant to the terms and conditions of, this Agreement. Notwithstanding the foregoing, Purchaser expressly reserves its right to pursue all available remedies against a Person who has committed Fraud in connection with the representations and warranties set forth in Article III and Article IV, and nothing in this Section 12.14 shall be construed to limit, waive or prevent any claim based on Fraud in connection with the representations and warranties set forth in Article III and Article IV against a Person who has committed such Fraud.

12.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, pdf or other electronic method (including DocuSign) shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

COLLEGE PARENT, L.P.

By:	College Parent Holdings GP, LLC, its general partner

By:	/s/ James Lanzone
Name: James Lanzone
Title: President and Chief Executive Officer

LIMELIGHT NETWORKS, INC.

By:	/s/ Robert Lyons
Name: Robert Lyons
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

SCHEDULE I—TRANSFERRED ENTITIES

Edgecast Inc.

Edgecast Limited

Edgecast Services Limited

Edgecast Canada ULC

ANNEX B

OPINION OF GOLDMAN SACHS & CO. LLC

PERSONAL AND CONFIDENTIAL

March 6, 2022

Board of Directors

Limelight Networks, Inc.

2220 West 14th Street Tempe, Arizona 85281

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Limelight Networks, Inc. (the “Company”) of the Aggregate Consideration (as defined below) to be paid by the Company in the Transaction (as defined below) pursuant to the Stock Purchase Agreement, dated as of March 6, 2022 (the “Agreement”), between the Company and College Parent, L.P. (“Yahoo”), as provided in the Agreement. The “Aggregate Consideration” consists, in the aggregate, of an aggregate number of Purchaser Shares equal to the Purchaser Common Share Closing Consideration, as adjusted pursuant to Section 2.7 of the Agreement, the Earnout Purchaser Common Shares and the Primary Issuance Purchaser Shares (as such terms are defined in the Agreement).

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Yahoo, the Business (as defined in the Agreement) and any of their respective affiliates and third parties, including Apollo Global Management, Inc. (“Apollo”) and Verizon Communications Inc. (“Verizon”), both affiliates of significant shareholders of Yahoo (the “Yahoo Significant Shareholders”) and their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as lead book runner with respect to a public offering of the Company’s 3.5% Convertible Senior Notes due 2025 (aggregate principal amount $125,000,000) in July 2020. We also have provided certain financial advisory and/or underwriting services to Apollo and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as lead book runner with respect to an initial public offering of 38,500,000 shares of common stock of Rackspace Technology, Inc. (“Rackspace”), a portfolio company of Apollo, in August 2020; book runner with respect to an initial public offering of 81,700,000 shares of common stock Apollo Strategic Growth Capital, an affiliate of Apollo, in October 2020; financial advisor to Intrado, a portfolio company of Apollo, in connection with its sale of its Health Advocate business to Teleperformance in June 2021; financial advisor to Apollo in connection with its sale of Diamond Resorts International, Inc., a portfolio company of Apollo, to Hilton Grand Vacations Inc. in August 2021; sole book runner with respect to the public offering of perpetual preferred units (aggregate face amount $1,000,000,000) of Vistra Corp., a portfolio company of Apollo, in December 2021; and book runner with respect to a Term Loan B due

February 2028 (aggregate principal amount $2,300,000,000) to Rackspace in February 2021. We also have provided certain financial advisory and/or underwriting services to Verizon and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as book runner with respect to a public offering of Verizon’s notes (aggregate principal amount $3,500,000,000) in March 2020; book runner with respect to a public offering of Verizon’s notes (aggregate principal amount $1,123,000,000) in September 2020; book runner with respect to a public offering of Verizon’s notes (aggregate principal amount $12,000,000,000) in November 2020; book runner with respect to a public offering of Verizon’s notes (aggregate principal amount $25,000,000,000) in March 2021; book runner with respect to a public offering of Verizon’s notes (aggregate principal amount EUR 2,750,000,000) in March 2021; and financial advisor to Verizon in connection with the sale of Yahoo (then known as Verizon Media Group) to an affiliate of Apollo in September 2021. We may also in the future provide financial advisory and/or underwriting services to the Company, Yahoo, the Yahoo Significant Shareholders, and their respective affiliates and, as applicable, portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Apollo and its affiliates from time to time and may have invested in limited partnership units of affiliates of Apollo from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2021; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; the Business Financial Statements; certain internal analyses and forecasts for the Business prepared by management of Yahoo; certain financial analyses and forecasts for the Business and certain internal financial analyses and forecasts for the Company on a standalone basis and on a pro forma basis giving effect to the Transaction, in each case as prepared by management of the Company and approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”); and certain internal estimates of the adjustments to the Purchase Price (as defined in the Agreement) pursuant to Sections 2.4 through 2.7 of the Agreement and of the number and timing of the Earnout Purchaser Shares to be issued under Section 2.8 of the Agreement, in each case as prepared by management of the Company and approved for our use by the Company (the “Adjustment Estimates”). We have also held discussions with members of the senior managements of the Company, the Business and Yahoo regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Business and the Company; reviewed the reported price and trading activity for the Purchaser Common Shares; compared certain financial information for Business and certain financial and stock market information for the Company with similar financial and stock market information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, and the Adjustment Estimates have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, any of its subsidiaries or the Business and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Business or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Aggregate Consideration to be paid by the Company in the Transaction pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, any ongoing obligations of the Company, any allocation of the Aggregate Consideration, the Ancillary Agreements, and the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons in connection with the Transaction, whether relative to the Aggregate Consideration to be paid by the Company in the Transaction pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which Purchaser Common Shares will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Yahoo, the Business or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company, Yahoo or the Business or the ability of the Company, Yahoo or the Business to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Purchaser Common Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid by the Company in the Transaction pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ Goldman Sachs & Co. LLC

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION, DATED April 22, 2022 LIMELIGHT NETWORKS, INC. ATTN: CORPORATE SECRETARY 2200 W. 14TH STREET TEMPE, ARIZONA 85281 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/LLNW2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D82066-P70679 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY LIMELIGHT NETWORKS, INC. The Board of Directors recommends you vote FOR the following proposals: 1. Stock Issuance Proposa Approval of the issuance of shares of common stock of Limelight, par value $0.001 per share (“Limelight common stock”) to either College Parent, L.P., a Delaware limited partnership (together with its wholly-owned subsidiaries other than Edgecast, Inc., “College Parent”), the ultimate parent company of Edgecast, Inc. or a designated subsidiary of College Parent under the Stock Purchase Agreement, dated as of March 6, 2022, by and between Limelight and College Parent. For Against Abstai 3. Ratification Proposal Approval of the ratification of Ernst & Young LLP as independent registered public accounting firm. 4. Adjournment Proposal Approval of a proposal to adjourn or postpone the annual meeting, if necessary or appropriate, to solicit additional proxies if there are not suficient votes to approve the stock issuance proposal NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof. For Against Abstain For Against Abstain 2. Director Election Proposal Approval of the election as Class III directors of: Nominees: 2a. Jeffrey T. Fishe 2b. David C. Peterschmidt 2c. Bob Lyons For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] DateSignature (Joint Owners) Date

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION, DATED April 22, 2022 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. LIMELIGHT NETWORKS, INC. Annual Meeting of Shareholders, 2022 ETThis proxy is solicited by the Board of Directors The undersigned hereby appoints Michael DiSanto and Marissa Stoltz, and each of them as proxies for the undersigned, with full power of substitution, to vote all the shares of common stock of Limelight Networks, Inc., the undersigned is entitled to vote at the annual meeting of stockholders to be held live on, 2022, at ET (the “annual meeting”), and at any postponement or adjournment thereof. The annual meeting will be held virtually by visiting www.virtualshareholdermeeting.com/LLNW2022 and using the 16-digit control number included in your proxy materials. You will not be able to attend the annual meeting physically in person. The purposes of the annual meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders THESE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE PROPOSALS IN ITEMS 1, 2, 3, AND 4. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY MATTER INCIDENTAL TO THE FOREGOING OR ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side